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As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-144335

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KKR & CO. L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	26-0426107 (I.R.S. Employer Identification No.)
9 West 57th Street, Suite 4200 New York, NY 10019 Telephone: (212) 750-8300 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

William J. Janetschek
Chief Financial Officer
KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 450-4800

        Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Units Representing Limited Partner Interests	$1,250,000,000	$38,375(3)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
Includes units subject to the underwriters' option to purchase additional common units.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, NOVEMBER 13, 2007

PRELIMINARY PROSPECTUS

       Common Units
Representing Limited Partner Interests

        This is the initial public offering of our common units, which represent limited partner interests in our partnership. We are selling all of the common units in this offering. None of our existing owners is selling any common units or will otherwise receive any of the net proceeds from this offering.

        Prior to this offering, there has been no public market for our common units. We expect the public offering price will be between $          and $          per common unit. We intend to list our common units on the New York Stock Exchange under the symbol "KKR."

        Investing in our common units involves a high degree of risk. See "Risk Factors" beginning on page 31 of this prospectus. These risks include the following:

  •
  We are managed by a general partner, which we refer to as our Managing Partner, and do not have our own directors or officers. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights and will have no right to elect or remove our Managing Partner or its directors. Immediately following this offering, our principals will generally have sufficient voting power to determine the outcome of any matters that may be submitted for a vote of our unitholders.

  •
  We believe that we will be treated as a partnership for U.S. federal income tax purposes and you therefore will be required to take into account your allocable share of items of our income, gain, loss and deduction in computing your U.S. federal income tax liability. You may not receive cash distributions equal to your allocable share of our net taxable income or even the tax liability that results from that income.

  •
  Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes under the rules governing publicly traded partnerships and would require that we be treated as a corporation for U.S. federal income tax purposes. Separately, legislation has been introduced that would, if enacted, treat income received by a partner with respect to an investment services partnership interest as ordinary income received for the performance of services. If the above or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units.

	Per Common Unit	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

        To the extent that the underwriters sell more than          common units, the underwriters have the option to purchase up to an additional          common units from us at the initial public offering price less the underwriting discount.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the common units to purchasers on or about                        , 2007.

Morgan Stanley	Citi

The date of this prospectus is                  , 2007.

Our Assets Under Management

$60
$50
$40
$30
$20
$10
$0
($ in billions)
$18.3
$18.3
$17.5
$17.5
$15.1
$0.8
$14.4
$23.4
$3.7
$19.7
$43.9
$5.2
$38.7
$54.4
$9.3
$45.1
2002
2003
2004
2005
2006
Current
Private and Public Equity
Credit

Current assets under management amounts are as of June 30, 2007. All other amounts are as of December 31.

Contractual Life of Our Investment Capital at Fund Inception

18 Years
72.7%
12 Years
12.2%
5 Years
0.6%
2 Years
1.5%
Permanent
13.1%

Our Cumulative Distributions to Investors From 2002 to Present

$25
$20
$15
$10
$5
$0
($ in billions)
$0.9
$3.9
$10.9
$14.5
$19.8
$21.1
2002
2003
2004
2005
2006
2007 YTD
Cumulative Distributions to Investors (2002 to Present)

Represents distributions from our traditional private equity funds. Year to date cumulative distributions to investors represent amounts distributed as of June 30, 2007. All other amounts represent distributions as of December 31.

Amount Invested and Total Value

$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
($ in billions)
$31.0
$76.5
Unrealized
Value
$20.0
Realized
Value
$56.5
Invested
Total Value

Represents amount invested, realized value and unrealized value from our traditional private equity funds as of June 30, 2007.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We and the underwriters are offering to sell, and seeking offers to buy, our common units only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common units.

        We have prepared this prospectus using a number of conventions, which you should consider when reading the information contained herein. Unless the context suggests otherwise, references in this prospectus to "KKR," "we," "us," "our" and "our partnership" refer:

•
prior to our reorganization into a holding company structure, to the KKR Group, which comprises certain consolidated and combined entities under the common control of our senior principals, and

i

  under the common ownership of our principals and certain other individuals who have been involved in our business, whom we refer to collectively as our existing owners; and

•
after our reorganization into a holding company structure, to KKR & Co. L.P. and its consolidated subsidiaries, which will continue to be under the common control of our senior principals.

        The KKR Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following our reorganization and this offering. We will not acquire all of the interests in the KKR Group in connection with our reorganization and, accordingly, the combined financial statements of the KKR Group may not be indicative of the results of operations and financial condition that we will have following the completion of this offering. In addition, we will not be allocated any of the capital contributions made by the general partners of our funds prior to the completion of our reorganization and this offering or any returns generated on those contributions. See "Organizational Structure," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        References in this prospectus to "KFN" are to KKR Financial Holdings LLC, a publicly traded credit strategy fund whose limited liability company interests are listed on the New York Stock Exchange under the symbol "KFN."

        References in this prospectus to our (i) "principals" are to our senior investment and other professionals who hold interests in our Group Partnerships and (ii) "senior principals" are to those identified as senior principals in "Business—Employees." References in this prospectus to our "traditional private equity funds" are to our private equity funds other than KKR Private Equity Investors (our private equity-oriented permanent capital fund).

        In this prospectus, we also periodically refer to our "assets under management," which represent the assets as to which we are entitled to receive a fee or carried interest. We calculate the amount of assets under management as of any date as the sum of:

  •
  the fair value of the investments of our traditional private equity funds and our carry-paying co-investment vehicles plus the capital that we are entitled to call from investors in our traditional private equity funds with respect to their unfunded capital commitments;

  •
  the net asset value, or "NAV," of KKR Private Equity Investors and the KKR Strategic Capital Funds (our three private side-by-side credit strategy funds);

  •
  the equity of KFN; and

  •
  the capital raised by structured finance vehicles that we manage.

        You should bear in mind that our calculation of assets under management may differ from the calculations of other asset managers and, as a result, our measurements of our assets under management may not be comparable to similar measures presented by other asset managers. Our definition of assets under management is not based on any definition of assets under management that is set forth in the agreements governing the investment funds that we manage. See "Private Equity Valuations and Related Data" for more information.

        Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional          common units from us and that the common units to be sold in this offering will be sold at a price of $          per common unit, which is the midpoint of the price range indicated on the front cover of this prospectus.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believe," "expect," "potential," "continue," "may," "should," "seek," "approximately," "predict," "intend," "will," "plan," "estimate," "anticipate" or the negative version of these words or other comparable words. Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

        This prospectus includes market and industry data and forecasts that we have derived from independent reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Our internal data and estimates are based upon information obtained from investors in our funds, trade and business organizations and other contacts in the markets in which we operate and our understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

iii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our common units. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the historical financial statements and related notes included elsewhere herein, before you decide to invest in our common units.

Our Company

        Founded in 1976, we are a leading global alternative asset manager. Our more than 400 employees, including more than 150 investment professionals, are led by our founders, Henry Kravis and George Roberts, who are pioneers of the leveraged buyout industry. Our history of landmark achievements in private equity includes the first leveraged buyout in excess of $1 billion, several of the largest leveraged buyouts announced worldwide to date, the first buyout of a public company by tender offer and the largest leveraged buyouts completed or announced in each of the United States, the Netherlands, Denmark, India, Australia, Turkey, Singapore and France. We have continued our history of innovation by establishing new debt and public equity strategies that leverage the power of our brand and the intellectual capital in our private equity business.

        Today, through our offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong and Tokyo, we sponsor and manage funds that make investments worldwide in private equity and debt transactions on behalf of third-party investors and our firm. We also manage substantial investments in public equity. During our 31-year history, we have raised 16 funds and received approximately $59.7 billion of capital and capital commitments from investors. We have grown our assets under management significantly, from approximately $18.3 billion as of December 31, 2002 to approximately $54.4 billion as of June 30, 2007, representing a compounded annual growth rate of 27.4%. Of our total assets under management, approximately $7.0 billion is "permanent capital," which is not required to be returned to investors and is able to be re-deployed as investments are realized.

        Our business is organized into two segments: private equity and credit. Our private equity segment comprises six private equity funds that have a finite life and investment period, which we refer to as our traditional private equity funds, and KKR Private Equity Investors, our private equity-oriented permanent capital fund, which is listed on Euronext Amsterdam and has a perpetual existence and investment period. The general partners of our traditional private equity funds are generally required to make minimum capital commitments to the funds of 2% to 3% of a fund's total capital commitments. In addition, our principals and other qualifying employees are permitted to invest and have invested their own capital in side-by-side investments with our traditional private equity funds.

        Our credit segment comprises the KKR Strategic Capital Funds, a group of three private credit strategy funds, and KKR Financial Holdings LLC, or KFN, a credit strategy fund listed on the New York Stock Exchange. Although our principals have invested capital in our credit strategy funds in their personal capacities, we have not made any direct capital contributions to those funds as a general partner or fund manager. However, we have received restricted shares and options of KFN as a component of compensation for management services provided to the fund. As a result of these arrangements, we held restricted shares and options representing 3.1% of KFN's outstanding shares on a fully diluted basis as of June 30, 2007.

        We earn ongoing management fees for providing management and other services to our private equity and credit strategy funds as well as transaction, monitoring, incentive and other potential fees in connection with our investments. We also earn investment income from investing our own capital alongside fund investors and from our carried interest in fund investments, which provides us with a disproportionate share of the investment gains generated on third-party capital invested by our private equity funds.

        In connection with this offering, we will complete a series of transactions pursuant to which our business will be reorganized into a holding company structure. Following our reorganization and this offering, we will have a right to the management, transaction, monitoring and other fees from our existing and future private equity funds and their portfolio companies. In addition, we will have the right to carried interest earned by the general partners of our existing and future private equity funds (other than the 1996 Fund and earlier funds) as well as any returns generated on capital contributions made by the general partners of these funds after the completion of this offering. We will also have a right to the management, incentive and other potential fees for managing our existing and future credit strategy funds as well as incentive fees from these funds.

        We are also selectively pursuing opportunities to develop new investment structures and products that we believe will help us increase the amount of managed capital that we are able to commit to individual transactions, grow our assets under management and capture additional income streams.

Our Investment Approach

        We approach our business and our investments as industrialists. We seek to invest in high quality companies that have strong business franchises, attractive growth prospects, leading market positions and the ability to generate superior returns. When we make investments, we partner with highly motivated management teams to design and implement strategic and operational changes that create value in the businesses we acquire and we align our interests with other stakeholders by putting our own capital at risk. We believe that our leading position in the alternative asset management industry is due to the strategies we have created for sourcing investments and creating value for stakeholders.

Sourcing Advantage

        We source new investments through our internal deal generation strategies and business relationships with leaders in the business and financial communities. We believe that we have a number of advantages for sourcing investments that differentiate our firm. These advantages include:

  •
  Industry Team Focus.    Our investment professionals are organized into global industry teams. Each team conducts its own primary research and is responsible for developing a list of industry themes and trends, identifying companies that will benefit from those themes and trends, determining which companies would make an attractive investment and building relationships with industry leaders and management teams. Through the work of our industry teams, we have developed a detailed understanding of the economic drivers, inherent risks and opportunities for value creation across the industries in which we invest.

  •
  Direct Contacts with Business Leaders.    We have consistently focused on making investments in large companies. Over our 31-year history, we have focused on cultivating direct relationships with key decision-makers at major companies throughout the world, which often provides us with direct investment opportunities. We believe that we currently have direct relationships with the chief executive officers or members of the boards of directors of two-thirds of the companies in the S&P 500 and the S&P Global 100.

  •
  Strong Relationships with Financial Leaders.    We actively cultivate our relationships with major investment banking firms and other financial intermediaries and are among those firms' most significant clients. We believe our repeated and consistent dealings with major financial services firms over a long period of time, and our completion of a significant number of large transactions, have led to our being one of the first parties considered for potential investments.

        By combining our industry team efforts with our established network of relationships, we believe we have a differentiated capability to source investments in large global companies.

Value Creation

        We have developed an institutionalized process for creating value in the companies in which we invest by focusing on the operational and strategic aspects of their businesses. We are a patient investor and we have consistently approached the management of our investments with the goal of creating value over the long-term rather than realizing short-term gains through rapid dispositions. Our value creation process begins before we commit to make an investment and continues until the investment is fully realized. Important components of this process include:

  •
  Operationally Focused Investment Professionals.    Our investment professionals focus on the operations of our portfolio companies and the ways in which we can improve their businesses. Given our operational focus, our recruiting efforts have emphasized hiring executives with significant operating experience, including former chief executive officers, chief financial officers and managers of companies operating in a wide range of industry sectors.

  •
  Capstone Consultants.    Our value-creation efforts are supported by Capstone Consulting, a team of approximately 30 operational consultants who work exclusively with our investment professionals and portfolio companies. Capstone works to address issues relating to top-line growth, cost optimization, efficient capital allocation and other challenges and opportunities that arise during the life of an investment.

  •
  Senior Advisors.    To complement the expertise of our investment professionals and operational consultants, we have retained a team of 20 senior advisors who have held leading positions in major corporations and public agencies worldwide. Our senior advisors provide us with additional operational and strategic insights, serve on the boards of our portfolio companies, help us evaluate individual investment opportunities and assist our portfolio companies with operational matters.

  •
  Disciplined Value Creation Process.    Before we invest in a company, our investment professionals identify the measures we will take to create new value for stakeholders. Because we believe that value creation must begin from the first day of an investment, our investment professionals and Capstone prepare "100-Day Plans" for investments that detail specific changes our portfolio company managers, investment professionals and operational consultants will implement during the first 100 days following our investment to drive value creation. We closely monitor our investments during and after the first 100 days with the goal of measuring progress, identifying additional opportunities for value creation and addressing any issues or challenges that may arise.

Private Equity

        We are a world leader in private equity, having sponsored and managed 14 private equity funds that have received more than $57.1 billion of capital and capital commitments during our 31-year history. Our private equity funds focus on investing in large capitalization companies. We believe this focus allows us to invest in industry-leading franchises with global operations, attract world class management teams, deploy large amounts of capital in individual transactions and optimize amounts of income that we earn on a per transaction basis. Our approach leverages our capital base, infrastructure, skill set, global network and industry and operating expertise, which we believe sets us apart from others.

        Our current private equity portfolio consists of 42 portfolio companies with more than $180 billion of annual revenues and more than 800,000 employees worldwide. These companies are based in more than 12 countries and operate in more than 12 industries, which provides us with broad and deep industry and operating expertise. The following charts present information concerning the amount of capital invested by our 1996 Fund and subsequent traditional private equity funds by geography and industry from the time of the 1996 Fund's first investment through June 30, 2007. The predecessor combined financial statements included in this prospectus consolidate the 1996 Fund and subsequent traditional private equity funds. We will not, however, acquire interests in the 1996 Fund or prior funds in connection with our reorganization and this offering.

Dollars Invested by Geography (1996 Fund and Subsequent Funds as of June 30, 2007)	Dollars Invested by Industry (1996 Fund and Subsequent Funds as of June 30, 2007)

        When we make private equity investments, we adhere to a disciplined investment approach that seeks to generate large multiples of invested capital and attractive gross internal rates of return, or IRRs, by focusing on fundamentals and implementing operational and strategic changes that allow us to create and realize long-term value in our portfolio companies. We place significant emphasis on selecting high-quality investments that may be made at attractive prices, working with management to design and implement changes that drive value creation, and making informed decisions when developing investment exit strategies.

        The following charts present information concerning the amount of capital invested and the amounts of realized and unrealized returns generated by our traditional private equity funds from our inception through June 30, 2007.

Amount Invested and Total Value	Realized and Unrealized Value

        From our inception through June 30, 2007, our first ten traditional private equity funds (representing all of our private equity funds that have invested for at least 30 months) achieved a multiple of invested capital of 2.8x and a cumulative gross IRR of 26.3%, compared to the 13.7% gross IRR achieved by the S&P 500 Index over the same period. The table below presents information as of June 30, 2007 relating to the historical performance of each of our traditional private equity funds since our inception, which we believe illustrates the benefits of our approach to making private equity investments. This data does not reflect acquisitions or disposals of investments, changes in investment values or distributions occurring after June 30, 2007.

        We encourage you to review the cautionary note below for a description of reasons why the future results of our private equity funds may differ from the historical results of our private equity funds. You should also see "Private Equity Valuations and Related Data" for a description of how the values in the table below were calculated.

	Amount		Fair Value of Investments
Private Equity Funds(1)						Gross IRR		Multiple of Invested Capital
	Committed	Invested	Realized	Unrealized	Total		Net IRR
	($ in millions)
Historical Excluded Funds(2)
1976 Fund	$31	$31	$537	$—	$537	39.5%	35.5%	17.3
1980 Fund	357	357	1,828	—	1,828	29.0%	25.8%	5.1
1982 Fund	328	328	1,290	—	1,290	48.1%	39.2%	3.9
1984 Fund	1,000	1,000	5,963	—	5,963	34.5%	28.9%	6.0
1986 Fund	672	672	9,081	—	9,081	34.4%	28.9%	13.5
1987 Fund	6,130	6,130	14,746	270	15,016	12.2%	9.0%	2.5
1993 Fund	1,946	1,946	4,124	36	4,160	23.6%	16.8%	2.1
1996 Fund	6,012	6,012	10,535	1,926	12,461	18.7%	14.0%	2.1
Included Funds(3)
European Fund (1999)(4)	3,085	3,085	3,992	4,341	8,333	32.4%	24.7%	2.7
Millennium Fund (2002)	6,000	5,886	4,358	7,468	11,826	52.3%	39.8%	2.0
European Fund II (2005)(5)(6)	5,670	3,976	35	4,390	4,425	*	*	*
2006 Fund(6)	16,625	1,578	—	1,578	1,578	*	*	*
Asian Fund (2007)(6)	4,000	—	—	—	—	*	*	*

Total Funds(6)	$51,856	$31,001	$56,489	$20,009	$76,498	26.3%	20.3%	2.8
Total Funds in Accounting Predecessor(1)(7)	$41,392	$20,537	$18,920	$19,703	$38,623	24.6%	19.1%	2.2
Total Included Funds(8)	$35,380	$14,525	$8,385	$17,777	$26,162	38.3%	29.7%	2.2

(1)
The predecessor combined financial statements included in this prospectus consolidate the 1996 Fund and subsequent traditional private equity funds. We will not acquire interests in the 1996 Fund and prior funds in connection with our reorganization and this offering, because the general partners of those funds are not expected to receive meaningful proceeds from further realizations. In addition, we will not be allocated any of the capital contributions made by the general partners of our funds prior to the completion of our reorganization and this offering or any returns generated on those contributions. See "Organizational Structure" and "Unaudited Pro Forma Financial Information."

(2)
The last investment for each of the 1976 Fund, the 1980 Fund, the 1982 Fund, the 1984 Fund and the 1986 Fund was liquidated on May 14, 2003, July 11, 2003, December 11, 1997, July 17, 1998 and December 29, 2004, respectively. The 1987 Fund and the 1993 Fund currently each have one investment, and it is not known when those funds will be liquidated. In the case of the 1976 Fund and the 1980 Fund, the last distributions made to fund investors occurred on May 17, 2002 and December 14, 1999, respectively.

(3)
The Included Funds represent the funds in which we will acquire an interest in connection with our reorganization and this offering.

(4)
The European Fund's capital commitments include euro-denominated commitments of €196.5 million. We have converted these amounts into U.S. dollars based on the exchange rate prevailing on the dates on which capital was called.

(5)
The European Fund II's capital commitments include euro-denominated commitments of €2,597.2 million. We have converted these amounts into U.S. dollars based on the exchange rate prevailing on (i) the dates on which capital was called in the case of funded commitments and (ii) June 30, 2007 in the case of unfunded commitments.

(6)
The gross IRR, net IRR and multiple of invested capital are calculated based on our first ten traditional private equity funds, which represent all of our private equity funds that have invested for at least 30 months. The European Fund II, the 2006 Fund and the Asian Fund have not invested for at least 30 months. We therefore have not calculated gross IRRs, net IRRs and multiples of invested capital with respect to those funds.

(7)
The gross IRR, net IRR and multiple of invested capital for the Accounting Predecessor are calculated based on the 1996 Fund, European Fund and Millenium Fund, which represent the funds in the Accounting Predecessor that have invested for at least 30 months.

(8)
The gross IRR, net IRR and multiple of invested capital for the Included Funds are calculated based on the European Fund and Millenium Fund, which represent the funds in the Included Funds that have invested for at least 30 months.

        Additionally, because our private equity approach has produced significant distributions for our fund investors, we believe that it has been an important contributor to the extended relationships that we have developed with our investor base. The following table presents information concerning the total distributions made by our traditional private equity funds during the periods indicated.

	Year Ended December 31,
Year						2007 (through June 30)
	2002	2003	2004	2005	2006		Total
	($ in millions)
Distributions to Investors	$897	$3,016	$7,035	$3,569	$5,251	$1,311	$21,079

        Since June 30, 2007, we have completed an additional ten acquisitions with an aggregate transaction value of more than $135 billion. In addition, since June 30, 2007, we have agreed to acquire a company for €910 million with an equity commitment of €380 million, and purchased $342.9 million of senior convertible notes of another company.

        KKR Private Equity Investors, which is not reflected in the foregoing tables, is an entity listed on Euronext Amsterdam focused primarily on making private equity investments through and alongside our private equity funds but with the flexibility to make other types of opportunistic investments, including credit and public equity investments. Unlike our traditional private equity funds, the fund has a perpetual investment period and is considered by us to be a permanent capital vehicle, in that fund investors generally are not entitled to have their capital returned. As of June 30, 2007, KKR Private Equity Investors had a net asset value of $5.3 billion, which includes amounts invested in our traditional private equity funds. KKR Private Equity Investors consists of an upper-tier limited partnership, which we refer to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which we refer to as the master fund, of which it is the sole limited partner. In connection with the fund's formation, our senior principals and other KKR personnel contributed $65.0 million of their personal capital to the feeder fund, representing 1.3% of the equity raised, and we contributed $10.0 million of capital in respect of our general partner interest in the master fund. Following our reorganization and this offering, we will have an economic interest in the general partner of the master fund that will entitle us to the carried interest and incentive distributions received with respect to the fund's direct investments, but we will not own any of the foregoing equity.

Credit

        We believe the intellectual capital of our people, our integrated global investment platform and our ability to effectively adapt our investment strategies to market conditions allow us to capitalize on investment opportunities at every level of a company's capital structure. Commencing in 2004, we began to actively pursue debt investments as a separate asset class and we now sponsor and manage a group of private and publicly traded investment funds that invest primarily in corporate debt investments and manage structured finance vehicles. These funds, which we refer to as credit strategy funds, currently consist of KFN, a New York Stock Exchange-listed debt vehicle, and the KKR Strategic Capital Funds, comprised of three private credit strategy funds that are required to make investments on substantially the same terms in proportion to their respective capital commitments.

        As of June 30, 2007, our credit strategy funds had approximately $9.3 billion of corporate debt investments, $11.2 billion of residential mortgage investments, and $274.0 million of equity investments. We earn a management fee for managing our credit strategy funds based on the amount of capital under management in each fund. As of June 30, 2007, our credit strategy funds had $2.8 billion of capital, of which $1.6 billion related to KFN and consisted of permanent capital, and our credit strategy funds currently manage $6.5 billion in structured finance vehicles. We have a right to earn management fees for managing our structured finance vehicles based on the amount of investments under management within each vehicle. As of June 30, 2007, our management companies held restricted shares and options of KFN representing 3.1% of KFN's outstanding shares on a fully diluted basis, which shares and options were received as payment for management services.

        In May 2007, KFN was restructured to allow it to reallocate a significant portion of its capital to non-real estate-related investments. As part of its effort to reduce its real estate-related investments, KFN announced on August 15, 2007 the sale of approximately $5.1 billion of residential mortgage loans and the termination of related interest rate swaps, which sale resulted in a net loss to KFN of approximately $40.0 million. On October 18, 2007, KFN announced that its real estate investment trust, or REIT, subsidiary consummated the restructuring of its non-recourse asset-backed secured liquidity note facilities to extend the maturity of the notes. KFN expects that all charges related to the restructuring of these facilities will total approximately $250 million for the quarter ended September 30, 2007.

        The table below presents information relating to the historical performance of our credit strategy funds as of June 30, 2007. We encourage you to review the cautionary note below for a description of reasons why the future results of our credit strategy funds may differ from the historical results of our credit strategy funds.

						Annualized Benchmark Return
	Inception	Assets Under Management	Annualized Gross IRR	Annualized Net IRR(1)	Total Investments(2)	Lehman Aggregate Bond Index	Merrill Lynch High Yield Index
	($ in millions)
KFN(3)	2004	$1,610.4	18.9%	16.4%	$7,145.8	3.2%	8.3%
KKR Strategic Capital Funds(4)	2006	1,182.5	32.8	27.9	3,388.5	3.0	10.0

Total		$2,792.9			$10,534.3

(1)
The annualized net IRR represents the return on invested equity after giving effect to payments of management fees, incentive fees and carried interest, as applicable, assumes reinvestment of all distributions and excludes non-investment expenses. Returns for the KKR Strategic Capital Funds, which were organized in October 2006, have been annualized based on actual returns from inception through June 30, 2007 of 20.1%, which compares to actual returns for the Lehman Aggregate Bond Index and the Merrill Lynch High Yield Index of 2.2% and 7.4%, respectively, for the same period.

(2)
Total investments include investments held directly and synthetically through total rate of return swaps and credit default swaps and also includes all of the funds' pro rata interest in the holdings of a structured finance entity.

(3)
Excludes investments by KFN in residential mortgage-backed securities, which totaled $11.2 billion as of June 30, 2007. KFN's residential mortgage investment financial results are not included in this table as KFN has announced that it intends to exit the residential mortgage business, which was the primary driver of its decision in May 2007 to convert from a REIT to a publicly traded LLC. For the six months ended June 30, 2007, KFN's annualized return on its raised equity capital invested in residential real estate investments was approximately 8%.

(4)
Two of the three side-by-side funds in the KKR Strategic Capital Funds we manage have been consolidated by the KKR Group. Although we receive management and incentive fees for managing the assets held by the third side-by-side fund in the KKR Strategic Capital Funds, we do not hold any economic or voting interests in it.

New Business Initiatives

        Our principal growth strategy throughout our firm's 31-year history has been to expand our existing private equity businesses and to enter attractive new businesses. While most of our recent growth has come from our private equity and debt activities, we believe significant growth opportunities exist for developing new business areas.

Public Equity

        Although our funds have historically focused on private equity and debt investments, we have managed investments in public equity throughout our history. Initially, our public equity investments consisted of minority and structured investments in public companies that were made by our private equity funds. More recently, our private equity-oriented permanent capital fund and our two credit strategy funds have provided us with more investment flexibility than traditional private equity funds and an additional capital base for making equity investments in public companies. Using this capital base, we have been able to build a portfolio of public equity and equity-linked securities that had a market value of $1.5 billion as of June 30, 2007.

        Our public equity strategies generally seek to leverage the intellectual capital developed in the course of our traditional private equity business, which may otherwise not be utilized if a private equity transaction is not consummated, to make public equity investments. We generally invest in companies whose market prices we believe significantly understate the quality of their assets. We believe that significant opportunities exist for us to expand our public equity activities and take advantage of the increasing number of suitable public equity investments that we identify. To achieve these results, we recently hired additional investment personnel who have specialized experience in the public equity markets.

Capital Markets Activities

        Capital markets activities represent an opportunity to efficiently increase our available investment capital, capture certain financing fees otherwise paid to third parties and earn incremental margins on committed capital. We are currently building this business in the United States, Europe and Asia with the objective of increasing the amount of third-party capital that we are able to commit to individual transactions, thereby growing our third-party assets under management and capturing additional income streams. We have hired experienced professionals with long-standing investor relationships to help us build this business. We expect that our capital markets activities initially will focus on syndicating to a broader base of investors a portion of the equity that we commit to provide in our larger private equity transactions, which we believe will help us reduce the need to partner with large consortiums of private equity firms on large leveraged buyouts, retain greater operational control over our portfolio companies and capture a greater portion of the economics that are generated by our private equity investments. Over time, we may expand our capital markets activities in a manner that similarly complements our other business activities.

Our Values

        When our founders started KKR in 1976, leveraged buyouts were a novel form of corporate finance. With no financial services firm to model ourselves on and with little interest in copying an existing formula, we sought to build a firm based on principles and values that would provide a proper institutional foundation for years to come.

        We believe that our success to date has been largely attributable to our culture and values. As we continue to grow, our future performance will depend on both our ability to protect and remain true to our culture and our willingness to hire new people with different work experiences. We believe that adhering to the following values is critical to extending our record of success:

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  Honesty.    We believe that integrity is the value upon which all other values are built. We are honest with one another and everyone with whom we work outside of our firm. We invest in companies and work with people with whom we are proud to associate ourselves.

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  Respect.    We believe a collegial culture fostering a positive working environment benefits our firm as a whole. A guiding principle of our firm is to treat others as we would like to be treated. We believe in the importance of being fair, courteous and respectful to all.

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  Teamwork.    We operate as a single worldwide team, working together to create the best outcome for our firm, our investors, the managers with whom we partner and other stakeholders. We seek solutions that benefit the businesses in which we invest, the people they employ and the constituencies they serve. We maintain a "flat" organizational structure in which our people help one another irrespective of where an issue or opportunity resides within our firm or our offices.

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  Excellence and Innovation.    We strive to be the best at what we do. We believe that creativity is a competitive advantage and endeavor to put innovative ideas to work to solve problems. We are not afraid to assume prudent risks.

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  Accountability.    We believe in the importance of firm-wide accountability. If an investment does not perform, we do not point fingers or assign blame. Rather, we collectively take responsibility, learn from our mistakes and improve our performance as individuals and as a team.

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  Fortitude.    We believe in having the courage to say "no" to a deal—even at a late stage—if we become uncomfortable with any aspect of the transaction.

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  Sharing.    We share financial results throughout our firm and we share the credit for our successes. No one in our firm claims sole possession of any idea or successful transaction.

        These values are easy to write down, but hard to live by. They are, however, a healthy antidote to overconfidence, internal politics and other behaviors that could otherwise jeopardize our long-term success. We do not intend to change our values or the way we conduct our business as a result of this offering. Indeed, we would not be proceeding with this offering if we felt that it would move us away from our principles. We believe that if we continue to live by these values we will be able to maintain our industry leadership far into the future.

Our Strengths

        We believe that we possess a number of strengths that differentiate us from other alternative asset managers and provide us with competitive advantages for raising capital, securing investment opportunities, obtaining financing for transactions, consummating investments, creating value in our portfolio companies and generating attractive investment returns. These strengths include the following:

One Firm with a Global Reach and Best-in-Class Processes

        With offices in seven major financial centers located on three continents, we are truly a global firm. Our global and diversified operations are supported by our sizeable capital base and extensive local market knowledge, which allow us to deploy capital across a number of geographical markets in a broad range of companies, industry sectors and asset classes. As of June 30, 2007, 35% of our investment professionals were based outside the United States and 66% of the unrealized value of our private equity portfolio consisted of investments in companies outside the United States. Although our operations span multiple continents and business lines, we are still managed as one firm with a common culture and are focused on sharing knowledge, resources and best practices throughout our offices. We believe that operating as a centrally managed firm that is both global and diversified enhances the growth and stability of our business and helps us make informed decisions across asset classes and geographies.

Distinguished Track Record Across Economic Cycles

        During our 31-year history, we have successfully invested under all types of economic and financial conditions, developing a track record that we believe distinguishes our firm. From our inception through June 30, 2007, our ten private equity funds that had invested for at least 30 months had achieved a multiple of invested capital of 2.8x and a cumulative gross IRR of 26.3%. During 2007, we were named "Best Private Equity Firm" by Global Finance and "European Large Buyout Firm of the Year" by Financial News and the KKR Strategic Capital Funds were named "Hedge Fund Launch of the Year" by Alternative Investment News.

Alignment of Interests

        One of our fundamental philosophies has been to align our interests and the interests of our people with those of our fund investors. Since our inception, our investment professionals, senior advisors and other executives have invested or committed to invest more than $1.5 billion of their personal capital in or alongside our funds. Our principals will not receive any of the proceeds from this offering and will collectively own more than          % of the equity in our business immediately following this offering. To promote long-term alignment of interests, the equity directly or indirectly held by our principals and employees will be subject to significant forfeiture and transfer restrictions.

Experienced Investment Professionals and Continuity of Senior Leadership

        We have built our firm with the intellectual capital of our people, and we are guided daily by the diversity, depth and breadth of their collective knowledge and experience. Our investment professionals, who are led by our founders, Henry Kravis and George Roberts, have demonstrated an ability to address the challenges of cyclical markets by effectively adapting our investment strategies, financial structures and operational resources to existing market conditions, which provides us with a significant competitive advantage.

Focus on Value Creation

        We have developed an institutionalized process for creating value in our investments. As part of our effort, we utilize the services of Capstone Consulting, a team of operational consultants that works exclusively with our investment professionals and portfolio company management teams, and we are advised by a group of senior advisors that includes former chief executives of a number of Fortune 500 companies. Our investment professionals, senior advisors and consultants work with our portfolio companies to address financial and operational issues in order to drive value creation.

Long-Standing Investor Relationships

        Over our 31-year history, we have established strong relationships with investors that have allowed us to raise significant amounts of capital for investment in a broad range of asset classes. Our fund investors consist of a diversified group of some of the largest public and private pension plans, global financial institutions, university endowments, funds of funds and high net worth individuals, many of whom have invested with us for decades across multiple funds. More recently, we have expanded our investor base to include public market investors, such as mutual funds and hedge funds, through the listing of two of our funds.

Long-Term Capital Base with a Significant Amount of Permanent Capital

        As of June 30, 2007, we had $54.4 billion of assets under management, making us one of the largest independent alternative asset managers in the world. These assets were invested or available for investment in private equity, debt and public equity transactions and include assets held by two listed permanent capital funds that are able to grow organically through continuous investment and reinvestment of capital.

Proven Ability to Innovate

        We pioneered the development of the leveraged buyout and have worked throughout our history on creating innovative financing structures that allow us to compete aggressively for transactions while maintaining ongoing financial flexibility. Most recently, we have grown our permanent capital base and diversified our operations through the establishment of two innovative permanent capital vehicles that have the flexibility to invest across asset classes.

        Despite these strengths, an investment in our common units involves substantial risks and uncertainties, including those discussed under "—Investment Risks," "—Cautionary Note Regarding Historical Fund Performance" and "Risk Factors."

Our Growth Strategy

        We believe the "KKR" name is associated with: the successful execution of many of the largest and most complex private equity transactions worldwide; a focus on operational value creation; a strong investor base; a global network of strong business relationships; a reputation for integrity and fair dealing; and a distinguished track record of generating attractive investment returns. We intend to leverage the strength of our brand as we seek to grow our business.

Deliver Attractive Returns Through Strong Investment Performance

        We intend to adhere to the disciplined investment approach that we have developed over our 31-year history, focusing in particular on driving value creation from the time an investment is made. We believe that by maintaining investment discipline and taking a "hands-on" approach to our investments, we will be best positioned to continue to generate attractive returns for our funds and create long-term value for our unitholders.

Grow Globally Across Existing Asset Classes

        We intend to continue making private equity and debt investments in North America while increasing such investments in Europe and Asia and building out our public equity and debt operations in all three regions. Since October 2005, we have raised five new funds that received approximately $32.6 billion of capital and capital commitments from investors, including approximately $5.1 billion of permanent capital and a new $4.0 billion private equity fund that is focused on investment opportunities in Asia.

Selectively Pursue Opportunities to Expand Our Investment Structures and Products

        We believe that opportunities exist to develop and sponsor new investment vehicles and structures and to raise new types of funds that allow us to deploy a greater amount of managed capital in our investments and thereby capture a greater share of the economics generated by these investments. To support these initiatives, we are currently developing a capital markets business in the United States, Europe and Asia, which we believe will broaden our investor base and provide us with new alternatives and capabilities to grow our business.

Maintain Our Long-Term Focus

        We have consistently approached the management of our business and our investments with the goal of creating and realizing value over the long term and we intend to maintain this long-term focus after we become a public company even though this may lead to increased volatility in our results from period to period. We do not intend to permit the short-term perspectives of some public market investors to influence our decision making or our duties or commitments to investors.

        An investment in our common units involves substantial risks and uncertainties, including those discussed under "—Investment Risks," "—Cautionary Note Regarding Historical Fund Performance" and "Risk Factors."

Why We Are Going Public

        None of our existing owners is selling any common units in this offering or will otherwise receive any of the net proceeds that we raise. Our decision to go public is based on our conclusion that the offering will benefit our firm and stakeholders over the long term by enabling us to grow in a manner that complements our businesses. In particular, we are going public for the following reasons:

  •
  We Want to Leverage Our Industry and Company Research Efforts by Building New Businesses.    We believe that significant opportunities exist for us to build new businesses by leveraging the intellectual capital of our firm and increasing the utilization of our people. While our private equity teams conduct in-depth research and have developed specific views on trends and participants in their industries, a large number of our private equity efforts do not result in actual private equity transactions. Historically, when we were unable to complete a private equity transaction, much of the work that we had completed remained unutilized. With our integrated efforts in debt and public market investing, we have in recent years been able to leverage the work and contacts of our private equity teams and deploy capital behind our ideas. We believe that becoming a public company will enable us to invest more heavily behind these activities and the ideas that we develop in the normal course of our business.

  •
  We Want to Reduce Our Reliance on Third Party Sources of Capital.    Since our inception, we have completed or announced more than $413 billion in private equity transactions, while investing or agreeing to invest approximately $45 billion of our own funds' equity in those transactions. The balance of the financing consisted of debt and equity that was syndicated to others, including other private equity firms. We recently launched a new capital markets initiative to capture a greater share of the economics in the transactions we originate and increase the operational control that we are able to exercise over our private equity investments. We expect to expand these capital markets activities utilizing a portion of the proceeds from this offering.

  •
  Going Public Will Provide Us with a Currency for Potential Future Acquisitions.    We believe that our strong brand name in the financial services industry will support growth through acquisitions or combinations with similarly strong franchises that will complement our existing activities. By adding our products and brand to the products of acquired companies, we believe we will be well positioned to create significant value for our stakeholders. While we do not have any current acquisition plans, becoming a public company will provide us with a currency that we may use to pursue those alternatives when attractive opportunities arise.

        We place a strong emphasis on our culture and our values, and we intend to continue to operate our firm in the same manner we have throughout our 31-year history. In structuring this offering, we have sought to preserve and enhance our culture and values by continuing the approach we have followed over time for compensating and managing our people. Our founders and other principals do not want our people to be advantaged or disadvantaged as a result of their title or tenure at our firm at the time we complete this offering.

Investment Risks

        An investment in our common units involves substantial risks and uncertainties. Some of the more significant challenges and risks relating to an investment in our partnership include:

  •
  risks associated with our susceptibility to economic and financial conditions, including recent disruptions in the credit markets that have increased the cost of financing leveraged buyout transactions;

  •
  our dependence on our principals, including our founders and other key personnel;

  •
  the volatility of our net income and cash flow;

  •
  our ability to attract, retain and motivate high quality employees who will bring value to our operations;

  •
  our ability to develop and sponsor new investment vehicles and structures, including co-investment vehicles, and to raise new types of funds;

  •
  the strain on our resources due to the requirements of being a public entity;

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  the potential for our investments to underperform, which would cause a decline in our net income and cash flow, and could obligate us to repay some carried interest that we previously received;

  •
  competition in the asset management industry;

  •
  the limited ability of our unitholders to influence decisions regarding our business;

  •
  the historical returns of our funds may not be indicative of the future results of our funds;

  •
  extensive regulation of and the possibility of increased regulatory focus on our businesses;

  •
  the valuation methodologies for certain assets in our funds are subject to significant subjectivity;

  •
  potential conflicts of interest among our Managing Partner, its affiliates and us;

  •
  our dependence on leverage in making investments, including the inherent sensitivity of leveraged investments to adverse economic, market and industry developments;

  •
  the illiquidity of investments made by our funds, which may require us to hold investments for a considerable period of time;

  •
  potential costs and liabilities associated with litigation brought by investors in our funds and shareholders in companies that we acquire;

  •
  our emphasis on private equity investments that are among the largest in the industry, which involve particular risks and uncertainties; and

  •
  our investment in companies that are based outside of the United States.

        In addition, members of the U.S. Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. Separately, members of the U.S. Congress have introduced legislation that would, if enacted, treat income received for performing investment management services as ordinary income received for the performance of services, which would also preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes. If any of these pieces of legislation or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability, which could result in a reduction in the value of our common units. Please see "Risk Factors" for a discussion of additional factors you should consider before making an investment in our common units.

Cautionary Note Regarding Historical Fund Performance

        The historical results for our private equity and credit strategy funds included above may not be indicative of the future results that you should expect from us. In particular, our funds' future results may differ significantly from their historical results for the following reasons:

  •
  the rates of returns of our funds reflect unrealized gains as of the applicable valuation date that may never be realized, which may adversely affect the ultimate value realized from those funds' investments;

  •
  you will not benefit from any value that was created in our funds prior to your investment in our common units to the extent such value has been realized;

  •
  the historical returns of our funds and their future performance has been and will be affected by macroeconomic factors, including factors that may not have been prevalent in the periods relevant to the return data above;

  •
  in the past few years, the rates of returns of some of our funds have been positively influenced by a number of investments that experienced a substantial decrease in the average holding period of such investments and rapid and substantial increases in value following the dates on which those investments were made, trends and rates of return that are not expected to continue;

  •
  our funds' returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including favorable borrowing conditions in the debt markets, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions or that such market conditions will continue; and

  •
  we may create new funds in the future that reflect a different asset mix in terms of allocations among funds, investment strategies, and geographic and industry exposure.

Our Common Units Are Not Intended for Investors with a Short-Term Focus

        We have substantially grown our business, particularly during the past several years, due largely to the successful investment performance of our funds. While we believe that the long-term growth trends in our businesses are favorable, our financial results are subject to significant volatility and we are unable to predict our financial performance from quarter to quarter or year to year. Our asset management activities have benefited from high levels of investments in alternative asset classes in recent years. These activity levels may continue, but they could also decline at any time.

        When managing our business, we focus closely on actual and expected changes in economic and financial conditions and we seek to adjust our activities in response to those developments. In the past, changing economic and financial conditions have led to variations in the level of our investment activities during any particular time period. We expect such variations to occur in future periods, which may lead to significant volatility in our net income and cash flow from period to period. However, we believe that by continuing to adhere to the disciplined investment approach that we have developed over our 31-year history rather than focusing on short-term financial results, we will be best positioned to continue to grow and prosper over the long term. We also believe that continuing to follow our long-term investment philosophy will allow us to continue to build the value of each of our existing portfolio companies, whether or not such growth produces distributable cash flow in a particular period. Because of the nature of our businesses and our long-term focus, our common units should be purchased only by investors who expect to remain unitholders for an extended period of time.

Organizational Structure

        The following diagram illustrates the ownership and organizational structure that we will have upon the completion of this offering.

Investors in this Offering
Senior Principals
Principals and Certain Former Personnel
Class A and Class B Shares
• Control over Managing Partner
• Elect Managing Partner's Board of Directors
KKR Management LLC (Managing Partner)
KKR Holdings L.P. and Intermediate Holding Companies
Common Units
• 100% of economics in Issuer
• % of economics in Group Partnership
• Limited voting rights
General Partner Interest
• No economics except for 1 Common Unit
• Control over Issuer
Special Voting Units
• No economics
• Right to vote with Unitholders
KKR & Co. L.P. NYSE: KKR (Issuer)
Intermediate Holding Company
KKR Management Holdings Corp.(1)
Group Partnership Units
• % of economics in Group Partnerships
• No control over Group Partnerships
• Exchangeable (with Special Voting Units) for Common Units on a one-for-one basis
• Tax Receivable Agreement
General Partner Interest and Group Partnership Units
• Control over Group Partnership
• % of economics in Group Partnership
General Partner Interest and Group Partnership Units
• Control over Group Partnership
• % of economics in Group Partnership
Group Partnerships(2)
KKR Management Holdings L.P.
KKR Fund Holdings L.P.
Minority Investors(2)
Controlling and economic interests in entities that conduct our business
Controlling and economic interests in entities that conduct our business
Economic interest only
KKR Group(3)
Management Companies for
– European Fund
– Millennium Fund
– European Fund II
– 2006 Fund
– Asian Fund
– KKR Strategic Capital Funds(4)
– KFN
Capital Markets Companies
General Partners of
– European Fund
– Millennium Fund
– European Fund II
– 2006 Fund
– Asian Fund
General Partner of the KKR Private Equity Investors Master Fund(3)

Notes:

(1)
Except for KKR Management Holdings Corp., all entities are taxable as partnerships for U.S. federal income tax purposes. KKR Management Holdings Corp. will be taxable as a corporation for U.S. federal income tax purposes. For a discussion of pending legislation that may preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes, see "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

(2)
Following the Reorganization Transactions, minority investors will retain the following economic interests in some of the entities that comprise the KKR Group:

•
certain minority investors will receive        % of the capital invested by or on behalf of the general partners of our private equity funds before the completion of the offering and any profit thereon;

•
certain minority investors will receive      % of the net income earned by our management and capital markets companies and      % of the carried interest received by the general partners of our funds for a specified period of time; and

•
certain minority investors will receive 35% of the net income earned by the management company for our credit strategy funds.

  By their terms, the economic interests held by certain of these minority investors generally are expected to decrease over time, thereby increasing the interests of the Group Partnerships in the entities that comprise the KKR Group. See "Organizational Structure—Group Partnerships," "Unaudited Pro Forma Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Impact of the Reorganization Transactions, this Offering and Related Transactions."

(3)
In connection with the Reorganization Transactions, the Group Partnerships will not acquire any interests in the 1996 Fund or the general partners of the 1996 Fund, and will acquire only an economic (but not controlling) interest in the general partner of the KKR Private Equity Investors master fund. The KKR Group consists of the management companies for our funds, the general partners of the 1996 Fund and subsequently formed private equity funds, the general partners of two of the three entities that constitute the KKR Strategic Capital Funds and the consolidated subsidiaries of the foregoing and is our predecessor for accounting purposes. See "Organizational Structure—The KKR Group."

(4)
The KKR Strategic Capital Funds are comprised of three private credit strategy funds. Two of the three side-by-side funds in the KKR Strategic Capital Funds we manage have been consolidated by the KKR Group. Although we receive management and incentive fees for managing the assets held by the third side-by-side fund in the KKR Strategic Capital Funds, we do not hold any economic or voting interests in it.

Reorganization Transactions

        We are a Delaware limited partnership. As is commonly the case with limited partnerships, our partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our general partner, which we refer to as our Managing Partner, is controlled by Henry Kravis and George Roberts, our founders, and will have a board of directors that is co-chaired by our founders and officers that are appointed by its board. Messrs. Kravis and Roberts will serve as Co-Chief Executive Officers of our Managing Partner. Upon completion of this offering, the board will consist of a majority of independent directors and will have an audit committee and a conflicts committee each composed entirely of independent directors. Our Managing Partner will not have an economic interest in our partnership except for one common unit.

        Prior to the completion of this offering, we will complete a series of transactions, which we refer to as the Reorganization Transactions, pursuant to which our business will be reorganized into a holding company structure. After the completion of the Reorganization Transactions, our business will be conducted through two limited partnerships, which we refer to as the Group Partnerships, as described below. We will control the business and affairs of the Group Partnerships, and we will be entitled to a pro rata share of their assets, liabilities, profits, losses and distributions. As a result, we will become the parent company for the Group Partnerships and the businesses that they conduct.

        Each Group Partnership will have an identical number of partner interests and, when held together, one partner interest in each of the Group Partnerships will represent a Group Partnership unit. We will indirectly hold a number of Group Partnership units that is equal to the number of our outstanding common units, and the balance of the outstanding Group Partnership units initially will be owned by KKR Holdings, which is owned by our founders, our principals and certain of our former personnel and controlled by our founders. Accordingly, we will indirectly own           % of the outstanding Group Partnership units upon the completion of this offering, and KKR Holdings will own the remaining          % of the outstanding Group Partnership units. See "—About KKR Holdings." Except with respect to priority distributions for the benefit of unitholders as described under "Distribution Policy," all of the Group Partnership units will confer the same rights on the holders thereof and holders of Group Partnership units generally will be entitled to receive equivalent distributions pro rata based on their partner interests in the Group Partnerships.

        Following the Reorganization Transactions, the Group Partnerships will own the following components of our historical businesses:

  •
  controlling and economic interests in our management companies, allowing us to control our management companies and their respective subsidiaries (including the entities through which we conduct capital markets activities) as well as share ratably in the management, monitoring, transaction and other potential fees paid by all of our funds, portfolio companies and investment targets and other amounts paid by our credit strategy funds;

  •
  controlling and economic interests in the general partners of our traditional private equity funds (other than the 1996 Fund and our earlier funds, as the general partners of those funds are not expected to receive meaningful proceeds from further realizations), which will allow us to control those entities and share ratably in the carried interest received from those funds as well as any returns on investments made by or on behalf of those general partners after the completion of the offering; and

  •
  an economic (but not controlling) interest in the general partner of the KKR Private Equity Investors master fund, which will allow us to share ratably in the carried interest paid with respect to that fund's direct investments.

        The Group Partnerships will not acquire all of the interests in the KKR Group, our predecessor for accounting purposes, in connection with the Reorganization Transactions and, accordingly, the combined financial statements of the KKR Group may not be indicative of the results of operations and financial condition that we will have following the completion of this offering. The KKR Group consists of the management companies for our funds, the general partners of the 1996 Fund and subsequently formed private equity funds, the general partners of two of the three entities that constitute the KKR Strategic Capital Funds and the consolidated subsidiaries of the foregoing.

        In addition to the "principals' interests" that will result from KKR Holdings' ownership of Group Partnership units, certain minority investors also will retain economic interests in some or all of the above entities following the completion of the Reorganization Transactions. Those retained interests, which will be accounted for as "non-controlling interests in consolidated entities," will consist of:

  •
  economic interests in the general partners of our consolidated private equity funds that will entitle minority investors to          % of the capital invested by or on behalf of those general partners before the completion of the offering and any profit thereon;

  •
  interests in our management and capital markets companies and the general partners of our consolidated funds that will entitle minority investors to          % of the net income earned by those companies and          % of the carried interest received by those general partners with respect to the funds' investments for a specified period of time; and

  •
  a 35% interest in the management company for our credit strategy funds that will allocate to minority investors their share of the management company's net income.

        The minority investors described above consist of certain of our current and former principals who acquired these interests in connection with their activities as investment professionals, as well as existing members of our firm who are engaged primarily in making credit investments. Some of the minority investors who retain economic interests in the general partners of our consolidated private equity funds will hold those interests through KKR Holdings.

Distributions to Existing Owners and Unitholders

        For the year ended December 31, 2006 and the six months ended June 30, 2007, we made cash and in-kind distributions of $1.1 billion and $414.2 million, respectively, to our existing owners. Prior to this offering, we intend to make one or more cash and in-kind distributions to certain of our existing owners representing substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds. If the offering had occurred on June 30, 2007, we estimate that the aggregate amount of such distributions would have been $             million. However, the actual amount of such distributions will depend on the amount of the management company's cash-on-hand at the time of the offering.

        Following this offering, we intend to make quarterly cash distributions to our unitholders in amounts that in the aggregate are expected to constitute substantially all of our adjusted cash flow from operations each year in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the ensuing four quarters. The partnership agreements of the Group Partnerships will provide that until                        , our principals will not receive distributions, other than tax distributions, in respect of Group Partnership units held by KKR Holdings with respect to a given year unless and until our unitholders receive aggregate distributions of $            per common unit on an annualized basis for such year. After                        , all the income of the Group Partnerships will be distributed pro rata to holders of Group Partnership units in accordance with their respective partner interests. See "Distribution Policy."

Exchange Agreement

        In connection with the offering, we will enter into an exchange agreement with KKR Holdings pursuant to which KKR Holdings and certain of its transferees may, up to four times each year, exchange Group Partnership units held by them (together with corresponding special voting units) for our common units on a one-for-one basis. The Group Partnership units are also subject to transfer restrictions, and will not be exchangeable before                        .

Tax Receivable Agreement

        The acquisition by our intermediate holding company of Group Partnership units from KKR Holdings is expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase depreciation and amortization for U.S. federal income tax purposes and therefore reduce the amount of income tax that our intermediate holding company would otherwise be required to pay in the future. We will enter into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its Group Partnership units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to payments under the tax receivable agreement. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

About KKR Holdings

        Our principals and certain former personnel will hold equity interests in our business through KKR Holdings, which will hold the Group Partnership units not held by us. As a result, those individuals will receive financial benefits from our business in the form of distributions and payments received from KKR Holdings and the appreciation in the value of the Group Partnership units that KKR Holdings owns. The Group Partnership units held by KKR Holdings will be subject to applicable transfer restrictions, and will not be exchangeable for our common units before                        .

The Offering

Common units offered by us	common units.
Common units to be outstanding after the offering	common units (or common units if all Group Partnership units, other than those held by us, are exchanged for newly-issued common units on a one-for-one basis).
Use of proceeds	We estimate that we will receive approximately $ of net proceeds from this offering after deducting estimated underwriting discounts and offering expenses, or $ if the underwriters exercise in full their option to purchase an additional common units from us. We intend to contribute the net proceeds we receive from the offering to the Group Partnerships in exchange for newly issued units in the Group Partnerships. The Group Partnerships are expected to use approximately % to % of the net proceeds that they receive from us to grow our existing business, including by making principal investments in those businesses, approximately % to % of the net proceeds to expand into new related businesses, approximately % to % of the net proceeds to make additional capital commitments to our funds and portfolio companies, and approximately % to % of the net proceeds for general corporate purposes. None of our principals are selling any common units or will otherwise receive any of the net proceeds from this offering.
Voting rights; special voting units	Our Managing Partner, which serves as our sole general partner, will manage all of our business and affairs. You will not hold securities of our Managing Partner. Unlike the holders of common stock in a corporation, you will have only limited voting rights relating to certain matters affecting your investment and you will not have the right to elect or remove our Managing Partner or its directors, who will be appointed by certain of our senior principals.
Immediately following this offering, KKR Holdings, which is owned by our principals and certain of our former personnel and controlled by our founders, will beneficially own % of the equity in our business. KKR Holdings will also hold an equivalent amount of special voting units in our partnership, which will entitle it to cast an equivalent number of votes on those few matters that may be submitted to a vote of our unitholders. Due to the foregoing, our founders generally will have sufficient voting power to determine the outcome of any matter that may be submitted to a unitholder vote. See "Description of Our Partnership Agreement—Meetings; Voting."
Distribution policy	We intend to make quarterly cash distributions to our unitholders in amounts that in the aggregate are expected to constitute substantially all of our adjusted cash flow from operations each year in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the ensuing four quarters. We expect that our first quarterly distribution will be paid in in respect of the period from the completion of this offering through . Because we will not know what our available adjusted cash flow from operations will be for any year until the end of such year, we expect that our first three quarterly distributions in respect of any given year will generally be smaller than the final quarterly distribution in respect of such year.
Our distribution policy reflects our belief that distributing substantially all of our adjusted cash flow from operations will provide transparency for our unitholders and impose on us an investment discipline with respect to the businesses and strategies that we pursue. The actual amount and timing of distributions on our common units will be subject to the discretion of our Managing Partner's board of directors, and we cannot assure you that we will in fact make distributions as intended, or at all. See "Distribution Policy."
We are a holding company and will have no material assets other than our ownership of Group Partnership units held directly and indirectly through our direct subsidiary, KKR Management Holdings Corp., which we refer to as our intermediate holding company. We intend to cause the Group Partnerships to make distributions on the Group Partnership units in order to fund any distributions that we may declare on our common units. If the Group Partnerships make such distributions, holders of Group Partnership units generally will be entitled to receive equivalent distributions pro rata based on their partner interests in the Group Partnerships, except as described under "—Priority distributions for the benefit of unitholders prior to ."
If distributions from the Group Partnerships would otherwise be insufficient to cover the tax liabilities of a holder of a Group Partnership unit, the partnership agreement of each Group Partnership will provide for tax distributions to the holders of Group Partnership units. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant partnership allocable to a holder of a Group Partnership unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). A portion of any such tax distributions received by us, net of amounts used by our subsidiaries to pay their tax liability, will be distributed to our unitholders. Such amounts are generally expected to be sufficient to permit our U.S. unitholders to fund their estimated U.S. tax obligations (including any federal, state and local income taxes) with respect to their distributive shares of net income or gain, after taking into account any withholding tax imposed on us. We cannot assure you that, for any particular unitholder, such distributions will be sufficient to pay the unitholder's actual U.S. or non-U.S. tax liability.
Priority distributions for the benefit of unitholders prior to	The partnership agreements of the Group Partnerships will

provide that until , the distributions of the Group Partnerships each year will be as follows:
• first, to our partnership and our intermediate holding company until sufficient amounts have been so distributed to permit us to make aggregate distributions to our unitholders of $ per common unit on an annualized basis for such year;
• second, to the other holders of Group Partnership units until an equivalent amount on a per unit basis has been distributed to such other holders for such year; and
• thereafter, pro rata to all holders of Group Partnership units in accordance with their respective percentage interests.
Accordingly, until , our principals will not receive distributions, other than tax distributions, in respect of Group Partnership units held by KKR Holdings with respect to a given year unless and until our unitholders receive aggregate distributions of $ per common unit on an annualized basis for such year. We do not intend to maintain this priority distribution after . After , all the income of the Group Partnerships will be distributed pro rata to holders of Group Partnership units in accordance with their respective partner interests.
Distributions prior to this offering	Prior to this offering, we intend to make one or more cash and in-kind distributions to certain of our existing owners representing substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds. If the offering had occurred on June 30, 2007, we estimate that the aggregate amount of such distributions would have been $ million. However, the actual amount of such distributions will depend on the amount of the management company's cash-on-hand at the time of the offering.
Exchange rights relating to Group Partnership units	Prior to this offering, we will enter into an exchange agreement with KKR Holdings in connection with the Reorganization Transactions pursuant to which KKR Holdings or transferees of its Group Partnership units may, up to four times each year (subject to the terms of the exchange agreement), exchange Group Partnership units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The Group Partnership units are also subject to transfer restrictions, and will not be exchangeable before . We have not yet determined how any such future exchange will be accounted for in our consolidated financial statements.
Tax receivable agreement	The acquisition by our intermediate holding company of Group Partnership units from KKR Holdings or transferees of its Group Partnership units from time to time pursuant to the exchange agreement is expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of income tax that our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We will enter into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its Group Partnership units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes (or is deemed to realize, in the case of an early termination payment by our intermediate holding company or a change of control) as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes (or is deemed to realize) as a result of increases in tax basis that arise due to future payments under the tax receivable agreement. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our existing owners will not reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase were successfully challenged by the IRS. In the event that other of our current or future subsidiaries become taxable as corporations and acquire Group Partnership units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each will become subject to a tax receivable agreement with substantially similar terms. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."
Risk factors	See "Risk Factors" for a discussion of risks you should carefully consider before deciding to invest in our common units.
Proposed New York Stock Exchange symbol	"KKR"

        In this prospectus, unless otherwise indicated, the number of common units outstanding and the other information that is based thereon does not reflect:

  •
  common units issuable upon exchange of Group Partnership units that will be held by KKR Holdings or transferees of its Group Partnership units following the completion of the Reorganization Transactions, which Group Partnership units (together with a corresponding amount of special voting units) are exchangeable, up to four times each year, for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance, as well as significant transfer restrictions, and will therefore not be exchangeable before                      ;

  •
  common units that are issuable upon exercise of the underwriters' option to purchase additional common units from us;

  •
  unvested restricted common units that we intend to grant to employees who are not our principals at the time of this offering under our 2007 Equity Incentive Plan; and

  •
  additional common units that have been reserved for issuance under our 2007 Equity Incentive Plan.

        KKR & Co. L.P. was formed as a Delaware limited partnership on June 25, 2007. Our Managing Partner was formed as a Delaware limited liability company on June 25, 2007. Our principal executive offices are located at 9 West 57th Street, 42nd Floor, New York, New York 10019, and our telephone number is (212) 750-8300. Our website is located at www.kkr.com. The information on our website is not part of this prospectus or the registration statement of which this prospectus forms a part and is not being incorporated by reference into either such document.

Summary Historical Financial Data

        The following summary historical combined financial information and other data of the KKR Group should be read together with "Organizational Structure," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical predecessor combined financial statements and related notes included elsewhere in this prospectus. We derived the summary historical combined financial data of the KKR Group as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 from our audited predecessor combined financial statements included elsewhere in this prospectus. We derived the summary historical combined financial data of the KKR Group as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 from our unaudited predecessor combined financial statements which are included elsewhere in this prospectus. The information presented in the following tables reflects the restatement of the KKR Group's financial results, which is more fully described in Note 13 to the predecessor combined financial statements included in this prospectus. The KKR Group consists of: (i) the management companies for our funds; (ii) the general partners of the 1996 Fund and our subsequently formed private equity funds; (iii) the general partners of two of the entities that constitute the KKR Strategic Capital Funds; and (iv) the consolidated subsidiaries of the foregoing. The KKR Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following the Reorganization Transactions and this offering. We will not acquire all of the interests in the KKR Group in connection with the Reorganization Transactions and, accordingly, the combined financial statements of the KKR Group may not be indicative of the results of operations and financial condition that we will have following the completion of this offering.

	Year Ended December 31,			Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)	2006	2007
	($ in thousands)			($ in thousands)
Statement of Income Data:
Revenues
Fee income	$183,462	$232,945	$410,329	$155,087	$115,380

Expenses
Employee compensation and benefits	69,956	79,643	131,667	39,723	50,581
Occupancy and related charges	10,688	13,534	19,295	11,010	9,909
General, administrative and other	36,931	54,336	78,154	37,086	59,506
Fund expenses	16,470	20,778	38,350	14,550	35,821

Total expenses	134,045	168,291	267,466	102,369	155,817
Investment Income
Net gains from investment activities	3,026,396	2,984,504	3,105,523	1,709,246	3,147,328
Dividend income	14,611	729,926	714,069	250,876	133,160
Interest income	54,060	27,166	210,872	48,586	133,549
Interest expense	(524)	(697)	(29,542)	(8,150)	(40,486)

Total investment income	3,094,543	3,740,899	4,000,922	2,000,558	3,373,551
Income before non-controlling interests in income of consolidated entities and income taxes	3,143,960	3,805,553	4,143,785	2,053,276	3,333,114
Non-controlling interests in income of consolidated entities	2,358,458	2,870,035	3,039,677	1,522,697	2,661,912

Income before taxes	785,502	935,518	1,104,108	530,579	671,202
Income taxes	6,265	2,900	4,163	1,554	3,806

Net income	$779,237	$932,618	$1,099,945	$529,025	$667,396

	Year Ended December 31,			Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)	2006	2007
	($ in thousands)			($ in thousands)
Statement of Financial Condition Data (period end):
Total assets		$13,369,412	$23,292,783		$26,197,722
Total liabilities		418,778	1,281,923		918,986
Non-controlling interests in consolidated entities		11,518,013	20,318,440		23,257,856
Total partners' capital		1,432,621	1,692,420		2,020,880
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$1,799,767	$(106,448)	$(5,531,144)	$(4,594,172)	$(1,273,286)

Net cash used in investing activities	$(2,575)	$(5,052)	$(130,110)	$(9,111)	$(136,665)

Net cash (used in) provided by financing activities	$(1,737,509)	$134,271	$5,657,952	$4,608,439	$1,424,204

Other Data:
Total segment fee related earnings(1)	$64,641	$83,598	$189,915	$57,999	$50,928
Adjusted cash flow from operations(2)	722,827	657,906	1,096,110	568,703	179,986
Assets under management (period end)	15,147,300	23,350,700	43,873,400	27,624,300	54,443,300
Private equity dollars invested(3)	2,065,603	2,913,427	6,661,698	2,074,700	1,786,600
Uncalled private equity commitments (period end)(4)	4,846,500	7,341,600	17,597,400	5,604,100	20,855,100

(1)
"Total segment fee related earnings" is the aggregate of a profit measure that is reported by our two reportable business segments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Performance Measures—Segment Operating and Performance Measures—Fee Related Earnings" and Note 9 to the audited predecessor combined financial statements included elsewhere in this prospectus. The difference between total segment fee related earnings and income before taxes presented in accordance with generally accepted accounting principles in the United States, or GAAP, is that total segment fee related earnings represents income before taxes adjusted to: (i) exclude the expenses of consolidated funds; (ii) include management fees earned from consolidated funds that were eliminated in consolidation; (iii) exclude investment income; and (iv) exclude non-controlling interests in income of consolidated entities.

Management uses total segment fee related earnings as a supplemental non-GAAP measure of operating performance. Management makes operating decisions and assesses the performance of our business based on financial and operating metrics and data that are presented without the consolidation of any of our investment funds. Our current operations are managed based in part on total segment fee related earnings, which consist primarily of the management, transaction and monitoring fees that we earn as the sponsor of our private equity funds and the management fees, incentive fees and carried interest, as applicable, that we earn as the sponsor of our credit strategy funds, after payment of our operating expenses. It has been and remains a key objective of our firm to maximize total segment fee related earnings, because those amounts directly affect our profits. As a public entity, we will continue to focus on positive fee earnings generation and use total segment fee related earnings levels to make operating decisions and assess the performance of our business, because those amounts will directly affect the returns to our investors. We find total segment fee related earnings to be useful as a measure for understanding the performance of our operations from period to period and although not every company in our industry defines these metrics in precisely the same way that we do, we believe that this metric, as we use it, facilitates comparisons with other companies in our industry. We also believe that analysts and investors use total segment fee related earnings as a supplemental measure to evaluate our overall operating performance. However, unlike net income presented in accordance with GAAP, a limitation of total segment fee related earnings is that it is not a complete view of amounts that will ultimately accrue to investors as it excludes investment income and expenses of consolidated funds and their respective management companies, which could be significant. In light of the foregoing, we do not rely solely on total segment fee related earnings as a performance measure and also consider our GAAP results. Total segment fee related earnings is not a measurement of our financial performance under GAAP and should not be considered as an alternative to income before taxes or any other measures prepared in accordance with GAAP.

The following table presents a reconciliation of our total segment fee related earnings to income before taxes calculated in accordance with GAAP for the periods indicated. Total segment fee related earnings should not be considered in isolation or as an alternative to income before taxes.

	Year Ended December 31,
				Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)
				2006	2007
	($ in thousands)			($ in thousands)
Total segment fee related earnings	$64,641	$83,598	$189,915	$57,999	$50,928
Investment income	3,094,543	3,740,899	4,000,922	2,000,558	3,373,551
Non-controlling interests in income of consolidated entities	(2,358,458)	(2,870,035)	(3,039,677)	(1,522,697)	(2,661,912)
Expenses of consolidated funds	(9,942)	(11,312)	(22,334)	(8,396)	(4,720)
Fee income (earned from) paid to consolidated funds	(5,282)	(7,632)	(24,718)	3,115	(86,645)

Income before taxes	$785,502	$935,518	$1,104,108	$530,579	$671,202

(2)
"Adjusted cash flow from operations" is a supplemental non-GAAP measure that we use to assess liquidity and amounts available for distribution to our equity holders. See "Distribution Policy." Under GAAP, a significant number of our investment funds have been and will continue to be consolidated in our financial statements notwithstanding the fact that we hold only a minority economic interest in these funds. Consequently, our historical predecessor combined financial statements reflect, and our future consolidated financial statements will continue to reflect, the cash flows of our consolidated funds on a gross basis rather than the cash flows attributable to us.

Adjusted cash flow from operations is intended to reflect the actual cash flow attributable to us and is equal to cash flow from operations presented in accordance with GAAP, adjusted to exclude cash flow relating to: (i) the investment activities of our consolidated funds; (ii) the realized and unrealized income attributable to non-controlling interests in our consolidated funds; and (iii) changes in our operating assets and liabilities. We believe that adjusted cash flow from operations provides investors with useful information with respect to cash flows relating to our required capital investments and our ability to make annual cash distributions in accordance with our distribution policy. However, adjusted cash flow from operations should not be considered in isolation or as an alternative to cash flow from operations or income before taxes presented in accordance with GAAP.

The following table presents a reconciliation of our adjusted cash flow from operations to our net cash (used in) provided by operating activities presented in accordance with GAAP for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)	2006	2007
	($ in thousands)			($ in thousands)
Net Cash Provided By (Used In) Operating Activities	$1,799,767	$(106,448)	$(5,531,144)	$(4,594,172)	$(1,273,286)
Change in operating assets and liabilities	(124,626)	10,280	74,003	(7,655)	(185,055)
KKR Funds related investment and cash activities	(1,577,741)	907,294	6,475,177	4,934,346	1,621,406
Net realized gains on investments	2,932,802	1,567,312	3,244,931	2,003,575	572,707
Change in unrealized gains (losses) on investments allocable to non-controlling interests	37,184	1,142,480	(143,243)	(254,651)	2,087,211
Non-controlling interests in income of consolidated entities	(2,358,458)	(2,870,035)	(3,039,677)	(1,522,697)	(2,661,912)
Other non-cash adjustments	13,899	7,023	16,063	9,957	18,915

Adjusted cash flow from operations	$722,827	$657,906	$1,096,110	$568,703	$179,986

(3)
"Private equity dollars invested" is the aggregate amount of capital invested by our private equity funds and carry-paying co-investment vehicles in private equity transactions. Such amounts include both capital contributed by fund investors and carry-paying co-investors with respect to which we are entitled to a carried interest and capital contributed by us as the general partner of a private equity fund with respect to which we are entitled to returns generated on the invested capital. From our inception through June 30, 2007, our first ten traditional private equity funds (representing all of our private equity funds that have invested for at least 30 months) achieved a multiple of invested capital of 2.8x the amount of capital they invested in private equity investments.

(4)
"Uncalled private equity commitments" represent unfunded commitments by limited partners of our traditional private equity funds to contribute capital to fund the purchase price to be paid for future portfolio company investments made by the funds. Such amounts do not include capital of our private equity-oriented permanent capital fund or our credit strategy funds that may be used to make private equity investments.

Summary Pro Forma Financial Data

        The following table presents our summary condensed unaudited pro forma financial data, which has been derived from the unaudited pro forma financial information included under "Unaudited Pro Forma Financial Information." This data gives pro forma effect to the Reorganization Transactions, this offering and transactions relating to this offering, all as described under "Unaudited Pro Forma Financial Information," as if such transactions had occurred on January 1, 2006 for purposes of the unaudited pro forma statement of income data and as of June 30, 2007 for purposes of the unaudited pro forma statement of financial condition.

        The pro forma adjustments principally give effect to the Reorganization Transactions, the elimination of the consolidated financial results of the general partners of the 1996 Fund, the deconsolidation of the KKR Private Equity Investors master fund and its general partner, and other transactions described under "Unaudited Pro Forma Financial Information."

        These adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transactions described above. The adjustments are described in more detail in the notes to the unaudited pro forma statements of income and the unaudited pro forma statement of financial condition included under "Unaudited Pro Forma Financial Information." Because information relating to these transactions is currently not determinable, this data is subject to completion and may change. In addition, this pro forma financial data has been included for informational purposes only and does not purport to reflect the results of operations or financial position that would have occurred had the transactions referred to above occurred on the dates indicated or had we operated as a public company during the periods presented or for any future period or date.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
($ in thousands)
Pro Forma Statements of Income Data:
Revenues
Fee income	$	$

Expenses
Employee compensation and benefits
Occupancy and related charges
General, administrative and other
Fund expenses

Total expenses
Investment Income
Net gains from investment activities
Dividend income
Interest income
Interest expense

Total investment income
Income before non-controlling and principals' interests in income of consolidated entities and income taxes
Non-controlling interests in income of consolidated entities
Principals' interests in income of consolidated entities
Net income

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Net Income Per Common Unit
Basic
Diluted
Weighted Average Common Units
Basic
Diluted
As of June 30, 2007
($ in thousands)
Pro Forma Statement of Financial Condition Data:
Total assets	$
Total liabilities
Non-controlling interests in consolidated entities
Principals' interests in consolidated entities
Total partners' capital

RISK FACTORS

        An investment in our common units involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common units.

Risks Related to Our Business

Difficult market conditions can adversely affect our business in many ways, including by reducing the value or performance of the private equity, debt and public equity investments that we manage or by reducing the ability of our funds to raise or deploy capital, each of which could negatively impact our net income and cash flow and adversely affect our financial condition.

        Our business is materially affected by conditions in the financial markets and economic conditions throughout the world, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). These factors are outside our control and may affect the level and volatility of securities prices and the liquidity and the value of investments, and we may not be able to or may choose not to manage our exposure to these conditions. The market conditions surrounding each of our businesses, and in particular our private equity business, have been quite favorable for a number of years. Market conditions may not continue to be as favorable. For example, financing leveraged buyout transactions by issuing high-yield debt securities in the public capital markets has recently become more costly and restrictive than previously was the case. More costly and restrictive financing may adversely impact the returns of our leveraged buyout transactions and, therefore, adversely affect our results of operations and financial condition. In addition, in the event of a prolonged market downturn, our business could be affected in different ways. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in net income relating to changes in market and economic conditions.

        Our funds may be affected by reduced opportunities to exit and realize value from their investments and by the fact that we may not be able to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds. During periods of difficult market conditions or slowdowns in a particular sector, companies in which we invest may experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased funding costs. During such periods, these companies may also have difficulty in expanding their businesses and operations and be unable to meet their debt service obligations or other expenses as they become due, including expenses payable to us. In addition, during periods of adverse economic conditions, we may have difficulty accessing financial markets, which could make it more difficult or impossible for us to obtain funding for additional investments and harm our assets under management and operating results. A general market downturn, or a specific market dislocation, may result in lower investment returns for our funds, which would adversely affect our net income. Furthermore, such conditions would also increase the risk of default with respect to private equity, credit and public equity investments that we manage.

Our earnings and cash flow are highly variable due to the nature of our business and we do not intend to provide earnings guidance, each of which may cause the price of our common units to be volatile.

        Our earnings are highly variable from quarter to quarter due to the volatility of investment returns of most of our funds and other investment vehicles and the fee income earned from our funds. We recognize earnings on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our net income. Fee income, which we recognize when contractually earned, can vary due to fluctuations in assets under management, the number of investment transactions made by our funds and the number of portfolio companies we manage. We may also experience fluctuations in our results from quarter to quarter due to a number of other factors, including changes in the amount of dividends or interest earned in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Such variability may lead to variability in the trading price of our common units and can cause our results for a particular period not to be indicative of our performance in future periods. It may be difficult for us to achieve steady growth in net income and cash flow on a quarterly basis, which could in turn lead to large adverse movements in the price of our common units or increased volatility in our common unit price generally.

        The timing and receipt of carried interest from our private equity funds are unpredictable and will contribute to the volatility of our cash flows. Carried interest from private equity investments depends on our funds' performance and opportunities for realizing gains, which may be limited. It takes a substantial period of time to identify attractive private equity investment opportunities, to raise all the funds needed to make an investment and then to realize the cash value (or other proceeds) of an investment through a sale, public offering or other exit. Even if a private equity investment proves to be profitable, it may be several years before any profits can be realized in cash. We cannot predict when, or if, any realization of investments will occur. If we were to have a realization event in a particular quarter, the event may have a significant impact on our cash flows during the quarter that may not be replicated in subsequent quarters. A decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our investment income, which could further increase the volatility of our quarterly results. In addition, in our traditional private equity funds, if the performance of one of the fund's later investments results in the fund failing to achieve overall profitability over the life of the fund, we may be obligated to repay any excess profits previously distributed to us in respect of a carried interest. This may require some repayment of carried interest previously received.

        Because our earnings and cash flow can be highly variable from quarter to quarter and year to year, we do not plan to provide any guidance regarding our expected quarterly and annual operating results and cash flows. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in the price of our common units.

We depend on our founders and other key personnel, the loss of whose services would have a material adverse effect on our business, results and financial condition.

        We depend on the efforts, skills, reputations and business contacts of our principals, including our founders, Henry Kravis and George Roberts, and other key personnel, the information and deal flow they and others generate during the normal course of their activities and the synergies among the diverse fields of expertise and knowledge held by our professionals. Accordingly, our success will depend on the continued service of these individuals, who are not obligated to remain employed with us. The loss of the services of any of them could have a material adverse effect on our revenues, net income and cash flows and could harm our ability to maintain or grow assets under management in existing funds or raise additional funds in the future.

        Our principals and other key personnel possess substantial experience and expertise and have strong business relationships with investors in our funds and other members of the business community. As a result, the loss of these personnel could jeopardize our relationships with investors in our funds and members of the business community and result in the reduction of assets under management or fewer investment opportunities. For example, if any of our principals were to join or form a competing firm, our business, results and financial condition could suffer.

        Furthermore, the agreements governing our traditional private equity funds and the KKR Strategic Capital Funds provide that in the event certain "key persons" in these funds (for example, both of Messrs. Kravis and Roberts) generally cease to actively manage a fund, investors in the fund will be entitled to: (i) in the case of our traditional private equity funds, reduce, in whole or in part, their capital commitments available for further investments; and (ii) in the case of the KKR Strategic Capital Funds, withdraw all or any portion of their capital accounts, in each case on an investor-by-investor basis. The occurrence of such an event with respect to any of our traditional private equity funds or the KKR Strategic Capital Funds would likely have a significant negative impact on our revenue, net income and cash flow.

Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the Internal Revenue Service, or IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our common units. On June 22, 2007, legislation was introduced to treat all or part of the capital gain and dividend income that is recognized by an investment partnership and allocable to a partner affiliated with the sponsor of the partnership (a portion of the carried interest) as ordinary income to such partner for U.S. federal income tax purposes, which would have the effect of precluding us from qualifying as a partnership for U.S. federal income tax purposes. Similar legislation was introduced on October 25, 2007, and the House of Representatives passed similar legislation on November 9, 2007. In addition, on June 14, 2007, legislation was introduced that would tax as a corporation any publicly traded partnership that directly or indirectly derives income from investment adviser or asset management services. Similar legislation was introduced on June 20, 2007. If any of these pieces of legislation or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units. See the discussions below under "—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

        Our organizational documents and agreements permit our Managing Partner to modify our amended and restated partnership agreement from time to time, without the consent of the unitholders, to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all unitholders. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to unitholders in a manner that reflects such unitholders' beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Internal Revenue Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects unitholders.

Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units.

        On June 14, 2007, the Chairman and the Ranking Republican Member of the U.S. Senate Committee on Finance introduced legislation that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. In addition, they concurrently issued a press release stating that they do not believe that proposed public offerings of private equity and hedge fund management firms are consistent with the intent of the existing rules regarding publicly traded partnerships because the majority of their income is derived from the active provision of services to investment funds and limited partner investors in such funds. Further, they have sent letters to the Secretary of the Treasury and the Chairman of the U.S. Securities and Exchange Commission, or the SEC, regarding these tax issues in which they express a view that recent initial public offerings of private equity and hedge funds "raise serious tax questions that if left unaddressed have the potential to jeopardize the integrity of the tax code and the corporate tax base over the long term." As explained in the technical explanation accompanying the proposed legislation:

    Under the bill, the exception from corporate treatment for a publicly traded partnership does not apply to any partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from services provided by any person as an investment adviser, as defined in the Investment Advisers Act of 1940, or as a person associated with an investment adviser, as defined in that Act. Further, the exception from corporate treatment does not apply to a partnership that, directly or indirectly, has any item of income or gain (including capital gains or dividends), the rights to which are derived from asset management services provided by an investment adviser, a person associated with an investment adviser, or any person related to either, in connection with the management of assets with respect to which investment adviser services were provided. For purposes of the bill, these determinations are made without regard to whether the person is required to register as an investment adviser under the Investment Advisers Act of 1940.

If enacted, the proposed legislation would be effective as of the date it was introduced, with transition relief that would not apply to us.

        On June 20, 2007, similar legislation was introduced in the House of Representatives. If the proposed legislation survives the legislative and executive process in its proposed form and were to be enacted into law, we would incur a material increase in our tax liability. If we were taxed as a corporation, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%, and the state and local tax rates, net of the federal benefit, aggregate approximately        %. If a variation of this proposed legislation or any other change in the tax laws, rules, regulations or interpretations preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules, our tax liability would materially increase, which could result in a reduction in the value of our common units.

        On June 22, 2007, legislation was introduced by a member of the House Ways and Means Committee, co-sponsored by the committee chairs, eleven other members and the chair of the House Financial Services Committee, that would treat income received by a partner with respect to an investment services partnership interest as ordinary income received for the performance of services. On October 25, 2007, the House Ways and Means Committee Chairman, in connection with his tax reform proposal, introduced legislation that was substantially similar to the June 22, 2007 bill. The enactment of either variation of this proposed legislation would cause such income to be non-qualifying income under the publicly traded partnership rules, which would preclude us from qualifying as a partnership for U.S. federal income tax purposes, thereby materially increasing our tax liability, which could result in a reduction of the value of our common units.

        On November 9, 2007, the House of Representatives passed legislation similar to the June 22, 2007 legislation. Under a transition rule contained in the November 9, 2007 legislation, the enactment of such legislation would not preclude us from qualifying as a partnership for U.S. federal income tax purposes until our taxable year beginning January 1, 2010.

Our transition to a publicly-traded structure may adversely affect our ability to retain and motivate our principals and other key personnel and to recruit, retain and motivate new principals and other key personnel, both of which could adversely affect our business, results and financial condition.

        Our most important asset is our people, and our continued success is highly dependent upon the efforts of our principals and other professionals. Our future success and growth depends to a substantial degree on our ability to retain and motivate our principals and other key personnel and to strategically recruit, retain and motivate new talented personnel, including new principals. However, we may not be successful in our efforts to recruit, retain and motivate the required personnel as the market for qualified investment professionals is extremely competitive.

        In connection with the Reorganization Transactions and this offering, our current principals and certain of our former personnel will receive interests in KKR Holdings, which will hold Group Partnership units. Moreover, transfer restrictions to which interests in KKR Holdings are subject in certain instances lapse over time, may not be enforceable in all cases and can be waived. There is no guarantee that the non-competition, non-solicitation and confidentiality agreements to which our principals will be subject, together with our other arrangements with them, will prevent them from leaving us, joining our competitors or otherwise competing with us or that these agreements will be enforceable in all cases. In addition, these agreements will expire after a certain period of time, at which point each of our principals would be free to compete against us and solicit investors in our funds, clients and employees. See "Management—Non-Competition, Non-Solicitation and Confidentiality Agreements."

        Our ability to recruit, retain and motivate our professionals is dependent on our ability to offer highly attractive incentive opportunities. If legislation were to be enacted by the U.S. Congress to treat carried interest as ordinary income rather than as capital gain for U.S. federal income tax purposes, such legislation would materially increase the amount of taxes that we and possibly our unitholders would be required to pay, thereby adversely affecting our ability to offer such attractive incentive opportunities. See "—Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis," and "—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

        We strive to maintain a work environment that reinforces our culture of collaboration, motivation and alignment of interests with investors. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.

The requirements of being a public entity and sustaining our growth may strain our resources.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act will require that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We will also incur costs that we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and rules of the SEC and the New York Stock Exchange, and various other costs relating to being a public company. Operational risks may disrupt our businesses, result in losses or limit our growth.

        We rely heavily on our financial, accounting and other data processing systems. If any of these systems does not operate properly or is disabled, we could suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention or reputational damage. In addition, we operate in businesses that are highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us. Furthermore, we depend on our principal offices in New York City, where most of our administrative personnel are located, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our principal offices, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

We have not evaluated our internal controls over financial reporting for purposes of compliance with Section 404 of the Sarbanes-Oxley Act.

        We have not previously been required to comply with requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute, and we will not be required to comply with all of those requirements until after we have been subject to the reporting requirements of the Exchange Act for a specified period of time. Accordingly, we have not determined whether or not our existing internal controls over financial reporting systems comply with Section 404. However, we have restated the historical combined financial statements of the KKR Group contained in this prospectus. The restatement related primarily to the accounting for management fees for years prior to 2002, for which certain aspects of our management agreements were not taken into consideration. Also, we restated the condensed combined statement of cash flows for the quarter ended March 31, 2007 relating to the presentation of non-cash distributions. The restatement of our combined financial statements and any actions that we subsequently take will be factors to be considered when we determine whether our internal controls over financial reporting comply with Section 404. In the future, we may discover other areas of our internal control that need improvement. The internal control evaluation required by Section 404 will divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we will be required to implement remedial procedures and re-evaluate our internal control over financial reporting. We may experience higher than anticipated operating expenses as well as higher independent auditor and consulting fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we are unable to implement any necessary changes effectively or efficiently, our operations, financial reporting or financial results could be adversely affected and we could obtain an adverse report on internal controls from our independent registered public accountants.

Our use of leverage to finance our business will expose us to substantial risks, which are exacerbated by our funds' investments in leveraged companies.

        It is our intention over time to use borrowings in order to finance our business operations as a public company. Using a significant degree of leverage will expose us to the typical risks associated with the use of substantial leverage, including those discussed below under "—Dependence on significant leverage in investments by our funds could adversely affect our ability to achieve attractive rates of return on those investments." These risks are exacerbated by our funds' use of leverage to finance investments.

The time and attention that our principals and other employees devote to assets that are not being contributed to the Group Partnerships will not financially benefit us and may reduce the time and attention these individuals devote to our business.

        The investment period for each of the 1987 Fund, the 1993 Fund and the 1996 Fund has ended. As of June 30, 2007, the unrealized value of the investments held by these funds totaled $2.2 billion. Because we believe the general partners of these funds will not receive meaningful proceeds from further realizations, we will not acquire general partner interests in them in connection with the Reorganization Transactions. We will, however, continue to provide the funds with management and other services until their liquidation. While we will not receive meaningful fees for providing these services, our principals and other employees will be required to devote a portion of their time and attention to the management of those entities. The devotion of the time and attention of our principals and employees to those activities will not financially benefit us and may reduce the time and attention they devote to our business.

We face risks and uncertainties in developing our new business initiatives.

        Part of our growth strategy is to develop new business areas, including sponsoring new investment vehicles and structures, including co-investment vehicles, and raising new types of funds, such as long-oriented public equity funds, structured product funds and industry- or geography-specific funds. In addition, to support these initiatives, we are currently developing a capital markets business in the United States, Europe and Asia. As a result, we are subject to all of the risks and uncertainties associated with the expansion into any new line of business, including the risk that these new business initiatives will not assist us in achieving our objectives. Any failure of these initiatives to meet or exceed expectations could have an adverse effect on our results of operations.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business. Changes in tax laws and other legislative or regulatory changes could adversely affect us.

        Our business is subject to extensive regulation. See "Business—Regulation." We are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and foreign government agencies and self-regulatory organizations, are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of applicable licenses and memberships. Even if an investigation or proceeding does not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

        We regularly rely on exemptions in the United States from various requirements of the Securities Act of 1933, or the Securities Act, the Exchange Act, the Investment Company Act of 1940, or the Investment Company Act, the Investment Advisers Act of 1940, or the Investment Advisers Act, and the U.S. Employee Retirement Income Security Act of 1974, or ERISA, in conducting our asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected. See "—Risks Related to Our Organizational Structure—If we were deemed to be an "investment company" under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business." Lastly, the requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect our unitholders. Consequently, these regulations often serve to limit our activities. In addition, the regulatory environment in which our fund investors operate may affect our business. For example, changes in state laws may limit investment activities of state pension plans.

        The regulatory environment in which we operate may become more burdensome. We are in the process of registering as an investment adviser under the Investment Advisers Act. As a registered investment advisor, we will be subject to the requirements and regulations of the Investment Advisers Act, which relate to, among other things, recordkeeping and reporting requirements, disclosure requirements, limitations on agency and principal transactions between an advisor and advisory clients. We may also be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. In addition, we may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

        Certain legislation has recently been adopted in Denmark and Germany that limits the tax deductibility of interest expense incurred by companies in those countries. These measures will most likely adversely affect Danish and German portfolio companies in which our private equity funds have investments and limit the benefits of additional investments in those countries. Our private equity business is subject to the risk that similar measures might be introduced in other countries in which it currently has investments or plans to invest in the future, or that other legislative or regulatory measures that negatively impact its portfolio investments might be promulgated in any of the countries in which it invests.

        In the United Kingdom, the Financial Services Authority recently published a discussion paper on the impact that the growth in the private equity market has had on the markets in the United Kingdom and the suitability of its regulatory approach in addressing risks posed by the private equity market.

        We have received a request for certain documents and other information from the Antitrust Division of the U.S. Department of Justice, or the DOJ, in connection with the DOJ's investigation of private equity firms to determine whether they have engaged in conduct prohibited by United States antitrust laws. We are fully cooperating with the DOJ's investigation.

We are subject to substantial litigation risks and may face significant liabilities and damage to our professional reputation as a result of litigation allegations and negative publicity.

        The investment decisions we make in our asset management business and the activities of our investment professionals on behalf of our portfolio companies may subject them and us to the risk of third-party litigation arising from investor dissatisfaction with the performance of those funds, the activities of our portfolio companies and a variety of other litigation claims. For example, in early 2007, 13 private equity firms, including us, were named as defendants in a purported class action complaint by shareholders in public companies recently acquired by private equity firms. In June 2007 this suit was dismissed by the plaintiffs without prejudice.

        To the extent investors in our private equity funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our private equity funds, our principals or our affiliates under the federal securities law and state law. Investors in our funds do not have legal remedies against us, the general partners of our funds, our funds, our principals or our affiliates solely based on their dissatisfaction with the investment performance of those funds. While the general partners and investment advisers to our private equity funds, including their directors, officers, other employees and affiliates, are generally indemnified to the fullest extent permitted by law with respect to their conduct in connection with the management of the business and affairs of our private equity funds, such indemnity does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

        If any lawsuits were brought against us and resulted in a finding of substantial legal liability, the lawsuit could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously impact our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the private equity industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses.

        In addition, with a workforce composed of many highly paid professionals, we face the risk of litigation relating to claims for compensation, which may, individually or in the aggregate, be significant in amount. The cost of settling any such claims could negatively impact our business, financial condition and results of operations.

Employee misconduct could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

        There is a risk that our employees could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our business and our authority over the assets we manage. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. Our business often requires that we deal with confidential matters of great significance to companies in which we may invest. If our employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships, as well as face potentially significant litigation. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected.

Risks Relating to the Investments We Manage

Poor performance of the investments we manage would cause a decline in our net income and cash flow, may obligate us to repay some carried interest previously paid to us, and could adversely affect our ability to raise capital for future funds.

        In the event that any of the significant investments we manage were to perform poorly, our net income and cash flow would decline because the value of our assets under management would decrease, which would result in a reduction in some of our management fees, and our investment returns would decrease, resulting in a reduction in the carried interest we earn. Moreover, we could experience losses on our investments of our own capital as a result of poor performance by the investments we manage. Furthermore, if, as a result of poor performance of later investments in one of our traditional private equity funds' life, the fund does not achieve overall profitability, we will be obligated to repay the amount by which carried interest that was previously distributed to us exceeds amounts to which we are ultimately entitled. These repayment obligations may be related to amounts previously distributed to our principals prior to the completion of this offering, with respect to which our unitholders did not receive any benefit. Poor performance of our funds could make it more difficult for us to raise new capital. Investors in funds might decline to invest in future funds we raise. Investors and potential investors in our funds continually assess our funds' performance, and our ability to raise capital for existing and future funds will depend on our funds' continued satisfactory performance.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

        There are no readily ascertainable market prices for a substantial majority of illiquid investments of our funds. When determining fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily observable market prices. When an investment does not have a readily available market price, the fair value of the investment represents the value, as determined by us in good faith, at which the investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. When making fair value determinations, we typically use a market multiples approach that considers a specified financial measure (such as EBITDA) or a discounted cash flow or liquidation analysis. We also consider a range of additional factors that we deem relevant, including the price at which the investment was acquired, the nature of the investment (such as whether it is a controlling interest), local market conditions, market prices for comparable securities and financing transactions and internal models that consider the current and expected operating performance and cash flows of the company in which the investment was made.

        Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed. Even if market quotations are available for our investments, such quotations may not reflect the value that we would actually be able to realize because of various factors, including possible illiquidity. Our partners' capital could be adversely affected if the values of investments that we record are materially higher than the values that are ultimately realized upon the disposal of the investments and changes in values attributed to investments from quarter to quarter may result in volatility in our assets under management and such changes could materially affect the results of operations that we report from period to period. We cannot assure you that the investment values that we record from time to time will ultimately be realized. We also cannot assure you that you will be able to realize the investment values that are presented in this prospectus.

        Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of investments reflected in a fund's NAV do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund when such investments are realized. Realizations at values significantly lower than the values at which investments have been reflected in prior fund NAVs would result in losses for the applicable fund and the loss of potential carried interest and other fees. Also, if realizations of our investments produce values materially different than the carrying values reflected in prior fund NAVs, investors may lose confidence in us, which would in turn result in difficulty in raising additional funds.

        Even if market quotations are available for our investments, such quotations may not reflect the value that could actually be realized because of various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company's securities, future market price volatility or the potential for a future loss in market value based on poor industry conditions or the market's view of overall company and management performance.

        In addition, because we value our investments on a quarterly basis only, subsequent events that may have a material impact on those valuations will not be reflected until the next quarterly valuation date.

The historical returns attributable to our funds, including those presented in this prospectus, should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our common units.

        We have presented in this prospectus net and gross IRRs, multiples of invested capital and realized and unrealized investment values for funds that we have sponsored and managed. The historical and potential future returns of the funds that we manage are not directly linked to returns on our common units. In connection with the Reorganization Transactions and this offering, we will not acquire all of the interests in the KKR Group, our accounting predecessor, and we will not acquire an interest in two legacy funds that are not included in the KKR Group. In addition, although two of the three side-by-side funds that constitute the KKR Strategic Capital Funds have been consolidated by the KKR Group, the third side-by-side fund in the KKR Strategic Capital Funds is not consolidated by the KKR Group because it is is owned and controlled by third-party investors and we hold no economic or voting interests in that fund.

        Following the Reorganization Transactions and this offering, we will have controlling and economic interests in the management companies of our funds, the general partners of our traditional private equity funds (other than the 1996 Fund and earlier funds) and future funds and our capital markets companies. We will also have an economic (but not controlling) interest in the general partner of the KKR Private Equity Investors master fund. As a result of these interests, we will have a right to share ratably in: (i) the management, transaction, monitoring and other fees from our existing and future private equity funds and their portfolio companies; (ii) the carried interest earned by the general partners of our existing and future private equity funds (other than the 1996 Fund and earlier funds); (iii) any returns generated on capital contributions made by the general partners of our existing and future private equity funds after the completion of this offering; and (iv) the management, incentive and other potential fees for managing our existing and future credit strategy funds.

        In light of the fact that we will not acquire interests in all of the private equity and credit activities we have historically conducted, you should not conclude that continued positive performance of the funds that we manage will necessarily result in positive returns on an investment in our common units. However, poor performance of the funds that we manage would cause a decline in our income from such funds and would therefore have a negative effect on our performance and in all likelihood the returns on an investment in our common units.

        Moreover, with respect to the historical returns of our funds:

  •
  the rates of returns of our funds reflect unrealized gains as of the applicable valuation date that may never be realized, which may adversely affect the ultimate value realized from those funds' investments;

  •
  you will not benefit from any value that was created in our funds prior to your investment in our common units to the extent such value has been realized;

  •
  the historical returns of our funds and their future performance has been and will be affected by macroeconomic factors, including factors that may not have been prevalent in the periods relevant to the return data above;

  •
  in the past few years, the rates of returns of some of our funds have been positively influenced by a number of investments that experienced a substantial decrease in the average holding period of such investments and rapid and substantial increases in value following the dates on which those investments were made, trends and rates of return that are not expected to continue;

  •
  our funds' returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including favorable borrowing conditions in the debt markets, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions or that such market conditions will continue;

  •
  the results of our credit segment are impacted by the performance of the credit strategy funds we manage. Recent disruptions in the credit markets may adversely impact the performance of these funds, which would reduce our management fees because these fees are based in part on the net asset value of these strategy funds. Additionally, reduced profitability or losses realized by the credit strategy funds would reduce or eliminate incentive fees earned by our credit segment; and

  •
  we may create new funds in the future that reflect a different asset mix in terms of allocations among funds, investment strategies, geographic and industry exposure and vintage year.

        In addition, future returns will be affected by the risks described elsewhere in this prospectus, including risks of the industry sectors and businesses in which a particular fund invests.

Dependence on significant leverage in investments by our funds could adversely affect our ability to achieve attractive rates of return on those investments.

        Because many of our funds' investments rely heavily on the use of leverage, our ability to achieve attractive rates of return on investments will depend on our continued ability to access sufficient sources of indebtedness at attractive rates. For example, our credit strategy funds use varying degrees of leverage when making investments. Similarly, in many private equity investments, indebtedness may constitute 70% or more of a portfolio company's total debt and equity capitalization, including debt that may be incurred in connection with the investment. An increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. In addition, increases in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Increases in interest rates could also make it more difficult to locate and consummate private equity investments because other potential buyers, including operating companies acting as strategic buyers, may be able to bid for an asset at a higher price due to a lower overall cost of capital. In addition, a portion of the indebtedness used to finance private equity investments often includes high-yield debt securities issued in the capital markets. Availability of capital from the high-yield debt markets is subject to significant volatility, and there may be times when we might not be able to access those markets at attractive rates, or at all, when completing an investment.

        Investments in highly leveraged entities are also inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments. The incurrence of a significant amount of indebtedness by an entity could, among other things:

  •
  subject the entity to a number of restrictive covenants, terms and conditions, any violation of which would be viewed by creditors as an event of default and could materially impact our ability to realize value from our investment;

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  give rise to an obligation to make mandatory prepayments of debt using excess cash flow, which might limit the entity's ability to respond to changing industry conditions to the extent additional cash is needed for the response, to make unplanned but necessary capital expenditures or to take advantage of growth opportunities;

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  limit the entity's ability to adjust to changing market conditions, thereby placing it at a competitive disadvantage compared to its competitors who have relatively less debt;

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  limit the entity's ability to engage in strategic acquisitions that might be necessary to generate attractive returns or further growth; and

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  limit the entity's ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or other general corporate purposes.

        A leveraged company's income and equity also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company is generally greater than for companies with comparatively less debt.

        Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

The asset management business is intensely competitive.

        We compete as an alternative asset manager for both investors and investment opportunities. Our competitors consist primarily of sponsors of public and private investment funds, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers. We believe that competition for investors is based primarily on investment performance; business reputation; the duration of relationships with investors; the quality of services provided to investors; pricing; and the relative attractiveness of the types of investments that have been or are to be made. We believe that competition for investment opportunities is based primarily on the pricing, terms and structure of a proposed investment and certainty of execution. A number of factors serve to increase our competitive risks:

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  a number of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;

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  several of our competitors have recently raised, or are expected to raise, significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

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  some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

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  some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments;

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  our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment;

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  there are relatively few barriers to entry impeding the formation of new funds, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition;

  •
  some investors may prefer to invest with an investment manager that is not publicly traded; and

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  other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

        We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased investment returns and increased risks of loss if we match investment prices, structures and terms offered by competitors. In addition, if interest rates were to rise or if market conditions for competing investment products improve and such products begin to offer rates of return superior to those achieved by our funds, the attractiveness of our funds relative to investments in other investment products could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our business, results of operations and cash flow.

The due diligence process that we undertake in connection with our investments may not reveal all facts that may be relevant in connection with an investment.

        Before making our investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment and, in the case of private equity investments, and to prepare a framework that may be used from the date of an acquisition to drive operational achievement and value creation. When conducting due diligence, we typically evaluate a number of important business, financial, tax, accounting, environmental and legal issues in determining whether or not to proceed with an investment. Outside consultants, legal advisers, accountants and investment banks are involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence process may at times be subjective with respect to newly organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we will carry out with respect to any investment opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. We also cannot be certain that our due diligence investigations will result in investments being successful.

Our asset management activities involve investments in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the capital invested.

        Our funds hold investments in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration is available. The ability of many of our funds to dispose of investments is heavily dependent on the public equity markets. For example, the ability to realize any value from an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is made. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing our investment returns to risks of downward movement in market prices during the intended disposition period. Accordingly, under certain conditions, our funds may be forced to either sell securities at lower prices than they had expected to realize or defer sales that they had planned to make, potentially for a considerable period of time. We have made and expect to continue to make significant capital investments in our current and future funds. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

The investments of our funds are subject to a number of inherent risks.

        Our results are highly dependent on our continued ability to generate attractive returns from our investments. Investments made by our private equity funds involve a number of significant risks inherent to private equity investing, including the following:

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  companies in which private equity investments are made may have limited financial resources and may be unable to meet their obligations under their securities, which may be accompanied by a deterioration in the value of their equity securities or any collateral or guarantees provided with respect to their debt;

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  companies in which private equity investments are made are more likely to depend on the management talents and efforts of a small group of persons and, as a result, the death, disability, resignation or termination of one or more of those persons could have a material adverse impact on their business and prospects and the investment made;

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  companies in which private equity investments are made generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and

  •
  executive officers, directors and employees of an equity sponsor may be named as defendants in litigation involving a company in which a private equity investment is made or is being made.

Our private equity investments are typically among the largest in the industry, which involve certain complexities and risks that are not encountered in small- and medium-sized investments.

        Our private equity funds make investments primarily in companies with large capitalizations, which involves certain complexities and risks that are not encountered in small- and medium-sized investments. For example, larger transactions may be more difficult to finance and exiting larger deals may present incremental challenges. In addition, larger transactions may pose greater challenges in implementing changes in the company's management, culture, finances or operations, and may entail greater scrutiny by regulators, labor unions and other third parties. Recently, labor unions have been more active in opposing certain larger investments by our private equity funds and private equity firms generally.

        In recent years, the amount of equity capital that is required to complete a large capitalization private equity transaction has increased significantly, which has resulted in some of the largest private equity transactions being structured as "consortium transactions." A consortium transaction involves an equity investment in which two or more other private equity firms serve together or collectively as equity sponsors. While we have sought to limit where possible the amount of consortium transactions in which we have been involved, we have participated in a significant number of those transactions. Ten out of 37 of the investments in our current private equity portfolio were acquired through consortium transactions. Consortium transactions generally entail a reduced level of control by our firm over the investment because governance rights must be shared with the other private equity sponsors. Accordingly, we may not be able to control decisions relating to a consortium investment, including decisions relating to the management and operation of the company and the timing and nature of any exit, which could result in the risks described in "—Our funds have made investments in companies that we do not control, exposing us to the risk of decisions made by others with which we may not agree." Any of these factors could increase the risk that our larger investments could be less successful. The consequences to our investment funds of an unsuccessful larger investment could be more severe given the size of the investment.

Our funds have made investments in companies that we do not control, exposing us to the risk of decisions made by others with which we may not agree.

        Our funds hold investments that include debt instruments and equity securities of companies that we do not control. Such instruments and securities may be acquired by our funds through trading activities or through purchases of securities from the issuer. In addition, our funds may acquire minority equity interests, particularly when sponsoring investments as part of a large investor consortium, and may also dispose of a portion of their majority equity investments in portfolio companies over time in a manner that results in the funds retaining a minority investment. Those investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the value of investments by our funds could decrease and our financial condition, results of operations and cash flow could suffer as a result.

We expect to make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States.

        Many of our funds invest a significant portion of their assets in the equity, debt, loans or other securities of issuers that are based outside of the United States. A substantial amount of these investments consist of private equity investments made by our private equity funds. For example, as of June 30, 2007, approximately 63% of the fair value of those investments of those funds was attributable to foreign investments. Investing in companies that are based outside of the United States, particularly in countries characterized as having emerging markets, involves risks and considerations that are not typically associated with investments in companies established in the United States. These risks may include the following:

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  the possibility of exchange control regulations, political and social instability, nationalization or expropriation of assets;

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  the imposition of non-U.S. taxes;

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  less liquid markets;

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  reliance on a more limited number of commodity inputs, service providers and/or distribution mechanisms;

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  adverse fluctuations in currency exchange rates;

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  higher rates of inflation;

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  less available current information about an issuer;

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  higher transaction costs;

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  less government supervision of exchanges, brokers and issuers;

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  less developed bankruptcy laws;

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  difficulty in enforcing contractual obligations;

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  lack of uniform accounting, auditing and financial reporting standards;

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  less stringent requirements relating to fiduciary duties;

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  fewer investor protections; and

  •
  greater price volatility.

        Although we expect that most of our funds' capital commitments will be denominated in U.S. dollars, investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that such strategies will be effective. If we engage in hedging transactions, we may be exposed to additional risks associated with such transactions. See "—Risk management activities may adversely affect the return on our investments."

Our equity investments and many of our debt investments often rank junior to investments made by others, exposing us to greater risk of losing our investment.

        In most cases, the companies in which our funds invest have, or are permitted to have, outstanding indebtedness or equity securities that rank senior to our fund's investment. By their terms, such instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investment. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which an investment is made, holders of securities ranking senior to our investment would typically be entitled to receive payment in full before distributions could be made in respect of our investment. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investment. To the extent that any assets remain, holders of claims that rank equally with our investment would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, the ability of our funds to influence a company's affairs and to take actions to protect their investments may be substantially less than that of the senior creditors.

Risk management activities may adversely affect the return on our investments.

        When managing our exposure to market risks, we frequently use hedging strategies or certain forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates and currency exchange rates. The scope of risk management activities undertaken by us varies based on the level and volatility of interest rates, prevailing foreign currency exchange rates, the types of investments that are made and other changing market conditions. The use of hedging transactions and other derivative instruments to reduce the effects of a decline in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. However, such activities can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of the position. Such transactions may also limit the opportunity for gain if the value of a position increases. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price.

        The success of any hedging or other derivative transactions that we enter into generally will depend on our ability to correctly predict market changes. As a result, while we may enter into such transactions in order to reduce our exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the hedging or other derivative transaction had not been executed. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. Moreover, for a variety of reasons, we may not seek or be successful in establishing a perfect correlation between the instruments used in a hedging or other derivative transactions and the position being hedged. An imperfect correlation could prevent us from achieving the intended result and could give rise to a loss. In addition, it may not be possible to fully or perfectly limit our exposure against all changes in the value of our investments, because the value of investments is likely to fluctuate as a result of a number of factors, some of which will be beyond our control or ability to hedge.

Certain of our funds may make a limited number of investments, or investments that are concentrated in certain geographic regions or asset types, which could negatively affect their performance to the extent those concentrated investments perform poorly.

        The governing agreements of our funds contain only limited investment restrictions and only limited requirements as to diversification of fund investments, either by geographic region or asset type. During periods of difficult market conditions or slowdowns in these sectors or geographic regions, decreased revenues, difficulty in obtaining access to financing and increased funding costs may be exacerbated by this concentration of investments, which would result in lower investment returns.

Our funds may make investments that could give rise to a conflict of interest.

        Our funds invest in a broad range of asset classes throughout the corporate capital structure. These investments include investments in corporate loans and debt securities, preferred equity securities and common equity securities. In certain cases, we may manage separate funds that invest in different parts of the same company's capital structure. For example, our credit strategy funds may invest in different classes of the same company's debt and may make debt investments in a company that is owned by one of our private equity funds. In those cases, the interests of our funds may not always be aligned, which could create actual or potential conflicts of interest or the appearance of such conflicts. For example, one of our private equity funds could have an interest in pursuing an acquisition, divestiture or other transaction that, in our judgment, could enhance the value of the private equity investment, even though the proposed transaction would subject one of our credit strategy fund's debt investments to additional or increased risks. Similarly, our ability to effectively implement our public equity strategies may be limited to the extent that contractual obligations entered into in the ordinary course of our traditional private equity business impose restrictions on our engaging in transactions that we may be interested in otherwise pursuing. Appropriately dealing with conflicts of interest is complex and difficult and we could suffer reputational damage or potential liability if we fail, or appear to fail, to deal appropriately with conflicts as they arise.

Risks Related to Our Organizational Structure

Our unitholders do not control our Managing Partner or vote in the election or removal of its directors and will have limited ability to influence decisions regarding our business.

        Our Managing Partner, which serves as our sole general partner and manages our business and affairs, is owned by our senior principals, including our founders. Pursuant to its limited liability company agreement, our Managing Partner has established a board of directors that will be responsible for the oversight of our business and operations. The board of directors, co-chaired by our founders, appoints the officers of the Managing Partner. Our unitholders do not control our Managing Partner or its board of directors and, unlike the holders of common stock in a corporation, they will have only limited voting rights under our partnership agreement and generally will be unable to influence decisions regarding our business. Our unitholders also will not have the right to remove our Managing Partner as the general partner of our partnership without our Managing Partner's consent.

Our founders will be able to determine the outcome of any matter that may be submitted for a vote of the limited partners.

        Immediately following this offering, KKR Holdings, which is owned by our principals and certain of our former personnel and controlled by our founders, will beneficially own           % of the equity in our business. KKR Holdings will also hold an equivalent amount of special voting units in our partnership, which will entitle it to cast an equivalent number of votes on those few matters that may be submitted to a vote of our unitholders. Due to the foregoing, immediately following this offering, our founders, who will have the power to vote the special voting units held by KKR Holdings, will generally have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of our unitholders, including amendments to our partnership agreement that may be materially adverse to our unitholders. In addition, our partnership agreement contains provisions that enable us to take actions that would materially and adversely affect all unitholders or a particular class of unitholders upon the majority vote of all outstanding voting units, and since          % of our voting units will be controlled by our founders

immediately following this offering, our founders will have the ability to take actions that could materially and adversely affect unitholders either as a whole or as a particular class.

        Our unitholders' voting rights are further restricted by provisions in our partnership agreement stating that any common units held by a person that beneficially owns          % or more of any class of our common units then outstanding (other than our Managing Partner or its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) cannot be voted on any matter. Our partnership agreement also contains provisions limiting the ability of our unitholders to call meetings, to acquire information about our operations, and to influence the manner or direction of our management. Our partnership agreement also does not restrict our Managing Partner's ability to take actions that may result in our being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. Furthermore, unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

        In addition, as a result of these matters and the provisions referred to under "—Our unitholders do not control our Managing Partner or vote in the election or removal of its directors and will have limited ability to influence decisions regarding our business," our unitholders may be deprived of an opportunity to receive a premium for their common units in the future through a sale of our partnership, and the trading prices of our common units may be adversely affected by the absence or reduction of a takeover premium in the trading price.

We are permitted to repurchase all of the outstanding common units under certain circumstances, and this repurchase may occur at an undesirable time or price.

        We have the right to acquire all of our then-outstanding common units at the then-current trading price either if    % or less of our common units are held by persons other than our Managing Partner and its affiliates or if we, the Managing Partner or its directors, officers, trustees or agents are in any manner subjected to the provisions of the Investment Company Act. As a result of our Managing Partner's right to purchase outstanding common units, a holder of common units may have his common units purchased at an undesirable time or price.

We are a limited partnership and as a result will qualify for and intend to rely on some exemptions from the corporate governance and other requirements of the New York Stock Exchange.

        We are a limited partnership and will qualify for exceptions from certain corporate governance and other requirements of the rules of the New York Stock Exchange. Pursuant to these exceptions, limited partnerships may elect not to comply with certain corporate governance requirements of the New York Stock Exchange, including the requirements: (i) that a majority of the board of directors of the listed company consist of independent directors; (ii) that the listed company have a nominating and corporate governance committee that is composed entirely of independent directors; and (iii) that the listed company have a compensation committee that is composed entirely of independent directors. In addition, as a limited partnership, we will not be required to hold annual unitholder meetings. While our Managing Partner's board of directors will consist of a majority of directors who are independent under New York Stock Exchange Rules and have a nominating and governance committee, our nominating and governance committee will not consist entirely of independent directors or meet other substantive requirements that would be applicable absent such an exemption, and we do not intend to have a compensation committee. Accordingly, you will not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Potential conflicts of interest may arise among our Managing Partner, its affiliates and us. Our Managing Partner and its affiliates have limited fiduciary duties to us and our unitholders, which may permit them to favor their own interests to the detriment of us and our unitholders.

        Conflicts of interest may arise among our Managing Partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our Managing Partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following:

•
our Managing Partner determines the amount and timing of our investments and dispositions, indebtedness, issuances of additional partner interests and amounts of reserves, each of which can affect the amount of cash that is available for distribution to you;

•
our Managing Partner is allowed to take into account the interests of parties other than our partnership in resolving conflicts of interest, which has the effect of limiting its duties, including fiduciary duties, to our unitholders. For example, our affiliates that serve as the general partners of our funds have fiduciary and contractual obligations to our fund investors, and such obligations may cause such affiliates to regularly take actions that might adversely affect our near-term results of operations or cash flow. Our Managing Partner would have no obligation to intervene in, or to notify our unitholders of, such actions by such affiliates;

•
because our principals will indirectly hold Group Partnership units that are not subject to corporate income taxation and we will hold some of our Group Partnership units through a wholly-owned subsidiary that is taxable as a corporation, conflicts may arise between our principals and our partnership relating to the selection and structuring of investments;

•
as discussed below, our Managing Partner has limited its liability and reduced or eliminated its duties, including fiduciary duties, under our partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of duty, including fiduciary duties. In addition, we have agreed to indemnify our Managing Partner and its affiliates to the fullest extent permitted by law, except with respect to conduct involving bad faith, fraud or willful misconduct. By purchasing our common units, you will have agreed and consented to the provisions set forth in our partnership agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might constitute a breach of fiduciary or other duties under applicable state law;

•
our partnership agreement does not restrict our Managing Partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are fair and reasonable to us as determined under the partnership agreement;

•
our Managing Partner determines how much debt we incur and that decision may adversely affect our credit ratings;

•
our Managing Partner determines which costs incurred by it and its affiliates are reimbursable by us;

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other than as set forth in the non-competition, non-solicitation and confidentiality agreements to which our principals will be subject, which may not be enforceable, affiliates of our Managing Partner and existing and former personnel employed by our Managing Partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us;

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our Managing Partner controls the enforcement of obligations owed to us by it and its affiliates; and

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our Managing Partner decides whether to retain separate counsel, accountants or others to perform services for us.

        See "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Responsibilities."

Our partnership agreement will contain provisions that reduce or eliminate duties (including fiduciary duties) of our Managing Partner and limit remedies available to unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for a unitholder to successfully challenge a resolution of a conflict of interest by our Managing Partner or by its conflicts committee.

        Our partnership agreement will contain provisions that require our unitholders to waive or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement will provide that when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligations to us or our unitholders whatsoever. When our Managing Partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable," then our Managing Partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any unitholders and will not be subject to any different standards imposed by the partnership agreement, the Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Limited Partnership Act, or under any other law, rule or regulation or in equity.

        The above modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our unitholders will only have recourse and be able to seek remedies against our Managing Partner if our Managing Partner breaches its obligations pursuant to our partnership agreement. Unless our Managing Partner breaches its obligations pursuant to our partnership agreement, we and our unitholders will not have any recourse against our Managing Partner even if our Managing Partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our Managing Partner and its officers and directors will not be liable to us or our unitholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that without those limitations might constitute breaches of duty including fiduciary duties.

        Whenever a potential conflict of interest exists between us and our Managing Partner, our Managing Partner may resolve such conflict of interest. If our Managing Partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our Managing Partner, then it will be presumed that in making this determination, our Managing Partner acted in good faith. A unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

        Also, if our Managing Partner obtains the approval of the conflicts committee of our Managing Partner, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our Managing Partner of any duties it may owe to us or our unitholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you choose to purchase a common unit, you will be treated as having consented to the provisions set forth in the partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee. See "Conflicts of Interest and Fiduciary Responsibilities."

The control of our Managing Partner may be transferred to a third party without unitholder consent.

        Our Managing Partner may transfer its general partner interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without the consent of our unitholders. Furthermore, at any time, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without the approval of the unitholders, subject to certain restrictions as described elsewhere in this prospectus. A new general partner may not be willing or able to form new funds and could form funds that have investment objectives and governing terms that differ materially from those of our current funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as our track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our business, our results of operations and our financial condition could materially suffer.

We intend to pay periodic distributions to our unitholders, but our ability to do so may be limited by our holding company structure, applicable provisions of Delaware law and contractual restrictions.

        Following the completion of this offering, we intend to pay cash distributions on a quarterly basis. We are a holding company and will have no material assets other than the Group Partnership units that we will hold through wholly-owned subsidiaries and will have no independent means of generating income. Accordingly, we intend to cause the Group Partnerships to make distributions on the Group Partnership units, including Group Partnership units that we directly or indirectly hold, in order to provide us with sufficient amounts to fund distributions we may declare on our common units. If the Group Partnerships make such distributions, other holders of Group Partnership units, including KKR Holdings, will be entitled to receive equivalent distributions pro rata based on their Group Partnership units, except that we will be entitled to priority distributions of income through           as described under "Distribution Policy."

        The declaration and payment of any future distributions will be at the sole discretion of our Managing Partner, which may change our distribution policy at any time. Our Managing Partner will take into account general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, including payment obligations pursuant to the tax receivable agreement, legal, tax and regulatory restrictions, restrictions or other implications on the payment of distributions by us to our unitholders or by our subsidiaries to us and such other factors as our Managing Partner may deem relevant. Under the Delaware Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. In addition, the Group Partnerships' cash flow from operations may be insufficient to enable it to make required minimum tax distributions to its partners, in which case the Group Partnerships may have to borrow funds or sell assets, and thus our liquidity and financial condition could be materially adversely affected.

        Furthermore, by paying cash distributions rather than investing that cash in our businesses, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

        Our ability to characterize such distributions as capital gains or qualified dividend income may be limited, and you should expect that some or all of such distributions may be regarded as ordinary income.

We will be required to pay our principals for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with subsequent exchanges of our common units and related transactions.

        We and our intermediate holding company may be required to acquire Group Partnership units from time to time pursuant to our exchange agreement with KKR Holdings. To the extent this occurs, the exchanges are expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of income tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We will enter into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its Group Partnership units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes (or is deemed to realize, in the case of an early termination payment by our intermediate holding company or a change of control) as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes (or is deemed to realize) as a result of increases in tax basis that arise due to future payments under the agreement. This payment obligation will be an obligation of our intermediate holding company and not of either Group Partnership. In the event that other of our current or future subsidiaries become taxable as corporations and acquire Group Partnership units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each such entity will become subject to a tax receivable agreement with substantially similar terms. While the actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our common units at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our taxable income, we expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of our Group Partnerships, the payments that we may be required to make to our existing owners will be substantial. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us. We may need to incur debt to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise. In particular, our intermediate holding company's obligations under the tax receivable agreement would be effectively accelerated in the event of an early termination of the tax receivable agreement by our intermediate holding company or in the event of certain mergers, asset sales and other forms of business combinations or other changes of control. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our existing owners will not reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase is successfully challenged by the IRS. As a result, in certain circumstances payments to our existing owners under the tax receivable agreement could be in excess of the intermediate holding company's cash tax savings. The intermediate holding company's ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

If we were deemed to be an "investment company" under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

        A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

  •
  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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  absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We regard ourselves as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, an "orthodox" investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Further, following the completion of this offering, we will have no material assets other than our equity interest as general partner of one of the Group Partnerships and our equity interest in a wholly-owned subsidiary, which in turn will have no material assets other than the equity interest as general partner of the other Group Partnership. Through these interests, we will directly or indirectly be the sole general partners of the Group Partnerships and will be vested with all management and control over the Group Partnerships. We do not believe our equity interest in our wholly-owned subsidiary or our equity interests directly or through our wholly-owned subsidiary in the Group Partnerships are investment securities. Moreover, because we believe that the capital interests of the general partners of our funds in their respective funds are neither securities nor investment securities, we believe that less than 40% of our partnership's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis after this offering will be comprised of assets that could be considered investment securities. Accordingly, we do not believe we are, or following this offering will be, an inadvertent investment company by virtue of the 40% test in Section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above. In addition, we believe we are not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business.

        The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause our partnership to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among our partnership, the Group Partnerships and KKR Holdings, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act.

Risks Related to Our Common Units and this Offering

There may not be an active trading market for our common units, which may cause our common units to trade at a discount from the initial offering price and make it difficult to sell the common units you purchase.

        Prior to this offering, there has not been a public trading market for our common units. It is possible that after this offering an active trading market will not develop or continue, which would make it difficult for you to sell your common units at an attractive price or at all. The initial public offering price per common unit will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the price at which our common units will trade in the public market after this offering.

Our common unit price may decline due to the large number of common units eligible for future sale and for exchange.

        The market price of our common units could decline as a result of sales of a large number of common units in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common units in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have          common units outstanding or          common units outstanding assuming the underwriters exercise in full their option to purchase additional common units from us. All of the common units will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." See "Common Units Eligible for Future Sale." Subject to lock-up restrictions described under "Underwriting," we may issue and sell in the future additional common units.

        In addition, upon completion of this offering, KKR Holdings, which is owned by our principals and certain of our former personnel and controlled by our founders, will own an aggregate of           Group Partnership units. Over time, KKR Holdings may distribute to its members these Group Partnership units. These members would then have the right to compel the Group Partnerships to redeem these Group Partnership units for cash or our common units, at the option of the Group Partnerships. When a member of KKR Holdings gives the Group Partnerships notice of his or her intention to compel a redemption, our partnership, with respect to our direct interests in KKR Fund Holdings L.P., and our intermediate holding company with respect to interests in KKR Management Holdings L.P., will have superseding rights to instead acquire Group Partnership units for cash or our common units. The common units issued upon such exchanges would be "restricted securities," as defined in Rule 144 under the Securities Act, unless we register such issuances. However, we will enter into a registration rights agreement with KKR Holdings that will require us to register these common units under the Securities Act. While we intend to contractually restrict our existing owners' ability to transfer Group Partnership units or common units that they may hold, these contractual provisions may lapse over time or be waived, modified or amended at any time.

        In addition, our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of our unitholders, including awards under the 2007 Equity Incentive Plan. In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

The market price of our common units may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of common units in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or distributions to unitholders, additions or departures of key management personnel, failure to meet analysts' earnings estimates, publication of research reports about our industry, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, and in response the market price of our common units could decrease significantly. You may be unable to resell your common units at or above the initial public offering price.

Risks Relating to U.S. Taxation

If we were treated as a corporation for U.S. federal income tax or state tax purposes, then our distributions to you would be substantially reduced and the value of our common units could be adversely affected.

        The value of your investment in us depends in part on our being treated as a partnership for U.S. federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code, and that our partnership not be registered under the Investment Company Act. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We may not meet these requirements or current law may change so as to cause, in either event, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax. We have not requested, and do not plan to request, a ruling from the IRS, on this or any other matter affecting us.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal, state and local income tax on our taxable income at the applicable tax rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would otherwise flow through to you. Because a tax would be imposed upon us as a corporation, our distributions to you would be substantially reduced which could cause a reduction in the value of our common units.

        Current law may change, causing us to be treated as a corporation for U.S. federal or state income tax purposes or otherwise subjecting us to entity level taxation. See "—Risks Related to Our Business—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units." Because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our distributions to you would be reduced.

You will be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us.

        As long as 90% of our gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Internal Revenue Code, we are not required to register as an investment company under the Investment Company Act on a continuing basis, and assuming there is no change in law (see "—Risks Related to Our Business—Legislation has been introduced that would, if enacted, prelude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units"), we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly-traded partnership taxable as a corporation. As a result, you will be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash dividends from us.

        You may not receive cash dividends equal to your allocable share of our net taxable income or even the tax liability that results from that income, although we intend to make tax distributions, a portion of which will be distributed to our unitholders. See "Distribution Policy." In addition, certain of our holdings, including holdings, if any, in a controlled foreign corporation, or a CFC, and a passive foreign investment company, or a PFIC, may produce taxable income prior to the receipt of cash relating to such income, and unitholders that are U.S. taxpayers will be required to take such income into account in determining their taxable income. In the event of an inadvertent termination of our partnership status for which the IRS has granted us limited relief, each holder of our common units may be obligated to make such adjustments as the IRS may require to maintain our status as a partnership. Such adjustments may require persons holding our common units to recognize additional amounts in income during the years in which they hold such units.

        In addition, because of our methods of allocating income and gain among our unitholders, you may be taxed on amounts that accrued economically before you became a unitholder. See "Material U.S. Federal Tax Considerations."

Our interest in certain of our businesses will be held through the intermediate holding company, which will be treated as a corporation for U.S. federal income tax purposes; such corporation will be liable for significant taxes and may create other adverse tax consequences, which could potentially adversely affect the value of your investment.

        In light of the publicly-traded partnership rules under U.S. federal income tax laws and other requirements, we will hold our interest in certain of our businesses through the intermediate holding company which will be treated as corporations for U.S. federal income tax purposes. The intermediate holding company will be liable for significant U.S. federal income taxes and applicable state, local and other taxes that would not otherwise be incurred, which could adversely affect the value of your investment, and which could be increased if the IRS were to successfully reallocate deductions or income of the related entities conducting our business. Those additional taxes have not applied to our existing owners in our organizational structure in effect before this offering and will not apply to our existing owners following this offering to the extent they own equity interests directly or indirectly in the Group Partnerships.

Complying with certain tax-related requirements may cause us to invest through foreign or domestic corporations subject to corporate income tax or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

        In order for us to be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed below on a continuing basis and we must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, we or our subsidiaries may be required to invest through foreign or domestic corporations subject to corporate income tax, or enter into acquisitions, borrowings, financings or other transactions we may not have otherwise entered into.

Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common units, will in effect become taxable income to you if the common units are sold at a price greater than your tax basis in those common units, even if the price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

We do not intend to make, or cause to be made, an election under Section 754 of the Internal Revenue Code to adjust our asset basis or the asset basis of certain of the Group Partnerships. Thus, a holder of common units could be allocated more taxable income in respect of those common units prior to disposition than if such an election were made.

        We currently do not intend to make, or cause to be made, an election to adjust asset basis under Section 754 of the Internal Revenue Code with respect to us. If no such election is made, there will generally be no adjustment for a transferee of common units even if the purchase price of those common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to a transferee could include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made. See "Material U.S. Federal Tax Considerations—U.S. Taxes—Consequences to U.S. Holders of Common Units—Section 754 Election."

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. federal income tax purposes.

        Certain of our funds' investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be a PFIC or a CFC for U.S. federal income tax purposes. Unitholders indirectly owning an interest in a PFIC or a CFC may experience adverse U.S. tax consequences. See "Material U.S. Federal Tax Considerations—U.S. Taxes—Consequences to U.S. Holders of Common Units—Passive Foreign Investment Companies" and "—Controlled Foreign Corporations."

Non-U.S. persons face unique U.S. tax issues from owning common units that may result in adverse tax consequences to them.

        We may be, or may become, engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of investments in U.S. real property holding corporations, in which case some portion of our income would be treated as effectively connected income with respect to non-U.S. holders, or ECI. To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on distributions they receive of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their distributions of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate.

Tax-exempt entities face unique tax issues from owning common units that may result in adverse tax consequences to them.

        In light of our intended investment activities, we are likely to derive income that constitutes unrelated business taxable income, or UBTI, because we will likely incur acquisition indebtedness. Consequently, a holder of common units that is a tax-exempt organization will likely be subject to unrelated business income tax to the extent that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership would be treated as earning UBTI if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partner interest itself is debt-financed.

We cannot match transferors and transferees of common units, and we will therefore adopt certain income tax accounting conventions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. federal income tax purposes.

        We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of our partnership would, among other things, result in the closing of our taxable year for all unitholders. See "Material U.S. Federal Tax Considerations" for a description of the consequences of our termination for U.S. federal income tax purposes.

Unitholders may be subject to state and local taxes and return filing requirements as a result of investing in our common units.

        In addition to U.S. federal income taxes, our unitholders may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

We do not expect to be able to furnish to each unitholder specific tax information within 90 days after the close of each calendar year, which means that holders of common units who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return.

        As a publicly traded partnership, our operating results, including distributions of income, dividends, gains, losses or deductions, and adjustments to carrying basis, will be reported on Schedule K-1 and distributed to each unitholder annually. It will require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for the Partnership. For this reason, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. See "Material U.S. Federal Tax Considerations—U.S. Taxes—Administrative Matters—Information Returns."

USE OF PROCEEDS

        We estimate that we will receive approximately $          of net proceeds from this offering after deducting estimated underwriting discounts and offering expenses, or $          if the underwriters exercise in full their option to purchase additional common units from us, in each case at the assumed offering price of $                based on the midpoint of the price range indicated on the cover page of this prospectus. We intend to contribute the net proceeds we receive from this offering to the Group Partnerships in exchange for newly issued units in the Group Partnerships. We anticipate that the Group Partnerships will use approximately    % to    % of the net proceeds that they receive from us to grow our existing businesses, including by making principal investments in those businesses, approximately    % to    % of the net proceeds to expand into new related businesses, approximately    % to    % of the net proceeds to make additional capital commitments to our funds and portfolio companies and approximately    % to    % of the net proceeds for general corporate purposes. None of our principals are selling any common units or will otherwise receive any of the net proceeds from this offering.

DISTRIBUTION POLICY

        We intend to make quarterly cash distributions to our unitholders in amounts that in the aggregate are expected to constitute substantially all of our adjusted cash flow from operations each year in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our funds, to comply with applicable law and any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the ensuing four quarters. Our distribution policy reflects our belief that distributing substantially all of our adjusted cash flow from operations will provide transparency for our unitholders and impose on us an investment discipline with respect to the businesses and strategies that we pursue.

        Adjusted cash flow from operations is intended to reflect the actual cash flow attributable to us and is equal to cash flow presented in accordance with GAAP, adjusted to exclude cash flow relating to: (i) the investment activities of our consolidated funds; (ii) the realized and unrealized income attributable to non-controlling interests in consolidated funds; and (iii) changes in our operating assets and liabilities. We expect that our first quarterly distribution will be paid in                         in respect of the period from the completion of this offering through                        . Because we will not know what our available adjusted cash flow from operations will be for any year until the end of such year, we expect that our first three quarterly distributions in respect of any given year will generally be smaller than the final quarterly distribution in respect of such year.

        Because we are a holding company and do not own any material cash-generating assets other than our direct and indirect interests in the Group Partnerships, we will depend on cash distributions that we receive on the Group Partnership units that we hold directly or through our intermediate holding company to fund any distributions that we make on our common units. Our Managing Partner intends to cause the Group Partnerships to make cash distributions on the Group Partnership units that we directly and indirectly hold in amounts that are sufficient to allow us to fund any distributions that are declared on our common units. We will fund distributions, if any, in three steps:

  •
  first, the Managing Partner will cause the Group Partnerships to make distributions to holders of Group Partnership units pro rata in accordance with their respective percentage interests in the Group Partnerships (except as set forth in the following paragraph);

  •
  second, we will cause our intermediate holding company to distribute to us its share of such distributions, after deducting taxes and amounts payable under the tax receivable agreement; and

  •
  third, we will distribute our net share of such distributions to our unitholders on a pro rata basis.

        The partnership agreements of the Group Partnerships will provide that until          , distributions from the Group Partnerships, if any, will be allocated each year in three steps:

  •
  first, to us and our intermediate holding company until sufficient amounts have been so allocated to permit us to make aggregate distributions to our unitholders of $          per common unit on an annualized basis for such year;

  •
  second, to the other holders of Group Partnership units until an equivalent amount on a per unit basis has been distributed to such other holders for such year; and

  •
  thereafter, pro rata to all holders of Group Partnership units.

        Accordingly, until          , our principals will not receive distributions, other than tax distributions, in respect of their Group Partnership units for a year unless and until our unitholders receive aggregate distributions of $          per common unit on an annualized basis for such year. We do not intend to maintain this priority distribution after          . After          , all the income (and accordingly distributions) of

the Group Partnerships will be allocated pro rata to holders of Group Partnership units in accordance with their respective percentage interests in the Group Partnerships.

        The actual amount and timing of distributions on our common units will be subject to the discretion of our Managing Partner's board of directors, and we cannot assure you that we will in fact make distributions as intended. In particular, the amount and timing of distributions will depend upon a number of factors, including, among others, our available cash and current and anticipated cash needs; general economic and business conditions; our strategic plans and prospects; our results of operations and financial condition; our capital requirements; legal, contractual and regulatory restrictions on the payment of distributions by us or our subsidiaries and such other factors as the board of directors of our Managing Partner considers relevant. In addition, under Section 17-607 of the Delaware Limited Partnership Act, we will not be permitted to make a distribution if, after giving effect to the distribution, our liabilities would exceed the fair value of our assets. To the extent that we enter into one or more credit facilities from time to time, the terms of such facilities may also limit our ability to make distributions to unitholders under certain circumstances.

        If the general partners of the Group Partnerships determine that distributions from the Group Partnerships would otherwise be insufficient to cover the tax liabilities of a holder of a Group Partnership unit, the partnership agreement of each Group Partnership will provide for tax distributions to the holders of Group Partnership units. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant Group Partnership allocable to a holder of a Group Partnership unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of the income). If we had completed the Reorganization Transactions and this offering on January 1, 2006, the assumed effective tax rate for the tax year ended December 31, 2006 would have been approximately 46%. A portion of any such tax distributions received by us, net of amounts used by our subsidiaries to pay their tax liability, will be distributed to our unitholders. Such amounts are generally expected to be sufficient to permit our U.S. unitholders to fund their estimated U.S. tax obligations (including any federal, state and local income taxes) with respect to their distributive shares of net income or gain, after taking into account any withholding tax imposed on us. We cannot assure you that, for any particular unitholder, such distributions will be sufficient to pay the unitholder's actual U.S. or non-U.S. tax liability.

        Historically, we typically have made cash distributions to our existing owners when we received significant distributions from our funds. In addition, we have historically made cash distributions to our senior principals annually in connection with the payment to us of management and other fees. These distributions were not made pursuant to any agreement. For the fiscal years ended December 31, 2005 and 2006 and the six months ended June 30, 2007, we made cash and in-kind distributions of $680.8 million, $1.1 billion and $414.2 million, respectively, to our existing owners. Prior to this offering, we intend to make one or more cash and in-kind distributions to certain of our existing owners representing substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds. If the offering had occurred on June 30, 2007, we estimate that the aggregate amount of such distributions would have been $             million. However, the actual amount of such distributions will depend on the amount of the management company's cash-on-hand at the time of the offering.

CAPITALIZATION

        The following table presents our combined cash and cash equivalents and capitalization as of June 30, 2007:

  •
  on an actual basis; and

  •
  on a pro forma basis giving effect to the Reorganization Transactions, this offering, our use of the proceeds from this offering and the other transactions described under "Unaudited Pro Forma Financial Information."

        You should read this information together with the information included elsewhere in this prospectus, including the information set forth under "Organizational Structure," "Use of Proceeds," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our predecessor combined financial statements and related notes thereto.

	June 30, 2007
	Actual	Pro Forma(1)
	($ in thousands)
Cash and cash equivalents	$107,244	$
Cash and cash equivalents held at consolidated entities	1,392,028

Restricted cash and cash equivalents	112,273

Total cash, cash equivalents and restricted cash	$1,611,545	$

Debt obligations	$447,515	$
Due to affiliates	54,786
Accounts payable, accrued expenses and other liabilities	416,685

Total liabilities	918,986
Non-controlling interests in consolidated entities	23,257,856
Principals' interests in consolidated entities	—
Partners' capital	2,013,680
Accumulated other comprehensive income	7,200

Total partners' capital	2,020,880

Total capitalization	$26,197,722	$

(1)
A $1.00 increase or decrease in the assumed initial public offering price of $          per common unit, based on the midpoint of the price range indicated on the cover page of this prospectus, would increase or decrease cash and cash equivalents, total cash, cash equivalents and restricted cash, partners' capital, total partners' capital and total capitalization by $           million, $           million, $           million $           million and $             million, respectively, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

        If you invest in our common units, your interest will be diluted to the extent of the difference between the initial public offering price per common unit and the pro forma net tangible book value per common unit after this offering. Dilution results from the fact that the offering price per common unit is substantially in excess of the book value per common unit attributable to existing equity holders.

        Our pro forma net tangible book value as of June 30, 2007 was approximately $          , or $          per common unit. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the Reorganization Transactions, and pro forma net tangible book value per common unit represents pro forma net tangible book value divided by the number of common units outstanding, after giving effect to the Reorganization Transactions and assuming that all holders of Group Partnership units (other than our intermediate holding company) exchanged their Group Partnership units for newly-issued common units on a one-for-one basis.

        After giving effect to the Reorganization Transactions and the sale of          common units in this offering at an assumed initial public offering price of $          per common unit, representing the midpoint of the price range on the cover of this prospectus, our pro forma net tangible book value would have been $          , or $          per common unit. This represents an immediate increase in net tangible book value of $          per common unit to existing equity holders and an immediate dilution in net tangible book value of $           per common unit to new investors.

        The following table illustrates this dilution on a per common unit basis assuming the underwriters do not exercise their option to purchase additional common units.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit as of June 30, 2007	$
Increase in pro forma net tangible book value per common unit attributable to new investors

Pro forma net tangible book value per common unit after the offering

Dilution in pro forma net tangible book value per common unit to new investors		$

        The following table summarizes, on the same pro forma basis as of June 30, 2007, the total number of common units purchased from us, the total cash consideration paid to us and the average price per common unit paid by existing equity holders and by new investors purchasing common units in this offering, assuming that all of the holders of Group Partnership units (other than our intermediate holding company) exchanged their Group Partnership units for newly-issued common units on a one-for-one basis.

	Common Units Purchased		Total Consideration
Average Price Per Common Unit
	Number	Percent	Amount	Percent
Existing equity holders
New investors
Total

ORGANIZATIONAL STRUCTURE

        The following diagram illustrates the ownership and organizational structure that we will have immediately after the completion of the Reorganization Transactions and this offering.

Notes:

(1)
Except for KKR Management Holdings Corp., all entities are taxable as partnerships for U.S. federal income tax purposes. KKR Management Holdings Corp. will be taxable as a corporation for U.S. federal income tax purposes. For a discussion of pending legislation that may preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes, see "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

(2)
Following the Reorganization Transactions, minority investors will retain the following economic interests in some of the entities that comprise the KKR Group:

•
certain minority investors will receive        % of the capital invested by or on behalf of the general partners of our private equity funds before the completion of the offering and any profit thereon;

•
certain minority investors will receive      % of the net income earned by our management and capital markets companies and      % of the carried interest received by the general partners of our funds for a specified period of time; and

•
certain minority investors will receive 35% of the net income earned by the management company for our credit strategy funds.

  By their terms, the economic interests held by certain of these minority investors generally are expected to decrease over time, thereby increasing the interests of the Group Partnerships in the entities that comprise the KKR Group. See "Organizational Structure—Group Partnerships," "Unaudited Pro Forma Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Impact of the Reorganization Transactions, this Offering and Related Transactions."

(3)
In connection with the Reorganization Transactions, the Group Partnerships will not acquire any interests in the 1996 Fund or the general partners of the 1996 Fund, and will acquire only an economic (but not controlling) interest in the general partner of the KKR Private Equity Investors master fund. The management companies for our funds, the general partners of the 1996 Fund and subsequently formed private equity funds, the general partners of two of the three entities that constitute the KKR Strategic Capital Funds and the consolidated subsidiaries of the foregoing comprise the KKR Group, our predecessor for accounting purposes. See "Organizational Structure—The KKR Group."

(4)
The KKR Strategic Capital Funds are comprised of three private credit strategy funds. Two of the three side-by-side funds in the KKR Strategic Capital Funds we manage have been consolidated by the KKR Group. Although we receive management and incentive fees for managing the assets held by the third side-by-side fund in the KKR Strategic Capital Funds, we do not hold any economic or voting interests in it.

The KKR Group

        Prior to the Reorganization Transactions, our business was comprised of certain consolidated and combined entities under the common control of our senior principals, and under the common ownership of our principals and our other existing owners. These entities, which we refer to as the KKR Group, consist of:

  •
  the management companies for our funds;

  •
  the general partners of the 1996 Fund and our subsequently formed private equity funds;

  •
  the general partners of two of the three side-by-side funds that constitute the KKR Strategic Capital Funds; and

  •
  the consolidated subsidiaries of the foregoing.

        The KKR Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following the Reorganization Transactions and this offering. Because the legal entities that comprise the KKR Group are under the common control of our senior principals and will continue to be under their common control following the completion of the Reorganization Transactions and this offering, we will account for the Reorganization Transactions and this offering as a transfer of interests under common control. You should note, however, that we will not acquire all of the interests in the KKR Group in connection with the Reorganization Transactions and, accordingly, that the combined financial statements of the KKR Group may not be indicative of the results of operations and financial condition that we will have following the completion of this offering. See "—Group Partnerships," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Partnership

        We were formed as a Delaware limited partnership on June 25, 2007 to act as a holding company for the Group Partnerships following the completion of the Reorganization Transactions. We will directly or indirectly serve as sole general partner of each of the Group Partnerships, which will provide us with control over their business and affairs. In addition, we will use the net proceeds that we receive from this offering to directly or indirectly acquire a number of Group Partnership units that is equal to our outstanding common units, which will entitle us to share ratably (along with our principals through KKR Holdings) in the assets, liabilities, profits, losses and distributions of the Group Partnerships. Assuming that the underwriters do not exercise their option to purchase additional common units from us, we will directly and indirectly own an aggregate of          % of the outstanding Group Partnership units upon the completion of this offering assuming the midpoint of the price range indicated on the cover page of this prospectus. We will account for the portion of outstanding Group Partnership units that we do not own as principals' interests in our consolidated financials statements.

        KKR Holdings will initially own all of the outstanding Group Partnership units that we do not acquire in connection with the offering. It will also hold an equivalent amount of special voting units in our partnership, which will entitle it to cast an equivalent number of votes on any matters that may be submitted to a vote of our unitholders. We will enter into an exchange agreement with KKR Holdings in connection with the Reorganization Transactions pursuant to which KKR Holdings or certain of the transferees of its Group Partnership units may up to four times each year (subject to the terms of the exchange agreement) exchange Group Partnership units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with other applicable transfer restrictions. We have not yet determined how any such future exchanges will be accounted for in our consolidated financial statements. To the extent that Group Partnership units held by KKR Holdings or its transferees are exchanged for our common units, our interests in the Group Partnerships will be correspondingly increased. Any common units received upon such an exchange will be subject to any restrictions that were applicable to the exchanged Group Partnership units, including any applicable transfer restrictions.

        After the completion of this offering, our Managing Partner intends to cause the Group Partnerships to make distributions on their outstanding Group Partnership units in amounts that are sufficient to allow us to fund any distributions that we make on our common units. See "Distribution Policy." To the extent that we receive any distributions on the Group Partnership units that we hold, KKR Holdings and any other holder of Group Partnership units will be entitled to receive pro rata distributions on their Group Partnership units, except that we will be entitled to priority distributions of income through          as described under "Distribution Policy."

Our Managing Partner

        As is commonly the case with limited partnerships, our partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner, which serves as our sole general partner, has a board of directors that is co-chaired by our founders Henry Kravis and George Roberts and officers that are appointed by its board. Upon completion of this offering, we expect our Managing Partner's board to consist of a majority of independent directors and to have an audit committee and a conflicts committee composed entirely of independent directors. Our Managing Partner will not have an economic interest in our partnership, except for one common unit. Messrs. Kravis and Roberts will serve as Co-Chief Executive Officers of our Managing Partner.

        Our unitholders do not hold securities of our Managing Partner and are not entitled to vote in the election of its directors or other matters affecting its governance. Accordingly, only those persons holding limited liability company interests in our Managing Partner will be entitled to vote in the election or removal of its directors, on proposed amendments to its charter documents or on other matters that require approval of its equity holders. Our Managing Partner's outstanding limited liability company interests consist of Class A shares, which are entitled to vote on the election and removal of directors and all other matters that have not been delegated to the board of directors or reserved for the vote of Class B shareholders, and Class B shares, which are entitled to vote only with respect to the manner in which our subsidiaries vote any voting interests that they hold in the general partners of our foreign funds. All of our Managing Partner's outstanding Class A shares and Class B shares will be held by our senior principals upon the completion of the Reorganization Transactions and this offering. See "Management—Managing Partner Board Structure and Practices—Election and Removal of Directors" and "Security Ownership—Our Managing Partner."

Group Partnerships

        Following the Reorganization Transactions, the Group Partnerships will consist of the following components of our business:

  •
  controlling and economic interests in our management companies, allowing us to control our management companies and their respective subsidiaries (including the entities through which we conduct capital markets activities) as well as share ratably in the management, monitoring, transaction and other potential fees paid by all of our funds, portfolio companies and investment targets and other amounts paid by our credit strategy funds;

  •
  controlling and economic interests in the general partners of our traditional private equity funds (other than the 1996 Fund and our earlier funds, as the general partners of those funds are not expected to receive meaningful proceeds from further realizations), which will allow us to control those entities and share ratably in the carried interest received from those funds as well as any returns on investments made by or on behalf of those general partners after the completion of the offering; and

  •
  an economic (but not controlling) interest in the general partner of the KKR Private Equity Investors master fund, which will allow us to share ratably in the carried interest paid by that fund.

        In addition to the principals' interests that will result from KKR Holdings' ownership of Group Partnership units, certain minority investors who have been or are involved in our business also will retain economic interests in some or all of the above entities following the completion of the Reorganization

Transactions. Those retained interests, which will be accounted for as "non-controlling interests in consolidated entities," will consist of:

  •
  economic interests in the general partners of our private equity funds that will entitle minority investors to          % of the capital invested by or on behalf of those general partners before the completion of the offering and any profit thereon;

  •
  interests in our management and capital markets companies and the general partners of our funds that will entitle minority investors to          % of the net profits of those companies and          % of the carried interest received from those general partners with respect to the funds' investments for a specified period of time; and

  •
  a 35% interest in the management company for our credit strategy funds that will allocate to minority investors their allocable share of the management company's net income.

        The minority investors consist of certain of our current and former principals who acquired these interests in connection with their activities as investment professionals, as well as existing members of our firm who are engaged primarily in making credit investments. Some of the minority investors who retain economic interests in the general partners of our consolidated private equity funds will hold those interests through KKR Holdings.

        The Group Partnerships will not acquire any interests in the 1987 Fund, the 1993 Fund or the 1996 Fund (as the general partners of those private equity funds are not expected to receive meaningful proceeds from further realizations) or the KKR Private Equity Investors feeder fund or control over the KKR Private Equity Investors master fund, although they will acquire an economic interest in the general partner of the KKR Private Equity Investors master fund. In accordance with GAAP, we have included the 1996 Fund and the KKR Private Equity Investors master fund in our predecessor combined financial statements, because both funds were under the common control of our senior principals and were significant to our operations during the periods for which historical financial information has been presented in this prospectus. Because we will not control the 1996 fund and the KKR Private Equity Investors master fund following the completion of the offering, we will not consolidate them in our financial statements for future periods, although we will account for our economic interest in the KKR Private Equity Investors master fund under the equity method of accounting. For information concerning the pro forma impact that the elimination or deconsolidation of these entities would have had on our historical predecessor combined financial statements, please see "Unaudited Pro Forma Financial Information."

Tax Receivable Agreement

        The acquisition by our intermediate holding company of Group Partnership units from KKR Holdings or transferees of its Group Partnership units from time to time pursuant to the exchange agreement is expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We will enter into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its Group Partnership units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes (or is deemed to realize, in the case of an early termination payment by our intermediate holding company or a change of control) as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes (or is deemed to realize) as a result of increases in tax basis that arise due to future payments under the agreement. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our existing owners will not reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase were successfully challenged by the IRS. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement." In the event that other of our current or future subsidiaries become taxable as corporations and acquire Group Partnership units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each will become subject to a tax receivable agreement with substantially similar terms.

Other Tax Matters

        As discussed in "Material U.S. Federal Tax Consequences," under existing laws and regulations our partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partner interest. However, our partnership agreement does not restrict our ability to take actions that may result in us being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. See "Material U.S. Federal Tax Consequences" for a summary discussing certain U.S. federal tax considerations related to the purchase, ownership and disposition of our common units as of the date of this prospectus. Also see "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

        We believe that the Group Partnerships will also be treated as partnerships and not as corporations for U.S. federal income tax purposes. Accordingly, the holders of Group Partnership units, including our intermediate holding company, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Group Partnerships. Subject to the priority distribution rights, net profits and net losses of a Group Partnership will generally be allocated to its partners (including our partnership and our intermediate holding company) pro rata in accordance with the percentages of their respective partner interests. Because we will directly and indirectly own an aggregate of          % of the outstanding Group Partnership units upon completion of this offering, our partnership will initially be indirectly allocated          % of the net profits and net losses of the Group Partnerships, subject to priority distribution rights in favor of our partnership and our intermediate holding company through          as described under "Distribution Policy." The remaining net profits and net losses will be allocated to the other holders of Group Partnership units, which will initially consist of KKR Holdings. These percentages are subject to change, including upon an exchange of Group Partnership units for our common units and upon issuance of additional common units by our partnership.

        If the general partners of the Group Partnerships determine that distributions from the Group Partnerships would otherwise be insufficient to cover the tax liabilities of a holder of a Group Partnership unit, the partnership agreement of each Group Partnership will provide for cash distributions, which we refer to as tax distributions, to the holders of Group Partnership units. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant partnership allocable to a holder of a Group Partnership unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of the income). If we had completed the Reorganization Transactions and this offering on

January 1, 2006, the assumed effective tax rate for the year ended December 31, 2006 would have been approximately 46%. A portion of any such tax distributions received by us, net of amounts used by our subsidiaries to pay their tax liability, will be distributed to our unitholders. Such amounts are generally expected to be sufficient to permit our U.S. unitholders to fund their estimated U.S. tax obligations (including any federal, state and local income taxes) with respect to their distributive shares of net income or gain, after taking into account any withholding tax imposed on us. We cannot assure you that, for any particular unitholder, such distributions will be sufficient to pay the unitholder's actual U.S. or non-U.S. tax liability.

KKR Holdings

        Our principals and certain former personnel will hold equity interests in our business through KKR Holdings, which will hold the Group Partnership units not held by us. As a result, those individuals will receive financial benefits from our business in the form of distributions and payments received from KKR Holdings and the appreciation in the value of the Group Partnership units that KKR Holdings owns. The Group Partnership units held by KKR Holdings will be subject to applicable transfer restrictions, and will not be exchangeable for our common units before                   .

IPO Date Equity Awards

        At the time of this offering, we intend to grant to our employees who are not principals an aggregate of          restricted common units under our 2007 Equity Incentive Plan, which restricted common units will be allocated based on each employee's seniority. We will settle the restricted common units granted to these employees in the form of unrestricted common units or in cash. Holders of restricted common units will not be entitled to any voting rights or distributions with respect to their restricted common units. See "Management—IPO Date Equity Awards."

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma financial information contained in this prospectus is subject to completion due to the fact that information relating to the Reorganization Transactions and this offering currently is not determinable. We intend to complete this pro forma financial information, including amounts relating to the pro forma adjustments set forth in the accompanying unaudited condensed pro forma statement of financial condition and unaudited condensed pro forma statements of income, as and when we update this prospectus and such information becomes available.

        The following unaudited condensed pro forma statements of income for the year ended December 31, 2006 and six months ended June 30, 2007 and the unaudited condensed pro forma statement of financial condition as of June 30, 2007 are based upon the historical combined financial statements of the KKR Group, our accounting predecessor, included elsewhere in this prospectus. In addition, the following pro forma measure of economic net income for the year ended December 31, 2006 and the six months ended June 30, 2007, which represents a supplemental measure used by management to make operating decisions, assess performance and allocate resources, is based upon historical measures included elsewhere in this prospectus. These pro forma financial statements and supplemental financial measure present our consolidated results of operations and financial position giving pro forma effect to the Reorganization Transactions, this offering and the other transactions described below as if such transactions had been completed as of January 1, 2006 with respect to the unaudited condensed pro forma statements of income and as of June 30, 2007 with respect to the unaudited pro forma statement of financial condition. You should read this information together with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical predecessor combined financial statements and related notes included elsewhere in this prospectus.

        The KKR Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following the completion of the Reorganization Transactions and this offering. Because the legal entities that comprise the KKR Group are under the common control of our senior principals and will be under the common control of our senior principals following the completion of the Reorganization Transactions and this offering, we will account for the Reorganization Transactions as a transfer of interests under common control. Accordingly, we will carry forward into our consolidated financial statements the value of assets, liabilities and non-controlling interests in the combined entities recognized in the KKR Group's combined financial statements, except as described below.

        The pro forma adjustments described under "Reorganization Adjustments" principally give effect to:

  •
  the deconsolidation of both the 1996 Fund (a private equity fund whose general partners are not expected to receive meaningful proceeds from further realizations) and the fund's general partners, because the Group Partnerships will not acquire an interest in those general partners in connection with the Reorganization Transactions;

  •
  the deconsolidation of both the KKR Private Equity Investors master fund, our private equity-oriented permanent capital fund, and the master fund's general partner and the accounting for the Group Partnerships' interest in the master fund general partner instead under the equity method of accounting (which accounting treatment will not impact our consolidated net income or partners' capital), because the Group Partnerships will acquire an economic (but not controlling) partner interest in the master fund general partner;

  •
  the inclusion of non-controlling interests in consolidated entities representing the economic interests that certain minority investors will retain in the general partners of our private equity funds following the acquisition of general partner interests in those entities by the Group Partnerships, which economic interests will allocate to certain minority investors          % of the

    capital invested by or on behalf of those general partners before the completion of the offering and any profits thereon; and

  •
  the inclusion of non-controlling interests in consolidated entities representing the economic interests that certain minority investors will retain in our management and capital markets companies and the general partners of our funds following the acquisition of general partner or controlling interests in those entities by the Group Partnerships, which economic interests will allocate to certain minority investors          % of the net profits earned by those companies and          % of the carried interest received by those general partners with respect to the funds' investments, in each case for a specified period of time.

        The pro forma adjustments described under "Other Adjustments" principally give effect to:

  •
  the issuance of          common units in this offering at an assumed initial public offering price of $          per common unit, representing the midpoint of the price range indicated on the front cover of this prospectus, and the use of proceeds therefrom as described under "Use of Proceeds;"

  •
  the inclusion of principals' interests representing the Group Partnership units that KKR Holdings will hold in the Group Partnerships, which principals' interests will allocate to KKR Holdings          % of the equity in the Group Partnerships upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional common units from us;

  •
  one or more cash and in-kind distributions that we intend to make to certain of our existing owners prior to the completion of the offering, which distributions will consist of substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds;

  •
  our recognition of non-cash employee compensation charges associated with the vesting of interests in KKR Holdings that are held by our principals, which non-cash charges will be offset in full by corresponding credits to our income statement attributable to principals' interests in income of consolidated entities and other income and will not impact our income before taxes or net income;

  •
  our recognition of cash and non-cash employee compensation charges associated with grants of restricted common units under our 2007 Equity Incentive Plan at the time of this offering; and

  •
  a provision for corporate income taxes on the income of our intermediate holding company, which will indirectly hold our interests in the management companies for our funds and our capital markets companies and will be taxable as a corporation for U.S. federal income tax purposes.

        As a public company, our costs for such items as insurance, accounting and legal advice may increase. We will also incur costs which we have not previously incurred for director fees, additional investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and new rules implemented by the SEC and the New York Stock Exchange, and various other costs associated with being a public company. We have not made any pro forma adjustments relating to these costs, because estimates of those expenses are not objectively determinable.

        This unaudited pro forma financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position that would have occurred had the above transactions occurred on the dates indicated or had we operated as a public company during the periods presented or for any future period or date. In addition, the pro forma adjustments described herein are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the impact of the above transactions on the historical financial information of the KKR Group. You are cautioned not to place undue reliance on this unaudited pro forma financial information.

Unaudited Pro Forma Condensed Statement of Financial Condition

As of June 30, 2007

	KKR Group Combined Historical	Reorganization Adjustments	KKR Group after the Reorganization Adjustments	Other Adjustments	KKR & Co. L.P. Consolidated Pro Forma
	($ in thousands)
Assets
Cash and cash equivalents	$107,244
Cash and cash equivalents held at consolidated entities	1,392,028
Restricted cash and cash equivalents	112,273
Investments, at fair value	24,371,900
Due from affiliates	60,712
Other assets	153,565

Total assets	$26,197,722

Liabilities and partners' capital
Debt obligations	$447,515
Due to affiliates	54,786
Accounts payable, accrued Expenses and other liabilities	416,685

Total liabilities	918,986

Commitments and contingencies
Non-controlling interests in consolidated entities	23,257,856
Principals' interests in consolidated entities	—
Partners' capital
Partners' capital	2,013,680
Accumulated other comprehensive income	7,200

Total partners' capital	2,020,880

Total liabilities and partners' capital	$26,197,722

Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2006

	KKR Group Combined Historical	Reorganization Adjustments	KKR Group after the Reorganization Adjustments	Other Adjustments	KKR & Co. L.P. Consolidated Pro Forma
	($ in thousands)
Revenues
Fee income	$410,329

Expenses
Employee compensation and benefits	131,667
Occupancy and related charges	19,295
General, administrative and other	78,154
Fund expenses	38,350

Total expenses	267,466
Investment Income
Net gains from investment activities	3,105,523
Dividend income	714,069
Interest income	210,872
Interest expense	(29,542)

Total investment income	4,000,922
Income before non-controlling and principals' interests in income of consolidated entities and income taxes	4,143,785
Non-controlling interests in income of consolidated entities	3,039,677
Principals' interests in income of consolidated entities	—

Income before taxes	1,104,108
Income taxes	4,163

Net income	$1,099,945

Net Income Per Common Unit
Basic
Diluted
Weighted Average Common Units
Basic
Diluted

 Unaudited Pro Forma Condensed Consolidated Statement of Income
Six Months Ended June 30, 2007

	KKR Group Combined Historical	Reorganization Adjustments	KKR Group after the Reorganization Adjustments	Other Adjustments	KKR & Co. L.P. Consolidated Pro Forma
	($ in thousands)
Revenues
Fee income	$115,380

Expenses
Employee compensation and benefits	50,581
Occupancy and related charges	9,909
General, administrative and other	59,506
Fund expenses	35,821

Total expenses	155,817
Investment Income
Net gains from investment activities	3,147,328
Dividend income	133,160
Interest income	133,549
Interest expense	(40,486)

Total investment income	3,373,551
Income before non-controlling and principals' interests in income of consolidated entities and income taxes	3,333,114
Non-controlling interests in income of consolidated entities	2,661,912
Principals' interests in income of consolidated entities	—

Income before taxes	671,202
Income taxes	3,806

Net income	$667,396

Net Income Per Common Unit
Basic
Diluted
Weighted Average Common Units
Basic
Diluted

Notes to Unaudited Pro Forma Condensed Financial Information

1.     Reorganization Adjustments.

        The Reorganization Adjustments present the effects of the elimination of the financial results of non-contributed entities and the reorganization of our business into a holding company structure as described under "Organizational Structure."

(a)
The adjustments reflect the elimination of the consolidated financial results of the general partners of the 1996 Fund because the Group Partnerships will not acquire an interest in those general partners in connection with the Reorganization Transactions. In addition, the adjustments reflect the deconsolidation of the KKR Private Equity Investors master fund and its general partner and the accounting for the Group Partnerships' interest in the the master fund general partner instead under the equity method of accounting, because the Group Partnerships will acquire an economic (but not controlling) partner interest in the master fund general partner in connection with the Reorganization Transactions. The above general partners are entitled to carried interests that entitle them to a percentage of the net profits generated on the funds' investments, subject to certain requirements. The above funds pay management fees to us in exchange for providing them with management and other services.

  The 1996 Fund general partners consolidate the 1996 Fund, and the KKR Private Equity Investors master fund general partner consolidates the KKR Private Equity Investors master fund, under EITF 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights," or EITF 04-5, notwithstanding the fact that they hold only minority economic interests in those funds, as a result of their substantive, controlling general partner interests. Those consolidated funds have been combined in the historical combined financial statements of the KKR Group for the periods presented in this prospectus. When funds are consolidated, the KKR Group's combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the majority of the economic interests in the consolidated funds, which are held by third-party investors, are reflected as non-controlling interests. All inter-company transactions are eliminated in consolidation.

  The elimination of the 1996 Fund general partners' consolidated financial results resulted in a $            decrease in partners' capital as of June 30, 2007, representing the excess of eliminated assets of $            over eliminated liabilities of $            and eliminated non-controlling interests of $            . For the year ended December 31, 2006 and the six months ended June 30, 2007, the elimination of the 1996 Fund general partners' consolidated results resulted in the recognition of $            million and $             million, respectively, of fee income from management fees paid by the 1996 Fund that had been eliminated in consolidation as inter-company transactions as well as eliminations of $            and $            of expenses, $            and $            of investment income and $            and $            of non-controlling interests in income from consolidated entities, respectively, because those items will no longer be reflected in our consolidated financial statements following the completion of the Reorganization Transactions. The foregoing adjustments resulted in reductions in income before taxes of $            and $            and reductions in net income of $            and $            for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

  The deconsolidation of the KKR Private Equity Investors master fund and its general partner and the accounting for the Group Partnerships' interest in the master fund general partner instead under the equity method of accounting did not impact partners' capital as of June 30, 2007, because the elimination of previously consolidated assets was offset by the elimination of a corresponding amount of liabilities and non-controlling interests. The economic interest that the Group Partnerships will hold in the master fund general partner upon the completion of the Reorganization Transactions will be accounted for as an investment in our consolidated statement of financial condition. That interest will allocate to the Group Partnerships            % of the carried interest received by the master fund general partner pursuant to its carried interests once the fund's capitalization costs have been recouped in accordance with the fund's governing instruments. Because the fund's capitalization costs had not been recouped as of June 30, 2007, the master fund general partner would not be entitled to receive any amounts pursuant to this interest in the event of a termination of the master fund. The investment has therefore been reflected at a value of zero.

  For the year ended December 31, 2006 and the six months ended June 30, 2007, the deconsolidation of the KKR Private Equity Investors master fund and its general partner and the accounting for the Group Partnerships' interest in the master fund general partner instead under the equity method of accounting resulted in the recognition of $            million and $            million, respectively, of fee income from management fees paid by the fund that had been eliminated in consolidation as inter-company transactions as well as eliminations of $            and $            of expenses, $            and $            of investment income and $            and $            of non-controlling interests of fund investors in income from consolidated entities, respectively, because those items will no longer be reflected in our financial statements following the deconsolidation of the master fund general partner. For the year ended December 31, 2006 and the six months ended June 30, 2007, no expense or investment income was allocable to the economic interest that the Group Partnerships will have in the master fund general partner upon the completion of the Reorganization Transactions and this offering.

(b)
The adjustments reflect the inclusion of non-controlling interests in consolidated entities representing the economic interests that certain minority investors will retain in the general partners of our private equity funds that will be consolidated by the Group Partnerships, which economic interests will allocate to certain minority investors            % of the capital invested by or on behalf of those general partners before the completion of the offering and any profits thereon. As of June 30, 2007, these non-controlling interests were valued at $            and reduced partners' capital by a corresponding amount. For the year ended December 31, 2006 and the six months ended June 30, 2007, the inclusion of non-controlling interests resulted in net charges accounted for as non-controlling interests in income of consolidated subsidiaries of $            and $            , respectively, representing amounts of expenses and investment income attributable to the non-controlling interests. The foregoing adjustments resulted in reductions in income before taxes of $            and $            and reductions in net income of $            and $            for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

(c)
The adjustments reflect the inclusion of non-controlling interests in consolidated entities representing the economic interests that certain minority investors will retain in our management and capital markets companies and general partners of our consolidated funds following the acquisition of interests in those entities by the Group Partnerships, which economic interests will allocate to certain minority investors            % of the net profits earned by those companies and            % of the carried interest received by those general partners with respect to the funds' investments, in each case, for a specified period of time. As of June 30, 2007, these non-controlling interests were recorded at $            and reduced partners' capital by a corresponding amount. For the year ended December 31, 2006 and the six months ended June 30, 2007, the inclusion of non-controlling interests resulted in net charges accounted for as non-controlling interests in income of consolidated subsidiaries of $            and $            , respectively, representing amounts of fee income, expenses and investment income attributable to the non-controlling interests. The foregoing adjustments resulted in reductions in income before taxes of $            and $            and reductions in net income of $            and $            for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

2.     Other Adjustments

        The Other Adjustments present the effects of the other transactions that will be entered into in connection with the Reorganization Transactions, this offering and the other transactions described in this section.

(d)
The adjustments reflect the receipt of $            of net proceeds from the issuance of            common units in this offering at an assumed initial offering price of $            per common unit, representing the midpoint of the price range indicated on the front cover of this prospectus, after deducting $            of estimated underwriting discounts and offering expenses. We intend to contribute the net proceeds that we receive from this offering to the Group Partnerships in exchange for newly issued Group Partnership units, which will use the proceeds that they receive from us to grow our existing business, to expand into new related businesses and for other general corporate purposes. The issuance of            common units described above resulted in a $            net increase in cash and cash equivalents and a $            net increase in partners' capital as of June 30, 2007.

(e)
The adjustments reflect our use of $            of assumed net proceeds from the issuance of common units in this offering to acquire newly issued Group Partnership units from the Group Partnerships. Assuming that the underwriters do not exercise their option to purchase additional common units from us, we will directly and indirectly own            % of the outstanding Group Partnership units upon the completion of this offering and the balance of the outstanding Group Partnership units will be owned by KKR Holdings and reflected in our consolidated financial statements as principals' interests. As of June 30, 2007, these non-controlling interests were recorded at $            and reduced partners' capital by a corresponding amount. For the year ended December 31, 2006 and the six months ended June 30, 2007, the inclusion of principals' interests resulted in net charges accounted for as principals' interests in income of consolidated entities of $            and $            , respectively, representing amounts of fee income, expenses and investment income attributable to the principals' interests. The foregoing adjustments resulted in reductions in income before taxes of $            and $            and reductions in net income of $            and $            for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

  We will enter into an exchange agreement with KKR Holdings in connection with the Reorganization Transactions pursuant to which KKR Holdings or certain transferees of its Group Partnership units may up to four times each year (subject to the terms of the exchange agreement) exchange Group Partnership units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The Group Partnership units are also subject to transfer restrictions, and will therefore not be exchangeable before                . We have not yet determined the manner in which such future exchanges will be accounted for in our consolidated financial statements.

(f)
The adjustments reflect the effect of one or more cash and in-kind distributions to certain of our existing owners representing substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds in an assumed aggregate amount of $            million as of June 30, 2007. The actual amount of such distributions will depend on the amount of the management company's cash on hand at the time of the offering.

(g)
The adjustments reflect the impact of the vesting of interests in KKR Holdings and the vesting of restricted common units issued under our 2007 Equity Incentive Plan on our income.

  Our principals and certain former personnel will hold equity interests in our business through KKR Holdings, which will hold the Group Partnership units not directly or indirectly held by us. As a result, those individuals will receive financial benefits from our business in the form of distributions and payments received from KKR Holdings and the appreciation in the value of the Group Partnership units that KKR Holdings owns. A portion of the equity interests held by our principals in KKR

  Holdings are subject to vesting. We will be required to record periodic non-cash employee compensation charges over time with respect to the vesting of interests in KKR Holdings that are held by our principals. When incurred, however, those non-cash charges will be offset in full by corresponding credits in our statements of income attributable to principals' interests in income of consolidated entities and other income and, as a result, will not impact our income before taxes, our net income or amounts that are available for distribution to our unitholders.

  In addition, at the time of this offering, we will grant to our employees who are not principals an aggregate of            unvested restricted common units under our 2007 Equity Incentive Plan. We may settle these restricted common units with unrestricted common units or in cash. The vesting of these restricted common units will result in cash and non-cash charges as the restricted common units vest.

  The following table summarizes the pro forma effects of the above items on the KKR Group's combined statements of income for the year ended December 31, 2006 and the six months ended June 30, 2007.

	Year Ended December 31, 2006		Six Months Ended June 30, 2007
($ in thousands)
Historical employee compensation and benefits expense	$131,667		$50,581
Addition of non-cash charges relating to vesting of interests in KKR Holdings(1)
Addition of cash and non-cash charges relating to vesting of restricted common units issued to other employees(2)

Total change in employee compensation and benefits expense

Employee compensation and benefits expense attributable to principals' interests in income of consolidated entities	(	)	(	)
Other income	(	)	(	)

Change in income before taxes

(1)
Upon completion of the Reorganization Transactions and this offering, our principals will hold an aggregate of            interests in KKR Holdings, of which            will be vested and            will be unvested. The unvested interests will vest over periods ranging in duration from                  to                  years. We intend to reflect the vesting of unvested interests in KKR Holdings as non-cash employee compensation charges in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

(2)
At the time of this offering, we will grant our employees    unvested restricted common units that may be settled with unrestricted common units and     unvested restricted common units that may be settled with cash. We will account for awards that may be settled with unrestricted common units as equity awards with the fair value of the award determined at the service inception date, which will be concurrent with the completion of this offering. We will account for awards that may be settled in cash as a liability at each reporting date subsequent to the service inception date, which will be concurrent with the completion of this offering. The fair value of these awards will be charged to compensation expense over the applicable service periods. The amounts presented above have been derived based upon an assumed initial offering price of                   per common unit, representing the midpoint of the price range indicated on the front cover of this prospectus, multiplied by the number of restricted common units to be granted, expensed over the assumed service periods, which range from                  to                   years. In addition, the calculation of the expense assumes a forfeiture rate of                  %, which is based upon historical turnover rates.

(h)
We have historically operated as a group of partnerships for U.S. federal income tax purposes and, in the case of certain entities located outside the United States, corporate entities for foreign income tax purposes. Because most of the entities in our consolidated group are taxed as partnerships, our income is generally allocated to, and the resulting tax liability is generally borne by, our partners and we generally are not taxed at the entity level. Accordingly, income tax provisions shown on our historical combined statements of income of $           million for the year ended December 31, 2006 and $          million for the six months ended June 30, 2007 were primarily attributable to the New York City unincorporated business tax and foreign income taxes imposed on certain entities located outside the United States.

  Following the Reorganization Transactions and this offering, the Group Partnerships and their subsidiaries will continue to operate as partnerships for U.S. federal income tax purposes and, in the case of certain entities located outside the United States, corporate entities for foreign income tax purposes. Accordingly, those entities will continue to be subject to New York City unincorporated business taxes or foreign income taxes. In addition, our intermediate holding company will be subject to additional entity-level taxes that will be reflected in our consolidated financial statements. For a discussion of pending legislation that may preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes, see "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, prelude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

  In calculating the pro forma income tax provision for the periods presented, the following assumptions were made:

  •
  The amount of net income before taxes was attributed to the entities subject to corporate taxes (income of $          million for the year ended December 31, 2006 and income of $          million for the six months ended June 30, 2007) with the remainder attributed to the entities not subject to corporate income taxes. Net income was attributed to these entities based on income or losses of the subsidiaries of the entities. Please see "Material U.S. Federal Tax Considerations" for a discussion of the different tax requirements of our subsidiaries.

  •
  Income before taxes attributed to entities subject to corporate tax was adjusted to add back expenses of $          million for the year ended December 31, 2006 and $          million for the six months ended June 30, 2007, which are not deductible for corporate income tax purposes. Such expenses relate primarily to compensation charges recognized for book purposes that will not be deductible for tax.

  •
  The resulting balances of $          million for the year ended December 31, 2006 and $          million for the six months ended June 30, 2007 were then multiplied by a blended statutory tax rate of          % and

  such amounts were added to the estimated foreign jurisdiction tax provisions to arrive at the aggregate tax provisions of $          million for the year ended December 31, 2006 and $          million for the six month period ended June 30, 2007. The blended statutory rate reflects statutory rate of          % for federal taxes and the blended state rate (net of federal benefit) of          %.

  •
  The amount of the adjustment reflects the difference between the actual tax provision for the historical organizational structure and the estimated tax provision that would have resulted had the Reorganization Transactions and the offering been effected on January 1, 2006.

3.     Determination of Earnings Per Common Unit

(i)
For the purposes of the pro forma net income per common unit computation, the weighted average common units outstanding, basic and diluted, were calculated in the following manner.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
	Basic and Diluted	Basic and Diluted
Common units to be outstanding immediately following the completion of the Reorganization Transactions and this offering
Restricted common units to be outstanding immediately following the completion of the Reorganization Transactions and this offering
Group Partnership units to be outstanding immediately following the completion of the Reorganization Transactions and this offering(1)

Weighted average common units outstanding

  (1)
  We will enter into an exchange agreement with KKR Holdings in connection with the Reorganization Transactions pursuant to which KKR Holdings or transferees of its Group Partnership units may up to four times each year (subject to the terms of the exchange agreement) exchange Group Partnership units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with other applicable transfer restrictions. Group Partnership units are not included in the calculation of weighted average common units outstanding because to do so would have been anti-dilutive for the periods presented. If these Group Partnership units were to be exchanged for common units, net income available to holders of common units would increase due to the elimination of the principals' interests associated with the Group Partnership units (offset by the associated tax effect) by a greater proportion than the corresponding increase in weighted average common units outstanding. As a result, diluted net income per common unit calculated assuming the exchange of all exchangeable Group Partnership units for common units would be greater than basic net income per common unit. We have not yet determined how any such future exchanges will be accounted for in our consolidated financial statements.

(j)
Pro forma basic and diluted net income per common unit were computed in the following manner.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
	Basic and Diluted	Basic and Diluted
Net income available to holders of common units	$	$
Weighted average common units outstanding

Net income per common unit

  Our special voting units are not entitled to receive distributions from our partnership. Those units do not share in our earnings and no earnings are allocable to that class. Accordingly, pro forma basic and diluted net income per special voting unit has not been presented.

Economic Net Income

        Economic net income represents net income excluding the impact of income taxes and the impact of non-cash employee compensation charges associated with equity interests in our business and charges relating to the amortization of intangible assets. Adjustments relating to income tax expense and amortization are customary in the calculation of supplemental measures of performance. In addition, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as this non-cash charge relates to the equity portion of our capital structure and not our core operating performance. We believe such adjustments are meaningful because they are indicators of our core operating results and our management uses them to evaluate our business and allocate resources.

        We find economic net income to be useful as a measure for understanding the performance of our operations from period to period and although not every company in our industry defines these metrics in precisely the same way that we do, we believe that this metric, as we use it, facilitates comparisons with other companies in our industry. While we use segment economic net income to evaluate the performance of our business segments, consolidated economic net income is also utilized by management in evaluating our performance as a whole as well as for compensation and other purposes. We also believe that analysts and investors use economic net income as a supplemental measure to evaluate our company's overall operating performance. However, economic net income has material limitations as an analytical tool and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP.

        The items we eliminate in calculating economic net income are significant to our business: (i) income tax expense represents a necessary element of our costs and our ability to generate revenue because ongoing revenue generation is expected to result in future income tax expense; (ii) amortization may be a necessary element of our costs following the reorganization; and (iii) non-cash compensation expense is expected to be a recurring component of our costs and we may be able to incur lower cash compensation costs to the extent that we grant non-cash compensation. Furthermore, any measure that eliminates compensation costs and the carrying costs associated with assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on economic net income as a performance measure and also consider our GAAP results. Economic net income is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measures prepared in accordance with GAAP. Because economic net income is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

        Because our historical combined financial statements do not include any non-cash employee compensation charges or charges relating to the amortization of intangible assets, economic net income is the equivalent of income before taxes for the historical periods presented. However, amounts of pro forma economic net income for the year ended December 31, 2006 and the six months ended June 30, 2007 include the impact of non-cash employee compensation charges described in Note (g) above and, accordingly, are not equivalent to pro forma income before taxes. The following table presents the adjustments to pro forma net income used to derive pro forma economic net income for the year ended December 31, 2006 and the six months ended June 30, 2007.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Pro forma net income	$	$
Adjustment for income tax
Pro forma income before taxes

Adjustment for non-cash employee compensation expense
Adjustment for amortization expense

Pro forma economic net income

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

        The following tables set forth the selected historical combined financial data of the KKR Group as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and as of June 30, 2007 and for the six months ended June 30, 2006 and 2007. We derived the selected historical combined data of the KKR Group as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 from the audited predecessor combined financial statements included elsewhere in this prospectus. We derived the selected historical combined data of the KKR Group as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 from the unaudited predecessor combined financial statements included elsewhere in this prospectus. We derived the selected historical combined data of the KKR Group as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003 from our unaudited predecessor combined financial statements which are not included in this prospectus. The information presented in the following tables reflects the restatement of the KKR Group's financial results for the periods indicated below. See Note 13 to the predecessor combined financial statements included in this prospectus. Our unaudited predecessor combined financial statements have been prepared on substantially the same basis as our audited predecessor combined financial statements and include all adjustments that we consider necessary for a fair presentation of our combined financial position and results of operations for all periods presented. We will not acquire all of the interests in the KKR Group in connection with the Reorganization Transactions and, accordingly, the combined financial statements of the KKR Group may not be indicative of the results of operations and financial condition that we will have following the completion of this offering. You should read the following data together with the "Organizational Structure," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the predecessor combined financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	($ in thousands)
	($ in thousands)
Income Statement Data:
Revenues
Fee income	$67,850	$50,516	$183,462	$232,945	$410,329	$155,087	$115,380

Expenses
Employee compensation and benefits	38,510	46,724	69,956	79,643	131,667	39,723	50,581
Occupancy and related charges	8,013	8,858	10,688	13,534	19,295	11,010	9,909
General, administrative and other	27,315	35,315	36,931	54,336	78,154	37,086	59,506
Fund expenses	7,340	26,024	16,470	20,778	38,350	14,550	35,821

Total expenses	81,178	116,921	134,045	168,291	267,466	102,369	155,817
Investment Income
Net gains from investment activities	(189,813)	2,325,294	3,026,396	2,984,504	3,105,523	1,709,246	3,147,328
Dividend income	129	32,285	14,611	729,926	714,069	250,876	133,160
Interest income	11,730	36,807	54,060	27,166	210,872	48,586	133,549
Interest expense	(299)	(234)	(524)	(697)	(29,542)	(8,150)	(40,486)

Total investment income (loss)	(178,253)	2,394,152	3,094,543	3,740,899	4,000,922	2,000,558	3,373,551
Income (loss) before non-controlling interests in income of consolidated entities and income taxes	(191,581)	2,327,747	3,143,960	3,805,553	4,143,785	2,053,276	3,333,114
Non-controlling interests in income of consolidated entities	(290,022)	1,863,355	2,358,458	2,870,035	3,039,677	1,522,697	2,661,912

Income before taxes	98,441	464,392	785,502	935,518	1,104,108	530,579	671,202
Income taxes	1,745	2,425	6,265	2,900	4,163	1,554	3,806

Net income	$96,696	$461,967	$779,237	$932,618	$1,099,945	$529,025	$667,396

Statement of Financial Condition (period end):
Total assets	$7,379,763	$8,142,353	$9,701,478	$13,369,412	$23,292,783		$26,197,722
Total liabilities	19,243	124,339	313,672	418,778	1,281,923		918,986
Non-controlling interests in consolidated entities	6,766,895	7,289,218	8,352,342	11,518,013	20,318,440		23,257,856
Total partners' capital	593,625	728,796	1,035,464	1,432,621	1,692,420		2,020,880

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the predecessor combined financial statements and the related notes included elsewhere in this prospectus. The historical combined financial data discussed below reflects the historical results and financial position of the KKR Group, which is considered our predecessor for accounting purposes. While the historical combined financial statements of the KKR Group will be our historical financial statements following the completion of this offering, the data does not give effect to the Reorganization Transactions or this offering and is not necessarily representative of our future results and financial condition. See "Organizational Structure" and "Unaudited Pro Forma Financial Information." In addition, this discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described under "Risk Factors" and "Forward-Looking Statements." Actual results may differ materially from those contained in any forward-looking statements.

Overview

        Founded in 1976, we are a leading global alternative asset manager. Our more than 400 employees, including more than 150 investment professionals, are led by our founders, Henry Kravis and George Roberts, who are pioneers of the leveraged buyout industry. Our history of landmark achievements in private equity includes the first leveraged buyout in excess of $1 billion, several of the largest leveraged buyouts announced worldwide to date, the first buyout of a public company by tender offer and the largest leveraged buyouts completed or announced in each of the United States, the Netherlands, Denmark, India, Australia, Turkey, Singapore and France. We have continued our history of innovation by establishing new debt and public equity strategies that leverage the power of our brand and the intellectual capital in our private equity business.

        Today, through our offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong and Tokyo, we sponsor and manage funds that make investments worldwide in private equity and debt transactions on behalf of third-party investors and our firm. We also manage substantial investments in public equity. During our 31-year history, we have raised 16 funds and received approximately $59.7 billion of capital and capital commitments from investors. We have grown our assets under management significantly, from approximately $18.3 billion as of December 31, 2002 to approximately $54.4 billion as of June 30, 2007, representing a compounded annual growth rate of 27.4%. Of our total assets under management, approximately $7.0 billion is permanent capital, which is not required to be returned to investors and is able to be re-deployed as investments are realized.

        As a global alternative asset manager, we earn ongoing management fees for providing management and other services to our private equity and credit strategy funds as well as transaction, monitoring and other potential fees in connection with our investments. We also earn investment income from investing our own capital alongside fund investors and from our carried interest in fund investments, which provides us with a disproportionate share of the funds' investment gains generated on third-party capital invested by our private equity funds. We are also selectively pursuing opportunities to develop new investment structures and products that we believe will help us increase the amount of managed capital that we are able to commit to individual transactions, grow our assets under management and capture additional income streams.

Business Segments

        For management reporting purposes, we operate through two reportable business segments: private equity and credit.

Private Equity

        Through our private equity segment, we sponsor and manage a number of traditional private equity funds and a private equity-oriented permanent capital fund that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. Our private equity funds focus on investing in large capitalization companies, which we believe allows us to invest in industry-leading franchises with global operations, attract world class management teams, deploy large amounts of capital in individual transactions and optimize amounts of income that we earn on a per transaction basis. Our private equity segment had $45.1 billion of assets under management as of June 30, 2007 and generated approximately $1.1 billion and $645.8 million of economic net income during the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. Though our private equity funds focus on investments in equity, they may also make a small percentage of their investments in debt and other asset classes and the results of such investments are included in the results of our private equity segment.

Credit

        We believe the intellectual capital of our people, our integrated global investment platform and our ability to effectively adapt our investment strategies to market conditions allow us to capitalize on investment opportunities at every level of a company's capital structure. Commencing in 2004, we began to actively pursue debt investments as a separate asset class and, through our credit segment, we now sponsor and manage a group of private and publicly traded credit strategy funds that invest primarily in corporate debt investments and manage structured finance vehicles. Our credit strategy funds currently consist of KFN, a New York Stock Exchange listed finance company, and the KKR Strategic Capital Funds, consisting of three side-by-side private credit strategy funds. As of June 30, 2007, our credit strategy funds had $2.8 billion of capital, including $1.6 billion of permanent capital, and our credit strategy funds currently manage $6.5 billion of structured finance vehicles. During the year ended December 31, 2006 and the six months ended June 30, 2007, our credit segment generated $34.5 million and $25.4 million of economic net income, respectively. Though our credit strategy funds focus on investments in debt, these funds may also make a small percentage of their investments in equity and other asset classes and the results of such investments are included in the results of our credit segment.

Business Environment

        As a global alternative asset manager, we are affected by financial and economic conditions in the United States, Europe, Asia and elsewhere in the world. The diversity of our operations and product lines has allowed us to generate attractive returns in different business climates. Generally, business conditions characterized by low inflation, low or declining interest rates and strong equity markets provide a positive environment for us to generate attractive returns on existing investments. We also benefit, however, from periods of market volatility and disruption which allow us to use our large capital base and our experience with troubled companies and distressed securities to make investments at attractive prices and on favorable terms.

Market Conditions

        Our ability to grow our revenue and net income depends on our ability to continue to attract capital and investors, secure investment opportunities, obtain financing for transactions, consummate investments and deliver attractive investment returns. These factors are impacted by a number of market conditions, including:

  •
  The strength and competitive dynamics of the alternative asset management industry, including the amount of capital invested in, and withdrawn from, alternative investments. Our share of the capital that is allocated to alternative assets depends on the strength of our investment performance relative to the investment performance of our competitors. The amount of capital that we attract and our investment returns directly affect the level of our assets under management, which in turn affects the fees, carried interest and other amounts that we are able to earn in connection with our asset management activities.

  •
  The strength and liquidity of debt markets. Our private equity funds use debt financing to fund portfolio company acquisitions. Our credit strategy funds make significant investments in debt instruments and use varying degrees of leverage in order to enhance investment returns and to fund working capital requirements. As a result, our business generally benefits from strong and liquid debt markets that support our funds' investment activities, although periods of market volatility and disruption may create attractive investment opportunities. Recently, the cost of financing leveraged buyout transactions in the public capital markets has increased significantly, which may adversely impact the returns of our leveraged buyout transactions and our ability to finance future transactions.

  •
  The strength and liquidity of equity markets. Strong equity market conditions enable our private equity funds to increase the value of and to effect realizations of their portfolio company investments. Equity market conditions also affect the carried interest that we receive. In addition, recent general increases in stock market prices have made it more difficult to find businesses that may be acquired at attractive prices and have resulted in higher purchase prices for portfolio companies, which has increased the amount of equity and debt financing that is required to complete an acquisition.

  •
  Market volatility. Volatility within the debt and equity markets increases both the opportunities and risks within our segments and directly affects the performance of our funds. Similarly, fluctuations in interest rates and foreign currency exchange rates, if not suitably hedged, may affect the performance of our funds. Historical trends in these markets are not necessarily indicative of our future performance.

        We believe market conditions during recent years have created a favorable environment for our two reportable business segments and our business as a whole. In particular:

  •
  The U.S. economy has grown rapidly and the U.S. capital markets have seen increased activity and rising market indices during recent years, creating a favorable environment for making private equity investments and growing and realizing value from such investments, as well as for the expansion of our credit activities. We have also successfully identified and capitalized on opportunities to expand into Europe, Asia and elsewhere where trends have been favorable for investment, and we continue to identify what we believe to be attractive opportunities in new markets globally.

  •
  Institutions and other investors have increased their capital allocations to the alternative asset management industry. As a leader in this industry, we have been and expect to continue to be able to attract a significant amount of new capital for our funds. In addition, we believe that strong capital flows to the alternative asset sector have played, and will continue to play, an important role in our new business initiatives, including our capital markets initiative.

  •
  The U.S. and other debt markets have been particularly strong during recent years, contributing to our ability to finance portfolio company acquisitions at attractive rates, at attractive leverage ratios and on attractive terms. In addition, historically low interest rates and tight credit spreads during recent years have enhanced the ability of our credit strategy funds to employ leverage to increase investment returns. Recently, however, the cost of financing leveraged buyout transactions by issuing high-yield debt securities in the public capital markets has increased significantly. Increases in rates and spreads could have a negative impact on our returns as the incremental cash flow required to service debt would reduce cash flow available to investors in our funds and could lead to higher equity contribution requirements by our fund investors to effect future transactions. A reduction in leverage ratios or more restrictive covenants and other credit terms could also negatively impact our business.

  •
  The allocation of capital to the alternative asset management industry depends in part on the performance of alternative assets relative to other asset classes. The primary markets in which we conduct our business have experienced relatively steady growth. The performance of our funds has continued to exceed various traditional benchmarks of market performance enabling us to raise increasingly larger pools of capital.

        The market conditions discussed above have been generally favorable to our performance over the periods presented. Future market conditions may not continue to be as favorable and could adversely affect our business. For a more detailed description of the manner in which economic and financial market conditions may materially affect our results of operations and financial condition, see "Risk Factors—Risks Related to Our Business."

Legal and Regulatory Environment

        Members of the U.S. Congress have introduced legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the rules governing publicly traded partnerships and would require that we be treated as a corporation for U.S. federal income tax purposes. Separately, members of the U.S. Congress have introduced legislation that would, if enacted, treat income received for performing investment management services as ordinary income received for the performance of services, which would have a similar effect. If any of these pieces of legislation or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability, which could result in a reduction in the value of our common units. See "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, prelude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

Becoming a Public Company

        As a privately owned firm, we have consistently approached the management of our business and our investments with the goal of creating and realizing value over the long term. Both in building and expanding our business and in determining the types of investments to make, we have focused on the best outcomes for our business and fund investors measured over a period of years rather than on short-term financial performance. Our long-term approach encourages us to continue to build value in all of our portfolio companies, including those with a long period remaining before producing distributable cash flow. However, our results of operations are affected by the timing of our investments and changes in the value of our investments, each of which may vary significantly in the short term.

        We nonetheless intend to maintain our long-term focus after we become a public company even though this approach may lead to significant and unpredictable variations in our results from period to period. In addition, while a significant portion of the management and monitoring fees paid by our funds and portfolio companies are earned pursuant to multi-year contracts, other amounts that we earn, such as transaction fees and carried interest, are subject to significant variability based on transaction volume and size, as well as investment performance. We do not intend to permit the short-term perspectives of some public market investors to influence our investment, operational or strategic decisions, our duties or commitments to our fund investors or our focus on creating long-term value for our unitholders.

Impact of the Reorganization Transactions, this Offering and Related Transactions

        The KKR Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following the completion of the Reorganization Transactions and this offering. This historical combined financial data does not give effect to the Reorganization Transactions, the completion of this offering or other related transactions. Because the legal entities that comprise the KKR Group are under the common control of our senior principals and will be under the common control of our senior principals following the completion of the Reorganization Transactions, we will account for the Reorganization Transactions and this offering as a transfer of interests under common control. Accordingly, we will carry forward into our combined financial statements the value of assets, liabilities and non-controlling interests in the combined entities recognized in the KKR Group's historical combined financial statements, except as described below.

        While the combined financial statements of the KKR Group will be our historical financial statements following the completion of the Reorganization Transactions and this offering, our financial statements for future periods will differ from the financial statements of the KKR Group in many significant respects. In particular, following the completion of the Reorganization Transactions and this offering:

  •
  we will deconsolidate both the 1996 Fund and the fund's general partners, because the Group Partnerships will not acquire an interest in those general partners in connection with the Reorganization Transactions;

  •
  we will deconsolidate both the KKR Private Equity Investors master fund and the master fund's general partner and account for the Group Partnerships' interest in the master fund general partner instead under the equity method of accounting (which accounting treatment will not impact our consolidated net income or partners' capital), because the Group Partnerships will acquire an economic (but not controlling) partner interest in the master fund general partner;

  •
  we will include non-controlling interests in consolidated entities representing the economic interests that our existing owners will retain in the general partners of our consolidated private equity funds following the acquisition of general partner interests in those entities by the Group Partnerships, which economic interests will allocate to the existing owners          % of the capital invested by or on behalf of those general partners before the completion of the offering and any profits thereon;

  •
  we will include non-controlling interests in consolidated entities representing the economic interests that certain minority investors will retain in our management and capital markets companies and the general partners of our consolidated funds following the acquisition of general partner or controlling interests in those entities by the Group Partnerships, which economic interests will allocate to certain minority investors          % of the net profits earned by those companies and          % of the carried interest received by those general partners with respect to the funds' investments, in each case for a specified period of time;

  •
  we will issue          common units in this offering at an assumed initial public offering price of $          per common unit, representing the midpoint of the price range indicated on the front cover of this prospectus, which issuance will increase our partners' capital;

  •
  we will include principals' interests representing the Group Partnership units that KKR Holdings will hold in the Group Partnerships, which principals' interests will allocate to KKR Holdings          % of the equity in the Group Partnerships upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional common units from us;

  •
  we will make one or more cash and in-kind distributions to certain of our existing owners prior to the completion of the offering, which distributions will consist of substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds;

  •
  we will recognize non-cash employee compensation charges associated with the vesting of interests in KKR Holdings that are held by our principals, which non-cash charges will be offset in full by corresponding credits to our income statement attributable to principals' interests in consolidated entities and other income and will not impact our income before taxes, net income or partners' capital;

  •
  we will recognize employee compensation charges associated with the vesting of grants of restricted common units and other awards under our 2007 Equity Incentive Plan; and

  •
  we will record a provision for corporate income taxes on the income of our intermediate holding company, which will indirectly hold our interest in the management companies for our funds and our capital markets companies and will be taxable as a corporation for U.S. federal income tax purposes.

        Due to the differences described above, the predecessor combined financial statements and related historical data included in this prospectus are not necessarily representative of our future results of operations and financial condition. To provide additional information illustrating the impact that the changes described above will have on our results of operations and financial condition, we have presented elsewhere in this prospectus unaudited pro forma financial information for the year ended December 31, 2006 and as of and for the six months ended June 30, 2007. The pro forma data give effect to the Reorganization Transactions, this offering and related transactions as if such transactions had occurred on January 1, 2006 for purposes of the unaudited pro forma statement of income data and as of June 30, 2007 for purposes of the unaudited pro forma statement of financial condition. Such information has been presented for informational purposes only and does not purport to present the results of operations or financial condition that we would have achieved if those transactions had occurred on such dates or that we may achieve in the future. See "Unaudited Pro Forma Financial Information."

Basis of Financial Presentation

Combined Results

Impact of the Consolidation of Our Funds on Our Financial Presentation

        In accordance with GAAP, a substantial number of our funds are consolidated in our predecessor combined financial statements notwithstanding the fact we hold only a minority economic interest in those funds. In particular, we have consolidated (i) those entities in which our predecessor, through the ownership interests of our senior principals, has majority ownership and had control over significant operating, financial and investing decisions of the entities and (ii) those funds, which we refer to as our consolidated funds, in which our predecessor, through the ownership interests of our senior principals, held a general partner or managing member interest, which gave our predecessor substantive controlling rights over such funds. With respect to our consolidated funds, we generally have operational discretion and control over the funds and fund investors do not hold any substantive rights that would enable them to impact the funds' ongoing governance and operating activities.

        As noted above, in connection with the Reorganization Transactions and this offering, we will deconsolidate the 1996 Fund and the KKR Private Equity Investors master fund, but will continue to consolidate the other funds that are currently consolidated in our combined financial statements. Those consolidated funds consist of the European Fund, the Millennium Fund, the European Fund II, the 2006 Fund and two of the three side-by-side funds that constitute the KKR Strategic Capital Funds. See "Unaudited Pro Forma Financial Information." In addition, because we expect to continue to maintain a controlling interest in funds that we sponsor and manage, we expect to consolidate additional funds in future periods, including our recently formed Asian Fund, which held its final closing in the third quarter of 2007.

        When we consolidate a fund, our combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated fund on a gross basis. The majority of the economic interests in the consolidated fund, which are held by third-party investors, are reflected as non-controlling interests in our combined financial statements. Substantially all of the management fees and certain other amounts that we earn from the consolidated fund are eliminated in combination. However, because those amounts are earned from non-controlling interest holders, our allocable share of the net income from the consolidated fund is increased by the amounts eliminated. Accordingly, the consolidation of a fund does not have a net effect on the amounts of income before taxes, net income or partners' capital that we report. The consolidation does, however, significantly impact other aspects of our financial statement presentation, because the assets, liabilities, income and expense of the consolidated funds are reflected on a gross basis while the allocable share of those amounts that are attributable to non-controlling interest holders are reflected as single line items on our statement of financial condition (non-controlling interests in consolidated entities) and in our statement of income (non-controlling interests in income of consolidated entities).

Segment Results

        We present the results of our two reportable business segments in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard is based on a management approach, which requires segment presentation based on internal organization and the internal financial reporting used by management to make operating decisions, assess performance and allocate resources. Our management makes operating decisions, assesses performance and allocates resources based on financial and operating data and measures that are presented without giving effect to the consolidation of any of the funds that we manage. As a result, unlike the reporting in our predecessor combined financial statements, our segment reporting does not give effect to the consolidation of our funds. The deconsolidation of our funds in our segment reporting results in the inclusion in fee income of management fees that would otherwise be eliminated in consolidation, the elimination of investment income and expense that is attributable to non-controlling interests held by third-party fund investors and the elimination of corresponding charges and credits that we account for as non-controlling interests in the income of consolidated entities. See "—Combined Results—Impact of the Consolidation of Our Funds on Our Financial Presentation" and "—Key Operating and Performance Measures—Segment Operating and Performance Earnings."

Key Financial Measures

Revenues

Fee Income

        Our combined fee income consists primarily of transaction and monitoring fees that we receive from our portfolio companies and the management and incentive fees that we receive directly from our unconsolidated funds, including both the base management fees and incentive fees that are paid by our unconsolidated credit strategy funds. These fees are based upon the contractual terms of the management and other agreements that we enter into with the applicable funds and portfolio companies. For a description of these management and other agreements, see "Business."

        Our combined fee income does not include the management fees that we charge our consolidated funds, because those fees are eliminated in consolidation as transactions between consolidated entities. However, because those management fees are earned from, and funded by, third-party fund investors who hold non-controlling interests in the consolidated funds, our allocable share of the net income from the consolidated funds is increased by the amount of the management fees that are eliminated in consolidation. Accordingly, while the consolidation of our funds impacts the amount of fee income that we recognize on a combined basis, it does not affect the ultimate amount of income before taxes, net income, or partners' capital that we recognize in our combined financial statements.

Expenses

Employee Compensation and Benefits Expense

        Our employee compensation and benefits expense historically has consisted primarily of the cash salaries and bonuses that we have paid personnel who are not senior principals. Because our compensation arrangements with those individuals have involved a significant performance-based bonus component, our employee compensation and benefits expense has increased as our net income has grown. Our employee compensation and benefits expense has also grown in recent years as a result of the expansion of our business, which has increased the number of our salaried employees. Our employee compensation and benefits expense is not borne by fund investors and is not offset by credits attributable to our fund investors' non-controlling interests in our consolidated funds.

        Unlike our other personnel, our senior principals historically have not been paid any cash salaries or bonuses for their services to us. Instead, these individuals have relied on cash distributions that they have received on their equity interests in our business. Because those cash distributions have been paid to senior principals in their capacities as owners of our business, the distributions have been accounted for as distributions of partners' capital rather than employee compensation and benefits expense and, accordingly, we have not reflected those amounts as employee compensation and benefits expense in our statements of income.

        Our principals will hold equity interests in our business through KKR Holdings, which will hold the Group Partnership units not held by us. As a result, those individuals will receive financial benefits from our business in the form of distributions and payments received from KKR Holdings and the appreciation in the value of the Group Partnership units that KKR Holdings owns. The Group Partnership units held by KKR Holdings will be subject to applicable transfer restrictions, and will not be exchangeable for our common units before              .

        A portion of the equity interests held by our principals in KKR Holdings are subject to vesting. We will be required to record periodic non-cash employee compensation charges over time with respect to the vesting of interests in KKR Holdings that are held by our principals. When incurred, however, those non-cash charges will be offset in full by corresponding credits in our statements of income attributable to principals' interests in income of consolidated entities and other income and, as a result, will not impact our income before taxes, our net income or amounts that are available for distribution to our unitholders. See "—Principals' Interests in the Income of Consolidated Entities" and "Unaudited Pro Forma Financial Information."

        At the time of this offering, we intend to grant to our employees who are not principals an aggregate of            restricted common units under our 2007 Equity Incentive Plan as described under "Management—2007 Equity Incentive Plan." We will record periodic employee compensation charges in our statements of income associated with the grants and vesting of these awards, as well as any future awards that we may grant under our 2007 Equity Incentive Plan.

General, Administrative and Other Expense

        Our general, administrative and other expense consists primarily of professional fees paid to legal advisors, accountants, senior advisors and consultants; insurance costs; travel and related expenses; communications and information services; depreciation and amortization charges and other general and operating expenses. These expenses have increased in recent years due to fees paid to our senior advisors that are based in part on returns generated by our investments, which have increased significantly during recent periods, as well as increases in overhead resulting from the expansion and growth of our business. A substantial portion of our general, administrative and other expense is not borne by fund investors and is not offset by credits attributable to our fund investors' non-controlling interests in our consolidated funds.

        As a public company our costs for such items as insurance, accounting and legal advice are expected to increase. We will also incur costs which we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and rules of the Securities and Exchange Commission and the New York Stock Exchange, and various other costs associated with being a public company.

Fund Expenses

        Our fund expenses consist primarily of costs that we incur in connection with potential investments that do not result in completed transactions (such as travel expenses, professional fees and research costs), costs incurred in connection with the placement of limited partner interests in our private equity funds and costs relating to holding our annual investor conference.

Investment Income

        We recognize investment income with respect to our carried interests in investments of our private equity funds, the capital invested by or on behalf of the general partners of our private equity funds and the non-controlling interests that third party fund investors hold in our consolidated funds. Grants of restricted equity interests in our publicly listed credit strategy fund, KFN, are not included as investment income. When the equity interests vest, however, we include the interests as investments on our statement of financial condition and thereafter recognize investment income or loss with respect to changes in their fair value and any dividends or distributions paid thereon. See "Business—Credit—KFN."

Net Gains from Investment Activities

        Our net gains from investment activities consist primarily of the unrealized and realized gains and losses on investments that are made by our funds. Unrealized gains or losses result from changes in the fair value of these investments during a period. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and an offsetting realized gain or loss is recognized in the current period. While this reversal does not affect the amount of net gains that we recognize from investment activities, it does impact the cash flows that we record.

        When determining the fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily available market prices. When an investment does not have a readily available market price, the fair value of the investment represents the value, as determined by us in good faith, at which the investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. When making fair value determinations, we typically use a market multiples approach that considers a specified financial measure (such as EBITDA) or a discounted cash flow or liquidation analysis. We also consider a range of additional factors that we deem relevant, including the price at which the investment was acquired, the nature of the investment (such as whether it is a controlling interest), local market conditions, market prices for comparable securities and financing transactions and internal models that consider the current and expected operating performance and cash flows of the company in which the investment was made.

        A significant portion of our funds' investments consists of private equity investments that do not have readily observable market prices and, accordingly, have been valued by us in good faith using the valuation methodologies described above. With regard to our valuations of those investments, since December 31, 2005, on a quarterly basis, Duff & Phelps, LLC, an independent valuation firm, has provided us with third-party assistance, which consisted of limited procedures that we identified and asked them to perform, as described under "Private Equity Valuations and Related Data." Our determinations of the fair values of these investments may differ materially from the values that would have resulted if readily available market prices had existed. Additional external factors may cause those values, and the values of investments for which readily observable market prices exist, to increase or decrease over time, which may create volatility in our net income and the amounts of assets and partners' capital that we report from time to time. See "Risk Factors—Risks Relating to the Investments We Manage—Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds" and "—Critical Accounting Policies—Fair Value of Investments."

Dividend Income

        Our dividend income consists primarily of the dividends and distributions that our private equity funds receive from the portfolio companies in which they invest. Typically, our private equity funds recognize dividend income primarily in connection with dispositions of operations by portfolio companies and other significant portfolio company transactions. Our dividend income has increased substantially in recent periods as a result of distributions by our portfolio companies following such dispositions or other transactions.

Interest Income

        Our interest income consists primarily of interest that is paid on the fixed income instruments in which our consolidated funds invest and, to a lesser extent, interest payments that our private equity funds are paid when they provide bridge financing to a portfolio company in connection with a portfolio company acquisition. See "Private Equity Valuations and Related Data—Bridge Financing Provided by Private Equity Funds." Our interest income has increased substantially in recent periods as a result of interest earned from cash management activities carried out by our private equity-oriented permanent capital fund, which began operations in May 2006 and made significant fixed income investments in connection with its cash management activities.

Interest Expense

        Our interest expense consists primarily of interest that is payable by our funds or their general partners in connection with indebtedness that they incur to finance investments. A significant portion of our interest expense relates to long-term indebtedness that is used by our credit strategy funds to leverage their investments. The balance of this expense consists of short-term borrowings that are used by the general partners of our private equity funds and indebtedness that is used by our private equity-oriented permanent capital fund to leverage its investments in public companies. Given the degree of leverage in the capital structures of our portfolio companies (which leverage is not reflected in our combined financial statements), our private equity funds do not incur debt at the fund level.

Impact of the Consolidation of Our Funds on the Presentation of Investment Income

        Due to the consolidation of a majority of our funds, the amount of our funds' investment income that is allocable to our carried interests and capital investments is not readily shown in our combined financial statements. Instead, the portion of investment income that is allocable to us, after allocating amounts to non-controlling interests, is reflected in our net income. Because the substantial majority of our funds are consolidated and because we hold only a minority economic interest in our funds' investments, our allocable share of our funds' investment income is significantly less than the total amount of investment income presented in our predecessor combined financial statements.

Income Taxes

        We have historically operated as a group of partnerships for U.S. federal income tax purposes and, in the case of certain entities located outside the United States, corporate entities for foreign income tax purposes. Because most of the entities in our consolidated group are taxed as partnerships, our income is generally allocated to, and the resulting tax liability is generally borne by, our principals and we generally are not taxed at the entity level. The income taxes included in our predecessor combined financial statements are attributable to the New York City unincorporated business tax and foreign income taxes imposed on certain entities located outside the United States.

        Following the Reorganization Transactions and this offering, the Group Partnerships and their subsidiaries will continue to operate as partnerships for U.S. federal income tax purposes and, in the case of certain entities located outside the United States, corporate entities for foreign income tax purposes.

Accordingly, those entities will continue to be subject to New York City unincorporated business taxes or foreign income taxes, as the case may be. In addition, our intermediate holding company will be subject to additional entity-level taxes that will be reflected in our combined financial statements.

Non-Controlling Interests in the Income of Consolidated Entities

        Non-controlling interests in the income of consolidated entities represent the ownership interests that unaffiliated third parties hold in entities that are consolidated in our financial statements. The allocable share of income and expense attributable to those interests is accounted for as non-controlling interests in the income of consolidated entities.

        Historically, the amount of non-controlling interests in consolidated entities that we have recognized has been substantial and has resulted in significant charges and credits in our statements of income. As of June 30, 2007, non-controlling interests in consolidated entities represented approximately 89% of our combined total assets and consisted primarily of:

  •
  economic interests that fund investors held in our consolidated funds, which economic interests allocated to the fund investors approximately 89% of our combined total assets as of June 30, 2007 and resulted in approximately $2.7 billion and $1.5 billion of net charges in our statements of income during the six months ended June 30, 2007 and 2006, respectively; and

  •
  an interest in the management company for our credit strategy funds that currently allocates 35% of the net income of that management company to other members of that management company.

        We expect to continue to recognize substantial non-controlling interests in the income of consolidated entities following the completion of the Reorganization Transactions and this offering and anticipate that those non-controlling interests will continue to give rise to significant charges and credits in our statements of income. In particular, non-controlling interests in the income of consolidated entities are expected to consist primarily of:

  •
  economic interests that fund investors hold in our consolidated funds (which will exclude the 1996 Fund and the KKR Private Equity Investors master fund as a result of the deconsolidation of those funds as described under "Basis of Financial Presentation—Combined Results");

  •
  the 35% interest that other members of the management company of our credit strategy funds will hold in the management company for our credit strategy funds as described above;

  •
  economic interests in the general partners of our consolidated private equity funds that will entitle our existing owners to 100% of the capital invested by or on behalf of those general partners before the completion of this offering and any profits thereon; and

  •
  interests in our management and capital markets companies and the general partners of our consolidated funds that will entitle certain minority investors to          % of the net income earned by those companies and          % of the carried interest received by the general partners, in each case with respect to the funds' investments for a specified period of time.

Principals' Interests in the Income of Consolidated Entities

        In addition to the non-controlling interests in consolidated entities described above, our principals will retain substantial economic interests in our business following the completion of this offering through KKR Holdings' ownership of Group Partnership units. Assuming that the underwriters do not exercise their option to purchase additional common units from us, these interests will represent approximately          % of our total assets that are not allocable to holders of non-controlling interests upon completion of the offering. We will account for these interests in the same manner that we account for non-controlling interests in consolidated entities that are held by unaffiliated third parties, except that our principals'

interests will be classified separately for financial reporting purposes in order to provide investors with a more meaningful financial presentation. See "Unaudited Pro Forma Financial Information."

Key Operating and Performance Measures

        The alternative asset management business is complex and unusual in its ability to support rapid growth without requiring substantial capital investment. However, there may also be volatility associated with the net income and cash flow of alternative asset managers as a result of changes in market conditions and other factors described in this prospectus. In order to assess and monitor the effectiveness of our value creation strategies and operating performance, we have developed and use the following supplemental operating metrics. As a public company, we expect to continue to use these supplemental operating and performance metrics, in addition to traditional financing measures, because we believe that the supplemental measures represent the best measures of the productivity of our investment activities.

Assets Under Management

        Our assets under management represent the assets with respect to which we are entitled to receive a fee or carried interest. We calculate the amount of assets under management as of any date as the sum of: (i) the fair value of the investments of our traditional private equity funds and our carry-paying co-investment vehicles plus the capital that we are entitled to call from investors in our traditional private equity funds with respect to their unfunded capital commitments; (ii) the NAV of KKR Private Equity Investors and the KKR Strategic Capital Funds; (iii) the equity of KFN; and (iv) the capital raised by structured finance vehicles that we manage. As a result of raising new funds with sizeable capital commitments and increases in the NAV of our permanent capital funds and their retained profits, our assets under management have increased significantly over the periods discussed below.

        Increases in assets under management relating to our unconsolidated funds will generally result in increases in our fee income, as the amount of the management fees that we receive from these funds is calculated based on the amount of these assets. Similarly, increases in assets under management relating to our consolidated funds will generally result in increases in our allocable share of the net income from these consolidated funds. To the extent that increases in assets under management consist of permanent capital, the related increases in fee income would be expected to continue during future periods. With respect to our traditional private equity funds, management fees are calculated based on the amount of capital committed to a fund during the investment period (typically the first six years of a fund's life) and thereafter on the cost basis of the fund's investments, which causes the fees to be reduced over time as investments are liquidated. As of June 30, 2007, approximately 55.6% of our assets under management relating to our traditional private equity funds were associated with funds whose management fees were calculated based on capital commitments.

Segment Operating and Performance Measures

Fee Related Earnings

        Fee related earnings is a profit measure that is reported by our two reportable business segments. Management uses fee related earnings as a supplemental non-GAAP measure of operating performance. The difference between fee related earnings and income before taxes presented in accordance with GAAP is that fee related earnings represent income before taxes adjusted to: (i) exclude the expenses of consolidated funds; (ii) include management fees earned from consolidated funds that were eliminated in consolidation; (iii) exclude investment income; and (iv) exclude non-controlling interests in income of consolidated entities. We believe such adjustments are meaningful because management makes operating decisions and assesses the performance of our business based on financial and operating metrics and data that are presented without the consolidation of any of our investment funds.

        Our current operations are managed based in part on our reported levels of fee related earnings, which consist primarily of the management, transaction and monitoring fees that we earn as the sponsor of our private equity funds and our allocable share of the management and incentive fees that we earn as the sponsor of our credit strategy funds. It has been and remains a key objective of our firm to maximize our fee related earnings, because those amounts directly affect our net income. As a public entity, we will continue to focus on growing our fee earnings and use segment fee related earnings levels to make operating decisions and assess the performance of our business, because those amounts will directly affect the returns to our investors.

Segment Economic Net Income

        Segment economic net income is a key performance measure used by management when making operating decisions, assessing operating performance and allocating resources. Economic net income represents net income excluding the impact of income taxes, the impact of non-cash employee compensation charges and the impact of amortization of intangible assets. Because our predecessor combined financial statements do not include any non-cash employee benefits and compensation charges, economic net income is the equivalent of income before taxes for the historical periods presented. See "Unaudited Pro Forma Financial Information."

Private Equity Dollars Invested

        Private equity dollars invested is the aggregate amount of capital invested by our private equity funds and carry-paying co-investment vehicles in private equity transactions during a reporting period. Such amounts include both capital contributed by fund investors and co-investment vehicles with respect to which we are entitled to a carried interest and capital contributed by us as the general partner of a private equity fund with respect to which we are entitled to profits generated on the invested capital. We use private equity dollars invested as a measure of the productivity of our investment activities and as an indicator of potential returns that we may realize in future periods from our current private equity investments. From our inception through June 30, 2007, our first ten traditional private equity funds (representing all of our private equity funds that have invested at least 30 months) achieved returns equal to 2.8x the amount of private equity dollars invested.

Combined Results of Operations

        The following is a discussion of our predecessor combined results of operations for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007. You should read this discussion in conjunction with the information included under "—Basis of Financial Presentation—Combined Results" and the predecessor combined financial statements and related notes included elsewhere in this prospectus. For a more detailed discussion of the factors that affected the results of operations of our two business segments in these periods, see "—Segment Analysis."

        As set forth below, we restated our combined income statements for the years ended December 31, 2004, 2005 and 2006. The information presented in the following discussion of our predecessor's results has been adjusted to reflect the restatement of our predecessor financial results, which is more fully described in Note 13 to the predecessor combined financial statements included in this prospectus. In addition, subsequent to the issuance of our condensed combined financial statements as of and for the three months ended March 31, 2007, we determined that certain adjustments should be made with respect to our accounting for management fees earned from our funds and our presentation of non-cash distributions, and, as a result, we restated these financial statements and certain footnote information. We have included our condensed combined financial statements as of and for the three month period ended March 31, 2007, as restated, in this prospectus.

        The following tables set forth information regarding our combined results of operations for the years ended December 31, 2004, 2005 and 2006 and for the six months ended June 30, 2006 and 2007.

	Year Ended December 31,
				Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)
				2006	2007
	($ in thousands)			($ in thousands)
Revenues
Fee income	$183,462	$232,945	$410,329	$155,087	$115,380

Expenses
Employee compensation and benefits	69,956	79,643	131,667	39,723	50,581
Occupancy and related charges	10,688	13,534	19,295	11,010	9,909
General, administrative and other	36,931	54,336	78,154	37,086	59,506
Fund expenses	16,470	20,778	38,350	14,550	35,821

Total expenses	134,045	168,291	267,466	102,369	155,817
Investment Income
Net gains from investment activities	3,026,396	2,984,504	3,105,523	1,709,246	3,147,328
Dividend income	14,611	729,926	714,069	250,876	133,160
Interest income	54,060	27,166	210,872	48,586	133,549
Interest expense	(524)	(697)	(29,542)	(8,150)	(40,486)

Total investment income	3,094,543	3,740,899	4,000,922	2,000,558	3,373,551

Income before non-controlling interests in income of consolidated entities and income taxes	3,143,960	3,805,553	4,143,785	2,053,276	3,333,114
Non-controlling interests in income of consolidated entities	2,358,458	2,870,035	3,039,677	1,522,697	2,661,912

Income before taxes	785,502	935,518	1,104,108	530,579	671,202
Income taxes	6,265	2,900	4,163	1,554	3,806

Net income	$779,237	$932,618	$1,099,945	$529,025	$667,396

Assets under management (period end)	$15,147,300	$23,350,700	$43,873,400	$27,624,300	$54,443,300

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Fee Income

        Fee income was $115.4 million for the six months ended June 30, 2007, a decrease of $39.7 million, or 25.6%, from the six months ended June 30, 2006. The decrease was primarily due to a $56.5 million decrease in transaction fees earned in our private equity segment, resulting from transaction fee-generating investments during the first six months of 2007 having a combined total transaction value of $6.0 billion representing three investments. Our transaction fee-generating investments during the first six months of 2006 had a total transaction value of $45.3 billion representing four investments. The effect of the decrease in transaction fees was offset, in part, by a $7.5 million increase in management fees relating to the formation of the KKR Strategic Capital Funds in the fourth quarter of 2006, as well as an increase in incentive fees of $10.4 million related to the receipt of KFN incentive fees beginning late in the second quarter of 2006 as well as KFN's improved performance through June 30, 2007. As of June 30, 2007, we had announced eleven pending private equity transactions, all of which have since closed.

Expenses

        Expenses were $155.8 million for the six months ended June 30, 2007, an increase of $53.4 million, or 52.2%, from the six months ended June 30, 2006. The increase was primarily due to a $22.4 million increase in general, administrative and other expenses resulting from the growth of our business, including the opening of our Tokyo office and the formation of our private-equity oriented permanent capital fund in the second quarter of 2006, as well as increases in professional fees and travel and entertainment expenses. In addition, employee compensation and benefits increased $10.9 million resulting from the hiring of more than 100 employees after June 30, 2006 and higher incentive compensation reflecting our improved financial performance. Fund expenses also increased $21.3 million as a result of a $12.0 million increase in expenses incurred in our private equity segment in connection with the placement of limited partner interests in newly formed funds as well as an increase in transaction related expenses of $10.8 million that was attributable to unconsummated transactions during the period. Total transaction related expenses attributable to unconsummated transactions amounted to $21.0 million and $10.2 million for the six months ended June 30, 2007 and 2006, respectively.

Net Gains from Investment Activities

        Net gains from investment activities were $3.1 billion for the six months ended June 30, 2007, an increase of $1.4 billion, or 84.1%, from the six months ended June 30, 2006. These gains were comprised of $0.6 billion of realized gains and $2.5 billion of net changes in unrealized gains and losses on investments. The increase was primarily attributable to unrealized appreciation in the value of more than 20 private equity investments partially offset by a decline in value of four private equity investments across a variety of industries within our portfolio. While we recognized $0.6 billion of realized gains from the sale of private equity investments, which positively impacted our cash flow during the six months ended June 30, 2007, a corresponding amount of unrealized gains on those investments had been recognized in prior periods resulting in no net impact on net gains from investment activities for the current period from these realizations. Substantially all of our realized gains related to our private equity investments.

Dividend Income

        Dividend income was $133.2 million for the six months ended June 30, 2007, a decrease of $117.7 million, or 46.9%, from the six months ended June 30, 2006. Our dividends are generally earned in connection with sales of significant operations or other restructuring transactions undertaken by our portfolio companies that result in available cash that is distributed to our private equity funds. During the six months ended June 30, 2007, we received $109.3 million of dividends from five portfolio companies and an aggregate of $23.9 million of comparatively smaller dividends from five portfolio companies. During the six months ended June 30, 2006, we received $242.5 million of dividends from five portfolio companies and an aggregate of $8.4 million of comparatively smaller dividends from three portfolio companies.

Interest Income

        Interest income was $133.5 million for the six months ended June 30, 2007, an increase of $85.0 million, or 174.9%, from the six months ended June 30, 2006. The increase primarily reflects a $61.0 million increase in interest income earned in our credit segment that was attributable to the formation of the KKR Strategic Capital Funds in the fourth quarter of 2006, as well as a $28.2 million increase in interest earned from cash management activities carried out by our private equity-oriented permanent capital fund as a result of its formation in the second quarter of 2006.

Interest Expense

        Interest expense was $40.5 million for the six months ended June 30, 2007, an increase of $32.3 million from the six months ended June 30, 2006. The increase was primarily due to the formation of the KKR Strategic Capital Funds, which utilized additional leverage to enhance returns, in the fourth quarter of 2006.

Non-Controlling Interests in Income of Consolidated Entities

        Non-controlling interests in income of consolidated entities were $2.7 billion for the six months ended June 30, 2007, an increase of $1.1 billion, or 74.8%, from the six months ended June 30, 2006. The increase primarily reflects an increase in the total investment income that was allocable to non-controlling interests, which increase was driven by the overall changes in the components of investment income described above.

Income before Taxes

        Due to the factors described above, income before taxes was $671.2 million for the six months ended June 30, 2007, an increase of $140.6 million, or 26.5%, from the six months ended June 30, 2006.

Assets Under Management

        Assets under management in our private equity segment were $45.1 billion as of June 30, 2007, an increase of $21.2 billion, or 88.7%, from June 30, 2006. The increase was due primarily to our formation of the 2006 Fund, which had received $16.6 billion of capital commitments from fund investors as of June 30, 2007, the formation of the Asian Fund, which received $4.0 billion of capital commitments from fund investors as of June 30, 2007 and a $4.2 billion net increase in the value of the investments of our traditional private equity funds, which offset $3.6 billion of distributions from those funds comprised of $2.7 billion of realized gain and $0.9 billion of original cost. Assets under management in our credit segment were $9.4 billion as of June 30, 2007, an increase of $5.6 billion, or 151%, from June 30, 2006. The increase was due primarily to $4.5 billion of additional capital raised by structured finance vehicles and our formation of the KKR Strategic Capital Funds, which raised an additional $1.2 billion of capital.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Fee Income

        Fee income was $410.3 million for the year ended December 31, 2006, an increase of $177.4 million, or 76.1%, from the year ended December 31, 2005. The increase was primarily due to a $122.8 million increase in the transaction fees earned in our private equity segment, which resulted from an increase in total completed transaction value from $31.6 billion for the year ended December 31, 2005 to $104.3 billion for the year ended December 31, 2006. Additionally, monitoring fees increased $23.7 million in our private equity segment, which was attributable to monitoring fees received from three additional portfolio companies as well as an increase in the average monitoring fee paid. Our fee income was also positively affected by an $8.9 million increase in management and incentive fees following the formation of the KKR Strategic Capital Funds in the third quarter of 2006, as well as a $21.9 million increase in management fees and incentive fees from KFN, which resulted from its favorable operating performance.

Expenses

        Expenses were $267.5 million for the year ended December 31, 2006, an increase of $99.2 million, or 58.9%, from the year ended December 31, 2005. The increase was primarily due to a $52.0 million increase in employee compensation and benefits, which was attributable to an increase in the amount of incentive compensation paid to existing personnel reflecting our favorable financial performance and the hiring of 112 additional personnel to support the growth of our business segments. General, administrative and other expenses increased $23.8 million, primarily as a result of our continued geographical expansion, which included the opening of our Tokyo office and a full year of operations for our Hong Kong office during the year ended December 31, 2006. Additionally, fund expenses increased $17.6 million primarily as a result of an increase in transaction related expenses that were attributable to unconsummated transactions during the period. Total transaction related expenses attributable to unconsummated transactions amounted to $28.1 million and $16.0 million for the years ended December 31, 2006 and 2005, respectively.

Net Gains from Investment Activities

        Net gains from investment activities were $3.1 billion for the year ended December 31, 2006, an increase of $121.0 million, or 4.1%, from the year ended December 31, 2005. These gains were comprised of $3.2 billion of realized gains and $(0.1) billion of net changes in unrealized gains and losses on investments. The increase was primarily attributable to unrealized appreciation in the value of 22 private equity investments across a variety of industries within our portfolio. While we recognized $3.2 billion of realized gains from the sale of private equity investments that positively impacted our cash flow during the year ended December 31, 2006 a corresponding amount of unrealized gains on those investments had been recognized in prior periods resulting in no net impact on income for the current period from these realizations. Substantially all of our realized gains related to our private equity investments.

Dividend Income

        Dividend income was $714.1 million for the year ended December 31, 2006, a decrease of $15.9 million, or 2.2%, from the year ended December 31, 2005. During the year ended December 31, 2006, we received an aggregate of $546 million of dividends from three portfolio companies and an aggregate of $168.1 million of comparatively smaller dividends from five portfolio companies. During the year ended December 31, 2005, we received an aggregate of $479 million of dividends from two portfolio companies and $251 million of comparatively smaller dividends from two portfolio companies.

Interest Income

        Interest income was $210.9 million for the year ended December 31, 2006, an increase of $183.7 million from the year ended December 31, 2005. The increase primarily reflects $143.3 million of interest earned from cash management activities carried out by our private equity-oriented permanent capital fund, which began operations in May 2006, and to a lesser extent a $25.2 million increase in interest income earned in our credit segment that was attributable to an increase in the amount of assets under management.

Interest Expense

        Interest expense was $29.5 million for the year ended December 31, 2006, compared to less than $1 million for the year ended December 31, 2005. The increase was primarily due to an increase in the amount of assets under management in our credit segment, which utilized additional leverage to enhance returns.

Non-Controlling Interests in Income of Consolidated Entities

        Non-controlling interests in income of consolidated entities were $3.0 billion for the year ended December 31, 2006, an increase of $169.6 million, or 5.9%, from the year ended December 31, 2005. The increase primarily reflects an increase in the total investment income that was allocable to non-controlling interests, which increase was driven by the overall changes in the components of investment income described above.

Income before Taxes

        Due to the factors described above, income before taxes was $1.1 billion for the year ended December 31, 2006, an increase of $168.6 million, or 18.0%, from the year ended December 31, 2005.

Assets Under Management

        Our assets under management were $43.9 billion as of December 31, 2006, an increase of $20.5 billion, or 87.9%, from December 31, 2005. The increase was due primarily to our formation of the 2006 Fund, which received $16.1 billion of capital commitments from fund investors, and KKR Private Equity Investors, which had $5.0 billion of permanent capital as of December 31, 2006, and the formation of the KKR Strategic Capital Funds, which received $0.5 billion of capital commitments from investors.

Additionally, the total capital of structured finance vehicles that we manage increased by $1.0 billion. Our assets under management were also positively affected during the period by a $3.2 billion net increase in the value of the investments of our traditional private equity funds, which offset $5.3 billion of distributions from those funds comprised of $4.0 billion of realized gain and $1.3 billion of original cost.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Fee Income

        Fee income was $232.9 million for the year ended December 31, 2005, an increase of $49.5 million, or 27.0%, from the year ended December 31, 2004. The increase was partially due to a $22.5 million increase in the monitoring fees earned in our private equity segment, which resulted from an increase in the monitoring fees paid by certain portfolio companies during the period. Our reported fee income was also positively affected by an approximately $31.2 million increase in the base management and incentive fees earned in our credit segment, which was due to the formation of KFN during 2004.

Expenses

        Expenses were $168.3 million for the year ended December 31, 2005, an increase of $34.2 million, or 25.5%, from the year ended December 31, 2004. The increase was partially due to a $9.7 million increase in employee compensation and benefits, which was attributable to an increase in the amount of incentive compensation paid to existing personnel reflecting our favorable financial performance and the hiring of 55 additional personnel to support the growth of our business segments. General, administrative and other expenses increased $17.4 million primarily as a result of our continued geographical expansion which included the opening of our Paris and Hong Kong offices during the year ended December 31, 2005. Additionally, fund expenses increased $4.3 million as a result of an increase in transaction related expenses that were attributable to unconsummated transactions during the period. Total transaction related expenses attributable to unconsummated transactions amounted to $16.0 million and $11.0 million for the years ended December 31, 2005 and 2004, respectively.

Net Gains from Investment Activities

        Net gains from investment activities were $3.0 billion for the year ended December 31, 2005, a decrease of $41.9 million, or 1.4%, from the year ended December 31, 2004. These gains were comprised of $1.6 billion of realized gains and $1.4 billion of net changes in unrealized gains and losses on investments. The decrease in net gains from investment activities was due partially to the fact that a significant number of the investments that we held during the year ended December 31, 2005 had only recently been made and, accordingly, were still carried at cost. While we recognized approximately $1.6 billion of realized gains from the sale of private equity investments that positively impacted our cash flow during the year ended December 31, 2005, a corresponding amount of unrealized gains on those investments had been recognized in prior periods resulting in no net impact on our income for the current period from these realizations. Substantially all of our realized gains related to our private equity investments.

Dividend Income

        Dividend income was $729.9 million for the year ended December 31, 2005, an increase of $715.3 million from $14.6 million for the year ended December 31, 2004. The increase in the amount of dividend income was due to an increase in dividends received from portfolio companies in our private equity segment. During the year ended December 31, 2005, we received an aggregate of $479 million of dividends from two portfolio companies and an aggregate of $251 million of comparatively smaller dividends from two portfolio companies. During the year ended December 31, 2004, we received an aggregate of $10.8 million of dividends from one portfolio company and an aggregate of $3.8 million of comparatively smaller dividends from two portfolio companies.

Interest Income

        Interest income was $27.2 million for the year ended December 31, 2005, a decrease of $26.9 million, or 49.7%, from the year ended December 31, 2004. The decrease reflects a reduction in interest received from portfolio companies in our private equity segment that was attributable to a reduction in bridge financing provided by our private equity funds.

Interest Expense

        We did not record a significant amount of interest expense during the years ended December 31, 2004 or 2005.

Non-Controlling Interests in Income of Consolidated Entities

        Non-controlling interests in income of consolidated entities were $2.9 billion for the year ended December 31, 2005, an increase of $511.6 million, or 21.7%, from the year ended December 31, 2004. The increase primarily reflects an increase in the total investment income allocable to non-controlling interests, which increase was driven by the overall changes in the components of investment income described above.

Income before Taxes

        Due to the factors described above, income before taxes was $935.5 million for the year ended December 31, 2005, an increase of $150.0 million, or 19.1%, from the year ended December 31, 2004.

Assets under Management

        Our assets under management were $23.4 billion as of December 31, 2005, an increase of $8.2 billion, or 54.2%, from December 31, 2004. The increase was due primarily to our formation of the European Fund II, which received $5.7 billion of capital commitments from fund investors, and a $3.4 billion increase in the value of the investments of our traditional private equity funds, which offset $3.6 billion of distributions from those funds comprised of $2.6 billion of realized gain and $1.0 billion of original cost. Our assets under management were also positively affected during the period by the initial public offering of KFN, which raised $0.8 billion of additional permanent capital for our credit segment, and $2.0 billion of capital raised by structured finance vehicles that we manage.

Segment Analysis

        The following is a discussion of the results of our two reportable business segments for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007. You should read this discussion in conjunction with the information included under "—Basis of Financial Presentation—Segment Results" and the predecessor combined financial statements and related notes included elsewhere in this prospectus.

Private Equity Segment

        The following tables set forth information regarding the results of operations and certain key operating metrics for our private equity segment for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007.

	Year Ended December 31,
				Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)
				2006	2007
	($ in thousands)
				($ in thousands)
Fee income	$178,659	$196,093	$354,321	$121,637	$145,182
Expenses	(119,744)	(139,098)	(214,277)	(82,616)	(132,673)

Fee related earnings	58,915	56,995	140,044	39,021	12,509

Investment income	723,700	861,976	929,518	480,517	633,338

Income before non-controlling interests in income of consolidated entities and income taxes	782,615	918,971	1,069,562	519,538	645,847

Non-controlling interests in income of consolidated entities	—	—	—	—	—

Economic net income	$782,615	$918,971	$1,069,562	$519,538	$645,847

Assets under management (period end)	$14,391,300	$19,696,600	$38,722,700	$23,889,500	$45,078,300
Private equity dollars invested	$2,065,603	$2,913,427	$6,661,698	$2,074,700	$1,786,600

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Fee Income

        Fee income in our private equity segment was $145.2 million for the six months ended June 30, 2007, an increase of $23.5 million, or 19.4%, from the six months ended June 30, 2006. The increase was primarily due to an increase in the management fees that we earned from our private equity funds of $48.6 million, which resulted from the inclusion of management fees from the 2006 Fund that closed during the second half of 2006 as well as our private equity-oriented permanent capital fund which closed in the second quarter of 2006. The inclusion of these additional fees was offset by a $26.3 million decrease in transaction fees, resulting from transaction fee-generating investments during the first six months of 2007 having a total completed transaction value of $6.0 billion representing three investments. Our transaction fee-generating investments during the first six months of 2006 had a total completed transaction value of $45.3 billion representing four investments. The remainder of the overall increase in fees resulted from an increase in monitoring fees resulting from higher average monitoring fees received.

Expenses

        Expenses in our private equity segment were $132.7 million for the six months ended June 30, 2007, an increase of $50.1 million, or 60.6%, from the six months ended June 30, 2006. The increase was primarily due to a $14.8 million increase in general, administrative and other expenses resulting from the growth of our business, including the opening of our Tokyo office and the formation of our private-equity oriented permanent capital fund in the second quarter of 2006, as well as increases in professional fees and travel and entertainment expenses. In addition, employee compensation and benefits increased $12.2 million resulting from the hiring of more than 100 employees after June 30, 2006 and higher incentive compensation reflecting our improved financial performance. Lastly, fund expenses increased $23.0 million primarily as a result of an increase in transaction related expenses of $10.8 million that were attributable to unconsummated transactions during the period as well as a $12.0 million increase in fund-related expenses, which resulted primarily from expenses incurred in our private equity segment in connection with the placement of limited partner interests in newly formed funds.

Fee Related Earnings

        Due to the factors described above, fee related earnings in our private equity segment were $12.5 million for the six months ended June 30, 2007, a decrease of $26.5 million, or 67.9%, from the six months ended June 30, 2006.

Investment Income

        Investment income was $633.3 million for the six months ended June 30, 2007, an increase of $152.8 million, or 31.8%, from the six months ended June 30, 2006. Investment income was comprised of $103.1 million of realized gains, $505.5 million of net changes in unrealized gains and losses on investments, and $24.7 million of dividends and interest. The increase was due primarily to the effect of increases in our allocated share of net gains from investment activities relating to appreciation in the fair value of more than 20 private equity investments, partially offset by a decline in value of four private equity investments across a variety of industries within our portfolio. These gains were offset by a decrease in our allocated share of dividends resulting from lower average dividends received during 2007. Carried interest represented $539.6 million and $363.7 million of total investment income for the six months ended June 30, 2007 and 2006, respectively.

Economic Net Income

        Due to the factors described above, economic net income in our private equity segment was $645.8 million for the six months ended June 30, 2007, an increase of $126.3 million, or 24.3%, from the six months ended June 30, 2006.

Assets Under Management

        Assets under management in our private equity segment were $45.1 billion as of June 30, 2007, an increase of $21.2 billion, or 88.7%, from June 30, 2006. The increase was due primarily to our formation of the 2006 Fund, which had received $16.6 billion of capital commitments from fund investors as of June 30, 2007, the formation of the Asian Fund, which received $4.0 billion of capital commitments from fund investors as of June 30, 2007, and a $4.2 billion net increase in the value of the investments of our traditional private equity funds, which offset $3.6 billion of distributions from those funds.

Private Equity Dollars Invested

        Private equity dollars invested were $1.8 billion for the six months ended June 30, 2007, a decrease of $288.1 million, or 13.9%, from the six months ended June 30, 2006. The decrease reflected a reduction in the number of the companies that we acquired. As of June 30, 2007, our traditional private equity funds had $20.9 billion of remaining unused capital commitments that could be called for investment in new private equity commitments.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Fee Income

        Fee income in our private equity segment was $354.3 million for the year ended December 31, 2006, an increase of $158.2 million, or 80.7%, from the year ended December 31, 2005. The increase was partially due to a $60.0 million increase in transaction fees, which resulted from an increase in total completed transaction value from $31.6 billion for the year ended December 31, 2005 to $104.3 billion for the year ended December 31, 2006. Our segment fee income was also positively affected by a $89.7 million increase in the management fees earned from our private equity funds, which was due to an increase in the amount of assets under management resulting from the formation of the 2006 Fund during the year and the fact that we received a full year of management fees from the European Fund II, which closed during the fourth quarter of 2005.

Expenses

        Expenses in our private equity segment were $214.3 million for the year ended December 31, 2006, an increase of $75.2 million, or 54.0%, from the year ended December 31, 2005. The increase was primarily due to an increase of $47.6 million in employee compensation and benefits, which was attributable to an increase in the amount of incentive compensation paid to existing personnel reflecting our favorable financial performance, and the hiring of 101 additional personnel to support the growth of our private equity segment and our continued geographical expansion. Other expense categories collectively increased by $27.6 million as a result of the growth of our business, including the opening of our Tokyo office and a full year of operations for our Hong Kong office, as well as an increase in transaction related expenses resulting from unconsummated transactions during the period.

Fee Related Earnings

        Due to the factors described above, fee related earnings in our private equity segment were $140.0 million for the year ended December 31, 2006, an increase of $83.0 million, or 145.7%, from the year ended December 31, 2005.

Investment Income

        Investment income in our private equity segment was $929.5 million for the year ended December 31, 2006, an increase of $67.5 million, or 7.8%, from the year ended December 31, 2005. Investment income was comprised of $743.9 million of realized gains, $41.4 million of net changes in unrealized gains and losses on investments, and $144.2 million of dividends and interest. The increase was due primarily to the effect of increases in our allocated share of gains from investment activities relating to appreciation in the fair value of 18 portfolio companies offset by our allocated share of mark-to-market adjustments on foreign exchange forward contracts. Carried interest represented $719.3 million and $701.2 million of total investment income for the years ended December 31, 2006 and 2005, respectively.

Economic Net Income

        Due to the factors described above, economic net income in our private equity segment was $1.1 billion for the year ended December 31, 2006, an increase of $150.6 million, or 16.4%, from the year ended December 31, 2005.

Assets Under Management

        Assets under management in our private equity segment were $38.7 billion as of December 31, 2006, an increase of $19.0 billion, or 96.6%, from December 31, 2005. The increase was due primarily to our formation of the 2006 Fund, which had received $16.1 billion of capital commitments from fund investors as of December 31, 2006, and KKR Private Equity Investors, which provided us with an additional $5.0 billion of permanent capital as of December 31, 2006, and a $3.2 billion net increase in the value of the investments of our traditional private equity funds, which offset $5.3 billion of distributions of realized gain from those funds.

Private Equity Dollars Invested

        Private equity dollars invested were $6.7 billion for the year ended December 31, 2006, an increase of $3.7 billion, or 128.7%, from the year ended December 31, 2005. The increase reflected an increase in the average enterprise value of the companies that we acquired. As of December 31, 2006, our traditional private equity funds had $17.6 billion of remaining unused capital commitments that could be called for investment in new private equity commitments, compared to $7.3 billion of remaining capital commitments that were uncalled as of December 31, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Fee Income

        Fee income in our private equity segment was $196.1 million for the year ended December 31, 2005, an increase of $17.4 million, or 9.8%, from the year ended December 31, 2004. The increase was primarily due to a $16.2 million increase in the amount of management fees earned from our private equity funds, which was due to an increase in the amount of assets under management resulting from the formation of the European Fund II during the year.

Expenses

        Expenses in our private equity segment were $139.1 million for the year ended December 31, 2005, an increase of $19.4 million, or 16.2%, from the year ended December 31, 2004. The increase was primarily due to an increase in general, administrative and other expenses of approximately $14.4 million, which was attributable to the growth of our business, including the opening of our Paris and Hong Kong offices as well as an increase in transaction related expenses resulting from unconsummated transactions during the period.

Fee Related Earnings

        Due to the factors described above, fee related earnings in our private equity segment were $57.0 million for the year ended December 31, 2005, a decrease of $1.9 million, or 3.3%, from the year ended December 31, 2004.

Investment Income

        Investment income in our private equity segment was $862.0 million for the year ended December 31, 2005, an increase of $138.3 million, or 19.1%, from the year ended December 31, 2004. Investment income was comprised of $383.2 million of realized gains, $308.5 million of net changes in unrealized gains and losses on investments, and $170.3 million of dividends and interest. The increase was primarily due to the effect of an increase of $157 million in our allocated share of dividend income, partially offset by our allocated share of decreases in gains from investment activities. Carried interest represented $701.2 million and $567.2 million of total investment income for the years ended December 31, 2005 and 2004, respectively.

Economic Net Income

        Due to the factors described above, economic net income in our private equity segment was $919.0 million for the year ended December 31, 2005, an increase of $136.4 million, or 17.4%, from the year ended December 31, 2004.

Assets Under Management

        Assets under management in our private equity segment were $19.7 billion as of December 31, 2005, an increase of $5.3 billion, or 36.9%, from December 31, 2004. The increase was due primarily to our formation of the European Fund II, which received $5.5 billion of capital commitments from fund investors, and a $3.4 billion increase in the value of the investments of our traditional private equity funds, which offset $3.6 billion of distributions of realized gain from those funds.

Private Equity Dollars Invested

        Private equity dollars invested were $2.9 billion for the year ended December 31, 2005, an increase of $0.8 billion, or 41.0%, from the year ended December 31, 2004. The increase reflected an increase in the average enterprise value of the companies that we acquired. As of December 31, 2005, our traditional private equity funds had $7.3 billion of remaining unused capital commitments that could be called for investment in new private equity commitments, compared to $4.8 billion of remaining capital commitments that were uncalled as of December 31, 2004.

Credit Segment

        The following tables set forth information regarding the results of operations and certain key operating metrics for our credit segment for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	($ in thousands)			($ in thousands)
Fee income	$10,085	$44,484	$80,726	$30,335	$56,843
Expenses	(4,359)	(17,881)	(30,855)	(11,357)	(18,424)

Fee related earnings	5,726	26,603	49,871	18,978	38,419
Investment income	—	3,268	10,103	738	2,614

Income before non-controlling interests in income of consolidated entities and income taxes	5,726	29,871	59,974	19,716	41,033
Non-controlling interests in income of consolidated entities(1)	(2,839)	(13,324)	(25,428)	(8,675)	(15,678)

Economic net income	$2,887	$16,547	$34,546	$11,041	$25,355

Assets under management (period end)	$754,507	$3,614,261	$5,140,909	$3,734,800	$9,365,000

(1)
Non-controlling interests represent the minority interest that other members of the management company for our credit strategy funds have in that management company's net income.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Fee Income

        Fee income in our credit segment was $56.8 million for the six months ended June 30, 2007, an increase of $26.5 million, or 87.4%, from the six months ended June 30, 2006. The increase was primarily due to increased management fees of $9.8 million resulting from the formation of the KKR Strategic Capital Funds during the fourth quarter of 2006 and an increase in incentive fees of $10.4 million resulting from the earning of KFN incentive fees beginning late in the second quarter of 2006 as well as KFN's improved performance through June 30, 2007 compared to the six months ended June 30, 2006. Recent disruptions in the credit markets may adversely impact the performance of the credit strategy funds that we manage, which would reduce our management fees because these fees are based in part on the net asset value of these funds.

Expenses

        Expenses in our credit segment were $18.4 million for the six months ended June 30, 2007, an increase of $7.1 million, or 62.2%, from the six months ended June 30, 2006. The increase was primarily due to an increase in employee compensation and benefits of $4.1 million, which was attributable to an increase in the amount of incentive compensation paid to existing personnel reflecting our favorable financial performance, and the hiring of eleven additional personnel to support the growth of our credit segment since June 30, 2006. In addition, general, administrative and other expenses increased $3.8 million resulting primarily from the formation of the KKR Strategic Capital Funds during the fourth quarter of 2006.

Fee Related Earnings

        Due to the factors described above, fee related earnings in our credit segment were $38.4 million for the six months ended June 30, 2007, an increase of $19.4 million, or 102.4%, from the six months ended June 30, 2006.

Investment Income

        Investment income in our credit segment was $2.6 million for the six months ended June 30, 2007, an increase of $1.9 million from the six months ended June 30, 2006. The increase was due primarily to the the appreciation in the fair value of vested KFN options we receive as compensation for management services to that fund.

Non-Controlling Interests in Income of Consolidated Entities

        Non-controlling interests in income of consolidated entities were $15.7 million for the six months ended June 30, 2007, an increase of $7.0 million, or 80.7%, from the six months ended June 30, 2006. The increase primarily reflects an increase in segment fee related earnings and investment income that were allocable to other members of the management company for our credit strategy funds.

Economic Net Income

        Due to the factors described above, economic net income in our credit segment was $25.4 million for the six months ended June 30, 2007, an increase of $14.3 million, or 129.6%, from the six months ended June 30, 2006.

Assets Under Management

        Assets under management in our credit segment were $9.4 billion as of June 30, 2007, an increase of $5.6 billion, or 150.7%, from June 30, 2006. The increase was due primarily to $4.5 billion of additional capital raised by structured finance vehicles and our formation of the KKR Strategic Capital Funds, which raised an additional $1.2 billion of capital.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Fee Income

        Fee income in our credit segment was $80.7 million for the year ended December 31, 2006, an increase of $36.2 million, or 81.5%, from the year ended December 31, 2005. The increase was primarily due to a $10.6 million increase in incentive and management fees resulting from the formation of the KKR Strategic Capital Funds during the year ended December 31, 2006 and increased incentive and management fees earned from KFN of $25.6 million as a result of its favorable performance during the year.

Expenses

        Expenses in our credit segment were $30.9 million for the year ended December 31, 2006, an increase of $13.0 million, or 72.6%, from the year ended December 31, 2005. The increase was primarily due to an increase in employee compensation and benefits of $6.4 million, which was attributable to an increase in the amount of incentive compensation paid to existing personnel reflecting our favorable financial performance, and the hiring of eleven additional personnel to support the growth of our credit segment.

Fee Related Earnings

        Due to the factors described above, fee related earnings in our credit segment were $49.9 million for the year ended December 31, 2006, an increase of $23.3 million, or 87.5%, from the year ended December 31, 2005.

Investment Income

        Investment income in our credit segment was $10.1 million for the year ended December 31, 2006, an increase of $6.8 million from the year ended December 31, 2005. The increase was due primarily to the appreciation in the fair value of vested KFN shares we receive as compensation for management services to that fund.

Economic Net Income

        Due to the factors described above, economic net income in our credit segment was $34.5 million for the year ended December 31, 2006, an increase of $18.0 million, or 108.8%, from the year ended December 31, 2005.

Assets Under Management

        Assets under management in our credit segment were $5.1 billion as of December 31, 2006, an increase of $1.5 billion, or 42.2%, from December 31, 2005. The increase was due primarily to $1.0 billion of additional capital raised by structured finance vehicles and our formation of the KKR Strategic Capital Funds, which raised an additional $0.4 billion of capital.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Fee Income

        Fee income in our credit segment was $44.5 million for the year ended December 31, 2005, an increase of $34.4 million from the year ended December 31, 2004. The increase was primarily due to increased management fees resulting from KFN commencing significant business activity during the year ended December 31, 2005.

Expenses

        Expenses in our credit segment were $17.9 million for the year ended December 31, 2004, an increase of $13.5 million from the year ended December 31, 2004. The increase was primarily due to increases in employee compensation and benefits of $10.0 million, which was attributable to an increase in the amount of incentive compensation paid to existing personnel reflecting our favorable financial performance and the hiring of thirty additional personnel to support the growth of our credit strategy segment.

Fee Related Earnings

        Due to the factors described above, fee related earnings in our credit segment were $26.6 million for the year ended December 31, 2005, an increase of $20.9 million from the year ended December 31, 2004.

Investment Income

        There was no significant investment income in our credit segment for the years ending December 31, 2004 or the year ended December 31, 2005.

Economic Net Income

        Due to the factors described above, economic net income in our credit segment was $16.5 million for the year ended December 31, 2005, an increase of $13.7 million from the year ended December 31, 2004.

Assets Under Management

        Assets under management in our credit segment were $3.6 billion as of December 31, 2005, an increase of $2.9 billion from December 31, 2004. The increase was due primarily to the initial public offering of KFN, which raised $0.8 billion of additional permanent capital, and $2.0 billion of additional capital that we raised in structured finance vehicles.

Liquidity and Capital Resources

Historical Liquidity and Capital Resources

        We require capital to fund investments, grow our business and support our working capital requirements. Historically, we have funded investments using the capital resources of our existing owners, capital committed by our fund investors and indebtedness incurred by our credit strategy funds or our portfolio companies. We generally have used the capital resources of our existing owners and accumulated net income from our business activities to fund our working capital requirements and to support our new business and growth initiatives.

        Our combined statements of cash flows include the cash flows of our consolidated funds despite the fact that we have only a minority economic interest in those funds. The assets of our consolidated funds, on a gross basis, are substantially larger than the assets of our business and, accordingly, have a substantial effect on the cash flows reflected in our combined statements of cash flows. The assets of our consolidated funds have grown significantly during the periods reflected in our combined financial statements due to an increase in the number and size of the funds that we have raised, the amount of capital that we have invested and the appreciation in the value of our funds' investments.

        The growth in the assets of our consolidated funds has significantly increased their cash flows and, in turn, has been the primary cause of the increase in the gross cash flows that are reflected in our combined statements of cash flows. In particular, the primary cash flow activities of our consolidated funds involve: (i) raising capital from fund investors; (ii) using the capital of fund investors to make investments; (iii) financing certain investments with indebtedness; (iv) generating cash flows through the realization of investments; and (v) distributing cash flows from the realization of investments to fund investors. Because our consolidated funds are treated as investment companies for accounting purposes, these cash flow amounts are included in our cash flows from operations.

        We have managed our historical liquidity and capital requirements by focusing on our cash flows before the consolidation of our funds and the effect of normal changes in assets and liabilities, which we anticipate will be settled for cash within one year. Our primary cash flow activities on a deconsolidated basis involve: (i) generating cash flow from operations; (ii) funding capital commitments that we make to our funds as general partners (which amounts are eliminated when we consolidate funds); (iii) generating income from investment activities; (iv) funding our growth and new business initiatives; and (v) distributing cash flow to our owners. Normal movements in our short-term assets and liabilities do not affect our distribution decisions given our current and historically available borrowing capability.

        We use adjusted cash flow from operations as a supplemental non-GAAP measure to assess and manage our liquidity and amounts that we have available for distribution to our owners. See "Distribution Policy." Adjusted cash flow from operations is intended to reflect our actual cash flows on a deconsolidated basis and is equal to cash flow from operations presented in accordance with GAAP, adjusted to exclude cash flow relating to: (i) the investment activities of our consolidated funds; (ii) the realized and unrealized income attributable to non-controlling interests in consolidated funds; and (iii) changes in our operating assets and liabilities. We believe that adjusted cash flow from operations provides investors with useful information with respect to cash flows relating to our required capital investments and our ability to make annual cash distributions in accordance with our distribution policy. However, adjusted cash flow from operations should not be considered in isolation or as an alternative to cash flow from operations or income before taxes presented in accordance with GAAP.

        The following table presents a reconciliation of our adjusted cash flow from operations to our net cash (used in) provided by operating activities presented in accordance with GAAP for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2004 (Restated)	2005 (Restated)	2006 (Restated)	2006	2007
	($ in thousands)
				($ in thousands)
Net Cash Provided By (Used In) Operating Activities	$1,799,767	$(106,448)	$(5,531,144)	$(4,594,172)	$(1,273,286)
Change in operating assets and liabilities	(124,626)	10,280	74,003	(7,655)	(185,055)
KKR Funds related investment activities	(1,577,741)	907,294	6,475,177	4,934,346	1,621,406
Net realized gains on investments	2,932,802	1,567,312	3,244,931	2,003,575	572,707
Change in unrealized gains (losses) on investments allocable to non-controlling interests	37,184	1,142,480	(143,243)	(254,651)	2,087,211
Non-controlling interests in income of consolidated entities	(2,358,458)	(2,870,035)	(3,039,677)	(1,522,697)	(2,661,912)
Other non-cash adjustments	13,899	7,023	16,063	9,957	18,915

Adjusted cash flow from operations	$722,827	$657,906	$1,096,110	$568,703	$179,986

Six Months Ended June 30, 2007 and 2006

Net Cash Flow (Used in) Provided by Operating Activities

        Our net cash flow (used in) operating activities was $(1.3) billion and $(4.6) billion during the six months ended June 30, 2007 and 2006, respectively. These amounts primarily included: (i) purchases of investments by our consolidated funds, net of proceeds from sales of investments, of $(2.5) billion during the six months ended June 30, 2007 (net proceeds from sales of investments were de minimis for the six months ended June 30, 2006); (ii) net realized gains on investments of the consolidated funds of $0.6 billion and $2.0 billion during the six months ended June 30, 2007 and 2006, respectively; (iii) change in unrealized gains (losses) on investments allocable to us and non-controlling interests of $(2.6) billion and $0.3 billion during the six months ended June 30, 2007 and 2006, respectively; and (iv) non-controlling interests in income of consolidated entities of $2.7 billion and $1.5 billion during the six months ended June 30, 2007 and 2006, respectively. These amounts are reflected as operating activities in accordance with investment company accounting.

Net Cash Flow Used in Investing Activities

        Our net cash flow used in investing activities was $136.7 million and $9.1 million during the six months ended June 30, 2007 and 2006, respectively. Our investing activities primarily consisted of changes in restricted cash and cash equivalents of $127.6 million for the six months ended June 30, 2007.

Net Cash Flow Provided by (Used in) Financing Activities

        Our net cash flow provided by financing activities was $1.4 billion and $4.6 billion during the six months ended June 30, 2007 and 2006, respectively. Our financing activities primarily included: (i) contributions made by, net of distributions made to, the investors in our consolidated funds, reflected in our historical combined financial statements as non-controlling interests in consolidated entities, of

$0.6 billion and $4.1 billion during the six months ended June 30, 2007 and 2006, respectively; (ii) net proceeds of borrowings of our consolidated funds of $1.1 billion and $1.0 billion for the six months ended June 30, 2007 and 2006, respectively; and (iii) distributions to, net of contributions by, our equity holders of $(234.4) million and $(458.4) million during the six months ended June 30, 2007 and 2006, respectively.

Years Ended December 31, 2006, 2005 and 2004

Net Cash Flow Provided by (Used in) Operating Activities

        Our net cash flow provided by (used in) operating activities was $(5.5) billion, $(0.1) billion and $1.8 billion during the years ended December 31, 2006, 2005, and 2004, respectively. These amounts primarily included: (i) purchases of investments by our consolidated funds, net of proceeds from sales of investments, of $(4.4) billion, $(0.8) billion and $1.6 billion during the years ended December 31, 2006, 2005, and 2004, respectively; (ii) net realized gains on investments of the consolidated funds of $3.2 billion, $1.6 billion and $2.9 billion during the years ended December 31, 2006, 2005 and 2004, respectively; (iii) change in unrealized gains (losses) on investments allocable to KKR Group and non-controlling interests of $0.1 billion, $(1.4) billion and $(0.1) billion for the years ended December 31, 2006, 2005 and 2004, respectively; and (iv) non-controlling interests in income of consolidated entities of $3.0 billion, $2.9 billion and $2.4 billion during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts are reflected as operating activities in accordance with investment company accounting.

Net Cash Flow Used in Investing Activities

        Our net cash flow used in investing activities was $130.1 million, $5.0 million and $2.6 million during the years ended December 31, 2006, 2005, and 2004, respectively. Our investing activities included the purchases of furniture, fixtures, equipment and leasehold improvements, as well as changes in restricted cash and cash equivalents of $108.3 million for the year ended December 31, 2006.

Net Cash Flow Provided by (Used in) Financing Activities

        Our net cash flow provided by (used in) financing activities was $5.7 billion, $0.1 billion, and $(1.7) billion during the years ended December 31, 2006, 2005, and 2004, respectively. Our financing activities primarily included: (i) contributions made by, net of distributions made to, the investors in our consolidated funds, reflected in our historical combined financial statements as non-controlling interests in consolidated entities, of $5.8 billion, $0.3 billion and $(1.3) billion during the years ended December 31, 2006, 2005, and 2004, respectively; (ii) meeting net capital requirements of our consolidated funds of $699.4 million, $249.4 million, and $0 for the years ended December 31, 2006, 2005 and 2004, respectively; and (iii) distributions to, net of contributions by, our equity holders of $(796.4) million, $(415.5) million and $(442.2) million during the years ended December 31, 2006, 2005 and 2004, respectively.

Future Sources of Cash and Liquidity Needs

Liquidity Needs

        We expect that our primary liquidity needs will consist of cash required to: (i) continue to grow our asset management business, including funding capital commitments that we make, as general partner, to our funds; (ii) finance our new business initiatives, including any net capital requirements of our capital markets companies; (iii) fund our cash operating expenses, including cash salaries and bonuses of employees; (iv) pay amounts that may become due under our tax receivable agreement with KKR Holdings; and (v) fund distributions to our unitholders and holders of Group Partnership units in accordance with our distribution policy. See "Distribution Policy." We believe that the sources of liquidity described below will be sufficient to fund our working capital requirements for the next 12 months.

        The following table presents our unfunded general partner capital commitments to our private equity funds as of June 30, 2007:

Private Equity Funds	Original Commitment	Unfunded Commitment
	($ in thousands)
Millennium Fund	$150,000	$2,767
European Fund II	121,271	35,133
2006 Fund	375,000	337,902
Asian Fund	100,000	100,000

Total	$746,271	$475,802

        As described under "Business," the agreements governing our traditional private equity funds generally require the general partners of the funds to make minimum capital commitments to the funds, which usually range from 2% to 3% of a fund's total capital commitments at final closing. Historically these capital contributions have been funded with cash from operations that otherwise would be distributed to our principals and by our principals. Following the completion of this offering, we expect to fund any capital contributions that the general partners are required to make to a fund with future operating cash flows, and we will be entitled to receive our allocable share of the gain thereon.

        In addition to the above capital commitments, we have entered into an investment agreement with KKR Private Equity Investors, our private equity oriented permanent capital fund, pursuant to which we have agreed to periodically acquire limited partner interests in the fund in an amount equal to 25% of the pre-tax distributions on the fund's investments that are allocated to us or our affiliates pursuant to a carried interest. As a result of the investment agreement, we expect to periodically acquire newly issued limited partner interests in the fund from time to time with a portion of the distributions that we receive from the fund.

        The agreements governing our traditional private equity funds include clawback provisions that require the general partner of a fund to repay any excess amounts previously received in respect of its carried interest if, upon liquidation of the fund, the general partner has received carried interest distributions in excess of the amount to which it is entitled under the governing documents of the relevant fund. As of June 30, 2007, approximately $1.0 billion of carried interest previously paid to the general partners of our traditional private equity funds remained subject to a potential future clawback obligation. However, based on the investment performance of our traditional private equity funds as of June 30, 2007, none of the general partners of those funds would have had to make any payment under such clawback obligation as of such date. If, as a result of poor performance of later investments in the life of one of our traditional private equity funds, the fund does not achieve overall profitability, the general partners of those funds could potentially be required to make a payment under such a clawback obligation.

        At the time of formation of each of our traditional private equity funds, our senior principals, including Messrs. Kravis and Roberts, personally guaranteed, on a several basis and subject to a cap, the clawback obligation of the general partner of the relevant private equity fund. In connection with the Reorganization Transactions and this offering, we will enter into an agreement with each of our personnel who has entered into such a guarantee pursuant to which we will indemnify such person for any liabilities incurred with respect to the guarantee. See "Certain Relationships and Related Party Transactions—Guarantee of Contingent Obligations to Fund Partners; Indemnification."

        In connection with the Reorganization Transactions and this offering, we will enter into an exchange agreement with KKR Holdings pursuant to which KKR Holdings or transferees of its Group Partnership units may up to four times each year (subject to the terms of the exchange agreement) exchange Group Partnership units (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. We will also enter into a tax receivable agreement with KKR Holdings or certain transferees of its Group Partnership units pursuant to which our intermediate holding company will be required to pay 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes that it realizes as a result of increases in the tax basis of certain of the assets of our subsidiaries arising from any exchanges of Group Partnership units for our common units. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement." This payment obligation will be an obligation of our subsidiaries and not of either Group Partnership. While the actual increase in tax basis and amount and timing of any payments under our tax receivable agreement will vary depending upon a number of factors, including the timing of exchanges, the price of our common units at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our taxable income, we expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of the Group Partnerships, the payments that we may be required to make could be substantial. We do not currently anticipate that these payments will impact our liquidity needs, as they generally will be made only to the extent that our intermediate holding company actually realizes cash savings as a result of exchanges of Group Partnership units by our principals. However, our intermediate holding company's obligations under the tax receivable agreement would be effectively accelerated upon the occurrence of an early termination of the tax receivable agreement by our intermediate holding company or certain mergers, asset sales and other forms of business combinations or other changes of control. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        We intend to make quarterly cash distributions to our unitholders in amounts that in the aggregate are expected to constitute substantially all of our adjusted cash flow from operations each year in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our funds, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the ensuing four quarters. Our distribution policy reflects our belief that distributing substantially all of our adjusted cash flow from operations will provide transparency for our unitholders and impose on us an investment discipline with respect to the businesses and strategies that we pursue.

        Adjusted cash flow from operations is intended to reflect the actual cash flow attributable to us and is equal to cash flow presented in accordance with GAAP, adjusted to exclude cash flow relating to: (i) the investment activities of our consolidated funds; (ii) the realized and unrealized income attributable to non-controlling interests in consolidated funds; and (iii) changes in our operating assets and liabilities. We expect that our first quarterly distribution will be paid in                        in respect of the period from the completion of this offering through                        . Because we will not know what our available adjusted cash flow from operations will be for any year until the end of such year, we expect that our first three quarterly distributions in respect of any given year will generally be smaller than the final quarterly distribution in respect of such year.

Sources of Cash

        Our initial source of cash will consist of the net proceeds that we receive from this offering. Based on the midpoint of the price range set forth on the cover page of this prospectus, we estimate that we will receive approximately $          of net proceeds from this offering after deducting estimated underwriting discounts and offering expenses, or $          if the underwriters exercise in full their option to purchase additional common units from us. We will also receive cash from time to time from: (i) our operating activities, including management, transaction and monitoring fees that we earn under the management and other agreements that we enter into with our funds and portfolio companies; (ii) gains on investments that are allocated to us in respect of our carried interests; and (iii) realized returns that are generated on investments that are made with capital invested by or on behalf of the general partners of our funds. We may also issue additional common units and other securities to investors with the objective of increasing our available capital.

        In addition, as a public company, we intend to use leverage to create the most efficient capital structure for our partnership and our public unitholders. In furtherance of this objective, we intend to enter into a revolving credit facility with one or more financial institutions that we may draw down from time to time to optimize our capital structure. We may also borrow from other sources. We do not anticipate approaching significant levels of leverage during the first one or two years following this offering, because we believe that the net proceeds that we will receive from this offering will initially provide us with the principal source of financing for our business. This strategy may change, however, depending on our liquidity requirements.

Contractual Obligations, Commitments and Contingencies

        In the ordinary course of our business, we and our consolidated funds enter into contractual arrangements that may require future cash payments. The following table sets forth information relating to the anticipated future cash payments that were associated with those contractual obligations as of June 30, 2007.

	Payments due by Period
Type of Contractual Obligations	<1 Year	1 to 3 Years	3 to 5 Years	>5 Years	Total
	($ in millions)
Before Consolidation of Funds:
Capital commitments to traditional private equity funds(1)	$475.8	$—	$—	$—	$475.8
Lease obligations	14.9	28.6	24.9	48.3	116.7

Total	$490.7	$28.6	$24.9	$48.3	$592.5
After Consolidation of Funds:
Equity commitments(2)	$11,227.9	$—	$—	$—	$11,227.9
Lease obligations	14.9	28.6	24.9	48.3	116.7
Debt payment obligations(3)	97.5	—	350.0	—	447.5

Total(4)	$11,340.3	$28.6	$374.9	$48.3	$11,792.1

(1)
These capital commitments represent commitments by the general partners of our traditional private equity funds to contribute capital to fund a portion of the purchase price paid for each portfolio company investment made by the fund. Because these amounts are due on demand, they have been presented as falling due within one year. However, given the size of our funds' capital commitments and the rates at which our funds make investments, we expect that the capital commitments presented above will be called over a period of several years, if not longer. The amounts presented above do not, however, include amounts that may become due to KKR Private Equity Investors under our investment agreement with it, because those amounts will depend on the fund's returns and are not objectively determinable. See "—Future Sources of Cash and Liquidity Needs—Liquidity Needs."

(2)
These equity commitments represent contractual commitments entered into by our private equity funds to fund a portion of the purchase price of unconsummated portfolio company investments. Our funds pay amounts due with respect to these commitments using capital contributed by fund investors and capital provided by us and, in the case of our larger transactions, with amounts funded by third-party co-investors or financial intermediaries to whom a portion of the equity commitment is syndicated. Whether and when the transactions regarding which we have entered into commitments will be consummated depends on a number of factors, some or all of which may be outside of our control, and we cannot assure you that any of these commitments will be funded. As a result, the equity commitments presented above do not necessarily reflect our fund's actual future cash outflows.

(3)
Debt payment obligations include interest to be paid over the maturity of the related debt obligation, which has been calculated assuming no prepayments are made and the debt is held until its final maturity date. Future interest rates have been calculated using rates in effect as of June 30, 2007, including both variable and fixed rates provided for by the relevant debt agreements.

(4)
Our contractual obligations table does not give effect to the potential obligations described in the paragraphs below.

        In the normal course of business, we also enter into contractual arrangements that contain a variety of representations and warranties and that include general indemnification obligations. Our maximum exposure under these arrangements is unknown due to the fact that the exposure would relate to claims that may be made against us in the future. Accordingly, no amounts have been included in our combined financial statements as of June 30, 2007 relating to indemnification obligations.

        The instruments governing our traditional private equity funds include clawback provisions that require the general partner of a fund to repay any excess amounts previously received in respect of its carried interest if, upon liquidation of the fund, the general partner has received carried interest distributions in excess of the amount to which it is entitled under the governing documents of the relevant fund. As of June 30, 2007, $1.0 billion of carried interest previously paid to the general partners of our traditional private equity funds remained subject to a potential future clawback obligation. Based on the investment performance of our traditional private equity funds as of June 30, 2007, none of the general partners of those funds had a clawback obligation as of such date. Accordingly, no provisions, reserves or other amounts have been included in our combined financial statements as of June 30, 2007 relating to clawback obligations.

Off Balance Sheet Arrangements

        Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not have any off-balance sheet financings or liabilities.

Critical Accounting Policies

        The preparation of our financial statements in accordance with GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues, income and expense. Our management bases these estimates and judgments on available information, historical experience and other assumptions that we believe are reasonable under the circumstances. These estimates, judgments and assumptions, however, are often subjective and may be impacted negatively based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from those estimated, judged or assumed, revisions are included in our combined financial statements for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying estimates, judgments or assumptions. Please see the notes to the predecessor combined financial statements included elsewhere in this prospectus for further detail regarding our critical accounting policies.

Fair Value of Investments

        Our consolidated funds are treated as investment companies under the AICPA Audit and Accounting Guide, "Investment Companies," for the purposes of GAAP and, as a result, reflect their investments on our predecessor combined statement of financial condition at fair value, with unrealized gains or losses resulting from changes in fair value reflected as a component of investment income in our predecessor combined statements of income. We have retained the specialized accounting of the our consolidated funds pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.

        When determining fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily observable market prices. If no sales occurred on such day, we use the "bid" price at the close of business on that date and, if sold short, the "asked" price at the close of business on that date day. Forward contracts are valued based on market rates or prices obtained from recognized financial data service providers. When an investment does not have a readily available market price, the fair value of the investment represents the value, as determined by us in good faith, at which the investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale.

        There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. When making fair value determinations, we typically use a market multiples approach that considers a specified observable financial measure (such as EBITDA) or a discounted cash flow or liquidation analysis. We also consider a range of additional factors that we deem relevant, including the price at which the investment was acquired, the nature of the investment (such as whether it is a controlling interest), local market conditions, market prices for comparable securities and financing transactions and models that consider the current and expected operating performance and cash flows of the company in which the investment was made. Fair values of investments that do not have readily observable market prices are based on the best information available in light of the circumstances and may incorporate or involve significant assumptions or judgments by management.

        Approximately 32%, or $7.6 billion, and 27%, or $5.1 billion, of the value of the investments in our consolidated private equity funds were valued using quoted market prices, which have not been adjusted, as of June 30, 2007 and December 31, 2006, respectively.

        Approximately 68%, or $16.5 billion, and 73%, or $14.2 billion, of the value of the investments in our consolidated private equity funds were valued in the absence of readily observable market prices as of June 30, 2007 and December 31, 2006, respectively. The majority of these investments were valued using internal models with significant unobservable market parameters and our determinations of the fair values of these investments may differ materially from the values that would have resulted if readily observable market prices had existed. Additional external factors may cause those values, and the values of investments for which readily observable market prices exist, to increase or decrease over time, which may create volatility in our earnings and the amounts of assets and partners' capital that we report from time to time.

        Changes in the fair value of the investments of our consolidated private equity funds may impact our results of operations as follows:

  •
  The management fees that we are paid by our private equity-oriented permanent capital fund are based on the approximate net asset value of the fund, which in turn is impacted by the fair values of its investments. A change in the fair values of the fund's investments during a reporting period would affect the amount of management fees that are payable following the completion of the reporting period, but would not have an immediate impact on our results. We estimate that an immediate 10% decrease in the fair value of the fund's private equity investments as of June 30, 2007 would decrease the management fee that is payable by the fund by approximately $3.4 million. The management fees paid by our traditional private equity funds are calculated based on the amount of capital committed to, or invested by, the funds and are not directly affected by changes in the fair value of the funds' investments.

  •
  The net gains from investment activities of our private equity funds are directly affected by changes in the fair values of the funds investments as described under "—Key Financial Measures—Investment Income—Net Gains from Investment Activities." Based on the investments of our private equity funds as of June 30, 2007, we estimate that an immediate 10% decrease in the fair value of the funds' investments generally would result an a 10% immediate change in net gains from the funds' investment activities (including carried interest), regardless of whether the investment was valued using observable market prices or internal models with significant unobservable market parameters. However, we estimate the impact that the consequential decrease in investment income would have on our reported amounts of income before taxes and net income would be significantly less than the amount presented above, given that a substantial majority of the change in fair value would be absorbed by fund investors who hold non-controlling interests in the funds.

        An aggregate of 26 of the private equity investments that we valued as of the valuation date (representing approximately $16.5 billion, or 68%, of the total unrealized value of all private equity investments valued as of the valuation date) did not have a readily available market and were valued using fair value pricing. Our calculations of the fair values of private equity investments were reviewed by Duff & Phelps, LLC, an independent valuation firm, who provided third-party valuation assistance to us, which consisted of certain limited procedures that we identified and requested it to perform. Upon completion of such limited procedures, Duff & Phelps, LLC concluded that the fair value, as determined by us, of those investments subjected to their limited procedures did not appear to be unreasonable. The limited procedures did not involve an audit, review, compilation or any other form of examination or attestation under generally accepted auditing standards. The general partners of our funds are responsible for determining the fair value of investments in good faith, and the limited procedures performed by Duff & Phelps, LLC are supplementary to the inquiries and procedures that the general partner of each fund is required to undertake to determine the fair value of the investments. See "Private Equity Valuations and Related Data" for a further discussion of our private equity investment valuations.

        Substantially all of the value of the investments in our consolidated credit strategy funds were valued using observable market parameters, which may include quoted market prices, as of June 30, 2007 and December 31, 2006. Quoted market prices, when used, are not adjusted.

        The management fees that are paid by the KKR Strategic Capital Funds are based on their respective net asset values. Accordingly, a 10% decrease in the fair value of the funds' investments as of June 30, 2007 would have resulted in no incentive fee being earned and a reduction in management fees for the quarter ended June 30, 2007 of $0.9 million. KFN's base management and incentive fees are indirectly impacted by changes in the fair values of assets, and a decline in the fair value of assets that results in a 10% decrease in the shareholder's equity of KFN would have resulted in a reduction of $0.2 million and $6.3 million, respectively, in management and incentive fees for the six months ended June 30, 2007.

Revenue Recognition

        Fee income consists primarily of transaction and monitoring fees that we receive from our portfolio companies and the management and other fees that we receive directly from our unconsolidated funds, including both the base management fees and the incentive fees that are paid by our unconsolidated credit strategy funds. These fees are based upon the contractual terms of the management and other agreements that we enter into with the applicable funds and portfolio companies. We recognize fee income in the period during which the related services are performed and the amounts have been contractually earned in accordance with the relevant management or other agreements. Incentive fees are accrued either annually or quarterly, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement.

Recognition of Investment Income

        Investment income consists primarily of the unrealized and realized gains on investments, dividend and interest income received from investments and foreign currency gains as reduced by unrealized and realized losses on investments, interest expense incurred in connection with investment activities and foreign currency losses on investments. Unrealized gains or losses result from changes in the fair value of our funds' investments during a period. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a corresponding realized gain or loss is recognized in the current period. While this reversal does not impact the net amounts of gains that we recognize from investment activities, it affects the manner in which we classify our gains and losses for reporting purposes.

        We recognize investment income with respect to our carried interests in investments of our private equity funds, the capital invested by or on behalf of the general partners of our private equity funds and the non-controlling interests that third-party fund investors hold in our consolidated funds. A carried interest entitles us to a percentage of the gain generated on third-party capital invested by a private equity fund, subject in the case of our traditional private equity funds to the fund achieving a profit on all investments as a whole. The instruments governing our traditional private equity funds include clawback provisions that require the general partner of a fund to repay any excess amounts previously received in respect of its carried interest if, upon liquidation of the fund, the general partner has received carried interest distributions in excess of the amount to which it is entitled under the governing documents of the fund. This feature operates only with respect to the investments of an individual fund and does not provide for netting of gains and losses across funds. As of December 31, 2006 and June 30, 2007, approximately $958.9 million and $1.0 billion of carried interest, respectively, previously paid to the general partners of our traditional private equity funds remained subject to a potential future clawback obligation. However, based on the investment performance of our traditional private equity funds as of June 30, 2007, none of the general partners of those funds would have had to make any payment under such clawback obligation as of such date.

        Because carried interests allocate to us a disproportionate share of our private equity funds' earnings relative to our capital contributions, those interests reduce the amount of our funds' earnings that are allocated to fund investors' non-controlling interests in consolidated funds. We recognize investment income attributable to a carried interest in a fund to the extent that the fund's investment returns are positive. When a carried interest is subject to a clawback provision, we recognize the related investment income based on the terms of the fund's instruments assuming that the fund was terminated on that date and that the fair value of the fund's investments were then realized in full. Given the long durations during which our private equity funds hold investments, management believes that this approach results in income recognition that best reflects our performance in any given period as the manager of our private equity funds.

        Due to the consolidation of the majority of our funds, the share of our funds' investment income that is allocable to our carried interests and capital investments is not shown in our combined financial statements. Instead, the investment income that we retain in our net income, after allocating amounts to non-controlling interests, represents the portion of our investment income that is allocable to us. Because the substantial majority of our funds are consolidated and because we hold only a minority economic interest in our funds' investments, our share of the investment income generated by our investment activities is significantly less than the total amount of investment income presented in our predecessor combined financial statements.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (R), "Share-Based Payment" ("SFAS 123 (R)"), which requires all equity-based payments to employees to be recognized using a fair value based method. On January 1, 2006, we adopted SFAS No. 123 (R) using the prospective method and therefore there was no impact on prior period amounts. The adoption of SFAS 123 (R) did not impact our combined financial statements.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," ("SFAS 155"). Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133, thereby narrowing such exception; (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a qualifying special purpose entity holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. SFAS 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on our combined financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is "more likely than not" to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on our combined financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. We are currently assessing the impact of adopting SFAS 157 on the combined financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. SFAS 159 applies to reporting periods beginning after November 15, 2007. We are currently assessing the impact of adopting SFAS 159 on the combined financial statements.

        In June 2007, the AICPA issued Statement of Position No. 07-1, "Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies" ("SOP 07-1"), for issuance. SOP 07-1 addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Generally, in order for an entity to retain investment company accounting for a subsidiary or equity method investee: (i) the subsidiary or equity method investee should meet the definition of an investment company pursuant to the guidance in SOP 07-1; (ii) the entity should follow established policies that effectively distinguish the nature and type of investments made by the investment company from the nature and type of investments made by other entities within the consolidated group that are not investment companies; and (iii) the entity (through the investment company), should be investing for current income, capital appreciation, or both, rather than for strategic operating purposes. On October 17, 2007, the FASB voted to defer indefinitely the adoption date of SOP 07-1.

Qualitative and Quantitative Disclosures About Market Risk

        Our exposure to market risks primarily relates to our role as general partner or manager of our funds and sensitivities to movements in the fair value of their investments, including the effect that those movements have on the management fees and carried interests that we receive. The fair value of our funds' investments may fluctuate in response to changes in the value of securities, foreign currency exchange rates and interest rates.

        Although our funds share many common themes, we generally maintain separate investment and risk management processes for monitoring and managing market risks in our private equity and credit segments. In particular:

  •
  The investment process for our private equity funds involves a detailed analysis of potential acquisitions and industry-specific investment teams are assigned to oversee the operations, strategic development, financing and capital deployment decisions of our funds' portfolio companies. Investment decisions are subject to approval by our equity investment committee, which consists of a group of our senior principals, and portfolio company investments are monitored by our portfolio management committee, which consists of a group of our senior principals and senior advisors.

  •
  Our approach to making debt investments focuses on creating investment portfolios that generate attractive leveraged risk-adjusted returns on invested capital, allocating capital across multiple asset classes, selecting high-quality investments that may be made at attractive prices, applying rigorous standards of due diligence when making investment decisions, subjecting investments to regular monitoring and oversight and making buy and sell decisions based on price targets and relative value parameters. We employ both "top-down" and "bottom-up" analyses when making debt investments. Our top-down analysis involves a macro analysis of relative asset valuations, long-term industry trends, business cycles, interest rate expectations, credit fundamentals and technical factors to target specific industry sectors and asset classes in which to invest. Our bottom-up analysis includes a rigorous analysis of the credit fundamentals and capital structure of each credit considered for investment and a thorough review of the impact of credit and industry trends and dynamics and dislocations events on such potential investment.

Market Risk

        Our consolidated funds hold investments that are reported at fair value. Net changes in the fair value of investments impact the net gains from investments in our combined statements of income. Based on the investments of our funds as of June 30, 2007, we estimate that a 10% decrease in the fair value of our funds' investments would result in a corresponding reduction in investment income. However, we estimate the impact that the consequent decrease in investment income would have on our reported amounts of income before taxes and net income would be significantly less than the amount presented above, given that a substantial majority of the change in fair value would be absorbed by fund investors who hold non-controlling interests in our funds.

        Our base management fees are calculated based on the amount of capital committed or invested by a fund or the NAV of a fund's investments, as described under "Business—Private Equity—Traditional Private Equity Funds." In the case of our credit strategy funds, our incentive fees are calculated based on the performance of a fund's investments, which in the case of one of our credit strategy funds is calculated based on the appreciation in the NAV of the fund's investments. To the extent that base management or other amounts are calculated based on the NAV of the fund's investments, the amount of fees that we may charge will be increased or decreased in direct proportion to the effect of changes in the fair value of the fund's investments. The proportion of our management and other amounts that are based on NAV depends on the number and type of funds in existence. For a discussion of the impact of market risks on our fair value of investments, see "—Critical Accounting Policies—Fair Value of Investments."

Exchange Rate Risk

        Our private equity funds make investments from time to time in currencies other than those in which their capital commitments are denominated. Those investments expose us and our fund investors to the risk that the value of the investments will be affected by changes in exchange rates between the currency in which the capital commitments are denominated and the currency in which the investments are made. Our policy is to minimize these risks by employing hedging techniques, including using foreign exchange contracts to reduce exposure to future changes in exchange rates when our funds have invested a meaningful amount of capital in currencies other than the currencies in which their capital commitments are denominated.

        Because most of the capital commitments to our funds are denominated in U.S. dollars, our primary exposure to exchange rate risk relates to movements in the value of exchange rates between the U.S. dollar and other currencies in which our investments are denominated (primarily euro and Australian dollars). We estimate that a simultaneous parallel movement by 10% in the exchange rates between the U.S. dollar and all of the foreign currencies in which our funds' investments were denominated as of June 30, 2007 would result in net gains or losses from investment activities of our funds of $553 million. However, we estimate that the effect on our income before taxes and our net income from such a change would be significantly less than the amount presented above, because a substantial majority of the gain or loss would be absorbed by fund investors who hold non-controlling interests in our funds.

Interest Rate Risk

        Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, and the effect that interest rates may have on our cash flows. Our credit strategy funds and our private equity-oriented permanent capital fund have outstanding indebtedness that accrues interest at variable rates. As a result, changes in interest rates affect the amount of interest payments that those funds are required to make, which may impact the earnings and cash flows of those funds. However, we estimate the effect on our income before taxes and our net income from such an increase would be substantially allocated to fund investors in proportion to their non-controlling interests in the funds.

        In addition, our credit strategy funds and our private equity-oriented permanent capital fund make investments in floating rate investments that are primarily financed with variable rate borrowings. Interest rates on our floating rate investments and our variable rate borrowings do not reset on the same day or with the same frequency and, as a result, we are exposed to basis risk with respect to index reset frequency. Our floating rate investments may reprice on indices that are different than the indices that are used to price our variable rate borrowings and, as a result, we are exposed to basis risk with respect to repricing indices.

        We manage interest rate risk and make interest rate decisions by evaluating our projected earnings under selected interest rate scenarios. During periods of increasing interest rates we tend to purchase floating rate investments. We manage our interest rate risk using various techniques ranging from the purchase of floating rate investments to the use of interest rate derivatives. We generally fund our floating rate investments with variable rate borrowings with similar interest rate reset frequencies. We also may use interest rate derivatives to hedge the variability of cash flows associated with existing or forecasted variable rate borrowings.

Credit Risk

        Certain of our funds enter into derivative instruments that subject us to the risk that the counterparties may be unable to meet their obligations under those agreements. We seek to minimize our risk exposure by limiting the counterparties with which we enter into contracts to highly rated major financial institutions with strong credit ratings.

PRIVATE EQUITY VALUATIONS AND RELATED DATA

        This prospectus presents valuation and related data, such as net and gross IRRs and multiples of invested capital, relating to our traditional private equity funds. Unless otherwise indicated, this data is presented as of June 30, 2007, which we refer to as the valuation date, and has been prepared using the methodologies described below. Please keep this in mind as you read this prospectus.

Realized Values

        We calculated the aggregate realized value of a traditional fund's portfolio investments as the historical amount of the net cash and other marketable securities actually received by the fund from all of the investments made from the date of the fund's formation through the valuation date. Such amounts do not give effect to the allocation of any realized returns to the fund's general partner or manager pursuant to a carried interest, or the payment of any applicable management fees to the fund's manager. Where the value of an investment was only partially realized, we classified the actual cash and other consideration received by the fund as realized value and classified the balance of the value of the investment as unrealized value, which is valued using the methodology described below under "—Unrealized Values."

Unrealized Values

Methodology

        We calculated the aggregate unrealized value of a traditional private equity fund's investments by adding together the individual unrealized values of the fund's investments.

        When determining fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily observable market prices. If no sales occurred on such day, we use the "bid" price at the close of business on that date and, if sold short, the "asked" price at the close of business on that date day. Forward contracts are valued based on market rates or prices obtained from recognized financial data service providers. When an investment does not have a readily available market price, the fair value of the investment represents the value, as determined by us in good faith, at which the investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale.

        There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. When making fair value determinations, we typically use a market multiples approach that considers a specified financial measure (such as EBITDA) or a discounted cash flow or liquidation analysis. We also consider a range of additional factors that we deem relevant, including the price at which the investment was acquired, the nature of the investment (such as whether it is a controlling interest), local market conditions, market prices for comparable securities and financing transactions and models that consider the current and expected operating performance and cash flows of the company in which the investment was made. Fair values of investments that do not have readily available market prices are based on the best information available in light of the circumstances and may incorporate or involve significant assumptions or judgments by management. Because we valued our investments as of June 30, 2007, subsequent events that may have a material impact on those valuations are not reflected.

Independent Valuation Firm

        An aggregate of 26 of the private equity investments that we valued as of the valuation date (representing approximately $16.5 billion, or 68%, of the total unrealized value of all private equity investments valued as of the valuation date) did not have a readily available market and were valued using fair value pricing. Our calculations of the fair values of private equity investments were reviewed by Duff & Phelps, LLC, an independent valuation firm, who provided third-party valuation assistance to us, which consisted of certain limited procedures that we identified and requested it to perform. Upon completion of such limited procedures, Duff & Phelps, LLC concluded that the fair value, as determined by us, of those investments subjected to their limited procedures did not appear to be unreasonable. The limited procedures did not involve an audit, review, compilation or any other form of examination or attestation under generally accepted auditing standards. The general partners of our funds are responsible for determining the fair value of the investments in good faith, and the limited procedures performed by Duff & Phelps, LLC are supplementary to the inquiries and procedures that the general partner of each fund is required to undertake to determine the fair value of the investments.

IRRs

        IRRs measure the aggregate annual compounded returns generated by a fund's investments over a holding period. We calculated net IRRs after giving effect to the allocation of realized and unrealized returns on a fund's investments to the fund's general partner pursuant to a carried interest and the payment of any applicable management fees. These amounts measure returns based on amounts that, if distributed, would be paid to fund investors. We calculated gross IRRs before giving effect to the allocation of realized and unrealized returns on a fund's investments to the fund's general partner or manager pursuant to a carried interest and the payment of any applicable management fees. These amounts measure the returns on the fund's investments as a whole without regard to whether all of the returns would, if distributed, be payable to fund investors. In all cases, we computed IRRs using what is known as a "dollar-weighted" IRR, which takes into account the timing of cash flows and amounts invested at any given time, and we determined realized and unrealized returns using the methodologies described above.

Multiples of Invested Capital

        The multiples of invested capital measure the aggregate returns generated by a fund's investments in absolute terms. We calculated each multiple of invested capital by adding together the total realized and unrealized values of a fund's investments and dividing by the total amount of capital invested by the fund. Such amounts do not give effect to the allocation of any realized and unrealized returns on a fund's investments to the fund's general partner or manager pursuant to a carried interest or the payment of any applicable management fees. In all cases, we determined the realized and unrealized values of a fund's investments using the methodologies described above.

Bridge Financing Provided by Private Equity Funds

        In certain instances, our traditional private equity funds may call capital to provide temporary or "bridge" financing to a portfolio company in connection with a portfolio company investment. This financing, which may be in the form of debt or equity, is designated as bridge financing prior to the time that the investment is made. If bridge financing that is extended by a private equity fund is not repaid within eighteen months from the date the financing was extended, the bridge financing is considered to be permanent financing and is included in the amount of the fund's portfolio company investment. If the bridge financing is repaid within eighteen months from the date the financing was extended, the repayment is considered a repayment of principal and any additional amounts received are treated as interest income from the portfolio company. For the purposes of calculating the private equity valuation and related information presented in this prospectus, including invested amounts, IRRs and multiples of invested capital, we disregard both the principal amount of any bridge financing and related interest income if and to the extent that the bridge financing is repaid within 18 months from the date it was extended.

Calculation of Dollar Weighted Average Holding Periods

        We measure the length of time during which our funds hold portfolio investments on a dollar weighted basis. We calculated the dollar weighted average holding period for a fund's portfolio investments by dividing (i) the holding period of each of the fund's investments multiplied by the cost basis of such investment by (ii) the aggregate cost basis of all of the fund's investments. An investment's holding period is equal to the period of time between the date on which the investment was made and the date on which the amount invested was realized or, if the investment was held as of the valuation date, the valuation date. The cost basis of an investment is equal to the amount of capital invested by the fund. Where the value of an investment was only partially realized as of the valuation date, we considered the holding periods and cost bases of the realized and unrealized portions of the investment separately for the purposes of the calculation.

INDUSTRY

Overview

        Asset management is the professional management of investments by third-party portfolio managers on behalf of investors. Asset managers earn a contracted fee by employing various strategies to meet the investment goals of their investors. These strategies are generally considered to be either "traditional" or "alternative." Traditional asset management generally involves the use of equity, debt and/or derivative securities while alternative asset management utilizes a variety of investment strategies. The asset management industry has grown significantly over the past ten years, with the total value of assets under management worldwide estimated at greater than $50 trillion in 2006. This growth has been driven by aging populations in both developed and emerging markets around the world which have increased the pools of savings and particularly pension assets. Alternative asset management strategies have been the fastest-growing sector of the industry as investors have sought to diversify their investment portfolios, and alternative asset managers have often delivered superior returns when compared to traditional asset managers.

        Traditional asset managers manage portfolios of securities by investing through investment companies registered under the Investment Company Act (e.g., mutual funds and exchange traded funds) or through separate unregistered accounts managed on behalf of individuals or institutions. Investment objectives generally include total return, capital appreciation, current income and/or replicating the performance of a particular index. Investors in these funds generally have unrestricted access to their funds either through market transactions (in the case of closed-end mutual funds and exchange traded funds) or through withdrawals (in the case of open-end mutual funds and separately managed accounts). Traditional asset managers are generally compensated on a monthly or quarterly basis with fees that are calculated as a percentage of assets under management. Managers of such portfolios in the United States are typically registered with the SEC under the Investment Advisers Act.

        Alternative asset managers utilize a variety of investment strategies to deliver investment performance on an absolute return basis within certain predefined risk parameters and investment guidelines. These investment returns tend to have a lower correlation to the broader market than traditional asset management strategies. Alternative asset managers include private equity funds, real estate funds, venture capital funds, hedge funds, funds of funds (i.e., funds that invest in investment funds), and mezzanine and structured debt funds. Many alternative asset vehicles, particularly private equity funds, require investors to fund committed capital over the investment period of the vehicle and limit investors' access to invested capital until such time as investments yield returns or are realized. Nearly all alternative asset management fee arrangements include a significant performance component. Generally, depending upon, among other things, the composition of the investor base and the nature of investment activities, alternative asset vehicles may not be required to register as investment companies under the Investment Company Act, and managers of such funds may not be required to register with the SEC under the Investment Advisers Act.

        A further discussion of private equity funds, structured debt funds and hedge funds is set forth below.

Alternative Asset Management

Private Equity Funds

        Private equity funds are managed pools of capital that invest principally in non-public, non-actively traded common equity, preferred stock, or mezzanine or distressed debt securities. In certain cases, private equity funds engage in the acquisition and delisting of public companies or invest in publicly listed companies. Private equity fund managers often seek to exploit dislocations in the market where other investors do not recognize the value of, or may lack the required expertise to generate additional value from, a certain company or security. These investments may include significant changes to a company's capital structure through the use of borrowed capital, a strategy referred to as a "leveraged buyout."

        Private equity funds are generally fixed-lived vehicles, with provisions to extend their term under certain circumstances, and are generally organized as unregistered limited partnerships or limited liability companies. The business, affairs and investment decisions of private equity firms are usually controlled by a general partner. The fund obtains capital commitments from certain qualified investors that are high net-worth individuals or institutions who thereafter become passive limited partners in the fund partnership. At such time as the general partner identifies an appropriate investment opportunity, it is entitled to call the capital on an "as needed" basis (typically over the first three to six years of the fund's term) from its investors, and this capital is returned through distributions upon realizations of the underlying investments (typically within five to eight years). General partners are typically compensated with a combination of management fees (based on committed or contributed capital), transaction and monitoring fees (paid by portfolio companies for advisory and other services rendered) and carried interest (based on the net profits generated by the fund). Private equity fund managers typically commit a portion of their own capital to the funds they manage.

        Private equity fund-raising has experienced significant growth over the last several years, reaching record levels in 2006. According to DowJones, there has been more than $400 billion of capital raised in the United States since the beginning of 2002, and according to the Russell Investment Group, allocations to private equity funds are forecast to reach record levels in all markets in 2007. The growth of private equity funds can be observed in how private equity sponsor-led deals become a much more significant portion of overall mergers and acquisitions ("M&A") volume. Sponsor-led deals represented more than 25% of the global M&A volume in 2006, up from 5% in 1999.

U.S. Corporate Private Equity Funds Raised	Private Equity Global M&A Volume and Percentage of Total M&A

Source: DowJones	Source: Thomson Financial

Note:    Compound Annual Growth Rate, or "CAGR," represents the annual rate of growth over a period, assuming growth at a steady rate.

Returns for Private Equity

        Private equity fund managers have, on average, historically outperformed the broader stock indices over the past 20 years. High risk-adjusted returns are the driving attraction of private equity and provide incentive in the face of the illiquidity and administrative complexity associated with the asset class.

Private Equity and Public Market Returns
As of December 31, 2006

Private Equity	1 Yr	3 Yr	5 Yr	10 Yr	20 Yr
U.S. Buyouts	24.0%	14.1%	10.3%	8.5%	12.2%
European Buyouts	29.6	15.3	8.3	14.3	14.4
Public Equity
NASDAQ	9.5%	6.4%	4.4%	6.5%	10.2%
S&P 500 Index	13.7	8.5	4.3	6.7	9.2

Note:	Past performance is not indicative of future results. Buyouts represent returns from private equity funds that tend to acquire companies with established markets and current revenue streams.
Source:	From Thomson Financial and Bloomberg; includes Thomson Financial U.S. Buyouts and Mezzanine Index, Thomson Financial European Buyouts and Mezzanine Index, NASDAQ and S&P 500 Index.

Structured Debt Funds

        Structured debt funds are investment vehicles backed by a diversified pool of fixed income assets that may include senior secured loans, high-yield notes, investment grade bonds, mezzanine securities and other debt and credit-linked securities. These funds take a variety of forms and often target specific assets classes, such as portfolios of primarily non-investment grade senior credit facilities or portfolios of investment grade and high-yield bonds to create a new set of fixed income securities. These funds finance their purchases of debt securities through issuances of multiple tranches of debt and equity securities that are structured to achieve specific credit ratings. Structured debt vehicles seek to earn a return for investors by borrowing funds at a lower cost than the yield the vehicles earn on their underlying investments. A collateralized debt obligation, or CDO, is a type of structured debt fund that invests in leveraged portfolios of fixed income investments of various types, including collateralized bond obligations, or CBOs, collateralized mortgage obligations, or CMOs, collateralized fund obligations, or CFOs, among other structures. An arbitrage CDO is typically backed by a pool of high-yield corporate bonds and/or loans and is designed to take advantage of the difference between the CDO's investment grade funding costs and the underlying assets' investment returns.

Hedge Funds

        The term hedge fund generally refers to an investment vehicle that seeks to generate positive risk-adjusted returns under various market conditions. Unlike a traditional asset management fund, a hedge fund invests in diverse asset classes and employs a variety of investment strategies to exploit market opportunities. Some of these strategies include various forms of arbitrage, long/short equity, event-driven, global macro and other quantitative and fundamental strategies. In light of their often superior risk-adjusted performance and for diversification purposes, hedge funds have been utilized by an increasing number of institutional asset managers, and, as a result, have experienced significant inflows in recent years. Global assets under management in the hedge fund industry, as reported by HFR Industry Reports, have grown from approximately $456 billion at December 31, 1999 to an estimated $1.4 trillion at December 31, 2006, a 17.7% compound annual growth rate.

        Hedge funds are typically structured as limited partnerships or limited liability companies that are generally exempt from registration under the Investment Company Act. Advisers to such hedge funds are often not registered under the Investment Advisers Act and can pursue investment strategies not typically available via registered investment companies. Usually the manager of a hedge fund will receive both a base management fee and a performance fee. The base management fee is based on the net asset value of the fund, and the performance fee is computed as a percentage of the fund's profits (i.e., the net realized and unrealized gains in the portfolio). Some hedge funds set a "hurdle rate" under which the fund manager does not earn a performance fee until the fund's performance exceeds a benchmark rate. Another feature common to hedge funds is the "high water mark" under which a fund manager does not receive its performance fees until the fund's net asset value exceeds the highest historical value on which performance fees were last paid. Typical hedge fund investors are high net worth individuals and institutions that are permitted to invest and withdraw funds periodically in accordance with the terms of the funds. Hedge fund managers typically commit a portion of their own capital in the funds they manage.

Hedge Fund AUM and Net Asset Flows	Number of Hedge Funds and Average AUM

Source: HFR Industry Reports	Source: HFR Industry Reports

Industry Trends

Growing Investor Demand and Increased Institutional Investor Allocations

        Growth in assets under management is driven by appreciation in the value of managed assets and net inflows of capital from investors. The industry has experienced significant growth in worldwide assets under management over the past ten years, primarily fueled by net capital inflows from an aging population. Within the United States, approximately half of assets under management are retirement-related assets. Total pension assets in the United States grew from $6.8 trillion at the end of 1996 to $14.0 trillion at the end of 2006. Shifting demographics and the drive towards "privatization" of retirement planning present an opportunity for the asset management industry. These investors are expected to seek products with absolute return and greater risk management characteristics, and demand more investment advice.

        Alternative asset management vehicles have been the fastest growing segment of the industry as investors have sought to achieve greater portfolio diversification and improve the risk-adjusted return profile of their portfolios. However, despite these alternative products becoming a more significant source of industry growth, these strategies still account for a relatively small portion of total institutional assets. For example, the average allocation to alternative investments by U.S. corporate and public defined benefit pension plans was 4.4% and 4.3%, respectively, in 2006.

Product Innovation

        The alternative asset management industry is highly competitive, and asset managers compete for both investors and investment opportunities. Leading alternative asset managers have developed new investment strategies and structures which have enabled them to attract additional capital from existing investors as well as new capital from investors who have not invested with them previously. Some of these newer fund offerings include investing in distressed securities, the development of mezzanine and infrastructure funds and expansion into new geographic regions. Opportunities also exist to develop new investment vehicles and structures, including co-investment vehicles, and to raise new types of funds, such as proprietary hedge funds and structured product funds, allowing asset managers to deploy more managed capital and capture a greater share of the economics generated by the new investments. Further, the managers of some private equity funds are seeking to expand their investor base by creating publicly-traded permanent capital vehicles which co-invest in their funds, giving public investors exposure to these asset classes. These publicly-traded vehicles provide asset managers with permanent capital that may be organically grown through continuous reinvestment in a broad range of asset classes, and, as a result, offer stability and a valuable potential source of long-term income.

Convergence of Private Equity and Hedge Funds

        In recent years, hedge funds have increasingly become activist investors in public companies, functioning as transaction catalysts with the goal of maximizing shareholder value. This trend, together with private equity funds' continued focus on finding undervalued public companies to pursue leveraged buyout opportunities have brought the two types of alternative asset managers into closer proximity and frequent overlap. An increasing number of hedge funds have taken controlling positions in companies while private equity funds have from time to time made minority investments in public companies.

        Large alternative asset managers are increasingly expanding their operations to include both private equity and hedge fund businesses. Combining the businesses within one entity can lead to significant operational efficiencies as hedge funds and private equity funds often compete for capital and talent. The intellectual capital and complementary skill set of hedge funds and private equity managers also can be leveraged within one combined organization to identify and realize new investment opportunities.

Growth and Returns of Larger Funds

        Institutional investors are attracted to larger funds with well-established track records, systems and operations, and advanced risk management capabilities. Managers of larger funds typically control multiple funds with various strategies. As a result, the number of larger funds in the private equity fund sector has increased in recent years. According to Thomson Financial, the percentage of new private equity buyout funds with more than $1 billion in capital raised increased from 4% of all new private equity buyout funds formed in 1996 to 25% by the end of 2006.

        Further, "mega" private equity funds (typically private equity funds with more than $5 billion in assets under management) have benefited from the increased fund size as the average annual returns for such mega funds are increasingly outperforming the returns of their smaller counterparts. Based on the data compiled by Thomson Financial, during the three-year span of 2004-2006, the average annual returns of the mega funds were approximately 30%, as opposed to the average returns of large ($2 billion to $5 billion in assets under management) and mid-sized funds ($500 million to $2 billion in assets under management) of 21%.

Increasing Size of Private Equity M&A Transactions

        Over the past several years, a number of factors, including larger fund sizes, greater liquidity in the senior and high-yield debt markets, and joint buying power of consortiums, have collectively increased the volume of large, sponsor-driven M&A transactions. Globally, financial sponsors were involved in 115 buyout transactions valued at more than $1 billion in 2006, with a significant portion of these transactions resulting in the target going private. Furthermore, six out of the top seven leveraged buyouts to date were announced over the past 12 months with an average transaction value of more than $30 billion.

$1 Billion+ Global Private Equity Buyout Deals	Private Equity Buyout Average Deal Size

Source: Thomson Financial	Source: Thomson Financial

Ability to Deliver Non-Correlated and Higher Risk-Adjusted Investment Returns

        Private equity has historically been relatively uncorrelated to the real estate, public debt and equity markets. This low correlation to other asset classes has made private equity an attractive component of a diversified investment portfolio. The combination of low correlation and strong performance of private equity relative to other asset classes has been an important catalyst in the growth of the industry. By including private equity investments in their portfolios, investors often reduce portfolio volatility, increase portfolio duration and contribute to an overall improvement in a portfolio's risk/return profile.

Increased Sector Scrutiny

        The institutionalization of the alternative asset management industry has required alternative asset managers to develop more advanced internal controls and management information systems, as large institutional investors require greater transparency and robust risk management systems. The larger, more institutionalized alternative asset managers are better positioned to develop these processes and controls. In addition, as the number of investors who invest their funds with alternative asset managers continues to expand, there has been increased regulatory attention to the sector. Particularly, recently introduced tax legislation would, if enacted, preclude alternative asset managers from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules and tax carried interest using income tax rates rather than capital gains tax rates.

BUSINESS

Overview

        Founded in 1976, we are a leading global alternative asset manager. Our more than 400 employees, including more than 150 investment professionals, are led by our founders, Henry Kravis and George Roberts, who are pioneers of the leveraged buyout industry. Our history of landmark achievements in private equity includes the first leveraged buyout in excess of $1 billion, several of the largest leveraged buyouts announced worldwide to date, the first buyout of a public company by tender offer and the largest leveraged buyouts completed or announced in each of the United States, the Netherlands, Denmark, India, Australia, Turkey, Singapore and France. We have continued our history of innovation by establishing new debt and public equity strategies that leverage the power of our brand and the intellectual capital in our private equity business.

        Today, through our offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong and Tokyo, we sponsor and manage funds that make investments worldwide in private equity and debt transactions on behalf of third-party investors and our firm. We also manage substantial investments in public equity. During our 31-year history, we have raised 16 funds and received approximately $59.7 billion of capital and capital commitments from investors. We have grown our assets under management significantly, from approximately $18.3 billion as of December 31, 2002 to approximately $54.4 billion as of June 30, 2007, representing a compounded annual growth rate of 27.4%. Of our total assets under management, approximately $7.0 billion is permanent capital, which is not required to be returned to investors and is able to be re-deployed as investments are realized.

        As a global alternative asset manager, we earn ongoing management fees for providing management and other services to our private equity and credit strategy funds as well as transaction, monitoring, incentive and other potential fees in connection with our investments. We also earn investment income from investing our own capital alongside fund investors and from our carried interest in fund investments, which provides us with a disproportionate share of the investment gains generated on third-party capital invested by our private equity funds. We are also selectively pursuing opportunities to develop new investment structures and products that we believe will help us increase the amount of managed capital that we are able to commit to individual transactions, grow our assets under management and capture additional income streams.

        We seek to consistently generate attractive investment returns by employing highly qualified professionals, making among the largest private equity investments worldwide and adhering to a disciplined investment approach. Our investment teams are supported by a substantial and diversified capital base, a centrally managed and integrated global investment platform and a worldwide network of business relationships that provide us with a significant source of investment opportunities, specialized knowledge during due diligence and substantial resources for creating and realizing value for investors. We also believe that these aspects of our business will help us continue to grow our assets under management and deliver strong investment performance in a variety of economic and financial conditions.

        In connection with this offering, we will complete a series of transactions pursuant to which our business will be reorganized into a holding company structure. Following our reorganization and this offering, we will have a right to the management, transaction, monitoring and other fees from our existing and future private equity funds and their portfolio companies. In addition, we will have the right to carried interest earned by the general partners of our existing and future private equity funds (other than the 1996 Fund and earlier funds) as well as any returns generated on capital contributions made by the general partners of these funds after the completion of this offering. We will also have a right to the management, incentive and other potential fees for managing our existing and future credit strategy funds as well as incentive fees from these funds. Although our principals have invested their own personal capital in our credit strategy funds, we have not made any direct capital contributions to those funds as a general partner or a fund manager.

Our Strengths

        We believe that we possess a number of strengths that differentiate us from other alternative asset managers and provide us with competitive advantages for raising capital, securing investment opportunities, obtaining financing for transactions, consummating investments, creating value in our portfolio companies and generating attractive investment returns. These strengths include the following:

One Firm with a Global Reach and Best-in-Class Processes

        We are truly a global firm. With offices in seven major financial centers located on three continents, we have created an integrated global platform for sourcing and making investments in multiple asset classes. Our global and diversified operations are supported by our sizeable capital base and our extensive company, industry, asset-specific and local market knowledge, which allow us to deploy capital across a number of geographical markets in a broad range of companies, industry sectors and asset classes. As of June 30, 2007, 35% of our investment professionals were based outside the United States and 66% of the unrealized value of our private equity portfolio consisted of investments in companies outside the United States. Although our operations span multiple continents and business lines, we are still managed as one firm with a common culture and are highly focused on sharing knowledge, experience, resources and best practices throughout our offices and across our various investment classes. Our investment processes are overseen by three committees that operate globally, which consist of our equity investment committee, which reviews all investments made by our private equity funds, our debt investment committee, which reviews all investments made by our credit strategy funds, and our portfolio management committee, which monitors the performance of our private equity investments. Our founders, Henry Kravis and George Roberts, are active members of each of these committees. We believe that operating as a centrally managed firm that is both global and diversified enhances the growth and stability of our business and helps us make informed decisions across asset classes and geographies.

Distinguished Track Record Across Economic Cycles

        During our 31-year history, we have successfully invested under all types of economic and financial conditions, developing a track record that we believe distinguishes our firm. From our inception through June 30, 2007, our ten private equity funds that had invested for at least 30 months had achieved a multiple of invested capital of 2.8x and a cumulative gross IRR of 26.3%. During 2007, we were named "Best Private Equity Firm" by Global Finance and "European Large Buyout Firm of the Year" by Financial News and the KKR Strategic Capital Funds were named "Hedge Fund Launch of the Year" by Alternative Investment News. Our other accomplishments include completing or announcing more than 60 leveraged buyouts valued in excess of $1 billion, including the first leveraged buyout in excess of $1 billion and sponsoring or co-sponsoring many of the largest leveraged buyouts completed anywhere to date.

Alignment of Interests

        One of our fundamental philosophies has been to align our interests and the interests of our people with those of our fund investors. Since our inception, our investment professionals, senior advisors and other executives have invested or committed to invest more than $1.5 billion of their personal capital in or alongside our funds. In structuring this offering, we have sought to achieve the same alignment of interests between our unitholders and our people through their significant and long-term ownership of our equity. Our principals will not receive any of the proceeds from this offering. Our principals will collectively own more than          % of the equity in our business immediately following this offering and they will benefit from the financial success of our business in the form of distributions and payments received from KKR Holdings, the entity through which they will hold their equity, and the potential appreciation in the value of the equity that KKR Holdings owns. Our other employees are expected to receive equity grants at the time of this offering, which we believe will similarly align their interests. To promote long-term alignment of interests, the equity directly or indirectly held by our principals and employees will be subject to significant forfeiture and transfer restrictions that require such persons to remain actively employed by us in order to realize the full value of their equity interests.

Experienced Investment Professionals and Continuity of Senior Leadership

        We have built our firm with the intellectual capital of our people, and we are guided daily by the diversity, depth and breadth of their collective knowledge and experience. We currently employ more than 150 investment professionals who are led by our founders, Henry Kravis and George Roberts, and supported by 20 senior advisors and 30 Capstone consultants. Our investment professionals have demonstrated an ability to address the challenges of cyclical markets by effectively adapting our investment strategies, financial structures and operational resources to existing market conditions. Our investment professionals come from a variety of financial and operational backgrounds, which when combined with the extensive expertise of our senior principals provide us with a significant competitive advantage. We have also benefited from a high degree of continuity in our senior leadership.

Distinct Ability to Source Proprietary Investments

        We believe that we are able to source new investment opportunities as a result of our internal deal generation strategies and our global network of business relationships with leading executives from major companies, commercial and investment banks, financial intermediaries, other investment and advisory institutions and former political leaders. Our investment professionals are organized into global industry teams and have developed a thorough understanding of their industries by meeting with management teams, attending product seminars and industry conferences and conducting their own primary research. Our industry teams work across our offices to develop a list of industry themes and trends, to identify companies that will benefit from those trends and to determine which of those companies would make an attractive investment. When team members identify an investment opportunity, they leverage our network of global relationships with the goal of winning exclusive or limited access to the investment. We believe that our industry focus, when combined with our global network and the industry-specific knowledge that we have developed over time, provides us with an important source of proprietary investments.

Strong Relationships With Financial Leaders

        We actively cultivate our relationships with major investment banking firms and other financial intermediaries and are among those firms' most significant clients. Our investment professionals meet regularly with major investment banking firms concerning potential investment opportunities, and we often work with the same group of financial institutions when seeking financing arrangements for our transactions. We believe our repeated and consistent dealings with the major financial services firms over a long period of time, and our completion of a significant number of larger transactions, have led to our being one of the first parties considered for potential investments. We also believe that our relationships with financial institutions and the credibility that we have established through our past successes help us obtain financing for our transactions at attractive prices and with favorable terms.

Focus on Value Creation

        We have developed an institutionalized process for creating value in our investments. As part of our effort, we utilize the services of Capstone Consulting, a team of operational consultants that works exclusively with our investment professionals and portfolio company management teams. In addition, we have hired senior advisors to assist us, including the former chairmen or chief executive officers of Proctor & Gamble, Wells Fargo, HSBC Holdings plc, Eastman Kodak Company and Accenture. Our investment professionals, senior advisors and consultants work with our portfolio companies to address issues relating to top-line growth, cost optimization and efficient capital allocation and assist management in designing and implementing strategic and operational changes that drive value creation. In most cases, the work initially involves developing operating and financial metrics for tracking progress and identifying problems during the early stages of an investment. Ultimately, the focus shifts to capitalizing on business opportunities to drive value creation over the long term. The objective of these measures is to drive growth in revenue, cash flows and operating margins, which allows us to reduce the leverage in our portfolio companies, and create value for our investors.

Long-Standing Investor Relationships

        Over our 31-year history, we have established strong relationships with investors that have allowed us to raise significant amounts of capital for investment in a broad range of asset classes. Our fund investors consist of a diversified group of some of the largest public and private pension plans, global financial institutions, university endowments, funds of funds and high net worth individuals, many of whom have invested with us for decades across multiple funds that we have sponsored. For example, our ten largest investors have invested with us for an average of 16 years. More recently, through the listing of two of our funds, we have expanded our investor base to include public market investors, such as mutual funds and hedge funds, providing us with an additional source of capital. We believe that the strength, breadth, duration and diversity of our investor relationships provide us with a significant advantage for raising capital from existing and new sources and will help us continue to grow our assets under management.

Long-Term Capital Base with a Significant Amount of Permanent Capital

        As of June 30, 2007, we had $54.4 billion of assets under management, making us one of the largest independent alternative asset managers in the world. These assets were invested or available for investment in private equity, debt and public equity transactions. We have created two listed permanent capital funds that are able to grow organically through the continuous investment and reinvestment of capital, which we believe provides us with stability and with a valuable potential source of long-term income.

Proven Ability to Innovate

        We pioneered the development of the leveraged buyout and have worked throughout our history on creating innovative financing structures that allow us to compete aggressively for transactions while maintaining ongoing financial flexibility. Examples of recent innovative financing structures include using a complex power hedging program in connection with our acquisition of Texas Genco and structuring our acquisition of Capmark Financial Group in a manner that allowed the company to achieve an investment grade credit rating. Most recently, we have grown our permanent capital base and diversified our operations through the establishment of two innovative permanent capital vehicles, KKR Private Equity Investors and KFN, that have the flexibility to invest across asset classes.

Our Growth Strategy

        We believe the "KKR" name is associated with the successful execution of many of the largest and most complex private equity transactions worldwide; a focus on operational value creation; a strong investor base; a global network of strong business relationships; a reputation for integrity and fair dealing; and a distinguished track record of generating attractive investment returns. We intend to capitalize on the name recognition that we have developed and leverage the strength of our brand as we seek to grow our business.

Deliver Attractive Returns Through Strong Investment Performance

        We intend to adhere to the disciplined investment approach that we have developed over our 31-year history, focusing in particular on driving value creation from the time an investment is made. Our investment approach will continue to emphasize company, industry and economic fundamentals and the operational and strategic aspects of the companies in which we invest, and we will continue to subject our investments to the same stringent due diligence, monitoring and oversight practices that we have developed over time, drawing in each case on the company, industry, asset-specific and local market knowledge of our people. We believe that by maintaining investment discipline and taking a "hands-on"

approach to our investments, we will be best positioned to continue to generate attractive returns for our funds and create long-term value for our unitholders.

Grow Globally Across Existing Asset Classes

        We intend to continue pursuing opportunities within North America to increase the amount of managed capital that we are able to deploy in private equity and debt investments, while continuing to grow our public equity business. Outside of North America, we intend to continue increasing the amount of private equity investments that we make in Europe and Asia, while building out our debt and public equity and debt operations in those regions. Since October 2005, we have raised five new funds that received approximately $32.6 billion of capital and capital commitments from investors, including approximately $5.1 billion of permanent capital and a new $4.0 billion private equity fund that is focused on investment opportunities in Asia. These funds provide us with a flexible capital base that we may use to fund investments in a broad range of asset classes throughout the world.

Selectively Pursue Opportunities to Expand Our Investment Structures and Products

        We believe that opportunities exist to develop and sponsor new investment vehicles and structures, including co-investment vehicles, and to raise new types of funds, such as long-oriented public equity funds, structured product funds and industry- or geography-specific funds, that allow us to deploy a greater amount of managed capital in our investments and thereby capture a greater share of the economics generated by these investments. To support these initiatives, we are currently developing a capital markets business in the United States, Europe and Asia, which we believe will provide us with new alternatives and capabilities for distributing our investment products to investors worldwide and to further broaden our investor base. We may also consider selectively partnering or entering into joint venture arrangements with one or more financial intermediaries in order to provide us with access to additional classes of investors.

Maintain Our Long-Term Focus

        We have consistently approached the management of our business and our investments with the goal of creating and realizing value over the long term. We intend to maintain this long-term focus after we become a public company even though this may lead to increased volatility in our results from period to period. We do not intend to permit the short-term perspectives of some public market investors to influence our investment, operational or strategic decisions, our duties or commitments to our fund investors or our focus on creating long-term value for our unitholders.

Our Firm

History and Development

        We were founded in 1976 as a private equity firm specializing in leveraged buyouts. We completed our first acquisition in 1977 with capital raised from a small group of investors and, since that time, we have sponsored and managed a total of 16 investment funds and built a brand name, a global franchise, a broad investor base and a diversified investment institution. We now maintain offices in seven major financial centers located across three continents and we have diversified our operations to include actively managing investments across a broad range of major asset classes.

        During the first 28 years of our operations, we focused our efforts primarily on building a leading private equity business. Our initial focus on private equity allowed us to develop and refine financial and structuring skills that we believe are prerequisites for success in any investment business. In 2000, we began placing a greater emphasis on the operational aspects of portfolio companies, which we believe is an essential component for creating value. Since then, our operational approach to building value in portfolio companies has become an integral part of our firm and a cornerstone of the way in which we evaluate and approach equity investments. While we manage our firm and our investments differently today than we did during the earlier years of our development, we have not changed our principles, our performance-based culture or our investment objective, which is to generate large multiples of invested capital and attractive IRRs for investors.

        We have acquired significant credit experience over time by sponsoring investments in financially distressed companies, by using significant amounts of leverage to finance acquisitions and by monitoring investment portfolios of financial services companies acquired by our funds. Commencing in 2004, we began to actively pursue debt investments as a separate asset class through our formation of KFN. To support the operations of KFN, we hired additional investment professionals with significant experience evaluating and managing fixed income investments, including investments in corporate debt, bank loans, asset-backed securities, real estate assets and other credit products, and we built a platform for identifying, assessing, making, monitoring and exiting debt investments. The experience that we gained through our management and operation of KFN and the resources provided by these additional personnel created a strong foundation for growing our debt operations and enabled us to form the KKR Strategic Capital Funds in 2006 to take advantage of larger debt investment opportunities.

        Although our business activities have historically focused significantly on private equity and credit investments, we have managed investments in public equity throughout our history. Initially, our public equity investments consisted of minority and structured investments in public companies that were made by our private equity funds. More recently, we formed KKR Private Equity Investors, our private equity-oriented permanent capital fund, and our credit strategy funds, which have provided us with more investment flexibility than traditional private equity funds and an additional capital base for making equity investments in public companies. Our public equity strategies generally seek to leverage, where appropriate, the intellectual capital developed in the course of our traditional private equity business, which may otherwise not be utilized if a private equity transaction is not consummated, to make public equity investments. We believe that significant opportunities exist for us to expand our public equity activities and take advantage of the increasing number of suitable public equity investments that we identify. To achieve these results, we recently hired additional investment personnel who have specialized experience in the public equity markets.

        In addition to taking steps to build out our public equity business, during 2007 we began the process of establishing a capital markets business in the United States, Europe and Asia with the objective of increasing the amount of third-party capital that we are able to commit to individual transactions, thereby growing our assets under management and capturing additional income streams. We have hired experienced professionals with long-standing investor relationships to help us build this business. We expect that our capital markets activities initially will focus on syndicating to a broader base of investors a portion of the equity that we commit in our larger private equity transactions, which we believe will help us reduce the need to partner with large consortiums of private equity firms on large leveraged buyouts, retain greater operational control over our portfolio companies and capture a greater portion of the economics that are generated by our private equity investments. Over time, we may expand our capital markets activities in a manner that similarly complements our other business activities.

Global Operations

        With offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong and Tokyo, we have established our firm as a leading global alternative asset manager. Our expansion outside of the United States began in 1995, when we made our first investment in Canada. Since that time, we have taken a long-term strategic approach to investing globally and have established a presence in Europe and Asia with multilingual and multicultural investment teams that have local market knowledge and significant business, investment and operational experience in the countries in which we invest. We believe that our global capabilities have assisted us in raising capital and capturing a greater number of investment opportunities, while enabling us to diversify our operations. From the time of the 1996 Fund's first investment through June 30, 2007, our 1996 Fund and subsequent funds collectively invested more than $11.6 billion of capital outside of North America.

        The following table presents information concerning the composition of our investment portfolio by country as of June 30, 2007.

	Private Equity Portfolio
Country	Number of Investments	Fair Value
	($ in millions)
United States	17	$7,630.1
France	3	4,695.2
Netherlands	4	3,563.8
Germany	4	2,131.7
Australia	2	914.9
Singapore	1	672.7
Denmark	1	573.8
United Kingdom	1	500.4
Canada	1	428.6
India	1	269.7
Italy	1	275.8
Bermuda	1	136.3

Total	37	$21,793.0

        While our operations span multiple continents and asset classes, our investment professionals are supported by a centralized and integrated infrastructure and operate under a common set of principles and business practices that are monitored by our global committees. We believe that we have created a single culture that rewards investment discipline, creativity, determination and patience and the sharing of information, resources, expertise and best practices across our offices. When appropriate, we staff transactions across multiple offices in order to take advantage of the industry-specific expertise of our investment professionals, and we hold regular meetings in which investment professionals throughout our offices share their knowledge and experiences. We believe that the ability to draw on the local cultural fluency of our investment professionals while maintaining a centralized and integrated global infrastructure distinguishes us from other alternative asset managers and has been a substantial contributing factor to our ability to raise funds and invest internationally.

Our Team

Equity Investment Professionals

        We currently employ more than 125 investment professionals who focus primarily on equity investments. These individuals come from diverse backgrounds in private equity, operations, strategic consulting and finance and include some of the most experienced equity investors in the world. Over the past six years, we have focused our senior-level equity recruiting efforts on executives with significant operating experience, including former chief executive officers and chief financial officers of companies operating in a wide range of industry sectors. As a group, our equity investment professionals provide us with a powerful global team for identifying businesses with durable competitive advantages; developing capital structures for portfolio companies that support their business strategies; working with management teams to create value for unitholders; providing portfolio companies with access to a global network of resources that strengthen their operations; and generating superior investment returns.

Debt Investment Professionals

        We currently employ more than 25 investment professionals who focus primarily on corporate debt investments. These individuals have backgrounds in debt investments, risk management, asset liability management, capital markets, finance and portfolio management and provide us with significant experience for managing our credit strategy funds. Our six most experienced debt investment professionals have on average 17 years of credit experience, including experience investing in and trading leveraged bank loans, second lien loans, high-yield bonds, subordinated bonds, mezzanine bonds, preferred stock, credit and interest rate derivative instruments, structured products, real-estate investments and other debt and equity investments. Together, they provide us with significant expertise for evaluating and managing credit risks and creating diversified investment portfolios of corporate debt investments that have the ability to generate attractive leverage-adjusted returns.

Senior Advisors

        To complement the expertise of our investment professionals, we have retained a team of 20 senior advisors to provide us with additional operational and strategic insights. The responsibilities of our senior advisors include serving on the boards of our portfolio companies, helping us evaluate individual investment opportunities and assisting our portfolio companies with operational matters. Our team of senior advisors currently includes Edwin L. Artzt (the former Chairman and Chief Executive Officer of Proctor & Gamble), Sir John Bond (the former Group Chairman of HSBC Holdings plc), Richard L. Clemmer (the former Chief Executive Officer of Agere Systems), George M.C. Fisher (the former Chairman, Chief Executive Officer and President of Eastman Kodak Company), Hirashi Hosokawa (the former Japanese Vice Minister for International and Economic Affairs), and Dr. Edward Tian Suning (the Chairman of China Broadband Capital L.P. and the Vice Chairman and former Chief Executive Officer of China Netcom Group) as well as other individuals who have held leading positions in major corporations and public agencies worldwide. Five of our senior advisors also participate on our portfolio management committee, which monitors the performance of our private equity investments.

Operating Consultants

        We have developed an institutionalized process for creating value in our investments. As part of our effort, we utilize the services of Capstone Consulting, a team of operational consultants that works exclusively with our investment professionals and portfolio company management teams. Capstone, which has approximately 30 consultants located in New York, Menlo Park and London, provides us with additional expertise for assessing investment opportunities and assisting managers of our portfolio companies in defining strategic priorities and implementing operational changes. During the initial phases of an investment, Capstone's work seeks to implement our thesis for value creation. Its consultants may assist our portfolio companies in addressing top-line growth, cost optimization and efficient capital allocation and in developing operating and financial metrics. Over time, Capstone's work shifts to identifying challenges and taking advantage of business opportunities that arise during the life of an investment. While we do not require our portfolio companies to engage Capstone, in our experience most portfolio company managers embrace its involvement as a result of the operational expertise and bottom-line focus of its consultants. In addition, to assist us with investments in the insurance industry, we have established an exclusive relationship with Fisher Capital, an insurance advisory firm that was founded by Jim Fisher after the successful sale of our investment in American Re-insurance, where Mr. Fisher served as the Chief Financial Officer.

Global Committees

        Our investment processes are overseen by three committees that operate globally. These committees consist of separate investment committees for our private equity and credit strategy funds and a portfolio management committee for our private equity funds. Our equity investment committee and our debt investment committee are responsible for reviewing and approving all investments made by our funds; monitoring due diligence practices; and providing advice in connection with the structuring, negotiation, execution and pricing of investments. Our portfolio management committee is responsible for working with our investment professionals from the date on which an investment is made by a private equity fund until the time the investment is exited in order to ensure that strategic and operational objectives are accomplished and that the performance of the investment is closely monitored. Our founders, Henry Kravis and George Roberts, are active members of our three committees. Other members consist of our senior principals. Our portfolio management committee is also advised by certain of our senior advisors and consultants from Capstone.

Private Equity

        Our private equity business involves sponsoring and managing a group of investment funds that make primarily control-oriented investments in connection with leveraged buyouts and build-ups and other similar investment opportunities. These funds, which we refer to as private equity funds, are managed by Kohlberg Kravis Roberts & Co. L.P. and currently consist of a number of private equity funds that have a finite life and investment period, which we refer to as traditional private equity funds, and a private equity-oriented permanent capital fund that has a perpetual existence and investment period. We also sponsor and manage credit strategy funds that sometimes make private equity investments alongside our private equity funds, although we include those funds in our credit segment for management reporting purposes. As of June 30, 2007, our private equity funds had $45.1 billion of assets under management, including $5.3 billion of permanent capital, making us one of the largest private equity fund sponsors in the world.

Private Equity Experience

        We are a world leader in private equity, having sponsored and managed 14 private equity funds that have received more than $57.1 billion of capital and capital commitments during our 31-year history. Our private equity funds focus on investing in large capitalization companies. We believe this focus allows us to invest in industry-leading franchises with global operations, attract world class management teams, deploy large amounts of capital in individual transactions and optimize amounts of income that we earn on a per transaction basis. Our approach leverages our capital base, infrastructure, skill set, global network and industry and operating expertise, which we believe sets us apart from others.

        Since our inception, our private equity funds have completed or announced more than 160 private equity transactions having a transaction value of more than $413 billion and an equity investment of $45 billion, including over 10 private equity transactions with a transaction value in excess of $135 billion and an equity investment of approximately $12 billion that have been completed or announced since June 30, 2007. As of June 30, 2007, our private equity funds had generated $76.5 billion of realized and unrealized value, of which $56.5 billion had been distributed in the form of cash. Our current private equity portfolio consists of 42 portfolio companies with more than $180 billion of annual revenues and more than 800,000 employees worldwide. These companies are based in more than 12 countries and operate in more than 12 industries, which provides us with broad and deep industry and operating expertise.

        The following charts present information concerning the amount of capital invested by our 1996 Fund and subsequent traditional private equity funds by geography and industry from the time of the 1996 Fund's first investment through June 30, 2007. The predecessor combined financial statements included in this prospectus consolidate the 1996 Fund and subsequent traditional private equity funds. We will not, however, acquire interests in the 1996 Fund or prior funds in connection with our reorganization and this offering.

Dollars Invested by Geography (1996 Fund and Subsequent Funds as of June 30, 2007)	Dollars Invested by Industry (1996 Fund and Subsequent Funds as of June 30, 2007)

        The following table presents information concerning the investments that our private equity funds have made or committed to make since January 1, 2004, some of which have been significantly or fully realized.

Company	Year	Industry	Country	Equity Investment(2)	Transaction Value
	($ in millions)
Investments
Jazz Pharmaceuticals, Inc.	2004	Health Care	United States	$130.0	$250
Sealy Corporation	2004	Consumer Products	United States	327.6	1,566
Maxeda*	2004	Retail	Netherlands	531.1	3,061
Dynamit Nobel AG	2004	Chemicals	Germany	265.6	2,967
PanAmSat Holdings Corporation*	2004	Media	United States	134.5	4,343
Auto-Teile-Unger Holding AG	2004	Retail	Germany	534.8	1,843
Visant Corp.	2004	Media	United States	156.3	2,320
Texas Genco Holdings, Inc.*	2004	Energy	United States	120.5	3,813
Duales System Deutschland GmbH*	2005	Recycling	Germany	46.9	393
Masonite International Corporation	2005	Industrial	Canada	428.6	2,576
Toys "R" Us, Inc.	2005	Retail	United States	418.3	7,597
Sungard Data Systems, Inc.	2005	Technology	United States	482.5	11,969
SBS Broadcasting S.à.r l.*	2005	Media	Pan European	412.3	2,664
Accellent Inc.	2005	Health Care	United States	448.3	1,342
Avago Technologies Ltd.	2005	Technology	Singapore	426.5	2,787
Fl Selenia S.p.A.	2005	Chemicals	Italy	243.5	1,033
TDC A/S	2005	Telecom	Denmark	512.2	14,953
Capmark Financial Group Inc.	2006	Financial Services	United States	673.0	16,770
AVR Bedrijven N.V.(1)	2006	Recycling	Netherlands	174.7	2,729
The Nielsen Company B.V.	2006	Media	United States	698.5	12,031
BIS/Cleanaway Ltd.	2006	Recycling	Australia	91.8	1,372
Aricent, Inc.	2006	Technology	India	269.7	936
NXP B.V.	2006	Technology	Netherlands	1,253.7	11,400
PagesJaunes Groupe S.A.	2006	Media	France	790.0	4,044
HCA Inc.	2006	Health Care	United States	1,182.0	33,050
KION Group GmbH	2006	Industrial	Germany	612.8	5,479
Seven Media Group	2006	Media	Australia	528.0	3,218
ProSeibenSat.1 Media	2007	Media	Germany	838.9	4,235
Tarkett S.A.	2007	Industrial	France	641.4	1,949

Yageo Corporation	2007	Technology	Taiwan	102.5	307
Dollar General Corporation	2007	Retail	United States	1,290.9	7,600
U.S. Foodservice	2007	Retail	United States	1,115.9	7,304
Tianrui Group Cement Co., Ltd.	2007	Industrial	China	113.6	448
MMI Holdings Limited	2007	Technology	Singapore	170.5	757
Alliance Boots plc	2007	Retail	United Kingdom	2,530.1	24,900
Laureate Education, Inc.	2007	Media	United States	400.0	3,964
Biomet, Inc.	2007	Health Care	United States	1,329.0	11,594
First Data Corporation	2007	Financial Services	United States	2,550.7	29,500
Energy Future Holdings Limited (formerly, TXU Corp.)	2007	Energy	United States	2,077.0	49,000
Harman International Industries, Incorporated(3)	2007	Technology	United States	171.4	400
Pending Investment
U.N. Ro-Ro Isletmeleri A.S.(4)	2007	Industrial	Turkey	€380.0	€910

(*)
Indicates that the investment has been significantly or fully realized.

(1)
Includes a follow-on investment in the first quarter of 2007 with respect to the merger between AVR Acquisitions BV and the Van Gansewinkel Group. The incremental equity investment and transaction value associated with this follow-on investment were approximately $35.6 million and $1,150 million, respectively.

(2)
Equity invested consists of the amount of equity invested or committed to be invested by our private equity funds. See "Certain Relationships and Related Party Transactions—Side-by-Side and Other Investments."

(3)
On October 22, 2007, Harman International Industries, Incorporated entered into an agreement with certain of our affiliates and GS Capital Partners relating to the parties' previously announced merger agreement. Under the agreement, our affiliates and GS Capital Partners purchased senior notes convertible under certain circumstances into Harman common stock and the parties terminated their merger agreement dated April 26, 2007 without litigation or payment of a termination fee.

(4)
We expect that this pending investment will be consummated in the second half of 2007. We have received contractual commitments from financial institutions to provide the requisite debt financing for this transaction. However, whether and when this transaction will be consummated depends on a number of other factors some or all of which may be outside of our control.

        We believe that our broad and deep experience and long-term track record of investing large amounts of capital in a wide range of industry sectors and geographical regions and economic and financial conditions are among the many factors that distinguish our private equity business. We have also achieved a number of other milestones that we believe differentiate us. These accomplishments include:

  •
  completing or announcing more than 60 private equity transactions valued in excess of $1 billion, including the first leveraged buyout in excess of $1 billion ever completed;

  •
  sponsoring the first private equity transaction using a tender offer structure;

  •
  sponsoring or co-sponsoring many of the largest private equity transactions completed worldwide and the largest private equity transaction announced anywhere to date; and

  •
  sponsoring or co-sponsoring the three largest private equity transactions completed in Canada, the two largest leveraged buyouts completed in France and the largest leveraged buyouts completed in each of Denmark, the Netherlands, Australia, India and Singapore.

        We take a long-term approach to private equity investments and measure the success of our investments over a period of years rather than months. Given the duration of our private equity investments, we focus on generating large multiples of invested capital and attractive IRRs when deploying capital in private equity transactions.

        The following charts present information concerning the amount of capital invested and the amounts of realized and unrealized returns generated by our traditional private equity funds from our inception through June 30, 2007.

Amount Invested and Total Value	Realized and Unrealized Value

        Additionally, because our emphasis on generating large multiples of invested capital and attractive IRRs has produced significant cash flows for our fund investors, we believe that our private equity approach has also been an important contributor to the extended relationships that we have developed with our investor base. The following table presents information concerning the total distributions to investors made by our traditional private equity funds during the periods indicated.

	Year Ended December 31,
Year						Six Months Ended June 30, 2007
	2002	2003	2004	2005	2006		Total
	($ in millions)
Distributions to Investors	$897	$3,016	$7,035	$3,569	$5,251	$1,311	$21,079

        From our inception through June 30, 2007, our first ten traditional private equity funds (representing all of our private equity funds that have invested for at least 30 months) achieved a multiple of invested capital of 2.8x and a cumulative gross IRR of 26.3%, compared to the 13.7% gross IRR achieved by the S&P 500 Index over the same period. The S&P 500 Index is an unmanaged index and its returns assume reinvestment of dividends and do not reflect any fees or expenses. The table below presents information as of June 30, 2007 relating to the historical performance of each of our traditional private equity funds since our inception, which we believe illustrates the benefits of our approach to making private equity investments. This data does not reflect acquisitions or disposals of investments, changes in investment values or distributions occurring after June 30, 2007.

        We encourage you to review the cautionary note below for a description of reasons why the future results of our private equity funds may differ from the historical results of our private equity funds. You should also see "Private Equity Valuations and Related Data" for a description of how the values below were calculated.

	Amount		Fair Value of Investments
Private Equity Fund(1)(2)						Gross IRR		Multiple of Invested Capital
	Committed	Invested	Realized	Unrealized	Total		Net IRR
	($ in millions)
Historical Excluded Funds(3)
1976 Fund	$31	$31	$537	$—	$537	39.5%	35.5%	17.3
1980 Fund	357	357	1,828	—	1,828	29.0%	25.8%	5.1
1982 Fund	328	328	1,290	—	1,290	48.1%	39.2%	3.9
1984 Fund	1,000	1,000	5,963	—	5,963	34.5%	28.9%	6.0
1986 Fund	672	672	9,081	—	9,081	34.4%	28.9%	13.5
1987 Fund	6,130	6,130	14,746	270	15,016	12.2%	9.0%	2.5
1993 Fund	1,946	1,946	4,124	36	4,160	23.6%	16.8%	2.1
1996 Fund	6,012	6,012	10,535	1,926	12,461	18.7%	14.0%	2.1
Included Funds(4)
European Fund (1999)(5)	3,085	3,085	3,992	4,341	8,333	32.4%	24.7%	2.7
Millennium Fund (2002)	6,000	5,886	4,358	7,468	11,826	52.3%	39.8%	2.0
European Fund II (2005)(6)(7)	5,670	3,976	35	4,390	4,425	*	*	*
2006 Fund(7)	16,625	1,578	—	1,578	1,578	*	*	*
Asian Fund (2007)(7)	4,000	—	—	—	—	*	*	*

Total Funds(7)	$51,856	$31,001	$56,489	$20,009	$76,498	26.3%	20.3%	2.8
Total Funds in Accounting Predecessor(1)(8)	$41,392	$20,537	$18,920	$19,703	$38,623	24.6%	19.1%	2.2
Total Included Funds(9)	$35,380	$14,525	$8,385	$17,777	$26,162	38.3%	29.7%	2.2

(1)
The predecessor combined financial statements included in this prospectus consolidate the 1996 Fund and subsequent traditional private equity funds. We will not acquire interests in the 1996 Fund and prior funds in connection with the Reorganization Transactions and this offering, because the general partners of those funds are not expected to receive meaningful proceeds from further realizations. In addition, we will not be allocated any of the capital contributions made by the general partners of our funds prior to the completion of the Reorganization Transactions and this offering or any returns generated on those contributions. See "Organizational Structure" and "Unaudited Pro Forma Financial Information."

(2)
None of our private equity funds are registered as investment companies under the Investment Company Act. The management company for each of our private equity funds is Kohlberg Kravis & Roberts & Co. L.P., the entity through which the management company generally receives management fees from our traditional private equity funds. These management fees are calculated based on the amount of capital committed to a fund during the investment period and thereafter on the cost basis of the fund's remaining investments. We also generally receive periodic monitoring fees in exchange for providing our portfolio companies with management, consulting and other services, and we typically receive transaction fees from portfolio companies for providing them with financial advisory and other services in connection with specific transactions. Each fund's general partner is generally entitled to a carried interest that allocates to it 20% of the net profits realized from the fund's investments. See "—Traditional Private Equity Funds."

(3)
The last investment for each of the 1976 Fund, 1980 Fund, the 1982 Fund, the 1984 Fund and the 1986 Fund was liquidated on May 14, 2003, July 11, 2003, December 11, 1997, July 17, 1998 and December 29, 2004, respectively. The 1987 Fund and the 1993 Fund currently each have one investment, and it is not known when those funds will be liquidated. In the case of the 1976 Fund and the 1980 Fund, the last distributions made to fund investors occurred on May 17, 2002 and December 14, 1999, respectively.

(4)
The Included Funds represent the funds in which we will acquire an interest in connection with our reorganization and this offering.

(5)
The European Fund's capital commitments include euro-denominated commitments of €196.5 million. We have converted these amounts into U.S. dollars based on the exchange rate prevailing on the dates on which capital was called.

(6)
The European Fund II's capital commitments include euro-denominated commitments of €2,597.2 million. We have converted these amounts into U.S. dollars based on the exchange rate prevailing on (i) the dates on which capital was called in the case of funded commitments and (ii) June 30, 2007 in the case of unfunded commitments.

(7)
The gross IRR, net IRR and multiple of invested capital are calculated based on our first ten traditional private equity funds, which represent all of our private equity funds that have invested for at least 30 months. The European Fund II, the 2006 Fund and the Asian Fund have not invested for at least 30 months. We therefore have not calculated gross IRRs, net IRRs and multiples of invested capital with respect to those funds.

(8)
The gross IRR, net IRR and multiple of invested capital for the Accounting Predecessor are calculated based on the 1996 Fund, the European Fund and the Millennium Fund, which represent the funds in the Accounting Predecessor that have invested for at least 30 months.

(9)
The gross IRR, net IRR and multiple of invested capital for the Included Funds are calculated based on the European Fund and the Millennium Fund, which represent the funds in the Included Funds that have invested for at least 30 months.

Private Equity Investment Approach

        Our approach to making private equity investments focuses on achieving large multiples of invested capital and attractive IRRs by selecting high-quality investments that may be made at attractive prices, applying rigorous standards of due diligence when making investment decisions, implementing strategic and operational changes that drive value creation in the businesses we acquire, carefully monitoring investments and making informed decisions when developing investment exit strategies. We believe that we have achieved a leading position in the private equity industry by applying a disciplined investment approach and by building strong partnerships with highly motivated management teams who put their own capital at risk. When making private equity investments, we seek out large capitalization companies with strong business franchises, attractive growth prospects, defensible market positions and the ability to generate attractive returns. We do not participate in "hostile" transactions that are not supported by a target company's board of directors.

Sourcing and Selecting Investments

        We have access to significant opportunities for making private equity investments as a result of our sizeable capital base, our global infrastructure and our worldwide network of contacts at major companies, commercial and investment banks, financial intermediaries, other investment and advisory institutions and political leaders. Members of our global network frequently contact us with new investment opportunities, including a substantial number of exclusive investment opportunities and opportunities that are made available to only a very limited number of other firms, which has generated substantial deal flow for us. We also proactively pursue business development strategies that are designed to generate deals internally based on the depth of our industry knowledge and our reputation as a leading financial sponsor.

        To enhance our ability to identify and consummate private equity investments, we have organized our private equity professionals in industry-specific teams that focus on the nine industry sectors in which we are most active: chemicals; consumer products; energy and natural resources; financial services; health care; industrial; media and communications; retail and technology. The investment professionals in each of our industry teams are responsible for developing a network of industry experts and an in-depth understanding of their industry's economic drivers, inherent risks and opportunities for value creation.

Each team is led by one of our principals and staffed with three to five other investment professionals. Industry teams work together across our offices and hold frequent conference calls to share ideas and identify potential acquisition candidates. Former operating executives have recently joined our firm to augment our industry teams and lend an additional operating perspective to our investment analyses.

        We believe that our industry-specific expertise provides us with important proprietary investment opportunities. We believe that our deep and broad industry expertise enables us to identify market opportunities and trends and provides us with a significant advantage when investing in more complex and regulated industries, such as banking, insurance and power generation and transmission. Utilizing our insights and industry contacts to access new markets or target strategic acquisitions also helps us when we work with managers to develop value-creating strategies and, in some instances, can lead to additional revenue opportunities for our portfolio companies.

Due Diligence and the Investment Decision

        Once a private equity investment opportunity has been identified, the investment team that is responsible for the investment introduces the opportunity to our other equity professionals during one of our weekly video conference calls. These calls provide a forum in which investment teams may leverage the collective skills, experiences and resources of all of our equity professionals in connection with the investment decision process. When an investment team determines that an investment proposal is worth serious consideration, the proposal is formally presented to our equity investment committee and the due diligence process commences.

        The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment and to prepare a framework that may be used from the date of an acquisition to drive operational achievement and value creation. When conducting due diligence, our investment teams evaluate a number of important business, financial, tax, accounting, environmental and legal issues in order to determine whether an investment is suitable. In connection with the due diligence process, our investment professionals spend significant amounts of time meeting with a company's management and operating personnel, visiting plants and facilities and speaking with customers and suppliers in order to understand the opportunities and risks associated with the proposed investment. Our investment professionals also use the services of outside accountants, consultants, lawyers, investment banks and industry experts as appropriate to assist them in this process. These due diligence practices are monitored by our equity investment committee, which must approve an investment before it may be made, and often provide important insights for creating value once an investment is completed.

Building a Successful Business

        Once an investment is made in a portfolio company, we and our outside consultants closely monitor the company's performance with the objective of driving growth, enhancing profitability and optimizing long-term value for shareholders. We work closely with management teams to define strategic priorities and develop operating budgets and encourage our portfolio companies to invest for future competitiveness, improve operating efficiencies, make strategic acquisitions and incentivize employees by giving them ownership in the business. We establish clear monitoring guidelines to measure a portfolio company's performance and frequently meet with members of management to review the company's financial and operating results and strategic priorities. Our investment teams and the managers of our portfolio companies appear before our portfolio management committee at regular intervals to report on their progress and to discuss potential areas of concern and proposed solutions for addressing any issues that are identified.

Realizing Investments

        We have developed substantial expertise for realizing private equity investments. From our inception through June 30, 2007, we generated approximately $56.5 billion of cash proceeds from the sale of our portfolio companies in initial public offerings, secondary offerings, recapitalizations and sales to strategic buyers. When we exit an investment, our objective is to structure the exit in a manner that optimizes returns for investors and, in the case of publicly traded companies, minimizes the impact that the exit has on the trading price of the company's securities. We believe that our ability to successfully realize investments is attributable in part to the strength and discipline of our portfolio management committee and our longstanding relationships with corporate buyers and members of the investment banking and investing communities.

Traditional Private Equity Funds

Overview

        Most of the private equity funds that we sponsor and manage have finite lives and investment periods. These funds are organized as limited partnerships and are controlled by a general partner. Fund investors are limited partners who agree to contribute capital to the fund from time to time for use in qualifying investments during the investment period, which generally lasts up to six years depending on how quickly we are able to deploy the capital. Each fund's general partner is entitled to a carried interest that allocates to it 20% of the net profits realized from the fund's investments. The instruments governing our traditional private equity funds include clawback provisions that require the general partner of a fund to repay any excess amounts previously received in respect of its carried interest if, upon liquidation of the fund, the general partner has received carried interest distributions in excess of the amount to which it is entitled under the governing documents of the fund. This feature operates only with respect to the investments of an individual fund and does not provide for netting of gains and losses across funds.

        We enter into management agreements with our traditional private equity funds pursuant to which we generally receive management fees in exchange for providing the funds with management and other services. These management fees are calculated based on the amount of capital committed to a fund during the investment period and thereafter on the cost basis of the fund's investments, which causes the fees to be reduced over time as investments are liquidated. These management fees are paid by our fund investors, who generally contribute capital to the fund in order to allow the fund to pay the fees to us. Our funds generally allocate management fees across individual investments and, as and when an investment generates returns, 20% of the allocated management fee is deducted from the carried interest that we would otherwise receive.

        We also generally enter into monitoring agreements with our portfolio companies pursuant to which we receive periodic monitoring fees in exchange for providing them with management, consulting and other services, and we typically receive transaction fees from portfolio companies for providing them with financial advisory and other services in connection with specific transactions. In some cases, we may be entitled to other potential fees that are paid by an investment target when a potential investment is not consummated. The terms of our fund documents typically require us to share a portion of any monitoring, transaction and other potential fees that are allocable to a fund with fund investors in the form of a management fee reduction after reduction for certain expenses. These management fee reductions typically amount to 80% of the amount of the monitoring, transaction and other potential fees that are reasonably allocable to a fund.

        In addition, the governing agreements of our traditional private equity funds enable investors in those funds to reduce their capital commitments available for further investments, on an investor-by-investor basis, in the event certain "key persons" in our investment funds (for example, both of Messrs. Kravis and Roberts) generally cease to actively manage the fund. The occurrence of such an event with respect to any of our traditional private equity funds would likely have a significant negative impact on our revenue, net income and cash flow.

        Because fund investors typically are unwilling to invest their capital in a fund unless the fund's manager also invests its own capital in the fund's investments, our private equity fund documents generally require the general partners of our traditional private equity funds to make minimum capital commitments to the funds. The amounts of these commitments, which are negotiated by fund investors, generally range from 2% to 3% of a fund's total capital commitments at final closing. When investments are made, the general partner contributes capital to the fund based on its fund commitment percentage and acquires a capital interest in the investment that is not subject to a carried interest. Historically, these capital contributions have been funded with cash from operations that otherwise would be distributed to our principals and by our principals. In addition, our principals and certain other qualifying employees are permitted to invest and have invested their own capital in side-by-side investments with our private equity funds. Side-by-side investments are investments made on the same terms and conditions as those available to the applicable fund, except that these side-by-side investments are not subject to management fees or a carried interest. In connection with the Reorganization Transactions, we will not be allocated any of the capital contributions made by the general partners of our funds prior to the completion of the Reorganization Transactions and this offering or any returns generated on those contributions. We will, however, be required to fund the general partners' obligations with respect to future investments and we will record investment income to the extent that those investments generate profits. In addition, we will not acquire any interest in any side-by-side investments in our portfolio companies that our personnel have made alongside our funds.

        To the extent investors in our private equity funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our private equity funds, our principals or our affiliates under the federal securities law and state law. While the general partners and investment advisers to our private equity funds, including their directors, officers, other employees and affiliates, are generally indemnified by the private equity funds to the fullest extent permitted by law with respect to their conduct in connection with the management of the business and affairs of our private equity funds, such indemnity does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

        The table below presents information as of June 30, 2007 relating to the traditional private equity funds that we will acquire an interest in as part of the Reorganization Transactions. This data does not reflect acquisitions or disposals of investments, changes in investment values or distributions occurring after June 30, 2007.

	As of June 30, 2007
			Amount					Outstanding Investments
	Investment Period
									Fair Value Allocable to General Partner(7)
Private Equity Fund	Commencement Date(1)	End Date(2)	Committed(3)	% Committed by General Partner	Invested by Fund	Realized(4)	Remaining Cost(5)	Fair Value(6)
	($ in millions)
Asian Fund	—	—	4,000	2.5%	—	—
2006 Fund	9/2006	9/2012	16,625	2.3%	1,578.1	—	1,578.1	1,578.1	37.1
European Fund II	11/2005	11/2011	5,670	2.1%	3,975.6	35.4	3,975.6	4,389.5	176.0
Millennium Fund	12/2002	12/2008	6,000	2.5%	5,886.4	4,357.5	5,133.1	7,467.2	651.3
European Fund	12/1999	12/2005	3,085	3.2%	3,085.4	3,992.1	1,674.7	4,340.8	653.7

(1)
The commencement date represents the date on which the general partner of the applicable fund was permitted by the fund's governing agreement to begin making investments on behalf of the fund.

(2)
The end date represents the date on which the general partner of the applicable fund was required by the fund's governing agreement to cease making investments on behalf of the fund.

(3)
The amount committed represents the aggregate capital commitments to the fund, including capital commitments by third-party investors and the general partner.

(4)
The amount realized represents the amount of capital actually realized by the fund through disposition of investments as of June 30, 2007.

(5)
Cost represents the amount of capital invested by the applicable fund to acquire its unrealized and unrealized investments, excluding debt issued by companies acquired by the applicable fund.

(6)
Fair value represents our determination of the fair value of the applicable fund's realized and unrealized investments. Please see "Private Equity Valuations and Related Data" for a discussion of the valuation methodologies we employ in making such determinations.

(7)
Fair value applicable to general partner represents that portion of a fund's fair value that is allocable to its general partner as a result of (i) the general partner's capital commitment to the fund and (ii) the general partner's right to carried interest.

Asian Fund

        The Asian Fund is our newest private equity fund and was formed to make private equity investments in Asia. The fund held its final closing in the third quarter of 2007 with an aggregate of $4.0 billion of capital commitments from fund investors, including a $100 million commitment from the fund's general partner and a $285 million commitment from our private equity-oriented permanent capital fund.

        The investment period for the fund will commence on the date of the fund's first investment and will remain open for a period of up to six years, unless terminated earlier in accordance with the fund's governing documents.

2006 Fund

        The 2006 Fund is one of the largest private equity funds ever raised and was formed to make private equity investments in the United States and Canada, although the fund is permitted to invest up to 25% of capital in other jurisdictions. The fund has an aggregate of $16.6 billion of capital commitments from fund investors, including a $375 million commitment from the fund's general partner and a $1.975 billion commitment from our private equity-oriented permanent capital fund.

        The investment period for the fund commenced in September 2006 and will remain open for a period of up to six years, unless terminated earlier in accordance with the fund's governing documents. As of June 30, 2007, the fund had invested $1.6 billion of capital in seven transactions, and the fund had $15.0 billion of unfunded capital commitments that could be used to fund additional investments. As of that date, the fund's outstanding investments were diversified across seven portfolio companies (all of which were privately held) operating in five industry sectors and had a fair value of $1.6 billion and a cost basis of $1.6 billion. Since June 30, 2007, the fund made eight additional private equity investments with an aggregate transaction value of more than $135 billion and total equity commitments of $9.2 billion, including an investment made alongside the European Fund II.

European Fund II

        The European Fund II was formed to make private equity investments primarily in Europe, although the fund is permitted to invest in other jurisdictions (excluding the United States and Canada). The fund held its final closing in October 2005, at which time it had received an aggregate of $5.7 billion of capital commitments from fund investors, including an approximately $121 million commitment from the fund's general partner. Our private equity-oriented permanent capital fund has acquired a commitment of approximately $100 million in the European Fund II through secondary market transactions.

        The investment period for the fund commenced in November 2005 and will remain open for a period of up to six years, unless terminated earlier in accordance with the fund's governing documents. As of June 30, 2007, the fund had invested $4.0 billion of capital in 13 transactions, and the fund had $1.7 billion of unfunded capital commitments that could be used to fund additional investments. As of that date, the fund's outstanding investments were diversified across 13 portfolio companies (12 of which were privately held) operating in five industry sectors and had a fair value of $4.4 billion and a cost basis of $4.0 billion. Since June 30, 2007, the fund made one additional private equity investment alongside the 2006 Fund with an aggregate transaction value of $24.8 billion and a total equity commitment of $0.7 billion.

Millennium Fund

        The Millennium Fund was formed to make private equity investments in the United States and Canada, although the fund was permitted to invest up to 20% of capital in other jurisdictions. The fund received an aggregate of $6 billion of capital commitments from fund investors. The fund's capital commitments (all but $113 million of which have been funded) include a $150 million commitment from the fund's general partner. Our private equity-oriented permanent capital fund has acquired a commitment of $235 million in the Millennium Fund through secondary market transactions.

        The investment period for the fund commenced in December 2002 and will expire in December 2008, unless terminated earlier in accordance with the fund's governing documents. During its investment period, the Millennium Fund has invested $5.9 billion of capital in 31 transactions through June 30, 2007. As of June 30, 2007, the fund's outstanding investments were diversified across 25 portfolio companies (20 of which were privately held and five of which were publicly traded) operating in 12 industry sectors and had a fair value of $7.5 billion and a cost basis of $5.1 billion.

European Fund

        The European Fund was formed to make private equity investments primarily in Europe, although the fund was permitted to invest in other jurisdictions (excluding the United States and Canada). The fund received an aggregate of $3.1 billion of capital commitments from fund investors. The fund's capital commitments (all of which have been funded) include a $100 million commitment from the fund's general partner. Our private equity-oriented permanent capital fund has acquired a commitment of $320 million through secondary market transactions. The investment period for the fund commenced in December 1999 and ended in November 2005 when the fund's capital commitments became fully drawn.

        During its investment period, the European Fund invested $3.1 billion of capital in 14 transactions. As of June 30, 2007, the fund's outstanding investments were diversified across seven portfolio companies (five of which were privately held and two of which were publicly traded) operating in six industry sectors and had a fair value of $4.3 billion and a cost basis of $1.7 billion.

Legacy Funds

        The investment period for each of the 1987 Fund, the 1993 Fund and the 1996 Fund has ended. Because the general partners of these funds are not expected to receive meaningful proceeds from further realizations, we will not acquire general partner interests in them in connection with the Reorganization Transactions. We will, however, continue to provide the legacy funds with management and other services until their liquidation. While we do not expect to receive meaningful fees for providing these services, we do not believe that the ongoing administration of the funds will interfere with our operations or cause us to incur any material costs.

KKR Private Equity Investors

Overview

        KKR Private Equity Investors is an entity listed on Euronext Amsterdam and focused primarily on making private equity investments through or alongside our private equity funds but with the flexibility to make other types of "opportunistic investments," including credit and public equity investments. Unlike our other private equity funds, KKR Private Equity Investors has a perpetual investment period and is considered by to be a permanent capital vehicle, in that fund investors generally are not entitled to have their capital returned, although we have adopted a policy to make limited cash distributions from the fund to allow fund investors to pay certain tax liabilities resulting from the fund's investments. The closed-ended nature of the fund allows us to continuously reinvest the fund's capital as new investment opportunities arise.

        The fund consists of an upper-tier limited partnership, which we refer to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which we refer to as the master fund, of which it is the sole limited partner. Fund investors consist of limited partners of the feeder fund and hold interests representing approximately $5.1 billion of cash contributions that the feeder fund received in connection with the fund's initial capitalization. Other than amounts used to pay the fund's capitalization costs, the feeder fund contributed substantially all of these capital contributions to the master fund for investment following the fund's capitalization. The master fund makes investments for the fund on its own, which we refer to as direct investments, and indirectly as a limited partner of our other funds, which we refer to as indirect investments.

Management Fees and Carried Interest

        The feeder fund and master fund that comprise the fund are controlled by separate general partners that are legally distinct from one another. The feeder fund general partner generally does not have an economic interest in the fund. The master fund general partner, on the other hand, has an economic interest in the fund that will entitle it to share in the profits generated by the fund's direct investments after the fund's capitalization costs have been recouped as described under "—Creditable Amount." This economic interest will consist of:

  •
  a carried interest that generally will allocate to the master fund general partner 20% of the gain that is realized on direct private equity investments that are made with fund investors' capital (after any realized losses on other direct private equity investments have been recovered); and

  •
  a carried interest that generally will allocate to the master fund general partner 20% of the annual increase in the net asset value of all other direct investments that are made with fund investors' capital above the highest net asset value at which an amount was previously received pursuant to the carried interest.

        Because the general partners of our other funds are allocated a portion of the gain that is generated by their investments, the master fund general partner will not be entitled to a carried interest with respect to the fund's indirect investments. However, if the master fund acquires a partner interest in one of our other funds from a third party, the amount of carried interest that the master fund general partner receives pursuant to its carried interest may be adjusted to reflect realized gains or losses relating to the value of the acquired limited partner interest.

        We have entered into a services agreement with the feeder fund and master fund, their general partners and certain entities that hold the fund's investments pursuant to which we have agreed to provide them with management and other services. In exchange for providing these services, we generally are paid a quarterly base management fee that is equal to approximately one-fourth of the sum of (i) 1.25% of the fund's net asset value up to and including $3 billion plus (ii) 1% of the fund's net asset value in excess of $3 billion. We are required to reduce the amount of the base management fees that we charge by any other management fees that the fund pays in connection with its investments and certain other amounts that we receive in connection with the fund's investments as described under "—Creditable Amount." The services agreement provides that we may not be removed as the service provider under the services agreement unless we materially breach the provisions of the agreement, engage in certain acts of willful misconduct or gross negligence, become bankrupt or insolvent or are dissolved.

Creditable Amount

        The master fund general partner has agreed to generally forego receiving a carried interest on the fund's direct investments until profits on investments we would be entitled to receive a carried interest or incentive payment on equal the fund's capitalization costs, which we refer to as the creditable amount. When calculating the fund's profits for the purposes of this requirement, we were not permitted to take into account the profits that the fund recorded on temporary investments during the first year of its operations. Until the creditable amount is reached, we have also generally agreed to reduce the management fee that is payable under our services agreement by any profits on the fund's indirect private equity investments that are allocated to general partners of our private equity funds. As of June 30, 2007, $73.0 million of realized profits generated by the fund's investments had been credited towards the creditable amount, and the creditable amount had a remaining balance of $210.7 million.

Investment Agreement

        Because fund investors typically are unwilling to invest their capital in a fund unless the fund manager also invests capital in the fund's investments, we have entered into an investment agreement with the fund pursuant to which we have agreed to periodically acquire limited partner interests in the feeder fund in an amount equal to 25% of the pre-tax distributions on the fund's investments that are allocated to us or our affiliates pursuant to a carried interest. As a result of the investment agreement, we expect to periodically acquire newly issued limited partner interests in the feeder fund from time to time in the future with a portion of the amounts that we receive pursuant to a carried interest that we receive in connection with the fund's investments. Limited partner interests that we acquire pursuant to the investment agreement are subject to significant transfer restrictions for a period of three years from the date they are acquired. These transfer restrictions would preclude us from liquidating the limited partner interests without the consent of the KKR Private Equity Investors feeder fund during their respective restricted periods.

        In addition, in connection with the fund's initial capitalization, the master fund general partner contributed $10 million to the master fund and a group of our principals and senior advisors contributed $65 million of cash to the feeder fund in exchange for limited partner interests in the feeder fund. We will not be allocated these contributions in connection with the Reorganization Transactions or any profits generated by their investment.

Investment Activities

        The fund's investment activities focus primarily on making private equity investments, although the fund has the flexibility to devote a portion of its capital to opportunistic investments in other asset classes, including credit and public equity investments. The fund's current investment policies and procedures provide for the investment of at least 75% of the fund's adjusted assets in private equity investments, which may include temporary investments made in connection with cash management activities, and no more than 25% of the fund's adjusted assets in opportunistic investments. The fund's "adjusted assets" consist of the master fund's assets less the amount of indebtedness that the master fund records as a liability in its financial statements.

        The feeder fund received approximately $5.1 billion of cash contributions from fund investors in connection with the fund's initial capitalization, of which approximately $283.7 million was used to pay the fund's capitalization costs and approximately $4.8 billion was contributed to the master fund for investment. From the commencement of the fund's operations on May 10, 2006 through June 30, 2007, the master fund invested $3.1 billion of net capital in 31 private equity investments and $849.5 million of capital in opportunistic investments, while making temporary fixed income investments with the fund's surplus capital. During this period, the master fund generated $559.2 million of net income and made $41.0 million of distributions, and the net assets of the master fund that were allocable to fund investors increased by $518.2 million to $5.4 billion as of June 30, 2007.

        Excluding temporary investments, the master fund's outstanding investments had a fair value of $4.3 billion as of June 30, 2007, of which 51% was attributable to investments in North America, 39% was attributable to investments in Europe and 10% was attributable to investments in Asia. The following table presents information concerning the cost basis and fair value of these investments as of the date indicated.

	As of June 30, 2007
			Indirect Investments
	Direct Investments				All Investments
Investment Type			Cost Basis
	Cost Basis	Fair Value		Fair Value	Cost Basis	Fair Value
	($ in millions)
Private equity investments	$2,312	$2,421	$767	$934	$3,079	$3,355
Opportunistic investments
Credit	141	138	181	193	322	331
Public equity	527	584	—	—	527	584

Total	2,980	3,143	948	1,127	3,928	4,270
Temporary investments	1,454	1,454	—	—	1,454	1,454

Total investments	$4,434	$4,597	$948	$1,127	$5,382	$5,724

        In order to maximize the amount of capital that is invested by the fund at any time, the master fund has adopted an over-commitment approach for making investments. As of June 30, 2007, the master fund had entered into contractual commitments pursuant to which it had committed to invest an additional $3.5 billion of the fund's capital in future transactions. These commitments consisted of commitments to fund future capital calls by our other funds in which the master fund had invested, commitments to make direct co-investments in portfolio companies that our other funds have agreed to acquire, and a commitment to make a direct co-investment in a portfolio company alongside a third-party fund. The following table presents information concerning these commitments. Whether and when these commitments will be consummated depends on a number of factors, some or all of which may be outside of our control, and we cannot assure you that any of these commitments will be funded.

	As of June 30, 2007
Commitment Type	Direct Investments	Indirect Investments	All Investments
	($ in millions)
Private equity commitments	$1,657	$1,813	$3,470

Credit

        We believe the intellectual capital of our people, our integrated global investment platform and our ability to effectively adapt our investment strategies to market conditions allow us to capitalize on investment opportunities at every level of a company's capital structure. Commencing in 2004, we began to actively pursue debt investments as a separate asset class and we now sponsor and manage a group of private and publicly traded investment funds that invest primarily in corporate debt investments and manage structured finance vehicles. These funds, which we refer to as credit strategy funds, currently consist of KFN, a New York Stock Exchange-listed debt vehicle and the KKR Strategic Capital Funds, three side-by-side private credit strategy funds that invest primarily in the debt and equity of performing and distressed companies, and various debt securitization vehicles. Our private equity-oriented permanent capital fund, KKR Private Equity Investors, has the flexibility to make debt investments on an opportunistic basis, including investments made through or alongside our credit strategy funds, although we do not consider it to be part of our credit strategy for management reporting purposes.

        As of June 30, 2007, our credit strategy funds had approximately $9.3 billion of corporate debt investments, $11.2 billion of residential mortgage investments, and $274.0 million of equity investments. We earn a management fee for managing our credit strategy funds based on the amount of capital under management in each fund. As of June 30, 2007, our credit strategy funds had $2.8 billion of capital, of which $1.6 billion is related to KFN and consists of permanent capital and our credit strategy funds currently manage $6.5 billion in structured finance vehicles. We have a right to earn management fees for managing our structured finance vehicles based on the amount of investments under management within each vehicle.

Credit Experience

        We have developed significant expertise analyzing the operations, performance and financial condition of companies to determine their suitability for leverage and related investments in their debt. For example, since our inception, we have sponsored transactions that raised more than $335 billion in initial debt, preferred stock and other fixed income financing, and our funds have acquired several financial services companies with significant fixed income investment portfolios. In connection with these activities, we have gained significant expertise in managing credit risk and making credit determinations based on a review of the operations, capital structures, financial statements, quality of earning and liquidation values and other factors that are relevant to the extension of credit. Additionally, we have been responsible for identifying the investment, performing due diligence and determining the appropriate leverage for, and coordinating the capital structure of, the investment.

        We commenced our credit investing operations in August 2004 with the formation of KFN in order to develop a permanent capital base, diversify our operations and capture opportunities to make debt investments in fixed income investments. In connection with the formation of KFN, we hired additional investment professionals with significant experience evaluating and managing debt investments, including investments in corporate loans and debt securities, residential mortgage investments and other credit products, and we built a platform for identifying, assessing, executing, monitoring and realizing debt investments. In October 2006 we launched the KKR Strategic Capital Funds, three private side-by-side credit strategy funds. To continue this growth, we are currently expanding our debt operations in both Europe and Asia.

        The table below presents information relating to the historical performance of our credit strategy funds as of June 30, 2007. We encourage you to review the cautionary note below for a description of reasons why the future results of our credit strategy funds may differ from the historical results of our credit strategy funds.

						Annualized Benchmark Return
Fund(1)	Inception	Assets Under Management	Annualized Gross IRR	Annualized Net IRR(2)	Total Investments(3)	Lehman Aggregate Bond Index	Merrill Lynch High Yield Index
	($ in millions)
KFN(4)(5)	2004	$1,610.4	18.9%	16.4%	$7,145.8	3.2%	8.3%
KKR Strategic Capital Funds(6)	2006	1,182.5	32.8	27.9	3,388.5	3.0	10.0

Total		$2,792.9			$10,534.3

(1)
Although our principals have invested their own personal capital in our credit strategy funds, we have not made any direct capital contributions to those funds as a general partner or fund manager.

(2)
The annualized net IRR represents the return on invested equity after giving effect to payments of management fees, incentive fees and carried interest, as applicable, assumes reinvestment of all distributions and excludes non-investment expenses. Returns for the KKR Strategic Capital Funds, which were organized in October 2006, have been annualized based on actual returns from inception through June 30, 2007 of 20.1%, which compares to actual returns for the Lehman Aggregate Bond Index and the Merrill Lynch High Yield Index of 2.2% and 7.4%, respectively, for the same period.

(3)
Total investments include investments held directly and synthetically through total rate of return swaps and credit default swaps and also includes all of the funds' pro rata interest in the holdings of a structured finance entity.

(4)
KFN is a registered finance company listed on the New York Stock Exchange. KFN's management company, KKR Financial Advisors LLC, has entered into a management agreement with the fund pursuant to which it has agreed to provide the fund with management and other services. In exchange for providing these services, KKR Financial Advisors LLC is entitled to receive a monthly base management fee and a quarterly incentive fee. See "—KFN—Management and Incentive Fees."

(5)
Excludes investments by KFN in residential mortgage-backed securities, which totaled $11.2 billion as of June 30, 2007. KFN's residential mortgage investment financial results are not included in this table as KFN has announced that it intends to exit the residential mortgage business, which was the primary driver of its decision in May 2007 to convert from a REIT to a publicly traded LLC. For the six months ended June 30, 2007, KFN's annualized return on its raised equity capital invested in residential real estate investments was approximately 8%.

(6)
The KKR Strategic Capital Funds consist of three side-by-side private credit strategy funds. The management company to the KKR Strategic Capital Funds, KKR Strategic Capital Management, L.L.C., has entered into a management agreement with the funds pursuant to which it has agreed to provide the funds with management and other services. In exchange for providing these services, KKR Strategic Capital Management, L.L.C. is entitled to receive a monthly management fee and an annual incentive fee. See "—KKR Strategic Capital Funds—Management and Incentive Fees." Two of the three side-by-side funds in the KKR Strategic Capital Funds we manage have been consolidated by the KKR Group. Although we receive management and incentive fees for managing the assets held by the third side-by-side fund in the KKR Strategic Capital Funds, we do not hold any economic or voting interests in it.

        When considering the data presented above, you should bear in mind that the historical results of our credit strategy funds are not indicative of the future results that our funds may achieve and that the unrealized values presented above may not be realized in the future. For example, as described below under "—KFN," in May 2007 KFN consummated a restructuring plan that will significantly affect the allocation of the fund's investments among various asset classes and could impact its results. In addition, unlike most of our private equity funds, our credit strategy funds invest in a wide variety of asset classes, which may generate a broad range of yields and cause future results to differ from time to time based on relative asset allocations. You should also see "Private Equity Valuations and Related Data" for a description of how the values in the table below were calculated.

Debt Investment Approach

        Our approach to making debt investments focuses on creating investment portfolios that generate attractive leveraged risk-adjusted returns on invested capital by using leverage, allocating capital across multiple asset classes, selecting high-quality investments that may be made at attractive prices, applying rigorous standards of due diligence when making investment decisions, subjecting investments to regular monitoring and oversight and making buy and sell decisions based on price targets and relative value parameters. We employ both "top-down" and "bottom-up" analyses when making debt investments. Our top-down analysis involves a macro analysis of relative asset valuations, long-term industry trends, business cycles, interest rate expectations, credit fundamentals and technical factors to target specific industry sectors and asset classes in which to invest. Our bottom-up analysis includes a rigorous analysis of the credit fundamentals and capital structure of each credit considered for investment and a thorough review of the impact of credit and industry trends and dynamics and dislocation events on such potential investment.

Sourcing and Selecting Investments

        We source debt investment opportunities through a variety of channels, including our internal deal generation strategies and our access to a global network of contacts at major companies and corporate executives, commercial and investment banks, financial intermediaries, other investment and advisory institutions and political leaders. Our credit strategy funds are also regularly provided with opportunities to invest in debt that our portfolio companies incur in connection with our private equity investments. These opportunities may be significant. As of June 30, 2007, our two credit strategy funds held investments totaling $1.9 billion in senior and subordinated corporate loans, bridge loans and debt securities of portfolio companies of our private equity funds.

Due Diligence and the Investment Decision

        Once a potential investment has been identified, our credit professionals screen the opportunity and make a preliminary determination concerning whether we should proceed with a due diligence investigation. When evaluating the suitability of a debt investment, we employ a relative value framework and subject the investment to a rigorous credit analysis. Our review considers, among other things, pricing terms, expected returns, credit structure, credit ratings, historical and projected financial data, the company's competitive position, the quality and track record of the company's management team, margin stability and industry and company trends. Our credit professionals use the services of outside accountants, consultants, lawyers, investment banks and industry experts as appropriate to assist them in the due diligence process and, when relevant and permitted, leverage the knowledge and experience of our equity professionals. These due diligence practices are monitored by our debt investment committee, which must approve an investment before it may be made.

Monitoring Investments

        We monitor our portfolios of debt investments using daily, quarterly and annual analyses. Our daily analyses includes morning market meetings, industry and company pricing runs, industry and company reports and discussions with our equity investment professionals on an as-needed basis. Our quarterly analyses include the preparation of quarterly operating results, reconciliations of actual results to projections, updates to financial models (baseline and stress cases) and reviews of portfolios of debt by our debt investment committee. Our annual analyses involve preparing annual credit memoranda, conducting internal audits and testing compliance with monitoring and documentation requirements.

KFN

Overview

        KFN is a finance company that commenced operations in July 2004 to invest in a broad range of investments. Since its formation, the fund has issued more than $1.6 billion of common stock to investors through public and private offerings and is traded on the New York Stock Exchange under the symbol "KFN." Although this capital includes $82.9 million of capital that was contributed by our investment professionals in their personal capacity, our equity in KFN consists solely of restricted shares and options (representing 3.1% of KFN's equity on a fully diluted basis as of June 30, 2007) received as payment for management services. While KFN is currently managed by us, it is not consolidated in the predecessor combined financial statements included in this prospectus. As described under "—Restructuring of the Fund from a REIT; Diversification of Investments," prior to May 4, 2007, KFN was organized as a REIT, and subsequent to May 4, 2007 is organized as a limited liability company. This change in corporate structure will permit KFN to invest up to 100% of its investments in corporate loans and debt securities and equity securities in the future.

Management and Incentive Fees

        We have entered into a management agreement with the fund pursuant to which we have agreed to provide it with management and other services. In exchange for providing these services, we are entitled to receive:

  •
  a monthly base management fee of 1.75% that is computed based on the fund's equity (which generally is calculated as the sum of: (i) the aggregate net proceeds from the issuance of the fund's common or preferred shares; (ii) subsequent to June 15, 2007, the issuance of trust preferred securities; and (iii) retained earnings adjusted for stock-based compensation); and

  •
  a quarterly incentive fee that is generally equal to the amount by which the fund's (i) net income (before incentive fees and stock-based compensation expenses) per weighted average share of the fund's common stock for the quarter exceeds (ii) an amount equal to (A) the weighted average price at which the fund's common stock was issued multiplied by the (B) the greater of (1) 2% and (2) 0.5% plus one-fourth of the average of the weekly average yield to maturity for 10-year Treasury securities during the quarter.

        Our management agreement with KFN will automatically be renewed for successive one-year terms following December 31, 2007 unless the agreement is terminated in accordance with its terms. The management agreement provides that the fund may terminate the agreement only if:

  •
  the termination is approved at least 180 days prior to the expiration date by at least two-thirds of the fund's independent directors or by the holders of a majority of the outstanding shares of the fund's common stock and the termination is based upon (i) a determination that our performance has been unsatisfactory and materially detrimental to the fund or (ii) a determination that the management and incentive fees payable to us are not fair (subject to our right to prevent a termination by reaching an agreement to reduce our management and incentive fees), in which case a termination fee is payable to us; or

  •
  our subsidiary that manages the fund experiences a "change of control" or we materially breach the provisions of the agreement, engage in certain acts of willful misconduct or gross negligence, become bankrupt or insolvent or are dissolved, in which case a termination fee is not payable to us.

        The fund uses structured finance vehicles to provide term financing for its investments. In connection with these transactions, we have entered into collateral management agreements with the structured finance vehicles where we earn a management fee for providing management services. As of June 30, 2007, we have permanently waived approximately $11.6 million in management fees. We evaluate such waivers on a quarterly basis and do not expect to waive all such management fees in the future.

Investment Activities

        KFN's investment activities have historically been influenced by the fund's election to be taxed as a REIT. While the fund's investment guidelines impose limited restrictions on the amount of capital that the fund may invest in any specific asset class, industry or investment, in order to maintain its qualification as a REIT, the fund has been required to invest at least 75% of its assets in real estate assets as defined in the Internal Revenue Code and to generate at least 75% of its gross income from real estate sources and at least 95% of its gross income from real estate sources and other permitted passive sources, such as dividends and interest. Due to these requirements, the fund historically has held a significant amount of residential mortgage loans and mortgage-backed securities on its statement of financial condition, while using investments in corporate debt and equity and applying varying degrees of leverage to enhance returns.

        As of June 30, 2007, the fund's investment portfolio included multiple asset classes and industries. The following table presents information concerning the amortized cost and fair value of these investments by asset class as of the date indicated.

	As of June 30, 2007
Investment Type(1)	Amortized Cost Basis	Fair Value
	($ in millions)
Residential mortgage loans and mortgage-backed securities	$11,225.0	$11,153.0
Corporate loans and debt securities	5,783.0	5,808.0
Commercial real estate loans and debt securities	147.0	147.0
Marketable equity securities	66.0	68.0
Non-marketable equity securities(2)	174.0	202.0
Other	977.0	977.0

Total	$18,372.0	$18,355.0

(1)
Investments reflect KFN's pro rata interest in corporate loans and debt securities of consolidated affiliate and synthetic investments through total rate of return and credit default swap contracts.

(2)
Non-marketable equity securities consist primarily of private equity investments that the fund has made alongside our private equity funds.

Restructuring of the Fund from a REIT; Diversification of Investments

        In May 2007, KKR Financial Corp. consummated the implementation of a restructuring plan pursuant to which shares of common stock in KKR Financial Corp. were exchanged for common shares in KFN, which became the parent company of KKR Financial Corp. following the exchange. The purpose of the fund restructuring was to provide the fund with the flexibility to reallocate a significant portion of its capital to non-real estate investments, such as corporate loans and debt securities and marketable and non-marketable equity investments. Compared to real estate investments, these types of investments historically have generated significantly greater returns on equity for the fund.

        As of June 30, 2007, we estimate that approximately 32% of the fund's raised equity capital was invested in residential real estate-related investments, approximately 55% of its raised equity capital was invested in non-real estate-related investments, excluding marketable and non-marketable equity securities, and approximately 13% of its raised equity capital was invested in marketable and non-marketable equity securities, including its private equity investments. For the six months ended June 30, 2007, the fund's annualized return on its raised equity capital invested in residential real estate investments was approximately 8% and its annualized return on its raised equity capital invested in its non-real estate investments, excluding marketable and non-marketable equity securities, was approximately 21%. Since the fund's inception and through June 30, 2007, the fund has not realized any gains, losses, or income on its non-marketable equity security investments which consist primarily of private equity investments.

        We are evaluating various alternatives to reducing the fund's residential real estate-related investments, including allowing our residential real estate-related investments to pay down in the ordinary course or selling residential real estate-related investments (which may include the sale of all or part of the common stock of KKR Financial Corp.). We believe that, if we were to allow the fund's residential real estate-related assets to pay down in the ordinary course, the reallocation of capital would occur over three or four years as our residential real estate-related investments pay down as a result of both scheduled amortization and prepayments, although it could take longer absent other liquidation strategies. Estimating the prepayment rates on our residential real estate-related investments is very difficult because of factors that we cannot control or accurately predict such as future interest rates and housing prices. The fund will also consider selling certain residential real estate-related investments.

        In connection with the restructuring described above and its efforts to reduce its real estate-related investments, KFN announced on August 15, 2007 the sale of approximately $5.1 billion of residential mortgage loans and terminated related interest rate swaps, which sale resulted in a net loss to KFN of approximately $40.0 million. After the sale, KFN owned approximately $5.8 billion of mortgage loans, primarily in the form of residential mortgage-backed securities. KFN currently finances approximately $5.3 billion of its remaining residential mortgage-backed securities portfolio through non-recourse asset-backed secured liquidity note facilities, and it has an aggregate net equity investment in such facilities totaling approximately $200.0 million. On October 18, 2007, KFN announced that KKR Financial Corp. consummated the restructuring of its non-recourse asset-backed secured liquidity note facilities. Pursuant to the terms of the restructuring, the maturity date of the notes has been extended, with approximately 50% of the principal balance due on February 15, 2008, and the remaining principal balance due on March 13, 2008. KFN expects that charges related to the restructuring of these facilities will total approximately $250 million for the quarter ended September 30, 2007.

        On August 21, 2007, KFN completed a common share offering totaling approximately $230.4 million in which it issued 16 million common shares at $14.40 per common share. On September 24, 2007, KFN completed a $270 million common share rights offering. The maximum amount of the rights offering, or $270 million, was purchased and was comprised of approximately $213.4 million from existing shareholders and approximately $56.6 million from certain of our principals pursuant to previously announced backstop commitments related to the rights offering. The rights offering (including the backstop commitment) resulted in KFN issuing approximately 18.75 million common shares at $14.40 per common share. In the aggregate, the rights offering and common share offering resulted in KFN issuing approximately 34.75 million common shares at $14.40 per common share to generate gross proceeds of approximately $500.4 million.

KKR Strategic Capital Funds

Overview

        The KKR Strategic Capital Funds consist of three side-by-side private credit strategy funds. The KKR Strategic Capital Funds make investments primarily in corporate debt and marketable and non-marketable equity securities. Investors in these funds consist of equity holders who had previously contributed an aggregate of $1.1 billion of capital to the side-by-side funds as of June 30, 2007. These include $87.7 million of capital contributed by our investment professionals in their personal capacity and $175.0 million of capital contributed by our private equity-oriented permanent capital fund. The funds will be open to additional capital contributions from outside investors effective as of October 1, 2007.

        Each of the individual funds comprising the KKR Strategic Capital Funds has a perpetual life and investment period and is permitted to reinvest its capital and earnings. Fund investors are entitled to have their equity returned to them through redemptions of their equity interests (at prices based on the relevant individual fund's prevailing net asset value) only after the expiration of an applicable lock-up period or upon the occurrence of certain other redemption events. The lock-up period is at least 25 months from the date of the capital contribution in the case of investors who have agreed to pay higher management and incentive fees and 60 months from the date of the capital contribution in the case of investors who have agreed to pay lower fees and carried interests, as described below. Each individual fund generally has the ability to limit the amount of equity that may be redeemed at any time to interests representing no more than 15% of its net asset value at such time, and fund investors are required to comply with certain notice provisions in order to redeem their equity.

        The governing agreements of the KKR Strategic Capital Funds enable investors in those funds to withdraw all or any portion of their capital accounts, on an investor-by-investor basis, in the event certain "key persons" in these funds (specifically, any two of the three lead investment professionals for the funds, or both of Messrs. Kravis and Roberts) generally cease to actively manage the fund. The occurrence of such an event with respect to any of the KKR Strategic Capital Funds would likely have a negative impact on our revenue, net income and cash flow.

Management and Incentive Fees

        We have entered into management agreements with each primary fund comprising the KKR Strategic Capital Funds pursuant to which we have agreed to provide the primary fund with management and other services. Under the management agreement that we have entered into with each primary fund (and, in some cases, other documents governing the individual fund), we generally are entitled to receive:

  •
  with respect to investors who have agreed to a 25 month lock-up period, (i) a monthly management fee that is equal to 0.1667% (or 2.0% annualized) of the net asset value of the individual fund that is allocable to those investors and (ii) an annual incentive fee or carried interest that is equal to 20% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been paid; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, (i) a monthly management fee that is equal to 0.1250% (or 1.5% annualized) of the net asset value of the primary fund that is allocable to those investors and (ii) an annual incentive fee or carried interest that is equal to 15% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been paid.

        Our management agreements with the individual funds comprising the KKR Strategic Capital Funds will automatically be renewed for successive one-year terms unless the agreements are terminated in accordance with their terms.

Investment Activities

        The KKR Strategic Capital Funds' governing documents do not impose any asset diversification requirements or limit the amount of capital that may be invested in a single company, industry or geographic region. The funds' investments are expected to consist primarily of the debt and equity of performing and non-performing companies, including leveraged bank loans, high-yield bonds, subordinated bonds, mezzanine bonds, preferred stock and marketable and non-marketable equity instruments. The funds may also opportunistically invest a portion of its capital from time to time in other asset classes, such as real estate assets, other physical assets and risk transfer or assumption instruments.

        As of June 30, 2007, the funds' outstanding investments primarily consisted of corporate loans and debt securities and marketable and non-marketables equity securities. These investments were diversified across over thirty industries and had an aggregate fair value of $4.2 billion, of which 77% was attributable to investments in North America, 17% was attributable to investments in Europe and 4% was attributable to investments in Asia. The following table presents information concerning the cost and fair value of these investments.

	As of June 30, 2007
Investment Type
	Cost Basis	Fair Value
	($ in millions)
Corporate loans	$3,559.4	$3,472.7
Corporate debt securities	695.7	659.7
Marketable equity securities	2.4	2.5
Non-marketable equity securities	24.8	32.0
Other asset classes(1)	—	(7.8)

Total	$4,282.3	$4,159.1

(1)
Other asset classes consist primarily of credit default swaps where the KKR Strategic Capital Funds have either purchased or sold protection.

Cautionary Note Regarding Historical Fund Performance

        The historical results for our private equity and credit strategy funds included above may not be indicative of the future results that you should expect from us. In particular, our funds' future results may differ significantly from their historical results for the following reasons:

  •
  the rates of returns of our funds reflect unrealized gains as of the applicable valuation date that may never be realized, which may adversely affect the ultimate value realized from those funds' investments;

  •
  you will not benefit from any value that was created in our funds prior to your investment in the common units to the extent such value has been realized;

  •
  the historical returns of our funds and their future performance has been and will be affected by macroeconomic factors, including factors that may not have been prevalent in the periods relevant to the return data above;

  •
  in the past few years, the rates of returns of some of our funds have been positively influenced by a number of investments that experienced a substantial decrease in the average holding period of such investments and rapid and substantial increases in value following the dates on which those investments were made, trends and rates of return that are not expected to continue;

  •
  our funds' returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including favorable borrowing conditions in the debt markets, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions or that such market conditions will continue; and

  •
  we may create new funds in the future that reflect a different asset mix in terms of allocations among funds, investment strategies, and geographic and industry exposure.

New Business Initiatives

        Our principal growth strategy throughout our firm's 31-year history has been to expand our existing private equity business and to enter attractive new businesses. While most of our recent growth has come from our private equity and debt activities, we believe significant growth opportunities exist for developing new business areas.

Public Equity

        Although our private equity-oriented permanent capital fund and our credit strategy funds are permitted to make investments in public equity, we are currently in the process of expanding our public equity capabilities and operations in order to take advantage of a larger number of the investment opportunities that we identify globally and to further grow and diversify our assets under management. To achieve these results, we have hired additional investment personnel who have specialized experience in the public equity markets.

Public Equity Experience

        Although our funds have historically focused on private equity and debt investments, we have managed investments in public equity throughout our history. Initially, our public equity investments consisted of minority and structured investments in public companies that were made by our private equity funds. More recently, our private equity-oriented permanent capital fund and our two credit strategy funds have provided us with more flexibility than traditional private equity funds and an additional capital base for making equity investments in public companies. Using this capital base, we have been able to build a new portfolio of public equity and equity-linked securities that had a market value of $1.5 billion as of June 30, 2007.

Public Equity Investment Approach

        Our approach to making public equity investments generally seeks to leverage the intellectual capital developed in the course of our traditional private equity business and focuses on achieving attractive multiples of invested capital and IRRs by selecting fundamentals-driven investment opportunities, applying rigorous standards of due diligence when making investment decisions, adding value to portfolio companies where possible, subjecting investments to regular monitoring and oversight and making informed buy and sell decisions when realizing investments. When making public equity investments, we seek out companies that have management teams who are willing to consider our suggestions, strong business franchises, attractive growth prospects, sustainable competitive advantages, defensible market positions and the potential to generate attractive returns. We generally take a long-term approach when investing in public equity and avoid making investment decisions based on short-term market volatility.

        Sourcing and Selecting Investments.    We believe that our public equity activities benefit significantly from our private equity business as a result of both the company, industry and market knowledge and experience that we have developed as a private equity sponsor and the source of public equity opportunities that our private equity operations provide. In particular, through our private equity activities we periodically identify opportunities to make suitable public equity investments that fall outside the investment scopes of our traditional private equity funds due to such reasons as the relative size of the investment or the fact that the target may be unwilling to sell control or has elected to pursue an alternative transaction. Because our private equity professionals and public equity specialists are integrated and share information, resources, expertise and best practices with one another, we are able to leverage these opportunities when we believe a public equity investment would be appropriate for a fund that has a broader investment mandate.

        Due Diligence and the Investment Decision.    When evaluating the suitability of a public equity investment, we consider critical business, financial, tax, accounting, environmental and legal issues in order to determine whether we should proceed with the investment. Our equity professionals perform a detailed financial analysis of the target company and a comprehensive "bottom-up" and "top-down" review of the target company and the industry in which it operates. This review is often supported by field research and, when appropriate, meetings with management, operating personnel, customers and suppliers and, at times, visits to plants and facilities. Our equity professionals use the services of outside accountants, consultants, lawyers, investment banks and industry experts to assist them in this process. These due diligence practices are monitored by our equity investment committee, which must approve an investment before it may be made.

        Creating Value.    Once a public equity investment has been made, we seek to work with the management team when possible to implement strategies that are designed to enhance shareholder value. While public equity investments typically do not offer the potential for us to take an active role in the oversight of management and operations of a portfolio company, we believe that it is possible to drive value by sharing our ideas, experience and suggestions with managers, particularly with respect to strategic initiatives. We believe that the experience of our equity professionals, who have direct experience working with management teams to improve operating and financial performance, helps us identify areas of potential improvement in a company and provides us with a degree of credibility that increases the willingness of managers to consider implementing our suggestions.

        Monitoring Investments.    We monitor public equity investments with the objective of detecting changes in underlying business fundamentals of portfolio companies as soon as practicable. When monitoring an equity investment in a public company, we conduct regular reviews of the financial and operating performance of the company and apply a benchmarking analysis that we use to compare its performance to the performance of its competitors. When possible, we seek to meet with management to review the results of our assessments. We also monitor events and issues that are important to the companies in which our funds have made public equity investments and the industry sectors in which they operate.

        Buy and Sell Discipline.    We avoid making buy and sell determinations for public equity investments based on short-term volatility in market prices. Instead, we make buy and sell decisions based on achieving price targets, changes in business and industry fundamentals, changes in our assessment of management credibility, macro-economic factors and other relevant considerations. If the share price of a public company in which a fund has made an investment declines, we re-examine the investment to determine whether our investment thesis is still intact. If the thesis is still intact but the share price has declined moderately, we may consider the price decline as an attractive buying opportunity. If the thesis is still intact but the share price has declined significantly, we may consider the price decline as creating an opportunity to engage in a leveraged buyout. If the thesis is not intact, we may consider exiting the investment. When we exit a public equity investment, our objective is to structure the exit in a manner that optimizes our returns and minimizes the impact that the exit has on the trading price of the company's securities.

Capital Markets Activities

        Capital markets activities represent an opportunity to efficiently increase our available investment capital, capture certain financing fees otherwise paid to third parties and earn incremental margins on committed capital. We are currently building this business in the United States, Europe and Asia, which we believe will complement our asset management activities. We launched this new business initiative in order to permit us to syndicate a portion of the equity of our portfolio companies, which we believe will help us increase the amount of third-party capital that we are able to commit to individual transactions, grow our third-party assets under management and capture additional income streams. Further, by syndicating a portion of our committed equity to a broader investor base, we can avoid partnering in certain investments with large consortiums of private equity funds, thereby retaining more operational and economic control for ourselves. Over time, we may expand our capital markets activities in a manner that complements our other business activities. See "Business—Regulation."

Syndication and New Product Development

        We intend to use our capital markets business primarily to supplement our existing capital-raising capabilities and the underwriting and advisory services that our funds and portfolio companies currently receive from large investment banks. We anticipate that these activities initially will focus on syndicating a portion of the equity that we commit to provide in our larger private equity transactions to a broader base of investors, which we believe will enable us to retain greater control over our portfolio companies and help us capture a greater portion of the economics that are generated by our private equity investments. Our capital markets professionals will also focus on developing new products that we believe will allow us to attract new investors to the various asset classes that we manage.

Principal Investments

        We do not intend to make principal investments with our capital markets business' capital in the near term. Over time, we may consider using our capital markets business to buy and hold securities for investment purposes provided that we have sufficient regulatory capital to do so. In those circumstances, we would expect to act more as an investor than as a market-maker. Our ability to make principal investments will depend on our ability to grow the capital of our capital markets business over time. See "—Regulation—United States—Regulation as a Broker-Dealer."

Competition

        We compete with other alternative asset managers for both investors and investment opportunities. Our competitors consist primarily of sponsors of public and private investment funds, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers. We believe that competition for investors is based primarily on investment performance; business reputation; the duration of relationships with investors; the quality of services provided to investors; pricing; and the relative attractiveness of the types of investments that have been or are to be made. We believe that competition for investment opportunities is based primarily on the pricing, terms and structure of a proposed investment and certainty of execution.

        Some of the entities that we compete with as an alternative asset manager have greater financial, technical, marketing and other resources and more personnel than we do, and some of the entities that we compete with when managing credit and public equity investments may have longer operating histories, more established relationships or greater experience than we have with respect to those types of investments. Several of our competitors also have recently raised, or are expected to raise, significant amounts of capital and have investment objectives that are similar to the investment objectives of our funds, which may create additional competition for investment opportunities. Some of these competitors may also have lower costs of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us when sourcing investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider range of investments and to bid more aggressively than us for investments. Strategic buyers may also be able to achieve synergistic cost savings or revenue enhancements with respect to a targeted portfolio company, which may provide them with a competitive advantage in bidding for such investments.

        We expect to compete as a capital markets business primarily with investment banks and independent broker-dealers in the United States, Europe and Asia and intend to focus our capital markets activities initially on syndicating and underwriting offerings of our portfolio companies' securities. While we intend to target customers with whom we have an existing relationship, we expect that those customers will have pre-existing relationships with our competitors, many or all of whom will have access to competing securities transactions, greater financial, technical or marketing resources or more established reputations than us. Our lack of an operating history as a capital markets business could make it difficult for us to compete with broker-dealers, participate in capital markets transactions of unaffiliated issuers or successfully grow our capital markets business over time.

Employees

        We believe that one of our primary strengths and a principal reason for our success is the quality and dedication of our people. As of June 30, 2007, we employed approximately 400 people worldwide. The following table presents information concerning these employees by functional area.

Type	As of June 30, 2007
Equity and Credit Professionals	153
Finance, Accounting, Human Resources and Information Technology Personnel	100
Administrative Support Staff	186

Total	439

        The following table presents information concerning our most senior investment professionals. Messrs. Kravis and Roberts and the 23 other equity professionals named in the table are referred to elsewhere in this prospectus as our "senior principals" as of June 30, 2007.

	Location	Age	Years at KKR	Committee Membership
Equity and Credit:
Henry R. Kravis	New York	63	31	Equity Investment Committee Debt Investment Committee Portfolio Management Committee
George R. Roberts	Menlo Park	63	31	Equity Investment Committee Debt Investment Committee Portfolio Management Committee
Equity:
Paul E. Raether	New York	60	27	Portfolio Management Committee
Michael W. Michelson	Menlo Park	55	26	Equity Investment Committee
James H. Greene, Jr.	Menlo Park	56	21	—
Perry Golkin	New York	53	21	—
Johannes P. Huth	London	46	8	Equity Investment Committee
Todd A. Fisher	London	41	14	Equity Investment Committee
Alexander Navab	New York	41	14	Equity Investment Committee
Jacques Garaïalde	London	50	4	—
Marc S. Lipschultz	New York	38	12	—
Reinhard Gorenflos	London	45	5	Portfolio Management Committee
Michael M. Calbert	Menlo Park	44	7	—
Scott C. Nuttall	New York	34	10	Debt Investment Committee
Joseph Y. Bae	Hong Kong	35	10	—
Brian F. Carroll	New York	35	10	—
Adam H. Clammer	Menlo Park	36	10	—
Frederick M. Goltz	Menlo Park	36	11	—
Oliver Haarmann	London	39	8	—
Dominic P. Murphy	London	39	2	—
John L. Pfeffer	London	38	6	—
John K. Saer, Jr.	New York	50	6	—
Clive Hollick	London	61	2	—
David H. Liu	Hong Kong	36	1	—
Ming Lu	Hong Kong	48	1	—
Credit:
Saturnino S. Fanlo	San Francisco	47	3	Debt Investment Committee
David A. Netjes	San Francisco	48	3	Debt Investment Committee
Ryan J. Marshall	New York	39	1
Mark D. Lerdal	Hong Kong	48	1

Regulation

        Our operations are subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. We, in conjunction with our outside advisers and counsel, seek to manage our business and operations in compliance with such regulation and supervision. The regulatory and legal requirements that apply to our activities are subject to change from time to time and may become more restrictive, which may make compliance with applicable requirements more difficult or expensive or otherwise restrict our ability to conduct our business activities in the manner in which they are now conducted. Changes in applicable regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition and results of operations. As a matter of public policy, the regulatory bodies that regulate our business activities are responsible for safeguarding the integrity of the securities and financial markets and protecting investors who participate in those markets rather than protecting the interests of our unitholders.

United States

Regulation as an Investment Adviser

        We have not registered as an investment adviser under the Investment Advisers Act, although we are in the process of doing so. After we register as an investment adviser, we will be subject to federal and state laws and regulations primarily intended to benefit the investor or client of the adviser. These laws and regulations impose various requirements that relate, among other things, to fiduciary duties that are owed to investors and clients, maintaining an effective compliance program, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross- and principal-transactions between an investment adviser and its clients. These laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict a registered investment adviser from conducting advisory activities in the event the adviser fails to comply with those laws and regulations. Sanctions that may be imposed for a failure to comply with applicable legal requirements include the suspension of individual employees, limitations on the ability of an investment advisor to engage in various advisory activities for specified periods of time, the revocation of registrations, other censures and fines.

Regulation as a Broker-Dealer

        KKR Capital Markets LLC, one of our subsidiaries, is registered as a broker-dealer with the SEC under the Exchange Act and with the New York Securities Commission under New York state securities laws, and is a member of the Financial Industry Regulatory Authority, or FINRA. A broker-dealer is subject to legal requirements covering all aspects of its securities business, including sales and trading practices, public and private securities offerings, use and safekeeping of customers' funds and securities, capital structure, record-keeping and retention and the conduct and qualifications of directors, officers, employees and other associated persons. These requirements include the SEC's "uniform net capital rule," which specifies the minimum level of net capital that a broker-dealer must maintain, requires a significant part of the broker-dealer's assets to be kept in relatively liquid form, imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing its capital and subjects any distributions or withdrawals of capital by a broker-dealer to notice requirements. These and other requirements also include rules that limit a broker-dealer's ratio of subordinated debt to equity in its regulatory capital composition, constrain a broker-dealer's ability to expand its business under certain circumstances and impose additional requirements when the broker-dealer participates in securities offerings of affiliated entities. Violations of these requirements may result in censures, fines, the issuance of cease-and-desist orders, revocation of licenses or registrations, the suspension or expulsion from the securities industry of the broker-dealer or its officers or employees or other similar consequences by regulatory bodies.

United Kingdom

        Kohlberg Kravis Roberts & Co. Ltd., one of our subsidiaries, is authorized in the United Kingdom under the Financial Services and Markets Act 2000, or FSMA, and has permission to engage in a number of corporate finance activities regulated under FSMA, including advising, dealing as principal or agent and arranging deals in relation to certain types of investments. FSMA and related rules govern most aspects of investment business, including sales, research and trading practices, provision of investment advice, corporate finance, use and safekeeping of client funds and securities, regulatory capital, record keeping, margin practices and procedures, approval standards for individuals, anti-money laundering, periodic reporting and settlement procedures. The Financial Services Authority is responsible for administering these requirements and our compliance with them. Violations of these requirements may result in censures, fines, imposition of additional requirements, injunctions, restitution orders, revocation or modification of permissions or registrations, the suspension or expulsion from certain "controlled functions" within the financial services industry of officers or employees performing such functions or other similar consequences.

Other Jurisdictions

        KKR Private Equity Investors, our private equity-oriented permanent capital fund, is licensed as a Guernsey closed-end fund and is subject to the ongoing supervision of the Guernsey Financial Services Commission, the Netherlands Authority for the Financial Markets and the Luxembourg Commission de Surveillance du Secteur Financier. Under applicable legal requirements, the fund is required to give written notice to the Guernsey Financial Services Commission in respect of the occurrence of certain matters relating to the fund, including a change in our role as the fund's service provider or a change in the feeder fund's governing documents or general partner.

        One of the KKR Strategic Capital Funds is regulated as a mutual fund by the Cayman Islands Monetary Authority. As a regulated mutual fund, the fund is required to comply with certain registration, filing, information delivery and notice requirements and is subject to the ongoing supervision of the Cayman Islands Monetary Authority. The Cayman Islands Monetary Authority may subject a regulated mutual fund to special audits and require the fund to provide access to information or records from time to time. Failure to comply with requests by the Cayman Islands Monetary Authority may result in substantial fines or may result in the Cayman Islands Monetary Authority applying to a court to have the fund terminated.

Properties

        Our principal executive and administrative offices are located in New York. We maintain additional offices in Menlo Park, San Francisco, London, Paris, Hong Kong and Tokyo. The following table presents information concerning these properties.

	As of June 30, 2007
Location	Area	Lease Expiration Date
	(square feet)
New York	63,170	4/2010-12/2014
Menlo Park	33,498	8/2008-3/2011
San Francisco	25,076	7/2016
London	18,325	3/2019-10/2018
Paris	4,758	10/2011
Hong Kong	9,789	9/2008-12/2011
Tokyo	8,012	3/2009-12/2016

        We believe that our facilities are adequate for us to conduct our business activities. All of our office space is leased. The most significant terms of the lease arrangements for our office space are the length of the lease and the amount of the rent. Our leases have terms varying in duration. The rent payable under our office leases varies significantly from location to location as a result of differences in prevailing market conditions in different geographic locations. We do not believe that any single office lease is material to our business, results of operations or financial condition. In addition, we believe there is adequate alternative office space available at acceptable rental rates to meet our needs, although adverse movements in rental rates in some markets may negatively affect us when we enter into new leases.

Legal Proceedings

        From time to time, we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. We believe that any liability that could be imposed on us in connection with the disposition of such proceedings, lawsuits and claims would not have a material effect on our business, results of operations, cash flows or financial condition.

MANAGEMENT

Directors and Executive Officers

        As is commonly the case with limited partnerships, our partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner which serves as our sole general partner has a board of directors that is responsible for the oversight of our business and affairs and executive officers that are authorized by the board to act on behalf of our Managing Partner in its capacity as our general partner. Prior to the closing of this offering, we expect that three additional, independent directors will be appointed to the board of directors of our Managing Partner so that a majority of the board of directors will consist of independent directors.

        The following table presents certain information concerning the board of directors and executive officers of our Managing Partner.

Name	Age	Position with Managing Partner
Henry R. Kravis	63	Co-Chief Executive Officer and Co-Chairman
George R. Roberts	63	Co-Chief Executive Officer and Co-Chairman
William J. Janetschek	45	Chief Financial Officer

        Henry R. Kravis co-founded KKR in 1976 and serves as Co-Chairman and Co-Chief Executive Officer of our Managing Partner. Currently, he participates in all the investment activities of our business and serves on the Equity Investment, Debt Investment and Portfolio Management Committees. He is also a member of the board of directors of Legrand, KKR Private Equity Investors and Accel-KKR Company. Prior to founding KKR, Mr. Kravis was a Partner in the Corporate Finance Department of Bear Stearns & Company, where he pioneered the use of leverage in acquisitions. He earned a B.A. from Claremont McKenna College, and an M.B.A. from Columbia Graduate School of Business.

        George R. Roberts co-founded KKR in 1976 and serves as Co-Chairman and Co-Chief Executive Officer of our Managing Partner. Currently, he participates in all the investment activities of our business and serves on the Equity Investment, Debt Investment and Portfolio Management Committees. He is also a member of the board of directors of KKR Private Equity Investors and Accel-KKR Company. Prior to founding KKR, Mr. Roberts was in the Corporate Finance Department of Bear Stearns & Company, where he became a partner at 29 and where he pioneered the use of leverage in acquisitions. He earned a B.A. from Claremont McKenna College, and a J.D. from the University of California (Hastings) Law School.

        William J. Janetschek joined our firm in 1997 and serves as Chief Financial Officer of our Managing Partner. Prior to joining us, he was a Tax Partner with the New York office of Deloitte & Touche LLP. Mr. Janetschek was with Deloitte & Touche for 13 years. He holds a B.S. from St. John's University and an M.S., Taxation, from Pace University, and is a Certified Public Accountant.

Managing Partner Board Structure and Practices

        Matters relating to the structure and practices of our Managing Partner's board of directors are governed by provisions of our Managing Partner's limited liability company agreement and the Delaware Limited Liability Company Act. The following description is a summary of those provisions and does not contain all of the information that you may find useful. For additional information, you should read the copy of our Managing Partner's amended and restated limited liability company agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Independence and Composition of the Board of Directors

        Upon the completion of this offering, we expect our Managing Partner's board of directors will consist of five directors. While we are exempt from New York Stock Exchange rules relating to board independence, our Managing Partner intends to maintain a board of directors that consists of at least a majority of directors who are independent under New York Stock Exchange rules relating to corporate governance matters.

Election and Removal of Directors

        The directors of our Managing Partner may be elected and removed from office only by the vote of a majority of the Class A shares of our Managing Partner that are then outstanding. Each person elected as a director will hold office until a successor has been duly elected and qualified or until his or her death, resignation or removal from office, if earlier. Class A shareholders are not required to hold meetings for the election of directors with any regular frequency and may remove directors, with or without cause, at any time.

        All of our Managing Partner's outstanding Class A shares are held by our senior principals. Under our Managing Partner's limited liability company agreement, each Class A share is non-transferable without the consent of the holders of a majority of the Class A shares that are then outstanding and each Class A share will automatically be redeemed and cancelled upon the holder's death, disability or withdrawal as a member of either our Managing Partner or KKR Holdings. Upon the completion of the offering, Henry Kravis and George Roberts, the Managing Partner's Co-Chairmen and Co-Chief Executive Officers, will collectively hold Class A shares representing    % of the total voting power of the outstanding Class A shares. While neither of them acting alone will be able to direct the election or removal of directors, they will be able to control the composition of the board if they act together. While Messrs. Kravis and Roberts historically have acted with unanimity when managing our business, they have not entered into any agreement relating to the voting of their Class A shares following the completion of this offering. See "Security Ownership."

Limited Matters Requiring a Class B Shareholder Vote

        Through our subsidiaries, we will hold voting interests in the general partners of a number of funds that were formed outside of the United States. Under our Managing Partner's limited liability company agreement, our Managing Partner's board of directors will be required to inform the holders of our Managing Partner's Class B shares of any matter that is submitted to a vote of the holders of such voting interests and to cause any voting interests that we hold through subsidiaries to be voted in accordance with directions received from the holders of a plurality of the Class B shares providing such instructions. Our principals, including Messrs. Kravis and Roberts, collectively hold 100% of our Managing Partner's outstanding Class B shares. See "Security Ownership."

Action by the Board of Directors

        Our Managing Partner's board of directors may take action in a duly convened meeting in which a quorum is present or by a written resolution signed by all directors then holding office. When action is to be taken at a meeting of the board of directors, the affirmative vote of two-thirds of the directors then holding office is required for any action to be taken other than with respect to a matter in which a director has an interest. A matter in which a director has an interest, if considered at a meeting of the board of directors, may be decided by the vote of two-thirds of the disinterested directors then holding office to the extent that the interested director abstains from voting on the matter.

Board Committees

        Prior to the completion of this offering, we expect that our Managing Partner's board of directors will establish an audit committee, a conflicts committee, a nominating and corporate governance committee and an executive committee that will operate pursuant to written charters as described below. Because we are a limited partnership, our Managing Partner's board is not required by New York Stock Exchange rules to establish a compensation committee or to cause its nominating and corporate governance committee to consist solely of independent directors or to meet other substantive New York Stock Exchange corporate governance requirements. While the board will establish a nominating and governance committee, we intend to rely on available exemptions concerning the committee's composition and mandate.

Audit Committee

        Our Managing Partner's board of directors will establish an audit committee that will be responsible for assisting the board of directors in overseeing and monitoring: (i) the quality and integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm's qualifications and independence; and (iv) the performance of our independent registered public accounting firm. The members of the audit committee will be required to meet the independence standards for service on an audit committee of a board of directors pursuant to Rule 10A-3 under the Exchange Act and New York Stock Exchange rules relating to corporate governance matters, and the charter for the audit committee will comply with those requirements.

Conflicts Committee

        Our Managing Partner's board of directors will establish a conflicts committee that will be responsible for reviewing specific matters that the board of directors believes may involve a conflict of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to our partnership. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our partnership and not a breach of any duties that may be owed to our unitholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved pursuant to our related person policy, as described under "Certain Relationships and Related Party Transactions—Statement of Policy Regarding Transactions with Related Persons," and may establish guidelines or rules to cover specific categories of transactions. The members of the conflicts committee will be required to meet the independence standards for service on an audit committee of a board of directors pursuant to Exchange Act and New York Stock Exchange rules relating to corporate governance matters.

Nominating and Governance Committee

        Our Managing Partner's board of directors will establish a nominating and governance committee that will be responsible for identifying and recommending candidates for appointment to the board of directors and for assisting and advising the board of directors with respect to matters relating to the general operation of the board and corporate governance matters.

Executive Committee

        Our Managing Partner's board of directors will establish an executive committee that will act, when necessary, in place of our Managing Partner's full board of directors during periods in which the board is not in session. The executive committee will be authorized and empowered to act as if it were the full board of directors in overseeing our business and affairs, except that it will not be authorized or empowered to take actions that have been specifically delegated to other board committees or to take actions with respect to: (i) the declaration of distributions on our units; (ii) a merger or consolidation of our partnership with or into another entity; (iii) a sale, lease or exchange of all or substantially all of our assets; (iv) a dissolution of our partnership; (v) any action that must be submitted to a vote of our Managing Partner's unitholders or our unitholders; or (vi) any action that may not be delegated to a board committee under our Managing Partner's limited liability company agreement or the Delaware Limited Liability Company Act. We expect that the executive committee will consist of Messrs. Kravis and Roberts.

Compensation Committee Interlocks and Insider Participation

        Because we are a limited partnership, our Managing Partner's board of directors is not required by New York Stock Exchange rules to establish a compensation committee. Our founders, Messrs. Kravis and Roberts, will serve as Co-Chairmen of the board of directors of our Managing Partner. For a description of certain transactions between us and our founders, see "Certain Relationships and Related Party Transactions."

Executive Compensation

Compensation Discussion and Analysis

        A primary objective of many companies when designing executive compensation arrangements has been to align the interests of top executives with the interests of shareholders. As a private firm, one of our fundamental philosophies has been to align the interests of our people with the interests of our fund investors. We have sought to achieve such an alignment in the past through the investment of a significant amount of our own capital and the capital of our principals in and alongside of the funds that we manage and the ownership by our principals of interests in the general partners of our funds that entitle them to a portion of the carried interest that we receive with respect to fund investments.

        As a result, our Managing Partner's Co-Chief Executive Officers and our other senior principals have not been paid any salary or bonus and have instead received only cash distributions in respect of their ownership interests in the general partners of our funds and investments that they have made in or alongside our funds. Our Managing Partner's Co-Chief Executive Officers and our other senior principals also receive distributions in respect of their ownership interests in the management companies of our funds, which earn management, transaction, monitoring, incentive and other potential fees. While certain individuals who are not senior principals, including our Managing Partner's Chief Financial Officer, receive salaries and bonuses, the compensation that they have been paid has been significantly based on the performance of our funds' investments and our management companies and those individuals generally have derived a substantial amount of their financial benefits through their ownership interests in the general partners of our funds and investments that they have made in or alongside our funds. In addition, in establishing compensation for our Managing Partner's Chief Financial Officer, we have taken into account his performance for prior years, the length of time he has been with us and his overall contribution to our business. Moreover, his overall compensation is significantly performance-based, which we believe aligns his interests with the interests of our fund investors.

        We believe that our philosophy of aligning the interests of our principals with the interests of our fund investors through equity ownership has been an important contributor to the growth and successful performance of our firm. Because we believe that such an approach will further our goal of creating long-term value for our unitholders, we intend to continue to adhere to this philosophy when designing compensation arrangements as a public company. Following the offering, our principals will hold equity interests in our business through KKR Holdings and, as a result, will receive financial benefits from our business in the form of distributions and payments received from KKR Holdings and the appreciation in the value of the Group Partnership units that KKR Holdings owns.

        Our Managing Partner's board of directors intends to review our compensation policies periodically. While the board of directors does not have any plans to modify the compensation philosophy or arrangements described above, its directors may make changes to the compensation policies and decisions relating to one or more individuals based on the outcome of such a review.

Summary Compensation Table

        The following table presents summary information concerning compensation that we paid or accrued for services rendered by our three executive officers, consisting of our two Co-Chief Executive Officers and our Chief Financial Officer, in all capacities during the fiscal year ended December 31, 2006. We refer to these individuals in other parts of this prospectus as our "named executive officers." As discussed above under "—Compensation Discussion and Analysis," our Managing Partner's Co-Chief Executive Officers historically have not received salary or bonus and, instead, have received financial benefits only through their ownership interests in the general partners and management companies of our funds and investments that they have made in or alongside our funds. While our Managing Partner's Chief Financial Officer has received a salary and bonus, the compensation paid to him has been significantly based on the performance of our funds' investments and he generally has derived a substantial amount of his financial benefits through his ownership interests in the general partners of our funds and investments that he has made in or alongside our funds. Cash distributions to our named executive officers in respect of our fiscal and tax year ended December 31, 2006 were $                        to Mr. Kravis, $                        to Mr. Roberts and $                        to Mr. Janetschek.

Summary Compensation Table

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total
Henry R. Kravis Co-Chief Executive Officer	—	—	—	—	—	—	$	$
George R. Roberts Co-Chief Executive Officer	—	—	—	—	—	—
William J. Janetschek Principal Financial Officer

Director Compensation

        Our Managing Partner was formed on June 25, 2007 and has not paid any compensation to its directors for their board service. Following the completion of this offering, we intend to limit the individuals who receive compensation for their board service to our Managing Partner's independent directors. We expect to establish customary compensation practices for our Managing Partner's independent directors.

Non-Competition, Non-Solicitation and Confidentiality Agreements

        In connection with this offering, we will enter into a non-competition and non-solicitation agreement with each of Messrs. Kravis and Roberts, our principals, most of our other professional employees and specified senior administrative personnel. These agreements will supersede and replace any other non-competition and non-solicitation agreements with such individuals. The contracting employees have also entered into confidentiality agreements with us, which will not be replaced. A description of the material terms of those agreements is included under "Certain Relationships and Related Party Transactions—Non-Competition, Non-Solicitation and Confidentiality Agreements."

2007 Equity Incentive Plan

        The board of directors of our Managing Partner intends to adopt the KKR & Co. L.P. 2007 Equity Incentive Plan, or the 2007 Equity Incentive Plan, before the effective date of this offering. The 2007 Equity Incentive Plan will allow us to grant to certain of our employees non-qualified options, unit appreciation rights, restricted common units, phantom restricted common units and other awards based on our common units and Group Partnership units.

IPO Date Equity Awards

        At the time of this offering, we intend to grant to our employees who are not principals an aggregate of          restricted common units under our equity incentive plan, which restricted common units will be allocated based on each employee's seniority. We will settle the restricted common units granted to our non-principal employees in the form of unrestricted common units or in cash. Holders of restricted common units will not be entitled to any voting rights with respect to such restricted common units. We refer to these grants as "IPO Date Equity Grants."

SECURITY OWNERSHIP

Our Common Units and the Group Partnership Units

        The following table sets forth the beneficial ownership of our common units and the Group Partnership units, which are exchangeable for our common units up to four times each year after the completion of this offering on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with other applicable transfer restrictions, by:

  •
  each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of our partnership;

  •
  each of the directors, director nominees and named executive officers of our Managing Partner; and

  •
  the directors, director nominees and executive officers of our Managing Partner as a group.

        The numbers of common units and Group Partnership units outstanding and the percentage of beneficial ownership before this offering set forth below are based on          common units and          Group Partnership units to be issued and outstanding immediately prior to the offering after giving effect to the Reorganization Transactions. The numbers of common units and Group Partnership units outstanding and the percentage of beneficial ownership after the offering set forth below are based on           common units and          Group Partnership units to be issued and outstanding immediately after the completion of the offering and assume that the underwriters do not exercise their option to purchase up to an additional          common units from us. Beneficial ownership is in each case determined in accordance with the rules of the SEC.

	Common Units Beneficially Owned†				Group Partnership Units and Special Voting Units Beneficially Owned††
Percentage of Combined Voting Power††
	Prior to Offering		After the Offering		Prior to Offering		After the Offering
Name(1)	Number	Percent	Number	Percent	Number	Percent	Number	Percent	Prior to Offering	After Offering
Henry R. Kravis	—	—	—	—
George R. Roberts	—	—	—	—
William J. Janetschek	—	—
Directors, director nominees and executive officers as a group (6 persons)	—	—

*
Less than 1%.

†
Group Partnership units are exchangeable (together with the corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable transfer restrictions. See "Certain Relationships and Related Party Transactions—Exchange Agreement." Beneficial ownership of Group Partnership units reflected in this table has not also been reflected as beneficial ownership of our common units for which such Group Partnership units may be exchanged.

††
On any matters that may be submitted to a vote of our unitholders, the special voting units will provide their holders with a number of votes that is equal to the aggregate number of Group Partnership units that such holders then hold and will entitle such holders to participate in the vote on the same basis as our unitholders. See "Description of Our Partnership Agreement—Meetings; Voting."

(1)
The address of each beneficial owner is c/o KKR Management LLC, 9 West 57th Street, 42nd Floor, New York, New York 10019.

Our Managing Partner

        Our Managing Partner's outstanding limited liability company interests consist of Class A shares, which are entitled to vote on the election and removal of directors and all other matters that have not been delegated to the board of directors or reserved for the vote of Class B shareholders, and Class B shares, which are entitled to vote only with respect to the manner in which our subsidiaries vote any voting interests that they hold in the general partners of our foreign funds. Our founders, Messrs. Kravis and Roberts, will each own    % of the Class A shares outstanding upon completion of the offering. All of our Managing Partner's other Class A shares will be held by our other senior principals upon the completion of the offering. Our Managing Partner's Class B shares will be divided equally among          principals, each of whom will hold less than 10% of the voting power of the Class B shares. None of these shares provide these holders with economic interests in our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The forms of the agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference to all of the provisions of those agreements.

Reorganization Transactions

        Prior to the completion of this offering, we will undertake the Reorganization Transactions pursuant to which KKR Holdings will contribute to the Group Partnerships the interests in the entities described under "Organizational Structure—Group Partnerships" in exchange for Group Partnership units. The amount of Group Partnership units that our existing owners will receive for these interests will represent          % of the Group Partnership units that will be outstanding upon the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional common units from us. In connection with the Reorganization Transactions, the Group Partnerships will make one or more cash and in-kind distributions to our principals representing substantially all of the cash-on-hand and certain personal property of the management company for our private equity funds. If the offering had occurred on June 30, 2007, we estimate that the aggregate amount of such distributions would have been $        million. However, the actual amount of such distributions will depend on the amount of the management company's cash-on-hand at the time of the offering.

Exchange Agreement

        In connection with the Reorganization Transactions, we will enter into an exchange agreement with KKR Holdings, the entity through which our existing owners, including Messrs. Kravis and Roberts, our Managing Partner's co-Chief Executive Officers, and Mr. Janetschek, our Managing Partner's Chief Financial Officer will hold their Group Partnership units, pursuant to which KKR Holdings or transferees of its Group Partnership units may up to four times each year (subject to the terms of the exchange agreement) exchange Group Partnership units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The Group Partnership units are also subject to applicable transfer restrictions, and will not be exchangeable before              . We have not yet determined how any such future exchanges will be accounted for in our consolidated financial statements. To the extent that Group Partnership units held by KKR Holdings or its transferees are exchanged for our common units, our interests in the Group Partnerships will be correspondingly increased. Any common units received upon such an exchange will be subject to any restrictions that were applicable to the exchanged Group Partnership units, including any applicable transfer restrictions.

Registration Rights Agreement

        Prior to the completion of the offering, we will enter into a registration rights agreement with KKR Holdings pursuant to which we will grant KKR Holdings, its affiliates and transferees of its Group Partnership units, including Messrs. Kravis, Roberts and Janetschek, the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common units (and other securities convertible into or exchangeable or exercisable for our common units) held or acquired by them. Under the registration rights agreement, holders of registration rights will have the right to request us to register the sale of their common units and also have the right to require us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, holders of registration rights will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other holders of registration rights or initiated by us.

Tax Receivable Agreement

        We and our intermediate holding company, a taxable corporation for U.S. federal income tax purposes, may be required to acquire Group Partnership units from time to time pursuant to our exchange agreement with KKR Holdings. Certain of the Group Partnerships intend to have elections under Section 754 of the Internal Revenue Code in effect for each taxable year in which an exchange of Group Partnership units for common units occurs, which may result in an increase in our intermediate holding company's share of the tax basis of the assets of the Group Partnerships at the time of an exchange of Group Partnership units. These exchanges are expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of the Group Partnerships, primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of income tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We will enter into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its Group Partnership units, including Messrs. Kravis, Roberts and Janetschek, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes (or is deemed to realize, in the case of an early termination payment by our intermediate holding company or a change of control) as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes (or is deemed to realize) as a result of increases in tax basis that arise due to future payments under the agreement. This payment obligation is an obligation of our intermediate holding company and not of either Group Partnership. We expect our intermediate holding company to benefit from the remaining 15% of cash savings, if any, in income tax that it realizes. In the event that other of our current or future subsidiaries become taxable as corporations and acquire Group Partnership units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each will become subject to a tax receivable agreement with substantially similar terms. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the actual income tax liability of our subsidiary to the amount of such taxes that the intermediate holding company would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the Group Partnerships as a result of the exchanges of Group Partnership units and had the intermediate holding company not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless the intermediate holding company exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the Group Partnership units, which will depend on the fair market value of the depreciable or amortizable assets of the Group Partnerships at the time of the transaction;

  •
  the price of our common units at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of the Group Partnerships, is directly proportional to the price of our common units at the time of the exchange;

  •
  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason (for instance, in the case of a charitable contribution), increased deductions will not be available; and

  •
  the amount, if any, our intermediate holding company is required to pay and the timing of any such payment. If our intermediate holding company does not have taxable income, it will not be required to make payments under the tax receivable agreement for that taxable year because no tax savings will have been actually realized.

        We expect that as a result of the amount of the increases in the tax basis of the tangible and intangible assets of the Group Partnerships, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, future payments under the tax receivable agreement will be substantial. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us.

        The intermediate holding company may terminate the tax receivable agreement at any time by making an early termination payment to KKR Holdings or its transferees, based upon the net present value (based upon certain assumptions in the tax receivable agreement) of all tax benefits that would be required to be paid by the intermediate holding company to KKR Holdings or its transferees. In addition, the tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the minimum obligations of our intermediate holding company or its successor with respect to exchanged or acquired Group Partnership units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that our intermediate holding company would have sufficient taxable income to fully utilize the increased tax deductions and increased tax basis and other benefits related to entering into the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Decisions made by our senior principals in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes of control, may influence the timing and amount of payments that are received by an exchanging or selling holder of partner interests in the Group Partnerships under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner's tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

        Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our intermediate holding company will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our intermediate holding company's cash tax savings.

Group Partnership Agreements

        As a result of the Reorganization Transactions, we will be the sole general partner of KKR Fund Holdings L.P., and our intermediate holding company will be the sole general partner of KKR Management Holdings L.P. Accordingly, we will operate and control all of the business and affairs of the Group Partnerships and, through the Group Partnerships and their subsidiaries, conduct our business. We will have unilateral control over all of the affairs and decision making of the Group Partnerships. Furthermore, we cannot be removed as the general partner of KKR Fund Holdings L.P., and our intermediate holding company cannot be removed as the general partner of KKR Management Holdings L.P., without, in either case, the approval of KKR Holdings or its intermediate holding companies. Because our Managing Partner will operate and control our business, our Managing Partner's board of directors and officers will be responsible for all operational and administrative decisions of the Group Partnerships and the day-to-day management of the Group Partnerships' business.

        Pursuant to the partnership agreements of the Group Partnerships, we, as the general partner of KKR Fund Holdings L.P., and our intermediate holding company, as the general partner of KKR Management Holdings L.P., will have the right to determine when distributions will be made to the holders of Group Partnership units and the amount of any such distributions. See "Distribution Policy."

        The partnership agreements of the Group Partnerships will provide for tax distributions to the holders of Group Partnership units if the general partners of the Group Partnerships determine that distributions from the Group Partnerships would otherwise be insufficient to cover the tax liabilities of a holder of a Group Partnership unit. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant partnership allocable to a holder of a Group Partnership unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

        The partnership agreements of the Group Partnerships authorize the general partners of the Group Partnerships to issue an unlimited number of additional securities of the Group Partnerships with such designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the Group Partnerships units, and which may be exchangeable for our common units.

Firm Use of Private Aircraft

        Certain of our senior principals, including Messrs. Kravis and Roberts, own aircraft that we use for business purposes in the ordinary course of our operations. They paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that we pay for the use of these aircraft are based on current market rates for chartering private aircraft of the same type. We paid $6.5 million for the use of these aircraft during the year ended December 31, 2006, of which $         million was paid to entities collectively controlled by Messrs. Kravis and Roberts.

Side-By-Side and Other Investments

        As described under "Business," because fund investors typically are unwilling to invest their capital in a fund unless the fund's manager also invests its own capital in the fund's investments, our private equity fund documents generally require the general partners of our traditional private equity funds to make minimum capital commitments to the funds. The amount of these commitments, which are negotiated by fund investors, generally range from 2% to 3% of a fund's total capital commitments at final closing. When investments are made, the general partner contributes capital to the fund based on its fund commitment percentage and acquires a capital interest in the investment that is not subject to a carried interest. Historically, these capital contributions have been funded with cash from operations that otherwise would be distributed to our principals and by our principals. With respect to investments in our private equity portfolio as of June 30, 2007, Messrs. Kravis and Roberts and their investment vehicles have funded $         million of capital contributed by the general partners towards those investments.

        In connection with the Reorganization Transactions, we will not acquire capital interests in investments that were funded by our principals or others involved in our business prior to this offering. Rather, those capital interests will be allocated to our principals or others involved in our business and will be reflected in our financial statements as a non-controlling interest in a consolidated entity to the extent that we hold the general partner interest in the fund. Following the completion of this offering, any capital contributions that our private equity fund general partners are required to make to a fund will be funded by us and we will be entitled to receive our allocable share of the gain thereon.

        In addition, our principals and certain other qualifying employees are permitted to invest and have invested their own capital in side-by-side investments with our private equity funds. Side-by-side investments are investments made on the same terms and conditions as those available to the applicable fund, except that these side-by-side investments are not subject to management fees or a carried interest. The cash invested by our executive officers and their investment vehicles aggregated to $34.0 million for the year ended December 31, 2006, of which $       million, $       million and $       million was invested by Messrs. Kravis, Roberts and Janetschek, respectively. These investments are not included in the accompanying combined financial statements. Certain of these individuals also own equity interests in KFN, the KKR Strategic Capital Funds and KKR Private Equity Investors, which they hold in a personal capacity on the same terms that have been extended to unrelated third-party investors.

Indemnification of Directors, Officers and Others

        Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: our Managing Partner; any departing Managing Partner; any person who is or was an affiliate of a Managing Partner or any departing Managing Partner; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, the Managing Partner or any departing Managing Partner; any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our Managing Partner. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. See "Conflicts of Interest and Fiduciary Responsibilities—Fiduciary Duties."

Guarantee of Contingent Obligations to Fund Partners; Indemnification

        Our senior principals, including Messrs. Kravis and Roberts, have personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of our private equity funds to repay amounts to fund limited partners pursuant to the general partners' equity clawback obligations. As of June 30, 2007, Messrs. Kravis and Roberts (in each case together with related investment vehicles) had personally guaranteed approximately $       million and $       million, respectively, with respect to our funds' clawback provisions. See "Business—Private Equity Investments—Traditional Private Equity Funds—Overview." These guarantees, which are limited to the amount of the actual clawback obligation, will remain outstanding following the completion of the Reorganization Transactions and this offering. As of June 30, 2007, approximately $1.0 billion of carried interest previously paid to the general partners of our traditional private equity funds remained subject to a potential future clawback obligation. Based on the investment performance of our traditional private equity funds as of June 30, 2007, none of the general partners of those funds would have had to make any payment under such a clawback obligation as of such date. However, in connection with those transactions, we will enter into an agreement with each of our personnel who has entered into such a guarantee pursuant to which we will agree to indemnify such person for any liabilities incurred with respect to the guarantee. This indemnification will not apply with respect to the legacy funds in which we will not acquire an interest in connection with the Reorganization Transactions.

Facilities

        Certain of our senior principals are partners in a real-estate based partnership that maintains an ownership interest in our Menlo Park location. Payments made from us to this partnership aggregated $1.8 million for the year ended December 31, 2006 of which $          was allocable to each of Messrs. Kravis and Roberts and their investment vehicles.

Non-Competition, Non-Solicitation and Confidentiality Agreements

        In connection with this offering, we expect to enter into a non-competition and non-solicitation agreement with our principals and certain other personnel. These agreements will supersede and replace any other non-competition and non-solicitation agreements with such individuals. Each of our employees, whether or not a contracting employee under a non-competition and non-solicitation agreement, is required, whether during or after his or her employment with us, to protect and only use "confidential information" in accordance with strict restrictions placed by us on its use and disclosure pursuant to firm policy and a confidentiality agreement entered into by our employees.

Statement of Policy Regarding Transactions with Related Persons

        Prior to the completion of this offering, the board of directors of our Managing Partner will adopt a written statement of policy for our partnership regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a "related person" (as defined as in Item 404(a) of Regulation S-K) must promptly disclose to our Chief Financial Officer or other designated person any "related person transaction" (defined as any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including, without limitation, any loan, guarantee of indebtedness, transfer or lease of real estate, or use of company property) that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Those individuals will then promptly communicate that information to the board of directors of our Managing Partner. No related person transaction will be consummated or will continue without the approval or ratification of the board of directors or any committee of the board consisting exclusively of at least three disinterested directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our Managing Partner and its affiliates, including each party's respective owners, on the one hand, and our partnership and our limited partners, on the other hand. Whenever a potential conflict arises between our Managing Partner or its affiliates, on the one hand, and us or any limited partner, on the other hand, our Managing Partner will resolve that conflict. Our partnership agreement contains provisions that reduce and eliminate our Managing Partner's duties, including fiduciary duties, to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

        Under our partnership agreement, our Managing Partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the conflicts committee, although our Managing Partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our Managing Partner or any of its affiliates, although our Managing Partner is not obligated to seek such approval;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our Managing Partner may, but is not required to, seek the approval of such resolution from the conflicts committee or our unitholders. If our Managing Partner does not seek approval from the conflicts committee or our unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our Managing Partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. Our partnership agreement provides that our Managing Partner will be conclusively presumed to be acting in good faith if our Managing Partner subjectively believes that the decision made or not made is in the best interests of the partnership.

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our Managing Partner may affect the amount of cash flow from operations to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our Managing Partner regarding such matters as:

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  the amount and timing of cash expenditures, including those relating to compensation;

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  the amount and timing of investments and dispositions;

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  levels of indebtedness;

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  tax matters;

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  levels of reserves; and

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  issuances of additional partnership securities.

        In addition, borrowings by our partnership and our affiliates do not constitute a breach of any duty owed by our Managing Partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our Managing Partner and its affiliates on terms that are fair and reasonable to us. Under our partnership agreement, those borrowings will be deemed to be fair and reasonable if: (i) they are approved in accordance with the terms of the partnership agreement; (ii) the terms are no less favorable to us than those generally being provided to or available from unrelated third parties or; (iii) the terms are fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be or have been particularly favorable or advantageous to us.

We will reimburse our Managing Partner and its affiliates for expenses.

        We will reimburse our Managing Partner and its affiliates for costs incurred in managing and operating our partnership and our business. For example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our Managing Partner on our behalf. Our partnership agreement provides that our Managing Partner will determine the expenses that are allocable to us.

Our Managing Partner intends to limit its liability regarding our obligations.

        Our Managing Partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our Managing Partner, its assets or its owners. Our partnership agreement provides that any action taken by our Managing Partner to limit its liability or our liability is not a breach of our Managing Partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our unitholders will have no right to enforce obligations of our Managing Partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our Managing Partner and its affiliates on the other, will not grant our unitholders, separate and apart from us, the right to enforce the obligations of our Managing Partner and its affiliates in our favor.

Contracts between us, on the one hand, and our Managing Partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our Managing Partner to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to us. Our Managing Partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our Managing Partner and its affiliates on the other, are or will be the result of arm's-length negotiations. Our Managing Partner will determine the terms of any of these transactions entered into after this offering on terms that it considers are fair and reasonable to us. Our Managing Partner and its affiliates will have no obligation to permit us to use any facilities or assets of our Managing Partner and its affiliates, except as may be provided in contracts entered into specifically dealing with such use. There will not be any obligation of our Managing Partner and its affiliates to enter into any contracts of this kind.

Our common units are subject to our Managing Partner's limited call right.

        Our Managing Partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our Managing Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have his common units purchased from him at an undesirable time or price. See "Description of Our Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our Managing Partner. Attorneys, independent accountants and others who will perform services for us are selected by our Managing Partner or the conflicts committee, and may perform services for our Managing Partner and its affiliates. We may retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our Managing Partner and its affiliates on the one hand, and us or our unitholders on the other, depending on the nature of the conflict, but are not required to do so.

Our Managing Partner's affiliates may compete with us.

        Our partnership agreement provides that our Managing Partner will be restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Except as provided in the non-competition, non-solicitation and confidentiality agreements to which our principals will be subject, affiliates of the Managing Partner, including its owners, are not prohibited from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our investment funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our investment funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our investment funds (including funds that have different fee structures), the purchase or sale of investments in our investment funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, our principals have made personal investments in a variety of our investment funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of our principals may conflict with your interests.

        Because our principals will hold their Group Partnership units directly or through entities that are not subject to corporate income taxation and we hold Group Partnership units directly through a subsidiary that is subject to taxation as a corporation in the United States, conflicts may arise between our principals and our partnership relating to the selection and structuring of investments. Our unitholders will be deemed to expressly acknowledge that our Managing Partner is under no obligation to consider the separate interests of such holders, including among other things the tax consequences to our unitholders, in deciding whether to cause us to take or decline to take any actions.

Fiduciary Duties

        Our Managing Partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to our unitholders by our Managing Partner are prescribed by law and our partnership agreement. The

Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a Managing Partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our Managing Partner. We have adopted these restrictions to allow our Managing Partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, our Managing Partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our Managing Partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

        The following is a summary of the material restrictions of the fiduciary duties owed by our Managing Partner to our unitholders:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards	General

Our partnership agreement contains provisions that waive or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our Managing Partner, in its capacity as our Managing Partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable" then our Managing Partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by the partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our Managing Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our Managing Partner, our partnership agreement further provides that our Managing Partner and its officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.
Special Provisions Regarding Affiliated Transactions

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our Managing Partner or by our unitholders must be:
•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
•	"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our Managing Partner does not seek approval from the conflicts committee or our unitholders and the board of directors of our Managing Partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our Managing Partner would otherwise be held.

Rights and Remedies of Unitholders	The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By purchasing our common units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions described above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our partnership agreement does not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our Managing Partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership, our Managing Partner or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our Managing Partner or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our Managing Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See "Description of Our Partnership Agreement—Indemnification."

DESCRIPTION OF OUR COMMON UNITS

Common Units

        Our common units represent limited partner interests in us. Our unitholders are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. We will be dependent upon the Group Partnerships to fund any distributions we may make to our unitholders. As described under "Distribution Policy," the partnership agreements of the Group Partnership will provide that until                , distributions from the Group Partnerships, if any, will be allocated first to us and our intermediate holding company until sufficient amounts have been so allocated to permit us to make aggregate distributions to our unitholders of $                  per common unit on an annualized basis for such year. For a description of the relative rights and preferences of holders of our unitholders in and to our distributions, see "Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see "Description of Our Limited Partnership Agreement."

        Unless our Managing Partner determines otherwise, we will issue all our common units in uncertificated form.

Transfer of Common Units

        By acceptance of the transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

  •
  will represent that the transferee has the capacity, power and authority to enter into our partnership agreement;

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  will become bound by the terms of, and will be deemed to have agreed to be bound by, our partnership agreement; and

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  will give the consents, approvals, acknowledgements and waivers set forth in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with the Reorganization Transactions and this offering.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our Managing Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

                                will serve as registrar and transfer agent for our common units. You may contact the registrar and transfer agent at the following address:                        .

DESCRIPTION OF OUR LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of our limited partnership agreement and is qualified in its entirety by reference to all of the provisions of our limited partnership agreement, which we have included in Appendix A to this prospectus. Because this description is only a summary of the terms of our limited partnership agreement, it does not contain all of the information that you may find important. For additional information, you should read the limited partnership agreement included in Appendix A to this prospectus, "Description of Common Units—Transfer of Common Units" and "Material U.S. Federal Tax Considerations."

Managing Partner

        Our general partner, or Managing Partner, will manage all of our operations and activities. Our Managing Partner will be authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our Managing Partner will be wholly-owned by our principals and certain of our former personnel and controlled by our founders. See "Organizational Structure." Our unitholders will have only limited voting rights relating to certain matters affecting your investment and therefore will have limited ability to influence management's decisions regarding our business.

Organization

        We were formed on June 25, 2007 and have a perpetual existence.

Purpose

        Under our partnership agreement we will be permitted to engage, directly or indirectly, in any business activity that is approved by our Managing Partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with our partnership agreement, grants to our Managing Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney will also grant our Managing Partner the authority to amend, and to make consents and waivers under, our partnership agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

Capital Contributions

        Our unitholders will not be obligated to make additional capital contributions, except as described below under "—Limited Liability." Our Managing Partner will not be obliged to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our Managing Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a Managing Partner. Neither our partnership agreement nor the Delaware Limited Partnership Act specifically will provide for legal recourse against our Managing Partner if a limited partner were to lose limited liability through any fault of our Managing Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our Managing Partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our Managing Partner. We intend to operate in a manner that our Managing Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units.

Distributions

        Distributions will be made to the partners pro rata according to the percentages of their respective partner interests. See "Distribution Policy."

Amendment of the Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our Managing Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, our Managing Partner must seek approval of a majority of our outstanding voting units (as defined below) in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. On any matter that may be submitted for a vote of our unitholders, the holders of Group Partnership units will hold special voting units in our partnership that provide them with a number of votes that is equal to the aggregate number of Group Partnership units that they then hold and entitle them to participate in the vote on the same basis as our unitholders. See "—Meetings; Voting." The Group Partnership units, other than the Group Partnership units held by us, will initially be owned by KKR Holdings, which is owned by our principals and certain of our former personnel and controlled by our founders.

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partner interests in relation to other classes of partner interests may be approved by at least a majority of the type or class of partner interests so affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our Managing Partner or any of its affiliates without the consent of our Managing Partner, which may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least              % of the outstanding voting units.

No Limited Partner Approval

        Our Managing Partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

          (3)   a change that our Managing Partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

          (4)   an amendment that our Managing Partner determines to be necessary or appropriate to address certain changes in U.S. federal income tax regulations, legislation or interpretation;

          (5)   an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our Managing Partner or its directors, officers, agents or trustees, from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the Investment Advisers

  Act or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   an amendment that our Managing Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (7)   any amendment expressly permitted in our partnership agreement to be made by our Managing Partner acting alone;

          (8)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement;

          (9)   any amendment that in the sole discretion of our Managing Partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

          (10) a change in our fiscal year or taxable year and related changes;

          (11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance;

          (12) an amendment effected, necessitated or contemplated by an amendment to any partnership agreement of the Group Partnerships that requires unitholders of any partnership of the Group Partnerships to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the partnership of the Group Partnerships; or

          (13) any other amendments substantially similar to any of the matters described in (1) through (12) above.

        In addition, our Managing Partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our Managing Partner:

          (1)   do not adversely affect our limited partners considered as a whole (including any particular class of partner interests as compared to other classes of partner interests) in any material respect;

          (2)   are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware Limited Partnership Act);

          (3)   are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (4)   are necessary or appropriate for any action taken by our Managing Partner relating to splits or combinations of units under the provisions of our partnership agreement; or

          (5)   are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our Managing Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to our partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Merger, Sale or Other Disposition of Assets") will become effective without the approval of holders of at least              % of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partner interests in relation to other classes of partner interests will also require the approval of the holders of at least a majority of the outstanding partner interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement will provide that our Managing Partner may cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, in each case, without the prior approval of the holders of our outstanding voting units. In addition, our Managing Partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our outstanding voting units. Our Managing Partner may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our outstanding voting units.

        If conditions specified in our partnership agreement are satisfied, our Managing Partner may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders will not be entitled to dissenters' rights of appraisal under our partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our Managing Partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our Managing Partner may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may chose to convert to a corporation.

Dissolution

        We will dissolve upon:

          (1)   the election of our Managing Partner to dissolve us, if approved by the holders of a majority of the voting power of our outstanding voting units;

          (2)   there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of us pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal or removal of our Managing Partner or any other event that results in its ceasing to be our Managing Partner other than by reason of a transfer of general partner interests or withdrawal or removal of our Managing Partner following approval and admission of a successor, in each case in accordance with our partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue our business without dissolution on the same terms and conditions described in the partnership agreement by appointing as a successor Managing Partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the Managing Partner shall act, or select one or more persons to act, as liquidator. Unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our Managing Partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the partnership agreement and by law and thereafter to the limited partners pro rata according to the percentages of their respective partner interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the Managing Partner

        Except as described below, our Managing Partner will agree not to withdraw voluntarily as the Managing Partner prior to              , 2017 without obtaining the approval of the holders of at least a majority of the outstanding voting units, excluding voting units held by our Managing Partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. On or after              , 2017, our Managing Partner may withdraw as Managing Partner without first obtaining approval of any common unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our Managing Partner may withdraw at any time without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned or owned of record or controlled by one person and its affiliates other than our Managing Partner and its affiliates.

        Upon the withdrawal of our Managing Partner under any circumstances, the holders of a majority of the voting power of our outstanding voting units may select a successor to that withdrawing Managing Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the voting power of our outstanding voting units agree in writing to continue our business and to appoint a successor Managing Partner. See "—Dissolution" above.

        Our Managing Partner may not be removed without its consent. Any removal of our Managing Partner is also subject to the approval of a successor Managing Partner by the vote of the holders of        % of the voting power of our outstanding voting units. Upon completion of this offering, our principals will

have          % of the voting power in any vote of our unitholders and will accordingly be able to prevent the removal of our Managing Partner. See "—Meetings; Voting" below.

        In the event of removal or withdrawal of a Managing Partner, the departing Managing Partner will have the option to require the successor Managing Partner to purchase the general partner interest of the departing Managing Partner for a cash payment equal to its fair market value. This fair market value will be determined by agreement between the departing Managing Partner and the successor Managing Partner. If no agreement is reached within 30 days of the Managing Partner's departure, an independent investment banking firm or other independent consultant selected by the departing Managing Partner and the successor Managing Partner will determine the fair market value. If the departing Managing Partner and the successor Managing Partner cannot agree upon an expert within 45 days of the Managing Partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing Managing Partner or the successor Managing Partner, the departing Managing Partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent consultant selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing Managing Partner for all amounts due the departing Managing Partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing Managing Partner or its affiliates for our benefit.

Transfer of General Partner Interests

        Except for transfer by our Managing Partner of all, but not less than all, of its general partner interests in us to an affiliate of our Managing Partner, or to another entity as part of the merger or consolidation of our Managing Partner with or into another entity or the transfer by our Managing Partner of all or substantially all of its assets to another entity, our Managing Partner may not transfer all or any part of its general partner interest in us to another person prior to              , 2017 without the approval of the holders of at least a majority of the voting power of our outstanding voting units, excluding voting units held by our Managing partner and its affiliates. On or after              , 2017, our Managing Partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must assume the rights and duties of the Managing Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without the approval of the unitholders.

Limited Call Right

        If at any time:

          (i)    less than          % of the then issued and outstanding limited partner interests of any class (other than special voting units), including our common units, are held by persons other than our Managing Partner and its affiliates; or

          (ii)   any of the Partnership, or the Managing Partner or its directors, officers, trustees or agents are in any manner subjected to the provisions of the Investment Company Act,

our Managing Partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our Managing Partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

          (1)   the current market price as of the date three days before the date the notice is mailed; and

          (2)   the highest cash price paid by our Managing Partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our Managing Partner first mails notice of its election to purchase those limited partner interests.

        As a result of our Managing Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Federal Tax Considerations—U.S. Taxes—Consequences to U.S. Holders of Common Units—Sale or Exchange of Common Units."

Sinking Fund; Preemptive Rights

        We will not establish a sinking fund and we will not grant any preemptive rights with respect to our limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning          % or more of our common units then outstanding, record holders of common units or of the special voting units to be issued to holders of Group Partnership units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning          % or more of our common units then outstanding, each record holder of a common unit of our partnership will be entitled to a number of votes equal to the number of common units held. In addition, we will issue special voting units to each holder of Group Partnership units that provide them with a number of votes that is equal to the aggregate number of Group Partnership units that they then hold and entitle them to participate in the vote on the same basis as our unitholders. We refer to our common units and our special voting units as "voting units." If the ratio at which Group Partnership units are exchangeable for our common units changes from one-for-one as described under "Certain Relationships and Related Party Transactions—Exchange Agreement," the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our Managing Partner on behalf of non-citizen assignees, our Managing Partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast. Our Managing Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our Managing Partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our Managing Partner and its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) acquires, in the aggregate, beneficial ownership of              % or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, in our partnership agreement or pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) the common units will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that in the determination of our Managing Partner create a substantial risk of cancellation or forfeiture of any property in which the partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our Managing Partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our Managing Partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

  •
  our Managing Partner;

  •
  any departing Managing Partner;

  •
  any person who is or was an affiliate of a Managing Partner or any departing Managing Partner;

  •
  any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the Managing Partner or any departing Managing Partner or any affiliate of us or our subsidiaries, the Managing Partner or any departing Managing Partner;

  •
  any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

  •
  any person designated by our Managing Partner.

        We will agree to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We will also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

        Our Managing Partner is required to keep appropriate books of the partnership's business at our principal offices or any other place designated by our Managing Partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss and deduction for our preceding taxable year. It will require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for us. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See "Material U.S. Federal Tax Considerations—U.S. Taxes—Administrative Matters—Information Returns."

Right to Inspect Our Books and Records

        Our partnership agreement will provide that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  Schedule K-1s, to the extent applicable and available;

  •
  promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our Managing Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our Managing Partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

COMMON UNITS ELIGIBLE FOR FUTURE SALE

General

        Prior to this offering, there has not been a public market for our common units. We cannot predict the effect, if any, future sales of common units, or the availability for future sale of common units, will have on the market price of our common units prevailing from time to time. The sale of substantial amounts of our common units in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common units.

        Upon completion of this offering we will have a total of          common units outstanding, or          common units assuming the underwriters fully exercise their option to purchase additional common units. All of the common units will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

        In addition, upon completion of this offering, KKR Holdings, which is owned by our principals and certain of our former personnel, will own          Group Partnership units. Over time, KKR Holdings may distribute to its members these Group Partnership units. These members would then have the right to compel the Group Partnerships to redeem these Group Partnership units for cash or interests in KKR & Co. L.P., at the option of the Group Partnerships. When a member of KKR Holdings gives the Group Partnerships notice of his intention to compel a redemption, KKR & Co. L.P., with respect to interests in KKR Fund Holdings L.P., and our intermediate holding company, with respect to interests in KKR Management Holdings L.P., will have superseding rights to instead acquire Group Partnership units for cash or interests in KKR & Co. L.P. Any common units that we issue upon such exchanges will be "restricted securities" as defined in Rule 144 unless we register such issuances under the Securities Act and will be subject to transfer restrictions that are similar to those that were applicable to the Group Partnership units so exchanged. However, we will enter into a registration rights agreement with KKR Holdings that will require us to register under the Securities Act our issuance of these common units. See "—Registration Rights."

        In addition, at the time of this offering we intend to grant          unvested restricted common units to certain employees under our equity incentive plan that will settle in unrestricted common units or in cash. These restricted common units will generally vest, and the underlying common units will be delivered, in          equal annual installments commencing one year after the grant date. We intend to file one or more registration statements on Form S-8 under the Securities Act to register common units issued or covered by our 2007 Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, common units registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover          common units.

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners. See "Description of Our Partnership Agreement—Issuance of Additional Securities."

Registration Rights

        We will enter into a registration rights agreement with KKR Holdings pursuant to which we will grant it, its affiliates and transferees of its Group Partnership units the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common units (and other securities convertible into or exchangeable or exercisable for our common units) held or acquired by them. Securities registered pursuant to such registration rights under any such registration statement will be available for sale in the open market unless restrictions apply. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Lock-Up Arrangements

        KKR Holdings and all of the directors and officers of our Managing Partner have agreed that without the prior written consent of            on behalf of the underwriters, we and they will not, during the period ending          days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units;

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise. In addition, we have agreed that, during the same       -day period without the prior written consent of            on behalf of the underwriters, we will not file any registration statement with the SEC relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units (other than any registration statement on Form S-8 to register common units issued or reserved for issuance under our 2007 Equity Incentive Plan). All of the directors and officers of our Managing Partner have also agreed that, without the prior written consent of             on behalf of the underwriters, they will not during the period ending          days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any common units or any securities convertible into or exercisable or exchangeable for common units.

        The      -day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the    -day restricted period we issue an earnings release or material news or a material event relating to KKR occurs; or

  •
  prior to the expiration of the    -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the    -day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. These restrictions do not apply to certain sales, issuances, distributions and transfers.

        We also have instituted an internal policy that prohibits all of our employees from selling short or trading in derivative securities relating to the common units.

Rule 144

        In general, under Rule 144 a person, or a group of persons whose common units are aggregated, including any person who may be deemed our affiliate, is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding common units and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such common units were acquired from us or any affiliate of our partnership and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell common units which are not restricted securities (such as common units acquired by affiliates either in this offering or through purchases in the open market following this offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell common units without regard to the foregoing limitations, provided that at least two years have elapsed since the common units were acquired from us or any affiliate of ours. The SEC has a proposal pending to shorten both the one year and two year holding periods referred to above to six months.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

U.S. Taxes

        This summary discusses the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common units as of the date hereof. This summary is based on provisions of the Internal Revenue Code, on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers and other investors that do not own their common units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the purchase and ownership of common units will vary depending on your circumstances. This discussion, to the extent that it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge the conclusions herein and a court may sustain such a challenge.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of a common unit that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "non-U.S. Holder" is a holder that is not a U.S. Holder.

        Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. On June 14, 2007, legislation was introduced that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment adviser or asset management services. Similar legislation was introduced on June 20, 2007. On June 22, 2007, legislation was introduced that would treat income received by a partner with respect to an investment services partnership interest as ordinary income received for the performance of services. Similar legislation was introduced on October 25, 2007, and the House of Representatives passed similar legislation on November 9, 2007. See "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units."

        If a partnership holds common units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Prospective holders of common units should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a common unit, as well as any consequences under the laws of any other taxing jurisdiction.

Taxation of Our Partnership and the Group Partnerships

        An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are then made. Investors in this offering will become limited partners of KKR & Co. L.P. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partner interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We will be publicly traded. However, an exception to taxation as a corporation, referred to as the "Qualifying Income Exception," exists if at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Our Managing Partner will adopt a set of investment policies and procedures that will govern the types of investments we can make (and income we can earn), including structuring certain investments through entities, such as our intermediate holding company, classified as corporations for U.S. federal income tax purposes (as discussed further below), to ensure that we will meet the Qualifying Income Exception in each taxable year. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumption and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, the composition of our income, and that our Managing Partner will ensure that we comply with the investment policies and procedures put in place to ensure that we meet the Qualifying Income Exception in each taxable year. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law (including the proposed legislation described in "Risk Factors—Risks Related to Our Business—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units.") which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the Investment Company Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the holders of common units in liquidation of their interests in us. This contribution and liquidation should generally be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to holders of common units, and we would be subject to U.S. corporate income tax on our taxable income. Distributions made to our unitholders would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the common units, or as taxable capital gain, after the holder's basis is reduced to zero. In addition, in the case of non-U.S.

Holders, distributions would be subject to withholding tax. Accordingly, treatment as a corporation would materially reduce a holder's after-tax return and thus could result in a reduction of the value of the common units.

        If at the end of any taxable year we fail to meet the Qualifying Income Exception (assuming that we are not taxed as a corporation from our inception), we may still qualify as a partnership if we are entitled to relief under the Internal Revenue Code for an inadvertent termination of partnership status. This relief will be available if: (i) the failure is cured within a reasonable time after discovery; (ii) the failure is determined by the IRS to be inadvertent; and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Internal Revenue Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or our unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The remainder of this section assumes that we and the Group Partnerships will be treated as partnerships for U.S. federal income tax purposes.

Taxation of Our Intermediate Holding Company

        The income derived from our fund management services will not likely be qualifying income for purposes of the Qualifying Income Exception. Therefore, in order to meet the Qualifying Income Exception, our interests in the Group Partnership that holds our management companies will be held indirectly through our intermediate holding company. Our intermediate holding company will be subject to tax on its allocable share of income of that Group Partnership.

        Our intermediate holding company is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of our intermediate holding company's common stock, we will not be taxed directly on its earnings or the earnings of entities we hold through our intermediate holding company. Distributions of cash or other property that our intermediate holding company pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by our intermediate holding company exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in our intermediate holding company's common stock, and thereafter will be treated as a capital gain. Such distributions will be qualifying income for purposes of the Qualifying Income Exception.

        As general partner of KKR Management Holdings L.P., our intermediate holding company will incur U.S. federal income taxes on its proportionate share of any net taxable income of KKR Management Holdings L.P. In accordance with the applicable partnership agreement, we will cause KKR Management Holdings L.P. to distribute cash on a pro rata basis to holders of its units (that is, our intermediate holding company and KKR Holdings) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

        Our intermediate holding company's liability for U.S. federal income taxes and applicable state, local and other taxes could be increased if the IRS were to successfully reallocate income or deductions of the related entities conducting our business.

        If we form, for other purposes, a U.S. corporation or other entity treated as a corporation for U.S. federal income tax purposes, that corporation would be subject to U.S. federal income tax on its income.

Personal Holding Companies

        Our intermediate holding company could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or "PHC," for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

        Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of units in our intermediate holding company. Consequently, our intermediate holding company could be or become a PHC, depending on whether it fails the PHC gross income test. If, as a factual matter, the income of our intermediate holding company fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that our intermediate holding company will not become a PHC following this offering or in the future.

        If our intermediate holding company is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals (currently 35%). If our intermediate holding company were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would generally cause the PHC tax not to apply.

Certain State, Local and Non-U.S. Tax Matters

        We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. For example, we and our subsidiaries may be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our unitholders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Common Units

        The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of common units.

        For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit, and our allocable share of those items of the Group Partnerships, will be governed by the limited partnership agreements for our partnership and the Group Partnerships if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will have substantial economic effect or be in accordance with your interest in KKR & Co. L.P., and our Managing Partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreements, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreements.

        We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. In addition, special provisions of the Internal Revenue Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us to recognize taxable income before we receive cash attributable to such income. Accordingly, although we intend to make tax distributions (see "Distribution Policy") it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our income for a particular taxable year could exceed the cash distribution to the holder for the year, thus giving rise to an out-of-pocket tax liability for the holder.

Basis

        You will have an initial tax basis for your common unit equal to the amount you paid for the common unit plus your share of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

        Holders who purchase common units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the common units, a portion of that tax basis must be allocated to the common units sold.

Limits on Deductions for Losses and Expenses

        Your deduction of your share of our losses will be limited to your tax basis in your common units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your common units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the common units for repayment. Your at risk amount will generally increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used. It is not entirely free from doubt whether you would be subject to additional loss limitations imposed by newly enacted Section 470 of the Internal Revenue Code. The IRS has not yet issued final guidance limiting the scope of this anti-abuse provision. You should therefore consult your own tax advisors about the possible effect of this provision.

        We will not generate income or losses from "passive activities" for purposes of Section 469 of the Internal Revenue Code. Accordingly, income allocated by us to a holder may not be offset by the Section 469 passive losses of such holder and losses allocated to a holder generally may not be used to offset Section 469 passive income of such holder. In addition, other provisions of the Internal Revenue Code may limit or disallow any deduction for losses by a holder of our common units or deductions associated with certain assets of the partnership in certain cases. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Internal Revenue Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither we nor any U.S. Holder may deduct organizational or syndication expenses. An election is available to our partnership to amortize organizational expenses over a 15-year period, but we do not intend to make such an election. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of our interest expense is likely to be treated as "investment interest" expense. If you are a non-corporate U.S. Holder, the deductibility of "investment interest" expense is generally limited to the amount of your "net investment income." Your share of our dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

        The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the product of 2/3 and the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. Such reductions are being reduced on a phased basis through 2009. The operating expenses of the Group Partnerships, including any management fees paid, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Alternatively, it is possible that we will be required to capitalize the management fees. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by us generally will not be taxable to you to the extent of your adjusted tax basis (described above) in your common units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of your common units (as described below). Under current laws, such gain would generally be treated as capital gain and would be long-term capital gain if your holding period for your common units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Units

        You will recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and your tax basis in the common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our liabilities, if any.

        Gain or loss recognized by you on the sale or exchange of a common unit will generally be taxable as capital gain or loss and will be long-term capital gain or loss if the common unit was held for more than one year on the date of such sale or exchange. Assuming we have not made an election, referred to as a "QEF election," to treat our interest in a PFIC as a "qualified electing fund," or QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        Holders who purchase units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

        You will generally be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        We currently do not intend to make the election permitted by Section 754 of the Internal Revenue Code with respect to us. KKR Management Holdings L.P. currently intends to make such an election and KKR Fund Holdings L.P. may make such an election. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of common units under Section 743(b) of the Internal Revenue Code to reflect the purchase price of the common units paid by the transferee. However, this election does not apply to a person who purchases common units directly from us, including in this offering, but would apply, if made, to our acquisition of interests in KKR Management Holdings L.P. and KKR Fund Holdings L.P. pursuant to the exchange agreement. For purposes of this discussion, a transferee's inside basis in our assets will be considered to have two components: (1) the transferee's share of our tax basis in our assets, or "common basis;" and (2) the Section 743(b) adjustment to that basis.

        If no Section 754 election is made, there would be no adjustment for the transferee of common units, or for us upon our acquisition of interests in KKR Management Holdings L.P. or KKR Fund Holdings L.P., even if the purchase price of those common units, or interests, as applicable, is higher than the common units' or interests' share of the aggregate tax basis of our assets or the assets of those Group Partnerships immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

        Even assuming no Section 754 election is made, if common units were transferred at a time when we had a "substantial built-in loss" inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such common units.

Foreign Currency Gain or Loss

        Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        You may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a passive foreign investment company, or PFIC.

        A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by the PFIC, is treated as though realized ratably over the shorter of your holding period of common units or our holding period for the PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

        Although it may not always be possible, we expect to make a QEF election where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election under the Internal Revenue Code with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called "QEF Inclusions," even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Our tax basis in the shares of such non-U.S. entities, and a holder's basis in our common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your common units.

        Alternatively, in the case of a PFIC that is a publicly-traded foreign portfolio company, an election may be made to "mark to market" the stock of such foreign portfolio company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        We may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the Group Partnerships or through other non-U.S. corporations. Such an entity may be a PFIC for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the "mark to market" election, or that as to any such PFICs we will be able to make QEF elections.

        If we do not make a QEF election with respect to a PFIC, Section 1291 of the Internal Revenue Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of common units by a holder at a time when we own shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its common units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a controlled foreign corporation, or CFC, if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each common unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by us. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC's Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of our common units of such non-U.S. entity, and a holder's tax basis in our common units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See "—Consequences to U.S. Holders of Common Units." Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed.

        Regardless of whether any CFC has Subpart F income, any gain allocated to a unitholder from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder's allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders. Moreover, a portion of a U.S. Holder's gain from the sale or exchange of common units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a common unit that is attributable to a CFC may be treated as an "unrealized receivable." See "—Sale or Exchange of Common Units."

        If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading "Passive Foreign Investment Companies" above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then unitholders may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Investment Structure

        To manage our affairs so as to meet the "qualifying income" exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our Limited Partnership Agreement, we may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole discretion of the Managing Partner in order to create a tax structure that generally is efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our unitholders to the same extent, and may even impose additional tax burdens on some of our unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to U.S. federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

        In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

Transferor/Transferee Allocations

        In general, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer.

        Although Section 706 of the Internal Revenue Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partner interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our Managing Partner is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Taxes

        If common units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our common units.

U.S. Taxation of Tax-Exempt U.S. Holders of Common Units

        A holder of common units that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to "unrelated business taxable income," or UBTI, to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income and deductions derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership will be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partner interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property).

        In light of our investment activities, we will likely derive income that constitutes UBTI, because we will likely incur acquisition-related indebtedness. Because we are under no obligation to minimize UBTI, tax-exempt U.S. Holders of common units should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Internal Revenue Code to maintain their favorable U.S. federal income tax status. The 90% gross income test generally requires that, for a corporation to qualify as a RIC, at least 90 percent of such corporation's annual income must be "qualifying income," which is generally limited to investment income of various types. The 50% asset value test generally requires that, for a corporation to qualify as a RIC, at the close of each quarter of the taxable year, at least 50 percent of the value of such corporation's total assets must be represented by cash and cash items (including receivables), Government securities, securities of other RICs, and other securities generally limited in respect of any one issuer to an amount not greater in value than 5 percent of the value of the total assets of the corporation and to not more than 10 percent of the outstanding voting securities of such issuer.

        The treatment of an investment by a RIC in common units for purposes of these tests will depend on whether we are treated as a "qualifying publicly traded partnership." If our partnership is so treated, then the common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the common units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by us. Whether we will qualify as a "qualifying publicly traded partnership" depends on the exact nature of our future investments, but it is likely that we will not be treated as a "qualifying publicly traded partnership." In addition, as discussed above under "—Consequences to U.S. Holders of Common Units," we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Internal Revenue Code for avoiding income and excise tax. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in common units.

Consequences to Non-U.S. Holders of Common Units

U.S. Income Tax Consequences

        We may be, or may become, engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of our investments in U.S. real property holding corporations, in which case some portion of our income would be treated as effectively connected income with respect to non-U.S. holders, or "ECI". If a non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common units in such year, such non-U.S. Holder generally would be: (1) subject to withholding by us on such non-U.S. Holder's distributions of income; (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to KKR & Co. L.P.; and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such non-U.S. Holder's U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. Holder on the sale or exchange of its common units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

        Although each non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our investors to the Group Partnerships for purposes of obtaining reduced rates of withholding on behalf of our investors. Accordingly, to the extent we receive dividends from a U.S. corporation including the intermediate holding company through the Group Partnerships and its investment vehicles, your allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a rate of 30%. Distributions to you may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable annual or periodic income under the Internal Revenue Code. You may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat our partnership as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a non-U.S. Holder that: (1) has an office or fixed place of business in the U.S.; (2) is present in the U.S. for 183 days or more in a taxable year; or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding a partner interest in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

        The U.S. federal estate tax treatment of our common units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our common units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our common units.

Administrative Matters

Taxable Year

        We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        Our Managing Partner will act as our "tax matters partner." As the tax matters partner, the Managing Partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

        We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year. It will require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for the Partnership. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us for the taxable year.

        In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year's tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to: (i) significant accuracy-related penalties with a broad scope; (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and (iii) in the case of a listed transaction, an extended statute of limitations.

        Unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

        Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

        Our termination would result in the close of our taxable year for all holders of common units. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Withholding and Backup Withholding

        For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of common units), we may over-withhold or under-withhold with respect to a particular holder of common units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

        Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required; or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

        If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, you may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Nominee Reporting

        Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  whether the beneficial owner is: (i) a person that is not a U.S. person; (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or (iii) a tax-exempt entity;

  (3)
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our common units. See "Risk Factors—Risks Related to Our Business—Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis," and "—Legislation has been introduced that would, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units." We and our unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO KKR AND ITS UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE UNITHOLDER. PROSPECTIVE UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE COMMON UNITS.

UNDERWRITING

        We and the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as representatives, have entered into an underwriting agreement covering the common units to be sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of common units listed next to its name in the following table:

Underwriters	Number of Common Units
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.

Total

        The underwriters are offering the common units subject to their acceptance of the common units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $          per unit under the public offering price. After the initial offering of the common units, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of          additional common units at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common units offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of additional common units as the number listed next to the underwriter's name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                        , the total underwriters' discounts would be $                        and the total proceeds to us would be $              .

        We and all of the directors and officers of our Managing Partner have agreed that without the prior written consent of            on behalf of the underwriters, we and they will not, during the period ending       days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units;

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise. In addition, we have agreed that, without the prior written consent of            on behalf of the underwriters, we will not file any registration statement with the SEC relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units (other than any registration statement on Form S-8 to register common units issued or reserved for issuance under our 2007 Equity Incentive Plan). All of the directors and officers of our Managing Partner have also agreed that, without the prior written consent of            on behalf of the underwriters, they will not during the period ending          days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any common units or any securities convertible into or exercisable or exchangeable for common units.

        The    -day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the    -day restricted period we issue an earnings release or material news or a material event relating to KKR occurs; or

  •
  prior to the expiration of the    -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the    -day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. These restrictions do not apply to certain sales, issuances, distributions and transfers. See "Common Units Eligible for Future Sale—Lock-Up Arrangements."

        The following table shows the per common unit and total underwriting discounts payable by us. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to          additional common units.

Paid by Us
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        In addition, we estimate that the expenses of this offering payable by us, other than underwriting discounts, will be approximately $          .

        In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. The underwriters may sell more common units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of common units available for purchase by the underwriters under their over-allotment option. The underwriters can close out a covered short sale by exercising their over-allotment option or purchasing common units in the open market. In determining the source of common units to close out a covered short sale, the underwriters will consider, among other things, the open market price of common units compared to the price available under their over-allotment option. The underwriters may also sell common units in excess of their over-allotment option, creating a "naked short" position. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to stabilize the price of the common units, the underwriters may bid for and purchase common units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common units in the offering, if the syndicate repurchases previously distributed common units to cover syndicate short positions or to stabilize the price of the common units. These activities may raise or maintain the market price of the common units above independent market levels or prevent or retard a decline in the market price of the common units. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because             has repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of common units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common units. As a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        We intend to apply to list the common units on the New York Stock Exchange under the symbol "KKR."

        Affiliates of some of the underwriters own limited partner interests in some of our investment funds. Affiliates of the underwriters have participated, or in the future may participate, in co-investments with our investment funds in portfolio companies of these investment funds. In addition, each of the underwriters or their respective affiliates have performed, and are likely to continue in the future to perform, various investment banking, financial advisory and lending services for us, our investment funds and our funds' portfolio companies, for which they have received and are likely to continue in the future to receive customary fees and such fees in the aggregate may be substantial.

        A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors. In addition, common units may be sold by the underwriter to securities dealers who resell common units to online brokerage account holders.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Directed Sale Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to          common units offered in this prospectus for our principals, employees, limited partners in our investment funds and others having a significant business relationship with KKR. Persons who purchase such reserved common units will be required to agree, during the period ending     days after purchasing such common units, not to sell, transfer, assign, pledge or hypothecate such common units. This lock-up period will be extended if during the last 17 days of the lock-up period we issue a release about earnings or material news or events relating to us occurs, or, prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described above will continue to apply until the expiration of the    -day period beginning on the issuance of the release or the occurrence of the material news or material event.

        The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units that are not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered in this prospectus.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

        The validity of the common units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and Simpson Thacher & Bartlett LLP has opined as to certain U.S. federal income tax matters with respect to us. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds that we manage. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The statement of financial condition of KKR & Co. L.P. as of June 29, 2007, included in this prospectus has been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The statement of financial condition of KKR Management LLC as of June 29, 2007, included in this prospectus has been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of KKR Group as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 13), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common units offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

        Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this website is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to furnish our unitholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

*
The combined financial statements reflect the historical results of operations and financial position of the KKR Group for all periods presented. Accordingly, the historical financial statements do not reflect what the results of operations and financial position of the KKR Group would have been had the KKR Group been a stand-alone, public company for the periods presented.

The KKR Group has operated in the U.S. through various limited liability companies and partnerships. As a result, the KKR Group's income has generally not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Income taxes shown on the KKR Group's historical combined statements of income are attributable to taxes incurred in non-U.S. entities and to New York City unincorporated business tax attributable to the KKR Group's operations apportioned to New York City. Unaudited pro forma taxes based on the Reorganization Transactions are provided within the Unaudited Pro Forma Financial Information section of this prospectus.

The KKR Group's business is presently conducted through a large number of entities which are under the common control of our senior principals and the common ownership of our existing owners, and for which there is no single holding entity. Accordingly, the KKR Group has not presented historical earnings per unit of the combined entities. Unaudited pro forma earnings per unit, based on the Reorganization Transactions, are provided within the Unaudited Pro Forma Financial Information section of this prospectus.

Report of Independent Registered Public Accounting Firm

To the Partners of KKR & Co. L.P.:

        We have audited the accompanying statement of financial condition of KKR & Co. L.P. (the "Partnership") as of June 29, 2007. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statement presents fairly, in all material respects, the financial position of KKR & Co. L.P. as of June 29, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
July 3, 2007

KKR & CO. L.P.

Statement of Financial Condition as of June 29, 2007

Assets
Cash	$1,000

Partners' Capital
Partners' Capital	$1,000

Notes to Statement of Financial Condition

1.     ORGANIZATION

        KKR & Co. L.P. (the "Partnership") was formed as a Delaware limited partnership on June 25, 2007. Pursuant to a series of transactions, the Partnership will become a holding partnership and its sole assets are expected to consist of controlling equity interests in KKR Management Holdings Corp. and KKR Fund Holdings L.P. Through those equity interests, the Partnership will operate and control all of the businesses and affairs of those entities and their subsidiaries. KKR Management LLC is the general partner of the Partnership.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The accompanying Statement of Financial Condition has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Income, Changes in Partners' Capital and Cash Flows have not been presented in the financial statement because there have been no activities of the Partnership.

3.     PARTNERS' CAPITAL

        An organizational limited partner of the Partnership contributed $1,000 to the Partnership in connection with the Partnership's formation.

Report of Independent Registered Public Accounting Firm

To the Members of KKR Management LLC:

        We have audited the accompanying statement of financial condition of KKR Management LLC (the "Company") as of June 29, 2007. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statement presents fairly, in all material respects, the financial position of KKR Management LLC as of June 29, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
July 3, 2007

KKR MANAGEMENT LLC

Statement of Financial Condition as of June 29, 2007

Assets
Cash	$1,000

Members' Capital
Members' Capital	$1,000

Notes to Statement of Financial Condition

1.     ORGANIZATION

        KKR Management LLC (the "Company") was formed as a Delaware limited liability company on June 25, 2007. The Company has been established to serve, pursuant to a series of future transactions, as the general partner of KKR & Co. L.P.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The accompanying Statement of Financial Condition has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Income, Changes in Members' Capital and Cash Flows have not been presented in the financial statement because there have been no activities of the Company.

3.     MEMBERS' CAPITAL

        Organizational members of the Company contributed $1,000 to the Company in connection with its formation.

Report of Independent Registered Public Accounting Firm

To the Partners of the KKR Group:

        We have audited the accompanying combined statements of financial condition of the KKR Group (the "Company") as of December 31, 2006 and 2005, and the related combined statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the KKR Group as of December 31, 2006 and 2005, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 13, the accompanying combined financial statements have been restated.

/s/ Deloitte & Touche LLP

New York, New York
July 3, 2007
(November 9, 2007, as to Note 12 and as to the
effects of the restatement discussed in Note 13)

KKR GROUP

Combined Statements of Financial Condition

As of December 31, 2006 and 2005

(Dollars in Thousands)

	December 31,
	2006 (Restated)	2005 (Restated)
Assets
Cash and Cash Equivalents	$92,991	$96,293
Cash and Cash Equivalents Held at Consolidated Entities	2,299,650	193,708
Restricted Cash and Cash Equivalents	108,295	—
Investments, at Fair Value	20,538,247	12,961,281
Due from Affiliates	115,561	50,087
Other Assets	138,039	68,043

Total Assets	$23,292,783	$13,369,412

Liabilities and Partners' Capital
Debt Obligations	$948,803	$249,439
Accounts Payable, Accrued Expenses and Other Liabilities	333,120	169,339

Total Liabilities	1,281,923	418,778

Commitments and Contingencies
Non-Controlling Interests in Consolidated Entities	20,318,440	11,518,013

Partners' Capital
Partners' Capital	1,684,794	1,426,487
Accumulated Other Comprehensive Income	7,626	6,134

Total Partners' Capital	1,692,420	1,432,621

Total Liabilities and Partners' Capital	$23,292,783	$13,369,412

See notes to combined financial statements.

KKR GROUP

Combined Statements of Income

For the Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Revenues
Fee Income	$410,329	$232,945	$183,462

Expenses
Employee Compensation and Benefits	131,667	79,643	69,956
Occupancy and Related Charges	19,295	13,534	10,688
General, Administrative and Other	78,154	54,336	36,931
Fund Expenses	38,350	20,778	16,470

Total Expenses	267,466	168,291	134,045

Investment Income
Net Gains from Investment Activities	3,105,523	2,984,504	3,026,396
Dividend Income	714,069	729,926	14,611
Interest Income	210,872	27,166	54,060
Interest Expense	(29,542)	(697)	(524)

Total Investment Income	4,000,922	3,740,899	3,094,543

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	4,143,785	3,805,553	3,143,960
Non-Controlling Interests in Income of Consolidated Entities	3,039,677	2,870,035	2,358,458

Income Before Taxes	1,104,108	935,518	785,502
Income Taxes	4,163	2,900	6,265

Net Income	$1,099,945	$932,618	$779,237

See notes to combined financial statements.

KKR GROUP

Combined Statements of Changes in Partners' Capital

For the Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	Partners' Capital (Restated)	Accumulated Other Comprehensive Income (Loss)	Total Partners' Capital (Restated)
Balance at January 1, 2004	$725,916	$2,880	$728,796

Comprehensive Income
Net Income	779,237		779,237
Other Comprehensive Income—
Currency Translation Adjustment		4,284	4,284

Total Comprehensive Income			783,521
Capital Contributions	156,116		156,116
Capital Distributions	(632,969)		(632,969)

Balance at December 31, 2004	1,028,300	7,164	1,035,464

Comprehensive Income
Net Income	932,618		932,618
Other Comprehensive Income—
Currency Translation Adjustment		(1,030)	(1,030)

Total Comprehensive Income			931,588
Capital Contributions	146,344		146,344
Capital Distributions	(680,775)		(680,775)

Balance at December 31, 2005	1,426,487	6,134	1,432,621

Comprehensive Income
Net Income	1,099,945		1,099,945
Other Comprehensive Income:
Currency Translation Adjustment		1,489	1,489
Net Change in Unrealized Gain on Securities Available for Sale		3	3

Total Comprehensive Income			1,101,437
Capital Contributions	267,117		267,117
Capital Distributions	(1,108,755)		(1,108,755)

Balance at December 31, 2006	$1,684,794	$7,626	$1,692,420

See notes to combined financial statements.

KKR GROUP

Combined Statements of Cash Flows

For the Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	Year Ended December 31,
	2006 (Restated)	2005 (Restated)	2004 (Restated)
Cash Flows from Operating Activities
Net Income	$1,099,945	$932,618	$779,237
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided By Operating Activities:
Non-Controlling Interests in Income of Consolidated Entities	3,039,677	2,870,035	2,358,458
Net Realized Gains on Investments	(3,244,931)	(1,567,312)	(2,932,802)
Change in Unrealized Gains on Investments Allocable to KKR Group	(3,835)	(274,712)	(56,410)
Change in Unrealized Losses (Gains) on Investments Allocable to Non-Controlling Interests	143,243	(1,142,480)	37,184
Other Non-Cash Amounts Included in Net Income	(16,063)	(7,023)	(13,899)
Cash Flows Due to Changes in Operating Assets and Liabilities:
Change in Cash and Cash Equivalents Held at Consolidated Entities	(2,105,942)	(143,941)	16,966
Change in Due from Affiliates	(65,474)	(22,284)	(14,650)
Change in Other Assets	(68,718)	(18,022)	152,114
Change in Accounts Payable, Accrued Expenses and Other Liabilities	60,189	30,026	(12,838)
Investments Purchased	(9,555,635)	(3,399,748)	(3,081,992)
Cash Proceeds from Sale of Investments	5,186,400	2,636,395	4,642,767

Net Cash (Used In) Provided By Operating Activities	(5,531,144)	(106,448)	1,799,767

Cash Flows from Investing Activities
Change in Restricted Cash and Cash Equivalents	(108,295)	—	—
Purchase of Furniture, Equipment and Leasehold Improvements	(21,815)	(5,052)	(2,575)

Net Cash Used in Investing Activities	(130,110)	(5,052)	(2,575)

Cash Flows from Financing Activities
Distributions to Non-Controlling Interests in Consolidated Entities	(5,675,567)	(3,333,371)	(4,469,240)
Contributions from Non-Controlling Interests in Consolidated Entities	11,430,568	3,633,699	3,173,926
Distributions to Partners	(1,063,530)	(561,840)	(598,311)
Contributions from Partners	267,117	146,344	156,116
Proceeds from Debt Obligations	3,722,379	273,841	54,462
Repayment of Debt Obligations	(3,023,015)	(24,402)	(54,462)

Net Cash Provided By (Used in) Financing Activities	5,657,952	134,271	(1,737,509)

Net (Decrease) Increase in Cash and Cash Equivalents	(3,302)	22,771	59,683
Cash and Cash Equivalents, Beginning of Year	96,293	73,522	13,839

Cash and Cash Equivalents, End of Year	$92,991	$96,293	$73,522

Supplemental Disclosures of Cash Flow Information
Payments for Interest	$16,962	$114	$457
Payments for Income Taxes	$5,939	$2,527	$3,067
Supplemental Non-Cash Financing Activities
Non-Cash Distributions to Non-Controlling Interests in Consolidated Entities	$10,060	$4,705	—
Non-Cash Distributions to Partners	$45,225	$118,935	$34,658
Restricted stock grant from affiliate	—	$45,656	$23,877
Stock option grant from affiliate	—	—	$1,740

See notes to combined financial statements.

KKR GROUP

Notes to Combined Financial Statements

(All Dollars Are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The KKR Group (the "Company") is a global alternative asset manager with principal executive offices in New York and Menlo Park, California. The Company's alternative asset management business involves sponsoring and managing investment funds that make investments worldwide in private equity and debt transactions on behalf of third-party investors and the Company's owners ("Principals"), including its founders. In connection with these activities, the Company also manages substantial investments in public equity. With respect to certain funds that it sponsors, the Company commits to contribute a specified amount of equity as the general partner of the fund (ranging from approximately 2% to 3% of the funds' total capital commitments) to fund a portion of acquisition price for the fund's investments.

        The accompanying combined financial statements of the Company include the results of six of the Company's private equity funds and two of the Company's credit strategy funds (the "KKR Funds") and the general partners and management companies of those funds. The Company operates as a single professional services firm and carries out its investment activities under the "KKR" brand name. The entities comprising the Company are under the common control of its senior Principals (the "Senior Principals"). The Senior Principals are actively involved in the Company's operations and management.

        The accompanying combined financial statements include the accounts of the management companies, specifically Kohlberg Kravis Roberts & Co. L.P., KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., as well as the general partners of the private equity funds (collectively, the "Common Control Entities") and their respective consolidated funds: KKR 1996 Fund, KKR European Fund, KKR Millennium Fund, KKR European Fund II, KKR 2006 Fund, KKR Private Equity Investors and certain of the KKR Strategic Capital Funds. KKR Private Equity Investors consists of an upper-tier limited partnership, which is referred to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which is referred to as the master fund, of which the feeder fund is the sole limited partner. The accompanying combined financial statements include the general partner of the KKR Private Equity Investors master fund but does not include the general partner of the KKR Private Equity Investors feeder fund.

        KKR Financial Holdings LLC ("KFN") is a publicly traded credit strategy fund whose limited liability Company interests are listed on the New York Stock Exchange under the symbol "KFN." KFN is managed by the Company but is not under the common control of the Senior Principals or otherwise consolidated by the Company as control is maintained by third-party investors. KFN was organized in August 2004 and completed its initial public offering on June 24, 2005. As of December 31, 2006 and 2005, KFN had consolidated assets of $17.6 billion and $15.3 billion, respectively, and stockholders' equity of $1.7 billion. Shares of KFN held by the Company are accounted for as trading securities (see Note 2, "Summary of Significant Accounting Policies—Management fees received from consolidated and unconsolidated funds") and represented approximately 2.0% and 3.3% of KFN's outstanding shares as of December 31, 2006 and 2005, respectively. If the Company were to exercise all of its outstanding vested and unvested options, the Company's ownership interest in KFN would be approximately 4.3% and 5.7% of KFN's outstanding shares as of December 31, 2006 and 2005, respectively.

        For management reporting purposes, the Company operates through two reportable business segments:

  •
  Private Equity—The Company's private equity segment involves sponsoring and managing a group of funds that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. These funds are managed by Kohlberg Kravis Roberts & Co. L.P. and currently consist of a number of private equity funds that have a finite life and investment period ("Traditional Private Equity Funds") and KKR Private Equity Investors, a private equity-oriented permanent capital fund that has a perpetual existence and investment period ("KPE"). KPE consists of an upper-tier limited partnership, which we refer to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which we refer to as the master fund, of which the feeder fund is the sole limited partner. The Company's reportable segments include the KPE master fund but does not include the KPE feeder fund.

  •
  Credit—The Company's credit segment involves sponsoring and managing a group of private and publicly traded investment funds that invests primarily in corporate debt ("Credit Strategy Funds") and managing four structured finance vehicles which were established to complete secured financing transactions. The Credit Strategy Funds are managed by subsidiaries of KKR Financial LLC, specifically KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., and currently consist of KFN and the KKR Strategic Capital Funds (the "SCF"), which are comprised of three side-by-side private credit strategy funds. Two of the three side-by-side funds in the SCF and one of the structured finance vehicles managed by the Company have been consolidated in the accompanying combined financial statements of the Company. The third side-by-side fund is not consolidated by the KKR Group because this fund is owned and controlled by third-party investors and the KKR Group holds no economic or voting interests. The KKR Group receives management and incentive fees for managing the assets held by this fund. See Note 2, "Summary of Significant Accounting Policies," to the combined financial statements for the Company's accounting policy regarding Fee Income. Three of the four structured finance vehicles are not consolidated by the KKR Group as KFN holds the majority of the economic and voting interests. Accordingly, these structured finance vehicles are consolidated by KFN. The KKR Group holds no economic or voting interest in these structured finance vehicles.

        The instruments governing the Traditional Private Equity Funds provide that the funds will continue in existence for a varying term (generally up to 18 years from the date of initial funding), unless the funds are terminated by the Principals or through an event of dissolution, as defined in the applicable governing instruments. The instruments governing KPE and the Credit Strategy Funds generally provide that those funds will continue in existence indefinitely, unless the funds are terminated earlier as provided in the applicable governing instruments.

        The Company has three primary sources of income: (i) fee income (consisting primarily of management, transaction and monitoring fees); (ii) amounts received from the Company's funds in the form of a carried interest or other distributions that entitles the Company to a disproportionate share of the gains generated by the funds; and (iii) investment income generated through the investment of the Company's own capital in its funds and other proprietary investments.

        The KKR Funds are consolidated pursuant to accounting principles generally accepted in the United States of America ("GAAP") as described in Note 2 "Summary of Significant Accounting Policies", notwithstanding the fact that the Company has only a minority economic interest in the those funds. Specifically, the general partners of the KKR Funds consolidate their respective funds and certain of their respective entities in accordance with Emerging Issues Task Force ("EITF") No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar

Entity When the Limited Partners Have Certain Rights." Consequently, the Company's combined financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of the consolidated KKR Funds on a gross basis, and the majority of the economic interests in those funds, which are held by third-party investors, are reflected as non-controlling interests in consolidated entities in the accompanying combined financial statements. Substantially all of the management fees and certain other amounts earned by the Company from those funds are eliminated in combination. However, because the eliminated amounts are earned from, and funded by, non-controlling interest holders, the Company's allocable share of the net income from those funds is increased by the amounts eliminated. Accordingly, the elimination in combination of such amounts has no net effect on the Company's net income or partners' capital. See Note 2, "Summary of Significant Accounting Policies."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Basis of Accounting—The accompanying combined financial statements are prepared in accordance with GAAP.

        Principles of Consolidation—The Company's policy is to consolidate those entities in which it, through the Senior Principals, has control. Hereinafter, all entities that are included in the accompanying combined financial statements are referred to as consolidated entities.

        The consolidated entities are under the common control of the Senior Principals. The accompanying combined financial statements include the accounts of the Company and its consolidated entities, which are comprised of: (i) those entities in which the Company, directly or through the Senior Principals, has majority ownership and has control over significant operating, financial and investing decisions; and (ii) the consolidated KKR Funds, which are those entities in which the Company, through the Senior Principals, holds substantive, controlling general partner or managing member interests. With respect to the consolidated KKR Funds, the Company generally has operational discretion and control, and fund investors have no substantive rights to impact ongoing governance and operating activities of the fund.

        The KKR Funds do not consolidate their majority-owned and controlled investments in portfolio companies ("Portfolio Companies"). Rather, those investments are accounted for as investments and carried at fair value as described below.

        The Company also consolidates those entities in which it is the primary beneficiary of a variable interest entity ("VIE"). VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, will absorb a majority of the VIE's expected losses or receive a majority of the expected residual returns as a result of holding variable interests. As of December 31, 2006, the Company held a variable interest in Capstone Consulting LLC ("Capstone") and determined that it was the primary beneficiary as a result of its obligation to absorb the majority of Capstone's losses, if any. Accordingly, Capstone was consolidated as of December 31, 2006. Capstone's statement of financial condition and statements of income are immaterial to the KKR Group.

        Intercompany transactions and balances have been eliminated.

        Non-Controlling Interests in Consolidated Entities—Non-controlling interests in consolidated entities represent the ownership interests in consolidated entities, including consolidated KKR Funds, held by entities or persons other than the Principals. Non-controlling interest holders in the Company have a substantial ownership position in the Company's combined total assets (approximately 87% as of December 31, 2006).

        Allocation of income to non-controlling interests in consolidated KKR Funds is based on the respective funds' governing instruments.

        In the case of the Traditional Private Equity Funds, profits on capital invested on behalf of limited partners are allocated to the limited partners in an amount equal to 80% of the ratio of their capital contributions to the total capital contributed by all partners with respect to each investment. The general partners of the funds receive the remaining portion of the profits in the form of a carried interest. Losses on a fund's investments are first applied to the excess of any prior income over such losses. Any remaining fund losses are applied to the equity accounts of the partners in proportion to their capital contributed with respect to each individual investment, until the partners' equity accounts have been reduced to zero. Any remaining fund losses are allocated to the fund's general partner.

        In the case of KPE, one of the fund's general partners holds an economic interest in the fund that will entitle it to a disproportionate share of the gains generated by the fund's direct investments once the fund's capitalization costs (the "Creditable Amount") have been recouped as described below. This economic interest consists of:

  •
  a carried interest that generally will allocate to the general partner 20% of the gain that is realized on direct private equity investments that are made with fund investors' capital after any realized losses on other direct private equity investments have been recovered; and

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  a distribution right that generally will allocate to the general partner 20% of the annual increase in the net asset value of all other direct investments that are made with fund investors' capital above the highest net asset value at which an incentive amount was previously made.

        The general partner is not entitled to a carried interest or incentive distribution right with respect to the fund's indirect investments, which consist of investments made through other funds that the Company sponsors. However, if the fund acquires a partner interest in one of the Company's other funds from a third party, the amount of distributions that the general partner receives pursuant to its distribution right may be adjusted to reflect realized gains or losses relating to the value of the acquired partner interest. As noted above, the general partner of KPE has agreed to forego receiving a carried interest or distribution until the profits on investments with respect to which it would be entitled to receive a carried interest or distribution equal the Creditable Amount. As of December 31, 2006, the Creditable Amount had a remaining balance of $244,449.

        Use of Estimates—The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, expenses and investment income during the reporting periods. Such estimates include but are not limited to the valuation of Portfolio Companies owned by the KKR Funds, financial instruments owned and other matters that affect reported amounts of assets and liabilities. Actual results could differ from those estimates and such differences could be material to the combined financial statements.

Income Statement Measurements

        Fee Income—Fee income is comprised of: (i) transaction fees received from Portfolio Companies; (ii) monitoring fees received from Portfolio Companies; (iii) management fees received from unconsolidated funds; and (iv) incentive fees received from unconsolidated funds. Such fees are based upon the contractual terms of fund management and related agreements and are recognized in the period during which the related services are performed and the amounts have been contractually earned.

        For the years ended December 31, 2006, 2005 and 2004, fee income consists of the following:

	Year Ended December 31,
	2006	2005	2004
Transaction Fees Received from Portfolio Companies	$258,033	$135,251	$139,500
Monitoring Fees Received from Portfolio Companies	81,974	58,244	35,702
Management Fees Received from Unconsolidated Funds	55,756	39,450	8,260
Incentive Fees Received from Unconsolidated Funds	14,566	—	—

Total Fee Income	$410,329	$232,945	$183,462

        Management fees received from consolidated and unconsolidated funds—For the Traditional Private Equity Funds, gross management fees generally range from 1% to 1.5% of committed capital during the fund's investment period and approximately 0.75% of invested capital after the expiration of the fund's investment period. Typically, an investment period is defined as a period of up to six years. The actual length of the period may be shorter based on the timing and use of committed capital.

        For KPE, management fees are determined quarterly based on 25% of the sum of (i) that fund's equity up to and including $3 billion multiplied by 1.25% plus (ii) that fund's equity in excess of $3 billion multiplied by 1%. For purposes of calculating the management fee, equity is an amount defined in the management agreement. Until the Creditable Amount is reached, the Company has generally agreed to reduce the amount of management fees payable by the fund in any period by amounts that the Company or its affiliates receive during the period pursuant to a carried interest in a private equity fund in which KPE invests.

        Management fees received from consolidated KKR Funds are eliminated in combination. However, because these amounts are funded by, and earned from, non-controlling interest holders, the Company's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have a net effect on the Company's net income or partners' capital.

        The Company's management agreement with KFN provides, among other things, that KFN is responsible for paying to the Company certain fees and reimbursements, consisting of a base management fee, an incentive fee and reimbursement for out-of-pocket and certain other costs and expenses incurred by the Company on behalf of KFN. The Company earns an annual base management fee, computed monthly in arrears, in an amount equal to adjusted equity multiplied by 1.75%. For purposes of calculating the base management fee, adjusted equity is an amount defined in the management agreement.

        The Company's management agreement with KFN will automatically be renewed for successive one-year terms following December 31, 2007 unless the agreement is terminated in accordance with its terms. The management agreement provides that the fund may terminate the agreement only if:

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  the termination is approved at least 180 days prior to the expiration date by at least two-thirds of the fund's independent directors or by the holders of a majority of the outstanding shares of the fund's common stock and the termination is based upon (i) a determination that the Company's performance has been unsatisfactory and materially detrimental to the fund or (ii) a determination that the management and incentive fees payable to the Company are not fair (subject to the Company's right to prevent a termination by reaching an agreement to reduce the Company's management and incentive fees), in which case a termination fee is payable to the Company; or

  •
  the Company's subsidiary that manages the fund experiences a "change of control" or the Company materially breaches the provisions of the agreement, engages in certain acts of willful misconduct or gross negligence, becomes bankrupt or insolvent or is dissolved, in which case a termination fee is not payable to the Company.

        The Company has received restricted common stock and common stock options from KFN as a component of compensation for management services to that fund. The restricted common stock and stock options vest ratably over applicable vesting periods and are initially recorded as deferred revenue at their estimated fair values at the date of grant. Subsequently, the Company re-measures the restricted common stock and stock options to the extent that they are unvested, with a corresponding adjustment to deferred revenue. Income from restricted common stock and common stock options is recognized ratably over the vesting period as a component of fee income and amounted to $24,667, $18,468 and $3,147 for the years ended December 31, 2006, 2005 and 2004, respectively.

        The Company has entered into management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds pursuant to which it has agreed to provide them with management and other services. Under the management agreement and, in some cases, other documents governing the individual funds, the Company is entitled to receive:

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  with respect to investors who have agreed to a 25 month lock-up period, a monthly management fee that is equal to 0.1667% (or 2.0% annualized) of the net asset value of the individual fund that is allocable to those investors; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, a monthly management fee that is equal to 0.1250% (or 1.5% annualized) of the net asset value of the primary fund that is allocable to those investors.

        Vested common stock that is received as a component of compensation for management services is carried as trading securities, because the Company generally intends to distribute the common stock subsequent to vesting. Vested common stock is recorded at estimated fair value with changes in fair value recognized in Net Gains from Investment Activities.

        Vested stock options received as a component of compensation for management services meet the characteristics of derivative investments. Subsequent to vesting, these options continue to be measured at estimated fair value with changes in fair value recognized in current income as an unrealized gain or loss. Both vested and unvested common stock options are valued using a Black-Scholes pricing model as of the end of each period.

        Incentive fees received from KFN—The Company's management agreement with KFN provides that KFN is responsible for paying a quarterly incentive fee when the return on assets under management exceeds certain benchmark returns or other performance targets. This incentive fee is accrued quarterly, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement. Once earned, there are no clawbacks of incentive fees received from KFN.

        Incentive fees received from KKR Strategic Capital Funds—As part of the Company's management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds, certain of which are consolidated, the Company is entitled to receive incentive fees as follows:

  •
  with respect to investors who have agreed to a 25 month lock-up period, an annual incentive fee equal to 20% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, an annual incentive fee equal to 15% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received.

        These incentive fees are accrued annually, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement. Since performance can fluctuate during interim periods, no incentive fees are recognized on a quarterly basis. Once earned, there are no clawbacks of incentive fees received from the side-by-side funds comprising the KKR Strategic Capital Funds. Incentive fees received from consolidated KKR Strategic Capital Funds have been eliminated.

        Transaction fees received from Portfolio Companies—Transaction fees are earned by the Company primarily in connection with successful acquisitions of Portfolio Companies by private equity funds and with respect to certain other negotiated investments. Transaction fees are recorded in fee income upon closing of the transaction. Fees are typically paid by Portfolio Companies on or around the closing date and generally approximate 1% of the total transaction value to which the Company is entitled to its proportionate share. Transaction-related expenses associated with successful Portfolio Company investments are deferred and recorded in Other Assets until the transaction is consummated. See description under "—Reimbursement of Transaction-Related Expenses" below. Transaction-related expenses associated with investigating Portfolio Company investments that are not consummated are recorded in fund expenses when facts and circumstances indicate that the transactions are unlikely to be consummated.

        Monitoring fees received from Portfolio Companies—Monitoring fees are earned by the Company for services provided to Portfolio Companies. These fees are paid based on a fixed periodic schedule by the Portfolio Companies either in advance or in arrears and are separately negotiated for each Portfolio Company.

        Reimbursement of Transaction-Related Expenses—In connection with pursuing successful Portfolio Company investments the Company receives reimbursement for certain transaction-related expenses. Transaction-related expenses, which are billable to third parties, are deferred until the transaction is consummated and are recorded in other assets on the date the expense is incurred. Upon reimbursement from a third party, the cash receipt is recorded and the deferred amounts are relieved. No fee income or expense is recorded for these reimbursements.

        Reimbursement of Monitoring Costs—In connection with the monitoring of Portfolio Companies, the Company receives reimbursement for certain expenses incurred on behalf of these entities. Billable monitoring expenses are recognized as revenue in accordance with EITF 01-14, "Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred." Monitoring costs are classified as fund expenses and the reimbursements of such costs are classified as monitoring fee income. These reimbursements amounted to $14,799, $10,037 and $8,026 for the years ended December 31, 2006, 2005, and 2004, respectively.

        Investment Income—Investment income consists primarily of unrealized and realized gains and losses on private equity investments as well as dividends and interest received primarily from the Portfolio Companies, after giving effect to interest expense incurred primarily by the Company's Credit Strategy Funds and foreign exchange gains and losses relating to mark-to-market activity on foreign exchange forward contracts. The amount of investment income retained in net income, after allocation to non-controlling interests in consolidated entities, represents investment income allocable to the Company resulting from earnings on its investments and its carried interest and similar distribution rights. Carried interests and similar distribution rights generally entitle the Company to a disproportionate share of the gains generated by a fund as described below. Unrealized gains or losses result from changes in fair value of investments during the period, and are included in Net Gains from Investment Activities. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a realized gain or loss is recognized. Net Gains from Investment Activities earned by the consolidated KKR Funds amounted to $3,041,318, $2,889,835 and $2,962,907 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Carried interests entitle the general partner of a fund to a greater allocable share of these fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduce non-controlling interests' allocable share of those earnings. Amounts earned pursuant to carried interests in Traditional Private Equity Funds are included in investment income under net gains from investment activities and are earned by the general partner of those funds to the extent that investment returns are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interest will be reduced and reflected as investment losses. Recognized carried interest amounted to approximately $719 million, $701 million and $587 million for the years ended December 31, 2006, 2005 and 2004, respectively. In the case of a Traditional Private Equity Fund, a carried interest is calculated as a percentage of the gains of the fund, subject to the achievement by the fund of positive investment returns, which, if not achieved, subjects previously distributed carried interest to a contingent repayment. A carried interest that is subject to contingent repayment may be paid to a fund's general partner as particular investments made by the fund are sold or otherwise realized. However, if upon liquidation of the fund, the aggregate amount paid to the general partner pursuant to a carried interest exceeds the amount actually due to the general partner based upon the aggregate performance of the applicable fund, the excess is required to be repaid by the general partner (a "clawback") to the fund. Carried interest subject to contingent repayment is recognized as earned based on the contractual formula set forth in the instruments governing the fund as if the fund was terminated at that date with the then estimated fair values of the investments realized. Due to the extended durations of the Traditional Private Equity Funds, management believes that this approach results in income recognition that best reflects the periodic performance of the Company in the management of those funds. As of December 31, 2006, approximately $958.9 million of carried interest has been paid to certain of the general partners of the KKR Funds that is subject to contingent repayment. See Note 10, "Commitments and Contingencies."

        Dividend income is recognized by the Company on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. For the years ended December 31, 2006, 2005 and 2004, all dividends were earned by consolidated KKR Funds.

        Interest income is recognized as earned. Interest income earned by the consolidated KKR Funds amounted to $198,632, $18,238 and $50,532 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Profit Sharing—The Company has various profit sharing arrangements which provide for a sharing of the income earned on its investments and carried interests in the KKR Funds. Amounts payable under such arrangements are charged to compensation expense or professional fees expense when payment is probable and amounts owed are reasonably estimable. See Note 11, "Benefit Plans."

Statement of Financial Condition Measurements

        Cash and Cash Equivalents—The Company considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

        Cash and Cash Equivalents Held at Consolidated Entities—Cash and cash equivalents held at consolidated entities represents cash that, although not legally restricted, is not available to fund general liquidity needs of the Company as the use of such funds is generally limited to the investment activities of the KKR Funds.

        Restricted Cash and Cash Equivalents—Restricted cash and cash equivalents represent amounts that are held by third parties under certain of the Company's financing and derivative transactions.

        Investments, at Fair Value—The Company's investments consist primarily of private equity investments, debt investments and other investments. See Note 3, "Investments," for information relating to the Company's investments.

        Private Equity Investments—Private equity investments consist of investments in Portfolio Companies of consolidated KKR Funds that are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide—"Investment Companies." The KKR Funds reflect investments at their estimated fair values, with unrealized gains or losses resulting from changes in fair value reflected as a component of Net Gains from Investment Activities in the combined statements of income. Fair value is the amount at which the investments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Company has retained the specialized accounting of these investments pursuant to EITF No. 85-12, "Retention of Specialized Accounting for Investments in Consolidation."

        Private equity investments that have readily observable market prices (such as those traded on a securities exchange) are stated at the last reported sales price on the statement of financial condition date.

        As of December 31, 2006, approximately 72% of the Company's private equity investments have been valued by the Company in the absence of readily observable market prices. The determination of fair value may differ materially from the values that would have resulted if a ready market had existed. For these investments, fair value is determined after giving consideration to a range of factors, including the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities and financing transactions subsequent to the acquisition of the investment, if available. Additionally, the Company evaluates fair value with internal models utilizing current and projected operating performance and cash flows.

        Investments denominated in currencies other than the U.S. dollar are valued based on the spot rate of the respective currency at the end of the respective reporting period with changes related to exchange rate movements reflected as a component of Net Gains from Investment Activities.

        Corporate Securities—Corporate securities consist of fixed income securities and are carried as available-for-sale as the Company may sell them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income.

        Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis. Substantially all unrealized gains and losses associated with available-for-sale securities are reflected in non-controlling interests in consolidated entities in the accompanying combined statements of financial condition.

        The Company monitors its available-for-sale securities portfolio for impairments. A loss is recognized when it is determined that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, and external credit ratings and changes therein.

        Fixed Income Securities—Fixed income securities of Portfolio Companies that are listed on a securities exchange are classified as trading securities and are valued at their last quoted sales price. Securities that are not listed on an exchange and traded over the counter are valued at the mean of bid and ask quotations. Investments in corporate debt, including syndicated bank loans, high-yield securities and other fixed income securities, are valued at the mean of the "bid" and "asked" prices obtained from third-party pricing services. In the event that third-party pricing service quotations are unavailable, values are obtained from dealers or market makers. Investments where third-party values are not available are valued by the Company and the Company may engage a third-party valuation firm to assist in such valuations.

        Corporate Loans—The Company invests in corporate loans held for investment and the Company initially records such loans at their purchase prices. The Company subsequently accounts for corporate loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums (amortized cost). In certain instances, where the credit fundamentals underlying a particular corporate loan have materially changed in such a manner that the Company's expected return may decrease, the Company may elect to sell a corporate loan held for investment. If the Company determines that it will no longer hold the corporate loan for investment, the Company accounts for the corporate loan at the lower of amortized cost or estimated fair value. All of the Company's corporate loans are unsecuritized.

        Interest income on corporate loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Unamortized premiums and discounts are recognized in interest income over the contractual life of the loans, adjusted for actual prepayments, using the effective interest method.

        The Company's investments in corporate loans are not homogeneous and the Company individually reviews each corporate loan for impairment using relevant information in its analysis, including current estimated fair values, current valuation multiples, estimated fair values and quality of collateral, projected operating cash flow and projected liquidation cash flows. The Company considers a corporate loan to be impaired when, based on current information and events, the Company believes it is probable that it will be unable to collect all amounts due based on the contractual terms of the loan. When a corporate loan is impaired, an allowance for loan losses is created in an amount equal to the excess of the loan's amortized cost basis over its estimated fair value. Increases in the allowance for loan losses are recognized currently in the Company's results of operations. When the Company makes a determination that some or all of a corporate loan is uncollectible, the Company charges-off or writes-down the loan through a reduction in the allowance for loan losses. As of December 31, 2006 and 2005, there were no corporate loans requiring an allowance for loan losses.

        An impaired corporate loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status when: (i) management believes that scheduled debt service payments may not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below the Company's carrying value of such loan. While on non-accrual status, previously recognized accrued interest is reversed and interest income is recognized only upon actual receipt. As of December 31, 2006 and 2005, there were no corporate loans on non-accrual status.

        Derivatives—The Company invests in derivative financial instruments, including total rate of return swaps and credit default swaps. In a total rate of return swap, the Company receives the sum of all interest, fees and any positive economic change in fair value amounts from a reference asset with a specified notional amount and pays interest on the referenced notional amount plus any negative change in fair value amounts from such asset. Credit default swaps, when purchasing protection, involve the payment of a fixed rate premium for protection against the loss in value of an underlying debt instrument in the event of a defined credit event, such as payment default or bankruptcy. Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if a credit event occurs. Derivative contracts, including total rate of return swap contracts and credit default swap contracts, are recorded at estimated fair value with changes in fair value recorded as unrealized gains or losses in Net Gains from Investment Activities in the accompanying combined statements of income.

        Time Deposits—The Company maintained a $1 billion time deposit at December 31, 2006, which related to a short-term deposit with an original maturity of greater than 90 days. This investment is carried at fair market value and interest was earned at a rate of 5.5% in connection with the time deposit for the year ended December 31, 2006.

        Opportunistic Investments in Publicly Traded Securities—The Company's opportunistic investments in publicly traded securities represent equity securities, which are carried at fair market value. Changes in the fair market value of trading securities are reported within Net Gains from Investment Activities. These investments represent investments by KPE identified by the Company in the ordinary course of business other than debt, investments in governmental bonds and other similar investments.

        Due from and Due to Affiliates—For purposes of classifying amounts, the Company considers its Principals, employees, non-consolidated funds and the Portfolio Companies of its funds to be affiliates. Receivables from and payables to affiliates are recorded at their current settlement amount.

        Foreign Exchange Derivatives and Hedging Activities—The Company enters into derivative financial instruments primarily to manage foreign exchange risk arising from certain assets and liabilities. All derivatives are recognized as either assets or liabilities in the combined statements of financial condition and measured at fair value with changes in fair value recorded in Net Gains from Investment Activities in the accompanying combined statements of income. The Company does not apply "hedge accounting" under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes this risk by limiting its counterparties to major financial institutions with strong credit ratings.

        Fixed Assets, Depreciation and Amortization—Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, and computer hardware and software. Such amounts are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets' estimated useful lives, which are the life of the related lease for leasehold improvements, and three to seven years for other fixed assets.

        Repurchase Agreements and Warehouse Facilities—The majority of the Company's debt obligations consist of borrowing arrangements entered into by the Credit Strategy Funds in order to finance the acquisition of investments, primarily through the use of secured borrowings in the form of repurchase agreements and warehouse facilities. The Company recognizes interest expense on all borrowings on an accrual basis.

        Capital Distributions—Capital distributions to Principals are generally in proportion to their equity interests and take the form of cash distributions and, in certain cases, non-cash distributions. Non-cash distributions consist primarily of shares in Portfolio Companies which have been exited as well as vested common stock and common stock options of KFN. Payment for services rendered by the Principals, which as a result of the Company operating as a partnership, historically has been accounted for as distributions from partner's capital rather than as compensation and benefits expense. As a result, the Company's net income historically has not reflected payments for services rendered by its Principals.

        Comprehensive Income—Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from contributions and distributions to owners. For the Company's purposes, comprehensive income represents Net Income, as presented in the accompanying combined statements of income, net foreign currency translation adjustments, and unrealized gains and losses on securities available for sale.

        Foreign Currency—Foreign currency denominated assets, liabilities and operations are primarily held through the KKR Funds. Assets and liabilities relating to foreign investments are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the years ended December 31, 2006, 2005 and 2004.

        Income Taxes—No federal income taxes have been provided for by the Company in the accompanying combined financial statements as each existing partner is individually responsible for reporting income or loss based upon their respective share of an entity's income and expenses as reported for income tax purposes. However, certain consolidated entities of the Company are subject to either New York City unincorporated business tax on their trade and business activities conducted in New York City or other foreign, state or local income taxes.

        Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (R), "Share-Based Payment" ("SFAS 123 (R)"), which requires all equity-based payments to employees to be recognized using a fair value based method. On January 1, 2006, the Company adopted SFAS No. 123 (R) using the prospective method and therefore there was no impact on prior period amounts. The adoption of SFAS 123 (R) did not impact the Company's combined financial statements.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"). Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133, thereby narrowing such exception; (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a qualifying special purpose entity holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. SFAS 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on the Company's combined financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 157 on the combined financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. SFAS 159 applies to reporting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on the combined financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is "more likely than not" to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 will not have a material impact on the Company's combined financial statements.

        In June 2007, the AICPA issued Statement of Position No. 07-1, "Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies" ("SOP 07-1"). SOP 07-1 addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Generally, in order for an entity to retain investment company accounting for a subsidiary or equity method investee; (i) the subsidiary or equity method investee should meet the definition of an investment company pursuant to the guidance in SOP 07-1; (ii) the entity should follow established policies that effectively distinguish the nature and type of investments made by the investment company from the nature and type of investments made by other entities within the consolidated group that are not investment companies; and (iii) the entity (through the investment company) should be investing for current income, capital appreciation, or both, rather than for strategic operating purposes. On October 17, 2007, the FASB voted to defer indefinitely the adoption date of SOP 07-1.

3. INVESTMENTS

        Investments, at fair value consist of the following:

	Fair Value
	December 31,
	2006	2005
Private Equity Investments	$17,862,535	$12,626,857
Debt Investments	1,230,202	69,480
Other Investments	1,445,510	264,944

	$20,538,247	$12,961,281

        Investments, at fair value held by the consolidated KKR Funds amounted to $20,247,113 and $12,479,738 as of December 31, 2006 and 2005, respectively.

Private Equity Investments

        The following table presents information concerning private equity investments held by the consolidated KKR Funds:

	Fair Value		Fair Value as a Percentage of Total
	December 31,		December 31,
	2006	2005	2006	2005
Private Equity Investments, at Fair Value
North America
Health Care	$1,852,962	$738,181	10.4%	5.8%
Consumer Products	1,340,252	1,059,003	7.5%	8.4%
Media	1,106,489	1,226,871	6.2%	9.7%
Chemicals	942,868	733,388	5.3%	5.8%
Financial Services	833,986	221,754	4.7%	1.8%
Manufacturing	514,505	526,028	2.9%	4.2%
Technology	469,909	469,909	2.6%	3.7%
Energy	300,471	1,680,197	1.7%	13.3%
Hotels/Leisure	198,425	219,511	1.1%	1.7%
Telecom	37,237	38,184	0.2%	0.3%

North America Total (Cost: 2006, $6,588,226; 2005, $4,672,899)	7,597,104	6,913,026	42.6%	54.7%

Europe
Manufacturing	4,102,803	3,673,998	23.0%	29.1%
Media	1,648,566	404,024	9.2%	3.2%
Technology	1,289,394	—	7.2%	0.0%
Retail	721,548	452,174	4.0%	3.6%
Telecom	537,348	263,471	3.0%	2.1%
Recycling	287,338	322,178	1.6%	2.6%

Europe Total (Cost: 2006, $5,703,658; 2005, $3,325,518)	8,586,997	5,115,845	48.0%	40.6%

Australia, Bermuda, Singapore and Other Locations
Technology	767,881	475,958	4.3%	3.7%
Media	531,158	—	3.0%	0.0%
Recycling	270,321	—	1.5%	0.0%
Financial Services	109,074	122,028	0.6%	1.0%

Australia, Bermuda, Singapore and Other Locations, Total (Cost: 2006, $1,821,350; 2005, $855,208)	1,678,434	597,986	9.4%	4.7%

Private Equity Investments, at Fair Value	$17,862,535	$12,626,857	100.0%	100.0%

        As of December 31, 2006, investments which represented greater than 5% of the net assets of consolidated private equity funds consisted of investments in: (i) Legrand S.A. valued at $2,268,249;

(ii) NXP valued at $1,289,394; (iii) HCA Inc. valued at $1,145,750; and (iv) Rockwood Holdings, Inc. valued at $942,868. As of December 31, 2005, investments which represented greater than 5% of consolidated private equity investments included: (i) Texas Genco LLC valued at $1,286,918; (ii) Legrand S.A. valued at $1,736,996; (iii) PanAmSat Corporation valued at $764,281; and (iv) Rockwood Holdings, Inc. valued at $733,388.

        Substantially all of the securities underlying the Company's private equity investments represent equity securities. As of December 31, 2006 and 2005, the aggregate amount of investments that were other than equity securities was less than 5% of the net assets of consolidated private equity funds.

        All Portfolio Companies included in private equity investments are deemed affiliates due to the nature of the ownership interests and the Company's ability to control, direct or substantially influence management and the operations of such Portfolio Companies.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' investments (including foreign exchange gains and losses attributable to foreign-denominated investments). The following table presents the Company's realized and net change in unrealized gains relating to its private equity investments.

	Year Ended December 31,
	2006	2005	2004
Realized Gains	$3,240,050	$1,518,656	$2,917,018
Net Change in Unrealized Gains (Losses)	(23,535)	1,248,221	224,388

	$3,216,515	$2,766,877	$3,141,406

Debt Investments

        The following table presents the Company's debt investments held by the consolidated KKR Funds.

	December 31,
	2006	2005
Debt Investments, carried at fair value:
Corporate Securities of Portfolio Companies	$294,488	$—
Fixed Income Securities of Portfolio Companies(a)	123,040	—
Restricted Stock(a)	44,149	64,075
Vested Options	8,617	2,885
Derivatives	8,435	—
Unvested Options	1,685	2,520

Total	480,414	69,480
Corporate Loans	749,788	—

Total Credit Investments (Cost: 2006, $1,147,014; 2005, $0)	$1,230,202	$69,480

(a)
Net trading gains and losses relating to these investments amounted to $4,538 for the year ended December 31, 2006. There were no trading gains or losses relating to these investments for the years ending December 31, 2005 and 2004.

        Investments in corporate securities are held primarily by consolidated Credit Strategy Funds and are classified as available for sale. The following table summarizes the Company's corporate securities as of December 31, 2006, which are carried at estimated fair value:

Description	Principal	Net Unaccreted Discount	Net Unrealized Gains		Estimated Fair Value
Corporate securities	$282,000	$(3,321)	$15,809	(a)	$294,488

(a)
$15,806 of the Net Unrealized Gains is allocable to Non-Controlling Interests in Consolidated Entities.

        All of these securities have maturities between five and ten years. The weighted average coupon of the securities as of December 31, 2006 is 9.07%. There were no sales or transfers of corporate securities during the year ended December 31, 2006.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' debt investments. The following table presents the Company's realized and net change in unrealized gains relating to its debt investments.

	Year Ended December 31,
	2006	2005	2004
Realized Gains	$71	$—	$—
Net Change in Unrealized Gains	17,330	—	—

	$17,401	$—	$—

Other Investments

        The following table presents the Company's other investments at fair value:

	Fair Value
	December 31,
	2006	2005
Time Deposits(a)	$1,000,000	$—
Opportunistic Investments in Publicly Traded Securities(b)	158,462	—
Bonds and Other Debt Instruments held at Private Equity Funds	95,542	101,343
Government and Government Agency Bonds	88,466	29,130
Municipal Bonds	38,112	75,870
Corporate Bonds	10,341	2,049
Other	54,587	56,552

Total (Cost: 2006, $1,438,021; 2005, $261,215)	$1,445,510	$264,944

(a)
Represents a short-term deposit with an original maturity of greater than 90 days which earned interest at an annual rate of approximately 5.5% as of December 31, 2006.

(b)
Net trading gains relating to these investments amounted to $3,988 for the year ended December 31, 2006. There were no trading gain or losses relating to these investments for the years ending December 31, 2005 and 2004.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the Company's other investments. The following table presents the Company's realized and net change in unrealized gains relating to its other investments.

	Year Ended December 31,
	2006	2005	2004
Realized Gains	4,810	48,656	15,784
Net Change in Unrealized Gains (Losses)	12,121	(40,101)	47,706

	$16,931	$8,555	$63,490

4. OTHER ASSETS AND OTHER LIABILITIES

        Other assets consist of the following:

	December 31,
	2006	2005
Interest Receivable	$51,857	$—
Furniture and Fixtures(a)	27,284	16,852
Leasehold Improvements(a)	23,206	14,280
Deferred Transaction Related Expenses	7,970	5,436
Prepaid Expenses	2,001	1,317
Escrow Receivable	—	15,932
Other Assets	25,721	14,226

	$138,039	$68,043

(a)
Net of accumulated depreciation and amortization of $30,525 and $27,222 for the years ended December 31, 2006 and 2005, respectively. Depreciation and amortization expense totaled $3,044, $1,951 and $1,770 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Accounts Payable, Accrued Expenses and Other Liabilities consist of the following:

	December 31,
	2006	2005
Unrealized Losses on Foreign Exchange Forward Contracts(a)	$202,750	$57,426
Deferred Revenue	35,747	71,832
Accounts Payable	31,076	11,167
Accrued Benefits and Compensation	20,547	19,366
Interest Payable	12,292	—
Other Liabilities	30,708	9,548

	$333,120	$169,339

(a)
Represents derivative financial instruments used to manage foreign exchange risk arising from certain assets and liabilities. Such instruments are measured at fair value with changes in fair value recorded in Net Gains from Investment Activities in the accompanying combined statements of income. The net change in fair value associated with these instruments was a net unrealized loss of $145,324 for the year ended December 31, 2006, an unrealized gain of $209,072 for the year ended December 31, 2005 and an unrealized loss of $178,500 for the year ended December 31, 2004. See Notes 2, "Summary of Significant Accounting Policies" and 5, "Fair Value of Financial Instruments."

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

        In the normal course of business, the Company primarily encounters two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company's investments in debt securities, loans, leases and derivatives that results from a borrower's, lessee's or derivative counterparty's inability or unwillingness to make required or expected payments. Market risk reflects changes in the value of investments in loans, securities, portfolio companies or derivatives, as applicable, due to changes in interest rates, credit spreads or other market factors, including the value of the collateral underlying loans and the valuation of equity and debt securities. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

        The Company makes investments outside of the United States. The Company's non-U.S. investments are subject to the same risks associated with its U.S. investments as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, difficulties in managing non-U.S. investments, potentially adverse tax consequences and the burden of complying with a wide variety of foreign laws.

        The Company is exposed to economic risk concentrations insofar as it is dependent on the ability of the KKR Funds to compensate it for the services which the Company provides to these funds. Further, the carried interest and incentive income component of this compensation is based on the ability of the KKR Funds to generate adequate returns on their investments. In addition, substantially all of the Company's net assets, after deducting the portion attributable to non-controlling interests, are comprised of investments in these funds.

        Furthermore, the Company is exposed to economic risk concentrations related to certain large investments as well as concentrations of investments in certain industries and geographic locations, as disclosed in Note 3, "Investments."

        Due to the inherent uncertainty of valuations of investments which are illiquid and/or without a public market, which constitute a substantial portion of the Company's investments, the estimates of fair value may differ from the values that are ultimately realized by the Company, and those differences could be material.

        The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, due from affiliates, debt obligations, and accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term maturities. All investments are carried at fair value (as described in Note 2, "Summary of Significant Accounting Policies"), with the exception of corporate loans, which are carried at amortized cost.

        The carrying amounts and estimated fair values of the Company's other financial instruments as of December 31, 2006 and 2005 are as follows:

	Carrying Value		Estimated Fair Value
	December 31,
	2006	2005	2006	2005
Assets
Corporate loans	$749,788	$—	$759,339	$—
Liabilities
Unrealized loss on foreign exchange contracts	$202,750	$57,426	$202,750	$57,426

6. DEBT OBLIGATIONS

        Debt obligations consist of the following:

	December 31,
	2006	2005
Warehouse Facilities	$851,736	$—
Repurchase Agreements	52,385	—
Short-term Lines of Credit	44,682	249,439

	$948,803	$249,439

        The Company's Credit Strategy Funds leverage their portfolios of securities and loans through the use of short-term borrowings in the form of warehouse facilities and repurchase agreements. Each of the borrowings used by the Company bears interest at floating rates based on a spread above the London Interbank Offered Rate ("LIBOR"). As of December 31, 2005, consolidated Credit Strategy Funds did not have any borrowings under repurchase agreements or warehouse facilities.

        The following table presents summarized information with respect to borrowings in the Company's consolidated Credit Strategy Funds as of December 31, 2006:

	Outstanding Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (in days)	Estimated Fair Value of Collateral(1)
Warehouse facilities	$851,736	5.82%	7	$1,050,374
Repurchase agreements	52,385	5.63%	5	63,472

Total	$904,121			$1,113,846

(1)
Collateral for borrowings consists of fixed income securities, corporate securities and corporate loans (see Note 3, "Investments").

        As of December 31, 2006, the Company had repurchase agreements and warehouse facilities with the following counterparties:

Counterparty(1)	Amount At Risk(2)	Weighted Average Maturity (Days)	Weighted Average Interest Rate
Morgan Stanley & Co. Inc.	$84,307	2	5.83%
Citigroup Global Markets Ltd.	70,956	2	5.85%
J.P. Morgan Chase Bank, N.A.	50,368	29	5.85%
Credit Suisse First Boston LLC	4,787	2	5.55%
Bank of America Securities LLC	1,149	8	5.55%

Total	$211,567

(1)
Includes subsidiaries and affiliates of each counterparty listed.

(2)
Computed as an amount equal to the estimated fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus interest expense.

        The three special purpose entities formed by the Company during 2006 to complete secured financing transactions are KKR Financial CLO 2007-1, Ltd. ("CLO 2007-1"), KKR Financial CLO 2007-2, Ltd. ("CLO 2007-2"), and KKR Financial CLO 2007-3 ("CLO 2007-3). During August 2006, CLO 2007-1, CLO 2007-2 and CLO 2007-3 each entered into separate warehouse facilities, with a maximum commitment amount of $600.0 million, $500.0 million and $600.0 million, respectively. Each of these facilities bears interest at a rate of one-month LIBOR plus 0.50%. The aggregate amount of borrowings outstanding under these facilities is $851.7 million as of December 31, 2006.

        As of December 31, 2006, all of the Company's borrowings were due in fewer than 365 days.

        The Company maintains a $25 million line of credit (the "Line") with a major financial institution that expires in 2008. The Line is available for general corporate purposes and the Company may re-borrow amounts repaid under the Line from time to time prior to its expiration or earlier termination.

Outstanding amounts under the Line bear interest at the "prime rate" as defined in the agreement. There are no fees associated with the Line. As of December 31, 2006 and 2005, no amounts were outstanding under the Line.

        From time to time, the Company may borrow amounts to satisfy general short-term needs of the business by opening short-term lines of credit with established financial institutions. These amounts may be incremental to, or in lieu of, borrowings made under the Line, and are generally repaid within 30 days, at which time the line of credit is closed. Amounts outstanding under short-term lines of credit amounted to $44,682 and $249,439 as of December 31, 2006 and 2005, respectively. These borrowings bear interest at floating rates as defined in the respective agreements. There are no fees associated with these lines of credit.

7. INCOME TAXES

        The Company has provided for New York City unincorporated business tax for certain entities based on a statutory rate of 4%. Certain consolidated entities of the Company are subject to income tax of the foreign countries in which they conduct business. The Company's effective income tax rate was approximately 0.38%, 0.31% and 0.80% for the years ended December 31, 2006, 2005 and 2004, respectively.

	Year Ended December 31,
	2006	2005	2004
Current
Foreign Income Tax	$3,206	$2,132	$3,507
State and Local Income Tax	700	710	2,600

Subtotal	3,906	2,842	6,107

Deferred
Foreign Income Tax	257	58	158

Subtotal	257	58	158

Total Income Taxes	$4,163	$2,900	$6,265

        Income taxes are provided at the applicable statutory rates. The tax effects of the changes in the temporary differences in the areas listed below resulted in deferred tax assets and liabilities:

	December 31,
	2006	2005
Deferred Tax Assets
Asset Retirement Obligations	$186	$—
Other	74	—

Total Deferred Tax Assets	$260	$—

Deferred Tax Liabilities
Depreciation	$1,315	$686

Total Deferred Tax Liabilities	$1,315	$686

        A deferred tax asset has not been recognized for certain foreign timing differences as it is more likely than not that the asset will not be recognized. As of December 31, 2006, the amount of the asset not recognized is approximately $6 million.

        The Company's Deferred Tax Assets and Deferred Tax Liabilities are included in the combined financial statements within Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities, respectively.

        The following table reconciles the provision for income taxes to the U.S. federal statutory tax rate:

	Year Ended December 31,
	2006	2005	2004
Statutory U.S. Federal Income Tax Rate	35.00%	35.00%	35.00%
Income Passed Through to Partners	(35.00)	(35.00)	(35.00)
Foreign Income Taxes	0.31	0.23	0.47
State and Local Income Taxes	0.06	0.08	0.33

Effective Income Tax Rate	0.37%	0.31%	0.80%

8. RELATED PARTY TRANSACTIONS

        As of December 31, 2006 and 2005, Due from Affiliates was comprised of the following:

	December 31,
	2006	2005
Due from Portfolio Companies	$47,442	$7,992
Due from Principals	34,969	5,305
Due from Unconsolidated Funds	14,259	3,673
Due from Related Entities	13,790	26,621
Loans to Principals	5,101	6,496

	$115,561	$50,087

Discretionary Investments

        Certain of the Company's investment professionals, including its Principals and other qualifying employees, are permitted to invest and have invested their own capital in side-by-side investments with its Traditional Private Equity Funds. Side-by-side investments are investments in Portfolio Companies that are made on the same terms and conditions as those acquired by the applicable fund, except that the side-by-side investments are not subject to management fees or a carried interest. The cash invested by these individuals aggregated $110.4 million, $63.0 million and $13.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. These investments are not included in the accompanying combined financial statements.

Loans to Principals

        From time-to-time and as conditions warrant, the Company lends amounts to its Principals to fund short-term liquidity needs. These loans earn interest at floating rates that approximate market rates and such interest aggregated $678, $263 and $154, for the years ended December 31, 2006, 2005 and 2004, respectively.

Aircraft and Other Services

        Certain of the Senior Principals own aircraft that the Company uses for business purposes in the ordinary course of its operations. These Senior Principals paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that the Company pays for the use of these aircraft are based on current market rates for chartering private aircraft of the same type. The Company paid $6,518, $5,764 and $5,348 for the use of these aircraft during the years ended December 31, 2006, 2005 and 2004, respectively.

Facilities

        Certain of the Senior Principals are partners in a real-estate based partnership that maintains an ownership interest in the Company's Menlo Park location. Payments made to this partnership aggregated $1,821, $1,683 and $1,637, for the years ended December 31, 2006, 2005 and 2004, respectively.

9. SEGMENT REPORTING

        The Company operates through two reportable business segments. These segments, which are differentiated primarily by their investment focuses and strategies, consist of the following:

  •
  Private Equity—The Company's private equity segment involves sponsoring and managing a group of funds that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. These funds are managed by Kohlberg Kravis Roberts & Co. L.P. and currently consist of a number of Traditional Private Equity Funds and KPE.

  •
  Credit—The Company's credit segment involves sponsoring and managing a group of private and publicly traded Credit Strategy Funds. These funds are managed by subsidiaries of KKR Financial LLC, specifically KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., and currently consist of KFN and the SCF, which is comprised of three side-by-side private credit strategy funds. Two of the three side-by-side funds in the SCF and one of the structured finance vehicles managed by the Company have been consolidated in the accompanying combined financial statements of the Company.

        Economic Net Income ("ENI") and Fee Related Earnings ("FRE") are key performance measures used by management. ENI is a measure of profitability for the Company's reportable segments and represents income before taxes. FRE represents income before taxes adjusted to: (i) exclude the expenses of consolidated funds; (ii) include management fees earned from consolidated funds that were eliminated in consolidation; (iii) exclude investment income; and (iv) exclude non-controlling interests in income of consolidated entities. These measures are used by management for the Company's segments in making resource deployment and other operational decisions.

        Management makes operating decisions and assesses the performance of each of the Company's business segments based on financial and operating metrics and data that is presented excluding the impact of any of the KKR Funds that are consolidated into the combined financial statements. Consequently, all segment data excludes the assets, liabilities and operating results related to the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of December 31, 2006 and for the year then ended:

	Year Ended December 31, 2006
	Private Equity	Credit Oriented	Total Reportable Segments	Combination Adjustments	Combined
Fee Income(a)	$354,321	$80,726	$435,047	$(24,718)	$410,329
Expenses(b)	(214,277)	(30,855)	(245,132)	(22,334)	(267,466)

Fee Related Earnings	140,044	49,871	189,915	(47,052)	142,863
Investment Income(c)	929,518	10,103	939,621	3,061,301	4,000,922

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	1,069,562	59,974	1,129,536	3,014,249	4,143,785
Non-Controlling Interests in Income of Consolidated Entities	—	(25,428)	(25,428)	(3,014,249)	(3,039,677)

Economic Net Income	$1,069,562	$34,546	$1,104,108	$—	$1,104,108

Total Assets(d)	$1,687,205	$72,034	$1,759,239	$21,533,544	$23,292,783

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustment primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of December 31, 2005 and for the year then ended:

	Year Ended December 31, 2005
	Private Equity	Credit Oriented	Total Reportable Segments	Combination Adjustments	Combined
Fee Income(a)	$196,093	$44,484	$240,577	$(7,632)	$232,945
Expenses(b)	(139,098)	(17,881)	(156,979)	(11,312)	(168,291)

Fee Related Earnings	56,995	26,603	83,598	(18,944)	64,654
Investment Income(c)	861,976	3,268	865,244	2,875,655	3,740,899

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	918,971	29,871	948,842	2,856,711	3,805,553
Non-Controlling Interests in Income of Consolidated Entities	—	(13,324)	(13,324)	(2,856,711)	(2,870,035)

Economic Net Income	$918,971	$16,547	$935,518	$—	$935,518

Total Assets(d)	$1,638,377	$74,362	$1,712,739	$11,656,673	$13,369,412

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustment primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of December 31, 2004 and for the year then ended:

	Year Ended December 31, 2004
	Private Equity	Credit Oriented	Total Reportable Segments	Combination Adjustments	Combined
Fee Income(a)	$178,659	$10,085	$188,744	$(5,282)	$183,462
Expenses(b)	(119,744)	(4,359)	(124,103)	(9,942)	(134,045)

Fee Related Earnings	58,915	5,726	64,641	(15,224)	49,417
Investment Income(c)	723,700	—	723,700	2,370,843	3,094,543

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	782,615	5,726	788,341	2,355,619	3,143,960
Non-Controlling Interests in Income of Consolidated Entities	—	(2,839)	(2,839)	(2,355,619)	(2,358,458)

Economic Net Income	$782,615	$2,887	$785,502	$—	$785,502

Total Assets(d)	$1,036,753	$30,496	$1,067,249	$8,634,229	$9,701,478

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustment primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

10. COMMITMENTS AND CONTINGENCIES

Debt Covenants

        Borrowings of the KKR Funds contain various customary loan covenants. These covenants do not, in management's opinion, materially restrict KKR's investment or financing strategy. The Company is in compliance with all of its loan covenants as of December 31, 2006.

Investment Commitments

        The KKR Funds had signed investment commitments with respect to private equity investments of approximately $2.9 billion as of December 31, 2006. As of December 31, 2006 the KKR Funds had provided guarantees related to signed investment commitments, which would have required the payment of up to $200 million in the event that such commitments were withdrawn by the Company without cause. Such investments have since closed, and such commitments and guarantees are therefore no longer outstanding.

        The general partners of the Traditional Private Equity Funds had unfunded general partner capital commitments to such funds of approximately $413 million as of December 31, 2006.

Contingent Repayment Guarantee

        Certain Company personnel who have received carried interest distributions with respect to Traditional Private Equity Funds have personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the Traditional Private Equity Funds to repay amounts to fund limited partners pursuant to the general partners' equity clawback obligations, if any. As of December 31, 2006, approximately $958.9 million of carried interest has been paid to certain of the general partners of the KKR Funds that is subject to contingent repayment.

Indemnifications

        In the normal course of business, the Company and its subsidiaries enter into contracts that contain a variety of representations and warranties and provide general indemnifications. The Company's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company's that have not yet occurred. However, based on experience, the Company expects the risk of material loss to be remote.

Litigation

        The Company is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management believes the ultimate liability arising from such actions that existed as of December 31, 2006, if any, will not materially affect the Company's results of operations, liquidity or financial position.

        In early 2007, 13 private equity firms, including the Company, were named as defendants in a purported class action complaint by shareholders in public companies recently acquired by private equity firms. The complaint alleged that the defendant firms engaged in certain cooperative behavior during the bidding process in going-private transactions in violation of antitrust laws and that this purported behavior suppressed the price paid by the private equity firms for the plaintiffs' shares in the acquired companies below that which would otherwise have been paid in the absence of such behavior. The complaint sought treble damages of an unspecified amount. In June 2007, this suit was dismissed by the plaintiffs without prejudice.

        In addition, in the ordinary course of business, the Company is and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain investments owned by the KKR Funds. Although the ultimate outcome of actions cannot be ascertained with certainty, the Company believes that the resolution of any such actions will not have a material adverse effect on its financial condition, liquidity or results of operations.

        As of December 31, 2006 and 2005, no amounts were accrued relating to threatened or pending litigation.

Operating Leases

        The Company leases office space under non-cancelable lease agreements in New York, Menlo Park, London, Paris, Hong Kong, Tokyo and San Francisco. There are no rent holidays, contingent rent, rent concessions or leasehold improvement incentives associated with any of the property leases. The following is a summary of the major lease terms:

	Lease End Dates	Current Annual Rent	Scheduled Rent Increases	Escalations	Renewal Periods
New York	4/10-12/14	$6,408	None	None	5 Year Option
Menlo Park	8/08-04/11	1,781	Initial: monthly, annual thereafter	2.5%-3.0%	10 Year Option
London	3/19-10/20	2,974	None	None	None
Paris	10/11	401	None	None	None
Hong Kong	9/09-12/11	1,564	None	None	3 Year Option
Tokyo	3/09-12/10	1,113	None	None	None
San Francisco	7/16	1,337	Bi-annual thereafter	None	None

        As of December 31, 2006, the approximate aggregate minimum future payments, net of sublease income, required on the operating leases are as follows:

Year Ending December 31,	Amount
2007	$14,851
2008	14,826
2009	13,789
2010	13,450
2011	11,438
Thereafter	48,336

Total minimum payments required	$116,690

        Rent expense recognized on a straight-line basis for the years ended December 31, 2006, 2005 and 2004, was $13,315, $10,425 and $8,574, respectively.

11. BENEFIT PLANS

        The Company provides a 401(k) plan (the "Plan") for eligible employees in the United States. For certain finance and administrative professionals who are participants in the Plan, the Company may, in its discretion, contribute an amount after the end of the Plan year, however the amount may not be more than $20 per employee per Plan year. For the years ended December 31, 2006, 2005 and 2004, the Company incurred expenses of $2,430, $1,896 and $1,927, respectively, in connection with the Plan.

        In order to align the interests of certain of its employees and external advisors with those of the Company, the Company maintains various profit sharing arrangements which provide for a sharing of the income earned on the Company's investments and carried interests in the KKR Funds. Portfolio investment losses do not reduce the awards made on profitable portfolio investments regardless of whether they are realized or unrealized. For the years ended December 31, 2006, 2005 and 2004, the Company incurred costs of $19,113, $15,572 and $10,983, respectively, in connection with these plans.

12. SUBSEQUENT EVENTS

Asian Fund

        In 2007, the Asian Fund was formed to make private equity investments in Asia. The fund held its final closing in the third quarter of 2007 with an aggregate of $4.0 billion of capital commitments from fund investors, including a $100 million commitment from the fund's general partner. The investment period for the fund will commence on the date of the fund's first investment and will remain open for a period of up to six years, unless terminated earlier in accordance with the fund's governing documents.

Investments

        During 2007, the KKR Funds made private equity investments in an aggregate amount of approximately $13.2 billion. Individually, six of these investments exceeded 5% of the net assets of consolidated private equity investments, which included: (i) Alliance Boots plc valued at $2,530.1 million; (ii) Biomet, Inc. valued at $1,317.7 million; (iii) Dollar General Corporation valued at $1,267.3 million; (iv) First Data Corporation valued at $2,526.9 million; (v) Energy Future Holdings valued at $2,041.6 million; and (vi) U.S. Foodservice valued at $1,097.5 million.

Investment Commitments

        Subsequent to December 31, 2006, certain of the KKR Funds had committed, in the aggregate, approximately $10.3 billion to nine private equity investments. Such funds had provided guarantees related to these signed investment commitments which would have required the payment of up to $1.6 billion in the event that such commitments were withdrawn by the Company without cause. Such investments have since closed, and such commitments and guarantees are therefore no longer outstanding.

        Subsequent to December 31, 2006, the KKR Funds committed approximately €380 million in one private equity investment.

Long-Term Debt

        During the quarter ended March 31, 2007, KPE entered into a financing arrangement with a major financial institution with respect to $350 million of a $700 million convertible notes investment.

13. RESTATEMENT

        Subsequent to the issuance of the Company's combined financial statements for the three year period ended December 31, 2006, the Company determined that certain corrections should be made with respect to the Company's accounting for management fees earned from the KKR Funds. These adjustments relate to the calculation of management fee income recognized and the timing of such recognition. Since management fees are eliminated in combination and the Company's allocable share of net income is impacted by the amount eliminated, these adjustments impact non-controlling interests in the consolidated entities. As a result, the Company restated the accompanying combined financial statements and related disclosures. Also, since certain amounts impacted annual periods prior to January 1, 2004, opening partners' capital has been adjusted to reflect the cumulative impact of such differences through January 1, 2004. The restatement has no effect on the Company's net cash flows from operations or liquidity.

        Effects of the restatement by line item are as follows:

At December 31

	2006		2005
	As previously reported	As restated	As previously reported	As restated
Statements of Financial Condition
Non-Controlling Interests in Consolidated Entities	$20,201,548	$20,318,440	$11,413,885	$11,518,013
Partners' Capital	1,801,686	1,684,794	1,530,615	1,426,487
Total Partners' Capital	1,809,312	1,692,420	1,536,749	1,432,621

For the year ended December 31

	2006		2005		2004
	As previously reported	As restated	As previously reported	As restated	As previously reported	As restated
Statements of Income
Non-Controlling Interests in Income of Consolidated Entities	$3,026,913	$3,039,677	$2,861,186	$2,870,035	$2,364,309	$2,358,458
Income Before Taxes	1,116,872	1,104,108	944,367	935,518	779,651	785,502
Net Income	1,112,709	1,099,945	941,467	932,618	773,386	779,237

At December 31

	2006		2005		2004
	As previously reported	As restated	As previously reported	As restated	As previously reported	As restated
Statements of Changes in Partners' Capital
Balance at January 1	$1,536,749	$1,432,621	$1,130,743	$1,035,464	$829,926	$728,796
Net income	1,112,709	1,099,945	941,467	932,618	773,386	779,237
Total Comprehensive Income	1,114,201	1,101,437	940,437	931,588	777,670	783,521
Total Partners' Capital at December 31	1,809,312	1,692,420	1,536,749	1,432,621	1,130,743	1,035,464

For the year ended December 31

	2006		2005		2004
	As previously reported	As restated	As previously reported	As restated	As previously reported	As restated
Statements of Cash Flows
Net Income	$1,112,709	$1,099,945	$941,467	$932,618	$773,386	$779,237
Non-Controlling Interests in Income of Consolidated Entities	3,026,913	3,039,677	2,861,186	2,870,035	2,364,309	2,358,458

KKR GROUP

Condensed Combined Statements of Financial Condition (Unaudited)

As of June 30, 2007 and December 31, 2006

(Dollars in Thousands)

	June 30, 2007	December 31, 2006 (Restated)	Pro forma June 30, 2007
Assets
Cash and Cash Equivalents	$107,244	$92,991	$107,244
Cash and Cash Equivalents Held at Consolidated Entities	1,392,028	2,299,650	1,392,028
Restricted Cash and Cash Equivalents	112,273	108,295	112,273
Investments, at Fair Value	24,371,900	20,538,247	24,371,900
Due from Affiliates	60,712	115,561	60,712
Other Assets	153,565	138,039	153,565

Total Assets	$26,197,722	$23,292,783	$26,197,722

Liabilities and Partners' Capital
Debt Obligations	$447,515	$948,803	$447,515
Due to Affiliates	54,786	—	54,786
Accounts Payable, Accrued Expenses and Other Liabilities	416,685	333,120	416,685

Total Liabilities	918,986	1,281,923	918,986

Commitments and Contingencies
Non-Controlling Interests in Consolidated Entities	23,257,856	20,318,440	25,278,736

Partners' Capital
Partners' Capital	2,013,680	1,684,794	—
Accumulated Other Comprehensive Income	7,200	7,626	—

Total Partners' Capital	2,020,880	1,692,420	—

Total Liabilities and Partners' Capital	$26,197,722	$23,292,783	$26,197,722

See notes to condensed combined financial statements.

KKR GROUP

Condensed Combined Statements of Income (Unaudited)

For the Six Months Ended June 30, 2007 and 2006

(Dollars in Thousands)

	Six Months Ended June 30,
	2007	2006
Revenues
Fee Income	$115,380	$155,087

Expenses
Employee Compensation and Benefits	50,581	39,723
Occupancy and Related Charges	9,909	11,010
General, Administrative and Other	59,506	37,086
Fund Expenses	35,821	14,550

Total Expenses	155,817	102,369

Investment Income
Net Gains from Investment Activities	3,147,328	1,709,246
Dividend Income	133,160	250,876
Interest Income	133,549	48,586
Interest Expense	(40,486)	(8,150)

Total Investment Income	3,373,551	2,000,558

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	3,333,114	2,053,276
Non-Controlling Interests in Income of Consolidated Entities	2,661,912	1,522,697

Income Before Taxes	671,202	530,579
Income Taxes	3,806	1,554

Net Income	$667,396	$529,025

See notes to condensed combined financial statements.

KKR GROUP

Condensed Combined Statements of Changes in Partners' Capital (Unaudited)

For the Six Months Ended June 30, 2007

(Dollars in Thousands)

	Partners' Capital	Accumulated Other Comprehensive Income (Loss)	Total Partners' Capital
Balance at January 1, 2007 (Restated)	$1,684,794	$7,626	$1,692,420

Comprehensive Income
Net Income	667,396		667,396
Other Comprehensive Income
Currency Translation Adjustment		(426)	(426)

Total Comprehensive Income			666,970
Capital Contributions	75,683		75,683
Capital Distributions	(414,193)		(414,193)

Balance at June 30, 2007	$2,013,680	$7,200	$2,020,880

See notes to condensed combined financial statements.

KKR GROUP

Condensed Combined Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2007 and 2006

(Dollars in Thousands)

	Six Months Ended June 30,
	2007	2006
Cash Flows from Operating Activities
Net Income	$667,396	$529,025
Adjustments to Reconcile Net Income to Net Cash Used in
Operating Activities:
Non-Controlling Interests in Income of Consolidated Entities	2,661,912	1,522,697
Net Realized Gains on Investments	(572,707)	(2,003,575)
Change in Unrealized (Gains) Losses on Investments Allocable to KKR Group	(487,410)	39,678
Change in Unrealized (Gains) Losses on Investments Allocable to Non-Controlling Interests	(2,087,211)	254,651
Other Non-Cash Amounts Included in Net Income	(18,915)	(9,957)
Cash Flows Due to Changes in Operating Assets and Liabilities
Change in Cash and Cash Equivalents Held at Consolidated Entities	907,622	(4,970,654)
Change in Due from Affiliates	54,889	(19,200)
Change in Other Assets	(28,906)	(6,668)
Change in Due to Affiliates	54,786	—
Change in Accounts Payable, Accrued Expenses and Other Liabilities	104,286	33,523
Investments Purchased	(5,126,073)	(3,038,245)
Cash Proceeds from Sale of Investments	2,597,045	3,074,553

Net Cash Used In Operating Activities	(1,273,286)	(4,594,172)

Cash Flows from Investing Activities
Change in Restricted Cash and Cash Equivalents	(127,637)	—
Purchase of Furniture, Equipment and Leasehold Improvements	(9,028)	(9,111)

Net Cash Used in Investing Activities	(136,665)	(9,111)

Cash Flows from Financing Activities
Distributions to Non-Controlling Interests in Consolidated Entities	(1,532,505)	(3,034,508)
Contributions from Non-Controlling Interests in Consolidated Entities	2,114,119	7,122,233
Distributions to Partners	(310,081)	(579,751)
Contributions from Partners	75,683	121,334
Proceeds from Debt Obligations	1,077,870	1,228,570
Repayment of Debt Obligations	(882)	(249,439)

Net Cash Provided By Financing Activities	1,424,204	4,608,439

Net Increase in Cash and Cash Equivalents	14,253	5,156
Cash and Cash Equivalents, Beginning of Period	92,991	96,293

Cash and Cash Equivalents, End of Period	$107,244	$101,449

Supplemental Disclosures of Cash Flow Information
Payments for Interest	$5,546	$8,150
Payments for Income Taxes	$3,806	$1,490
Supplemental Non-Cash Activities
Non-Cash Distributions to Non-Controlling Interest Holders in Consolidated Entities	$25,617	—
Non-Cash Contributions from Non-Controlling Interest Holders in Consolidated Entities	$(15,081)	—
Non-Cash Distributions to Partners	$104,112	$35,985
Increase in Long-Term Debt	$350,000	—
Deconsolidation of Subsidiary of KKR Financial LLC:
Investments, at fair value	$2,118,907
Debt Obligations	(1,928,276)
Non-controlling Interests in Consolidated Entities	(303,888)
Restricted Cash	123,659
Accounts Payable, Accrued Expenses and Other Liabilities	(40,965)
Other Assets	20,257
Accumulated Other Comprehensive Income	10,306

See notes to condensed combined financial statements.

KKR GROUP

Notes to Condensed Combined Financial Statements (Unaudited)

(All Dollars Are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The KKR Group (the "Company") is a global alternative asset manager with principal executive offices in New York and Menlo Park, California. The Company's alternative asset management business involves sponsoring and managing investment funds that make investments worldwide in private equity and debt transactions on behalf of third-party investors and the Company's owners ("Principals"), including its founders. In connection with these activities, the Company also manages substantial investments in public equity. With respect to certain funds that it sponsors, the Company commits to contribute a specified amount of equity as the general partner of the fund (ranging from approximately 2% to 3% of the funds' total capital commitments) to fund a portion of acquisition price for the fund's investments.

        The accompanying combined financial statements of the Company include the results of six of the Company's private equity funds and two of the Company's credit strategy funds (the "KKR Funds") and the general partners and management companies of those funds. The Company operates as a single professional services firm and carries out its investment activities under the "KKR" brand name. The entities comprising the Company are under the common control of its senior Principals (the "Senior Principals"). The Senior Principals are actively involved in the Company's operations and management.

        The accompanying combined financial statements include the accounts of the management companies, specifically Kohlberg Kravis Roberts & Co. L.P., KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., as well as the general partners of the private equity funds (collectively the "Common Control Entities") and their respective consolidated funds: KKR 1996 Fund, KKR European Fund, KKR Millennium Fund, KKR European Fund II, KKR 2006 Fund, KKR Private Equity Investors and certain of the KKR Strategic Capital Funds. KKR Private Equity Investors consists of an upper-tier limited partnership, which is referred to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which is referred to as the master fund, of which the feeder fund is the sole limited partner. The accompanying combined financial statements include the general partner of the KKR Private Equity Investors master fund but does not include the general partner of the KKR Private Equity Investors feeder fund.

        KKR Financial Holdings LLC ("KFN") is a publicly traded credit strategy fund whose limited liability company interests are listed on the New York Stock Exchange under the symbol "KFN." KFN is managed by the Company but is not under the common control of the Senior Principals or otherwise consolidated by the Company as control is maintained by third-party investors. KFN was organized in August 2004 and completed its initial public offering on June 24, 2005. As of June 30, 2007 and December 31, 2006, KFN had consolidated assets of $19.1 billion and $17.6 billion, respectively, and stockholders' equity of $1.7 billion at both June 30, 2007 and December 31, 2006. Shares of KFN held by the Company are accounted for as trading securities (see Note 2, "Summary of Significant Accounting Policies—Management fees received from consolidated and unconsolidated funds") and represented approximately 1.2% and 2.0% of KFN's outstanding shares as of June 30, 2007 and December 31, 2006, respectively. If the Company were to exercise all of its outstanding vested and unvested options, the Company's ownership interest in KFN would be approximately 3.1% and 4.3% of KFN's outstanding shares as of June 30, 2007 and December 31, 2006, respectively.

        During May 2007, one of the structured finance vehicles managed by the Company and its underlying net assets were redeemed at fair value and transferred to a special-purpose entity. KFN is the primary beneficiary of this special-purpose entity and, accordingly, will consolidate its assets and liabilities. These assets and liabilities were previously consolidated by the Company.

        For management reporting purposes, the Company operates through two reportable business segments:

  •
  Private Equity—The Company's private equity segment involves sponsoring and managing a group of funds that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. These funds are managed by Kohlberg Kravis Roberts & Co. L.P. and currently consist of a number of private equity funds that have a finite life and investment period ("Traditional Private Equity Funds") and KKR Private Equity Investors, a private equity-oriented permanent capital fund that has a perpetual existence and investment period ("KPE"). KPE consists of an upper-tier limited partnership, which we refer to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which we refer to as the master fund, of which the feeder fund is the sole limited partner. The Company's reportable segments includes the KPE master fund but does not include the KPE feeder fund.

  •
  Credit—The Company's credit segment involves sponsoring and managing a group of private and publicly traded investment funds that invests primarily in corporate debt ("Credit Strategy Funds") and managing four structured finance vehicles which were established to complete secured financing transactions. The Credit Strategy Funds are managed by subsidiaries of KKR Financial LLC, specifically KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., and currently consist of KFN and the KKR Strategic Capital Funds (the "SCF"), which are comprised of three side-by-side private credit strategy funds. Two of the three side-by-side funds in the SCF have been consolidated in the accompanying combined financial statements of the Company. The third side-by-side fund is not consolidated by the KKR Group, because this fund is owned and controlled by third-party investors and the KKR Group holds no economic or voting interests. The KKR Group receives management and incentive fees for managing the assets held by this fund. See Note 2, "Summary of Significant Accounting Policies," to the combined financial statements for the Company's accounting policy regarding Fee Income. As of June 30, 2007, all four of the structured finance vehicles are not consolidated by the KKR Group as KFN holds the majority of the economic and voting interests. Accordingly, these structured finance vehicles are consolidated by KFN. The KKR Group holds no economic or voting interest in these structured finance vehicles.

        The instruments governing the Traditional Private Equity Funds provide that the funds will continue in existence for a varying term (generally up to 18 years from the date of initial funding), unless the funds are terminated by the Principals or through an event of dissolution, as defined in the applicable governing instruments. The instruments governing KPE and the Credit Strategy Funds generally provide that those funds will continue in existence indefinitely, unless the funds are terminated earlier as provided in the applicable governing instruments.

        The Company has three primary sources of income: (i) fee income (consisting primarily of management, transaction and monitoring fees); (ii) amounts received from the Company's funds in the form of a carried interest or other distributions that entitles the Company to a disproportionate share of the gains generated by the funds; and (iii) investment income generated through the investment of the Company's own capital in its funds and other proprietary investments.

        The KKR Funds are consolidated by the Company pursuant to accounting principles generally accepted in the United States of America ("GAAP") as described in Note 2 "Summary of Significant Accounting Policies," notwithstanding the fact that the Company has only a minority economic interest in those funds. Specifically, the general partners of the KKR Funds consolidate their respective funds and certain of their respective entities in accordance with Emerging Issues Task Force ("EITF") No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." Consequently, the Company's combined financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of the consolidated KKR Funds on a gross basis, and the majority of the economic interests in those funds, which are held by third-party investors, are reflected as non-controlling interests in consolidated entities in the accompanying combined financial statements. Substantially all of the management fees and certain other amounts earned by the Company from those funds are eliminated in combination. However, because the eliminated amounts are earned from, and funded by, non-controlling interest holders, the Company's allocable share of the net income from those funds is increased by the amounts eliminated. Accordingly, the elimination in combination of such amounts has no net effect on the Company's net income or partners' capital. See Note 2, "Summary of Significant Accounting Policies."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Basis of Accounting—The accompanying combined financial statements are prepared in accordance with GAAP. The condensed combined financial statements and these notes are unaudited and exclude some of the disclosures required in annual financial statements. Management believes it has made all necessary adjustments (consisting of only normal recurring items) so that the condensed combined financial statements are presented fairly and that estimates made in preparing its condensed combined financial statements are reasonable and prudent. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These condensed combined financial statements should be read in conjunction with the annual combined financial statements of the Company included elsewhere in this prospectus.

        Principles of Consolidation—The Company's policy is to consolidate those entities in which it, through the Senior Principals, has control. Hereinafter, all entities that are included in the accompanying combined financial statements are referred to as consolidated entities.

        The consolidated entities are under the common control of the Senior Principals. The accompanying combined financial statements include the accounts of the Company and its consolidated entities, which are comprised of: (i) those entities in which the Company, directly or through the Senior Principals, has majority ownership and has control over significant operating, financial and investing decisions; and (ii) the consolidated KKR Funds, which are those entities in which the Company, through the Senior Principals, holds substantive, controlling general partner or managing member interests. With respect to the consolidated KKR Funds, the Company generally has operational discretion and control, and fund investors have no substantive rights to impact ongoing governance and operating activities of the fund.

        The KKR Funds do not consolidate their majority-owned and controlled investments in portfolio companies ("Portfolio Companies"). Rather, those investments are accounted for as investments and carried at fair value as described below.

        The Company also consolidates those entities in which it is the primary beneficiary of a variable interest entity (``VIE"). VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, will absorb a majority of the VIE's expected losses or receive a majority of the expected residual returns as a result of holding variable interests. As of December 31, 2006, the Company held a variable interest in Capstone Consulting LLC ("Capstone") and determined that it was the primary beneficiary as a result of its obligation to absorb the majority of Capstone's losses, if any. Accordingly, Capstone was consolidated as of December 31, 2006. Capstone's statement of financial condition and statements of income are immaterial to the KKR Group. As of January 1, 2007, the Company is no longer obligated to absorb the majority of Capstone's losses. Accordingly, the Company no longer held any variable interests in variable interest entities, including Capstone, and Capstone is no longer included in the Company's combined financial statements as of June 30, 2007.

        Intercompany transactions and balances have been eliminated.

        Non-Controlling Interests in Consolidated Entities —Non-controlling interests in consolidated entities represent the ownership interests in consolidated entities, including consolidated KKR Funds, held by entities or persons other than the Principals. Non-controlling interest holders in the Company have a substantial ownership position in the Company's combined total assets (approximately 89% as of June 30, 2007).

        Allocation of income to non-controlling interests in consolidated KKR Funds is based on the respective funds' governing instruments.

        In the case of the Traditional Private Equity Funds, profits on capital invested on behalf of limited partners are allocated to the limited partners in an amount equal to 80% of the ratio of their capital contributions to the total capital contributed by all partners with respect to each investment. The general partners of the funds receive the remaining portion of the profits in the form of a carried interest. Losses on a fund's investments are first applied to the excess of any prior income over such losses. Any remaining fund losses are applied to the equity accounts of the partners in proportion to their capital contributed with respect to each individual investment, until the partners' equity accounts have been reduced to zero. Any remaining fund losses are allocated to the fund's general partner.

        In the case of KPE, one of the fund's general partners holds an economic interest in the fund that will entitle it to a disproportionate share of the gains generated by the fund's direct investments once the fund's capitalization costs (the "Creditable Amount") have been recouped as described below. This economic interest consists of:

  •
  a carried interest that generally will allocate to the general partner 20% of the gain that is realized on direct private equity investments that are made with fund investors' capital after any realized losses on other direct private equity investments have been recovered; and

  •
  a distribution right that generally will allocate to the general partner 20% of the annual increase in the net asset value of all other direct investments that are made with fund investors' capital above the highest net asset value at which an incentive amount was previously made.

        The general partner is not entitled to a carried interest or incentive distribution right with respect to the fund's indirect investments, which consist of investments made through other funds that the Company sponsors. However, if the fund acquires a partner interest in one of the Company's other funds from a third party, the amount of distributions that the general partner receives pursuant to its distribution right may be adjusted to reflect realized gains or losses relating to the value of the acquired partner interest. As noted above, the general partner of KPE has agreed to forego receiving a carried interest or distribution until the profits on investments with respect to which it would be entitled to receive a carried interest or distribution equal the Creditable Amount. As of June 30, 2007, the Creditable Amount had a remaining balance of $210,652.

        Use of Estimates—The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, expenses and investment income during the reporting periods. Such estimates include but are not limited to the valuation of Portfolio Companies owned by the KKR Funds, financial instruments owned and other matters that affect reported amounts of assets and liabilities. Actual results could differ from those estimates and such differences could be material to the combined financial statements.

Income Statement Measurements

        Fee Income—Fee income is comprised of: (i) transaction fees received from Portfolio Companies; (ii) monitoring fees received from Portfolio Companies; (iii) management fees received from unconsolidated funds; and (iv) incentive fees received from unconsolidated funds. Such fees are based upon the contractual terms of fund management and related agreements and are recognized in the period during which the related services are performed and the amounts have been contractually earned.

        For the six months ended June 30, 2007 and 2006, fee income consisted of the following:

	Six Months Ended June 30,
	2007	2006
Transaction Fees Received from Portfolio Companies	$32,207	$88,665
Monitoring Fees Received from Portfolio Companies	33,751	40,279
Management Fees Received from Unconsolidated Funds	36,801	23,967
Incentive Fees Received from Unconsolidated Funds	12,621	2,176

Total Fee Income	$115,380	$155,087

        Management fees received from consolidated and unconsolidated funds—For the Traditional Private Equity Funds, gross management fees generally range from 1% to 1.5% of committed capital during the fund's investment period and approximately 0.75% of invested capital after the expiration of the fund's investment period. Typically, an investment period is defined as a period of up to six years. The actual length of the period may be shorter based on the timing and use of committed capital.

        For KPE, management fees are determined quarterly based on 25% of the sum of (i) that fund's equity up to and including $3 billion multiplied by 1.25% plus (ii) that fund's equity in excess of $3 billion multiplied by 1%. For purposes of calculating the management fee, equity is an amount defined in the management agreement. Until the Creditable Amount is reached, the Company has generally agreed to reduce the amount of management fees payable by the fund in any period by any carried interest or incentive distributions that the Company or its affiliates receive during the period pursuant to a carried interest in a private equity fund in which KPE invests.

        Management fees received from consolidated KKR Funds are eliminated in consolidation. However, because these amounts are funded by, and earned from, non-controlling interest holders, the Company's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have a net effect on the Company's net income or partners' capital.

        The Company's management agreement with KFN provides, among other things, that KFN is responsible for paying to the Company certain fees and reimbursements, consisting of a base management fee, an incentive fee and reimbursement for out-of-pocket and certain other costs and expenses incurred by the Company on behalf of KFN. The Company earns an annual base management fee, computed monthly in arrears, in an amount equal to adjusted equity multiplied by 1.75%. For purposes of calculating the base management fee, adjusted equity is an amount defined in the management agreement.

        The Company's management agreement with KFN will automatically be renewed for successive one-year terms following December 31, 2007 unless the agreement is terminated in accordance with its terms. The management agreement provides that the fund may terminate the agreement only if:

  •
  the termination is approved at least 180 days prior to the expiration date by at least two-thirds of the fund's independent directors or by the holders of a majority of the outstanding shares of the fund's common stock and the termination is based upon (i) a determination that the Company's performance has been unsatisfactory and materially detrimental to the fund or (ii) a determination that the management and incentive fees payable to the Company are not fair (subject to the Company's right to prevent a termination by reaching an agreement to reduce the Company's management and incentive fees), in which case a termination fee is payable to the Company; or

  •
  the Company subsidiary that manages the fund experiences a "change of control" or the Company materially breaches the provisions of the agreement, engages in certain acts of willful misconduct or gross negligence, becomes bankrupt or insolvent or is dissolved, in which case a termination fee is not payable to the Company.

        The Company has received restricted common stock and common stock options from KFN as a component of compensation for management services to that fund. The restricted common stock and stock options vest ratably over applicable vesting periods and are initially recorded as deferred revenue at their estimated fair values at the date of grant. Subsequently, the Company re-measures the restricted common stock and stock options to the extent that they are unvested, with a corresponding adjustment to deferred revenue. Income from restricted common stock and common stock options is recognized ratably over the vesting period as a component of fee income and amounted to $14,470 and $9,324 for the six months ended June 30, 2007 and 2006, respectively.

        The Company has entered into management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds pursuant to which it has agreed to provide them with management and other services. Under the management agreement and, in some cases, other documents governing the individual funds, the Company is entitled to receive:

  •
  with respect to investors who have agreed to a 25 month lock-up period, a monthly management fee that is equal to 0.1667% (or 2.0% annualized) of the net asset value of the individual fund that is allocable to those investors; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, a monthly management fee that is equal to 0.1250% (or 1.5% annualized) of the net asset value of the primary fund that is allocable to those investors.

        Vested common stock that is received as a component of compensation for management services is carried as trading securities, because the Company generally intends to distribute the common stock subsequent to vesting. Vested common stock is recorded at estimated fair value with changes in fair value recognized in Net Gains from Investment Activities.

        Vested stock options received as a component of compensation for management services meet the characteristics of derivative investments. Subsequent to vesting, these options continue to be measured at estimated fair value with changes in fair value recognized in current income as an unrealized gain or loss. Both vested and unvested common stock options are valued using a Black-Scholes pricing model as of the end of each period.

        Incentive fees received from KFN—The Company's management agreement with KFN provides that KFN is responsible for paying a quarterly incentive fee when the return on assets under management exceeds certain benchmark returns or other performance targets. This incentive fee is accrued quarterly, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement. Once earned, there are no clawbacks of incentive fees received from KFN.

        Incentive fees received from KKR Strategic Capital Funds—As part of the Company's management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds, certain of which are consolidated, the Company is entitled to receive incentive fees as follows:

  •
  with respect to investors who have agreed to a 25 month lock-up period, an annual incentive fee equal to 20% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, an annual incentive fee equal to 15% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received.

        These incentive fees are accrued annually, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement. Since performance can fluctuate during interim periods, no incentive fees are recognized on a quarterly basis. Once earned, there are no clawbacks of incentive fees received from the side-by-side funds comprising the KKR Strategic Capital Funds. Incentive fees received from consolidated KKR Strategic Capital Funds have been eliminated.

        Transaction fees received from Portfolio Companies—Transaction fees are earned by the Company primarily in connection with successful acquisitions of Portfolio Companies by private equity funds and with respect to certain other negotiated investments. Transaction fees are recorded in fee income upon closing of the transaction. Fees are typically paid by Portfolio Companies on or around the closing date and generally approximate 1% of the total transaction value to which the Company is entitled to its proportionate share. Transaction-related expenses associated with successful Portfolio Company investments are deferred and recorded in Other Assets until the transaction is consummated. See description under "—Reimbursement of Transaction-Related Expenses" below. Transaction-related expenses associated with investigating Portfolio Company investments that are not consummated are recorded in fund expenses when facts and circumstances indicate that the transactions are unlikely to be consummated.

        Monitoring fees received from Portfolio Companies—Monitoring fees are earned by the Company for services provided to Portfolio Companies. These fees are paid based on a fixed periodic schedule by the Portfolio Companies either in advance or in arrears and are separately negotiated for each Portfolio Company.

        Reimbursement of Transaction-Related Expenses—In connection with pursuing successful Portfolio Company investments the Company receives reimbursement for certain transaction-related expenses. Transaction-related expenses, which are billable to third parties, are deferred until the transaction is consummated and are recorded in other assets on the date the expense is incurred. Upon reimbursement from a third party, the cash receipt is recorded and the deferred amounts are relieved. No fee income or expense is recorded for these reimbursements.

        Reimbursement of Monitoring Costs—In connection with the monitoring of Portfolio Companies, KFN and the KKR Strategic Capital Funds, the Company receives reimbursement for certain expenses incurred on behalf of these entities. Billable monitoring expenses are recognized as revenue in accordance with EITF 01-14, "Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred." Monitoring costs are classified as fund expenses and reimbursements of such costs are classified as monitoring fee income. These reimbursements amounted to $9,216 and $7,167 for the six months ended June 30, 2007 and 2006, respectively.

        Investment Income—Investment income consists primarily of unrealized and realized gains and losses on private equity investments as well as dividends and interest received primarily from the Portfolio Companies, after giving effect to interest expense incurred primarily by the Company's Credit Strategy Funds and foreign exchange gains and losses relating to mark-to-market activity on foreign exchange forward contracts. The amount of investment income retained in net income, after allocation to non-controlling interests in consolidated entities, represents investment income allocable to the Company resulting from earnings on its investments and its carried interest and similar distribution rights. Carried interests and similar distribution rights generally entitle the Company to a percentage of the profits generated by a fund as described below. Unrealized gains or losses result from changes in fair value of investments during the period, and are included in Net Gains from Investment Activities. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a realized gain or loss is recognized. Net Gains from Investment Activities earned by the consolidated KKR Funds amounted to $3,134,378 and $1,664,907 for the six months ended June 30, 2007 and 2006, respectively.

        Carried interests entitle the general partner of a fund to a greater allocable share of these fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduce non-controlling interests' allocable share of those earnings. Amounts earned pursuant to carried interests in Traditional Private Equity Funds are included in investment income under net gains from investment activities and are earned by the general partner of those funds to the extent that investment returns are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interest will be reduced and reflected as investment losses. Recognized carried interest amounted to approximately $540 million and $364 million for the six months ended June 30, 2007 and 2006, respectively. In the case of a Traditional Private Equity Fund, a carried interest is calculated as a percentage of the gains of the fund, subject to the achievement by the fund of positive investment returns, which, if not achieved, subjects previously distributed carried interest to a contingent repayment. A carried interest that is subject to contingent repayment may be paid to a fund's general partner as particular investments made by the fund are sold or otherwise realized. However, if upon liquidation of the fund, the aggregate amount paid to the general partner pursuant to a carried interest exceeds the amount actually due to the general partner based upon the aggregate performance of the applicable fund, the excess is required to be repaid by the general partner (a "clawback") to the fund. Carried interest subject to contingent repayment is recognized as earned based on the contractual formula set forth in the instruments governing the fund as if the fund was terminated at that date with the then estimated fair values of the investments realized. Due to the extended durations of the Traditional Private Equity Funds, management believes that this approach results in income recognition that best reflects the periodic performance of the Company in the management of those funds. As of June 30, 2007, approximately $1,028.9 million of carried interest has been paid to certain of the general partners of the KKR Funds that is subject to contingent repayment. See Note 9, "Commitments and Contingencies."

        Dividend income is recognized by the Company on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. For the three and six months ended June 30, 2007 and 2006, all dividends were earned by consolidated KKR Funds.

        Interest income is recognized as earned. Interest income earned by the consolidated KKR Funds amounted to $129,683 and $43,494 for the six months ended June 30, 2007 and 2006, respectively.

        Profit Sharing—The Company has various profit sharing arrangements which provide for a sharing of the income earned on its investments and carried interests in the KKR Funds. Amounts payable under such arrangements are charged to compensation expense or professional fees expense when payment is probable and amounts owed are reasonably estimable.

Statement of Financial Condition Measurements

        Cash and Cash Equivalents—The Company considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

        Cash and Cash Equivalents Held at Consolidated Entities—Cash and cash equivalents held at consolidated entities represents cash that, although not legally restricted, is not available to fund general liquidity needs of the Company as the use of such funds is generally limited to the investment activities of the KKR Funds.

        Restricted Cash and Cash Equivalents—Restricted cash and cash equivalents represent amounts that are held by third parties under certain of the Company's financing and derivative transactions.

        Investments, at Fair Value—The Company's investments consist primarily of private equity investments, debt investments and other investments. See Note 3, "Investments," for information relating to the Company's investments.

        Private Equity Investments—Private equity investments consist of investments in Portfolio Companies of consolidated KKR Funds that are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide—"Investment Companies." The KKR Funds reflect investments at their estimated fair values, with unrealized gains or losses resulting from changes in fair value reflected as a component of Net Gains from Investment Activities in the combined statements of income. Fair value is the amount at which the investments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Company has retained the specialized accounting of these investments pursuant to EITF No. 85-12, "Retention of Specialized Accounting for Investments in Consolidation."

        Private equity investments that have readily observable market prices (such as those traded on a securities exchange) are stated at the last reported sales price on the statement of financial condition date.

        As of June 30, 2007, approximately 68% of the Company's private equity investments have been valued by the Company in the absence of readily observable market prices. The determination of fair value may differ materially from the values that would have resulted if a ready market had existed. For these investments, fair value is determined after giving consideration to a range of factors, including the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities and financing transactions subsequent to the acquisition of the investment, if available. Additionally, the Company evaluates fair value with internal models utilizing current and projected operating performance and cash flows.

        Investments denominated in currencies other than the U.S. dollar are valued based on the spot rate of the respective currency at the end of the respective reporting period with changes related to exchange rate movements reflected as a component of Net Gains from Investment Activities.

        Corporate Securities—Corporate securities consist of fixed income securities and are carried as available-for-sale as the Company may sell them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income.

        Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis. Substantially all unrealized gains and losses associated with available-for-sale securities are reflected in non-controlling interests in consolidated entities in the accompanying statement of financial condition.

        The Company monitors its available-for-sale securities portfolio for impairments. A loss is recognized when it is determined that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, and external credit ratings and changes therein.

        Fixed Income Securities—Fixed income securities of Portfolio Companies that are listed on a securities exchange are classified as trading securities and are valued at their last quoted sales price. Securities that are not listed on an exchange and traded over the counter are valued at the mean of bid and ask quotations. Investments in corporate debt, including syndicated bank loans, high-yield securities and other fixed income securities, are valued at the mean of the "bid" and "asked" prices obtained from third-party pricing services. In the event that third-party pricing service quotations are unavailable, values are obtained from dealers or market makers. Investments where third-party values are not available are valued by the Company and the Company may engage a third-party valuation firm to assist in such valuations.

        Corporate Loans—The Company invests in corporate loans held for investment and the Company initially records such loans at their purchase prices. The Company subsequently accounts for corporate loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums (amortized cost). In certain instances, where the credit fundamentals underlying a particular corporate loan have materially changed in such a manner that the Company's expected return may decrease, the Company may elect to sell a corporate loan held for investment. If the Company determines that it will no longer hold the corporate loan for investment, the Company accounts for the corporate loan at the lower of amortized cost or estimated fair value. All of the Company's corporate loans are unsecuritized.

        Interest income on corporate loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Unamortized premiums and discounts are recognized in interest income over the contractual life of the loans, adjusted for actual prepayments, using the effective interest method.

        The Company's investments in corporate loans are not homogeneous and the Company individually reviews each corporate loan for impairment using relevant information in its analysis, including current estimated fair values, current valuation multiples, estimated fair values and quality of collateral, projected operating cash flow and projected liquidation cash flows. The Company considers a corporate loan to be impaired when, based on current information and events, the Company believes it is probable that it will be unable to collect all amounts due based on the contractual terms of the loan. When a corporate loan is impaired, an allowance for loan losses is created in an amount equal to the excess of the loan's amortized cost basis over its estimated fair value. Increases in the allowance for loan losses are recognized currently in the Company's results of operations. When the Company makes a determination that some or all of a corporate loan is uncollectible, the Company charges-off or writes-down the loan through a reduction in the allowance for loan losses. As of June 30, 2007 and December 31, 2006, there were no corporate loans requiring an allowance for loan losses.

        An impaired corporate loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status when: (i) management believes that scheduled debt service payments may not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below the Company's carrying value of such loan. While on non-accrual status, previously recognized accrued interest is reversed and interest income is recognized only upon actual receipt. As of June 30, 2007 and December 31, 2006, there were no corporate loans on non-accrual status.

        Derivatives—The Company invests in derivative financial instruments, including total rate of return swaps and credit default swaps. In a total rate of return swap, the Company receives the sum of all interest, fees and any positive economic change in fair value amounts from a reference asset with a specified notional amount and pays interest on the referenced notional amount plus any negative change in fair value amounts from such asset. Credit default swaps, when purchasing protection, involve the payment of a fixed rate premium for protection against the loss in value of an underlying debt instrument in the event of a defined credit event, such as payment default or bankruptcy. Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if a credit event occurs. Derivative contracts, including total rate of return swap contracts and credit default swap contracts, are recorded at estimated fair value with changes in fair value recorded as unrealized gains or losses in Net Gains from Investment Activities in the accompanying combined statements of income.

        Time Deposits—The Company maintained a $350 million time deposit at June 30, 2007, which related to a short-term deposit with an original maturity of greater than 90 days. This investment is carried at fair market value and interest was earned at a rate of 5.4% in connection with the time deposit for the six months ended June 30, 2007.

        Opportunistic Investments in Publicly Traded Securities—The Company's opportunistic investments in publicly traded securities represent equity securities, which are classified as trading securities and carried at fair market value. Changes in the fair market value of trading securities are reported within Net Gains from Investment Activities in the accompanying Combined Statements of Income. These investments represent investments by KPE identified by the Company in the ordinary course of business other than debt, investments in governmental bonds and other similar investments.

        Due from and Due to Affiliates—For purposes of classifying amounts, the Company considers its Principals, employees, non-consolidated funds and the Portfolio Companies of its funds to be affiliates. Receivables from and payables to affiliates are recorded at their current settlement amount.

        Foreign Exchange Derivatives and Hedging Activities—The Company enters into derivative financial instruments primarily to manage foreign exchange risk arising from certain assets and liabilities. All derivatives are recognized as either assets or liabilities in the combined statements of financial condition and measured at fair value with changes in fair value recorded in Net Gains from Investment Activities in the accompanying combined statements of income. The Company does not apply "hedge accounting" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes this risk by limiting its counterparties to major financial institutions with strong credit ratings.

        Fixed Assets, Depreciation and Amortization—Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, and computer hardware and software. Such amounts are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets' estimated useful lives, which are the life of the related lease for leasehold improvements, and three to seven years for other fixed assets.

        Repurchase Agreements and Warehouse Facilities—The majority of the Company's debt obligations consist of borrowing arrangements entered into by the Credit Strategy Funds in order to finance the acquisition of investments, primarily through the use of secured borrowings in the form of repurchase agreements and warehouse facilities. The Company recognizes interest expense on all borrowings on an accrual basis.

        Capital Distributions—Capital distributions to Principals are generally in proportion to their equity interests and take the form of cash distributions and, in certain cases, non-cash distributions. Non-cash distributions consist primarily of shares in Portfolio Companies which have been exited as well as vested common stock and common stock options of KFN. Payment for services rendered by the principals, which as a result of the Company operating as a partnership, historically has been accounted for as distributions from partner's capital rather than as compensation and benefits expense. As a result, the Company's net income historically has not reflected payments for services rendered by its Principals.

        Comprehensive Income—Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from contributions and distributions to owners. For the Company's purposes, comprehensive income represents Net Income, as presented in the accompanying combined statements of income, net foreign currency translation adjustments, and unrealized gains and losses on securities available for sale.

        Foreign Currency—Foreign currency denominated assets, liabilities and operations are primarily held through the KKR Funds. Assets and liabilities relating to foreign investments are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the six months ended June 30, 2007 and 2006.

        Income Taxes—No federal income taxes have been provided for by the Company in the accompanying combined financial statements as each existing partner is individually responsible for reporting income or loss based upon their respective share of an entity's income and expenses as reported for income tax purposes. However, certain consolidated entities of the Company are subject to either New York City unincorporated business tax on their trade and business activities conducted in New York City or other foreign, state or local income taxes.

        Recent Accounting Pronouncements—In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," ("SFAS 155"). Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133, thereby narrowing such exception; (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a qualifying special purpose entity holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. SFAS 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on the Company's combined financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 157 on the combined financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings.

SFAS 159 applies to reporting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on the combined financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is "more likely than not" to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's combined financial statements.

        In June 2007, the AICPA issued Statement of Position No. 07-1, "Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies" ("SOP 07-1"). SOP 07-1 addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Generally, in order for an entity to retain investment company accounting for a subsidiary or equity method investee: (i) the subsidiary or equity method investee should meet the definition of an investment company pursuant to the guidance in SOP 07-1; (ii) the entity should follow established policies that effectively distinguish the nature and type of investments made by the investment company from the nature and type of investments made by other entities within the consolidated group that are not investment companies; and (iii) the entity (through the investment company) should be investing for current income, capital appreciation, or both, rather than for strategic operating purposes. On October 17, 2007, the FASB voted to defer indefinitely the adoption date of SOP 07-1.

3. INVESTMENTS

        Investments, at fair value consist of the following:

	June 30, 2007	December 31, 2006
Private Equity Investments	$21,792,968	$17,862,535
Debt Investments	492,008	1,230,202
Other Investments	2,086,924	1,445,510

	$24,371,900	$20,538,247

        Investments, at fair value held by the consolidated KKR Funds amounted to $24,092,483 and $20,247,113 as of June 30, 2007 and December 31, 2006, respectively.

Private Equity Investments

        The following table presents information concerning private equity investments held by the consolidated KKR Funds:

	Fair Value		Fair Value as a Percentage of Total
	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
Private Equity Investments, at Fair Value
North America
Healthcare	$1,572,319	$1,852,962	7.2%	10.4%
Consumer Products	1,414,592	1,340,252	6.5%	7.5%
Media	1,394,073	1,106,489	6.4%	6.2%
Chemicals	1,370,543	942,868	6.3%	5.3%
Financial Services	1,234,956	833,986	5.7%	4.7%
Technology	563,890	469,909	2.6%	2.6%
Manufacturing	428,572	514,505	2.0%	2.9%
Telecom	42,584	37,237	0.2%	0.2%
Hotels/Leisure	37,101	198,425	0.2%	1.1%
Energy	—	300,471	0.0%	1.7%

North America Total (Cost: June 30, 2007, $6,219,444; December 31, 2006, $6,588,226)	8,058,630	7,597,104	37.1%	42.6%

Europe
Manufacturing	5,062,627	4,102,803	23.2%	23.0%
Media	2,663,407	1,648,566	12.2%	9.2%
Retail	1,544,971	721,548	7.1%	4.0%
Technology	1,337,124	1,289,394	6.1%	7.2%
Telecom	878,241	537,348	4.0%	3.0%
Recycling	254,327	287,338	1.2%	1.6%

Europe Total (Cost: June 30, 2007, $7,406,622; December 31, 2006, $5,703,658)	11,740,697	8,586,997	53.8%	48.0%

Australia, Bermuda, Singapore and Other Locations
Technology	942,398	767,881	4.3%	4.3%
Media	571,314	531,158	2.6%	3.0%
Recycling	343,589	270,321	1.6%	1.5%
Financial Services	136,340	109,074	0.6%	0.6%

Australia, Bermuda, Singapore and Other Locations, Total (Cost: June 30, 2007, $1,821,350; December 31, 2006, $1,821,350)	1,993,641	1,678,434	9.1%	9.4%

Private Equity Investments, at Fair Value	$21,792,968	$17,862,535	100.0%	100.0%

        As of June 30, 2007, investments which represented greater than 5% of the net assets of consolidated private equity funds included: (i) Legrand S.A. valued at $2,905,838; (ii) NXP valued at $1,337,124; (iii) HCA Inc. valued at $1,165,750; (iv) Rockwood Holdings, Inc. valued at $1,370,543; and (v) PagesJaunes valued at $1,121,349. As of December 31, 2006, investments which represented greater than 5% of the net assets of consolidated private equity funds consisted of investments in: (i) Legrand S.A. valued at $2,268,249; (ii) NXP valued at $1,289,394; (iii) HCA Inc. valued at $1,145,750; and (iv) Rockwood Holdings, Inc. valued at $942,868.

        Substantially all of the securities underlying the Company's private equity investments represent equity securities. As of June 30, 2007 and December 31, 2006, the aggregate amount of investments that were other than equity securities was less than 5% of the net assets of consolidated private equity funds.

        All Portfolio Companies included in private equity investments are deemed affiliates due to the nature of the ownership interests and the Company's ability to control, direct or substantially influence management and the operations of such Portfolio Companies.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' investments (including foreign exchange gains and losses attributable to foreign-denominated investments). The following table presents the Company's realized and net change in unrealized gains relating to its private equity investments.

	Six Months Ended June 30,
	2007	2006
Realized Gains	$561,179	$1,995,966
Net Change in Unrealized Gains (Losses)	2,621,800	(136,324)

	$3,182,979	$1,859,642

Debt Investments

        The following table presents the Company's debt investments held by the consolidated KKR Funds.

	June 30, 2007	December 31, 2006
Debt Investments, carried at fair value:
Strategic Capital Master Fund(a)	$188,235	$—
Collateralized Loan Obligation Secured Notes	171,359	—
Fixed Income Securities of Portfolio Companies(b)	69,016	123,040
Derivatives	32,696	8,435
Restricted Stock(b)	24,108	44,149
Unvested Options	6,594	1,685
Corporate Securities of Portfolio Companies	—	294,488
Vested Options	—	8,617

Total	492,008	480,414
Corporate Loans	—	749,788

Total Credit Investments (Cost: June 30, 2007 $411,314; December 31, 2006, $1,147,014)	$492,008	$1,230,202

(a)
Represents an investment in a master investment partnership resulting from a June 2007 reorganization of the SCF whereby each side-by-side fund comprising the SCF contributed a significant portion of their loans, fixed income and corporate securities investments for an ownership interest in a master investment partnership that pools the contributed assets for the benefit of each side-by-side fund. KKR Group, through the two consolidated SCF side-by-side funds, accounts for the investment in the master fund at fair value.

(b)
Net trading losses relating to these investments amounted to $1,651, for the six months ended June 30, 2007. There were no trading gains or losses relating to these investments for the six months ended June 30, 2006.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' debt investments. The following table presents the Company's realized and net change in unrealized gains relating to its debt investments.

	Six Months Ended June 30,
	2007	2006
Realized Gains	$6,850	$—
Net Change in Unrealized Gains (Losses)	2,403	(1,591)

	$9,253	$(1,591)

Other Investments

        The following table presents the Company's other investments at fair value:

	Fair Value
	June 30, 2007	December 31, 2006
Convertible Senior Notes	$842,946	$—
Opportunistic Investments in Publicly Traded Securities(a)	694,235	158,462
Time Deposits(b)	350,000	1,000,000
Government and Government Agency Bonds	79,401	88,466
Bonds and Other Debt Instruments held at Private Equity Funds	69,947	95,542
Municipal Bonds	32,523	38,112
Corporate Bonds	—	10,341
Other	17,872	54,587

Total (Cost: June 30, 2007, $2,085,750; December 31, 2006, $1,438,021)	$2,086,924	$1,445,510

(a)
Net trading gains relating to these investments amounted to $51,232, for the six months ended June 30, 2007. There were no trading gains or losses relating to these investments for the six months ended June 30, 2006.

(b)
Represents a short-term deposit with an original maturity of greater than 90 days which earned interest at an annual rate of approximately 5.4% for the six months ended June 30, 2007.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the Company's other investments. The following table presents the Company's realized and net change in unrealized gains relating to its other investments.

	Six Months Ended June 30,
	2007	2006
Realized Gains	$4,678	$7,609
Net Change in Unrealized Gains (Losses)	847	(1)

	$5,525	$7,608

4. OTHER ASSETS AND OTHER LIABILITIES

        Other assets consist of the following:

	June 30, 2007	December 31, 2006
Deferred Transaction Related Expenses	$48,918	$7,970
Furniture & Fixtures(a)	29,249	27,284
Leasehold Improvements(a)	25,611	23,205
Foreign Currency Options	20,630	—
Interest Receivable	13,143	51,857
Prepaid Expense	1,806	2,001
Other Assets	14,208	25,722

	$153,565	$138,039

(a)
Net of accumulated depreciation and amortization of $32,561 and $30,525 as of June 30, 2007 and December 31, 2006, respectively. Depreciation and amortization expense totaled $1,878 and $1,040 for the six months ended June 30, 2007 and 2006, respectively.

        Accounts Payable, Accrued Expenses and Other Liabilities consist of the following:

	June 30, 2007	December 31, 2006
Unrealized Losses on Foreign Exchange Forward Contracts(a)	$253,179	$202,750
Accounts Payable	71,510	31,076
Accrued Benefits and Compensation	47,114	20,547
Deferred Revenue	20,889	35,747
Interest Payable	9,433	12,292
Other Liabilities	14,560	30,708

	$416,685	$333,120

(a)
Represents derivative financial instruments used to manage foreign exchange risk arising from certain assets and liabilities. Such instruments are measured at fair value with changes in fair value recorded in Net Gains from Investment Activities in the accompanying combined statements of income. The net change in fair value associated with these instruments was a net unrealized loss of $50,429 and $156,413 for the six months ended June 30, 2007 and 2006, respectively. See Note 2, "Summary of Significant Accounting Policies."

5. DEBT OBLIGATIONS

        Debt obligations consist of the following:

	June 30, 2007	December 31, 2006
Other Financing Arrangements	$350,000	$—
Repurchase Agreements	97,515	52,385
Warehouse Facilities	—	851,736
Short-term Lines of Credit	—	44,682

	$447,515	$948,803

        The Company's Credit Strategy Funds leverage their portfolios of securities and loans through the use of short-term borrowings in the form of warehouse facilities and repurchase agreements. Each of the borrowings used by the Company bears interest at floating rates based on a spread above the London Interbank Offered Rate ("LIBOR").

        The following table presents summarized information with respect to borrowings in the Company's Credit Strategy Funds as of June 30, 2007:

	Outstanding Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (in days)	Estimated Fair Value of Collateral(1)
Repurchase agreements	$97,515	5.76%	41	$142,198

(1)
Collateral for borrowings consists of fixed income securities and corporate securities (see Note 3).

        The Company maintains a $25 million line of credit (the "Line") with a major financial institution that expires in 2008. The Line is available for general corporate purposes and the Company may re-borrow amounts repaid under the Line from time to time prior to its expiration or earlier termination. Outstanding amounts under the Line bear interest at the "prime rate" as defined in the agreement. There are no fees associated with the Line. As of June 30, 2007 and December 31, 2006, no amounts were outstanding under the Line.

        From time to time, the Company may borrow amounts to satisfy general short-term needs of the business by opening short-term lines of credit with established financial institutions. These amounts may be incremental to, or in lieu of, borrowings made under the Line, and are generally repaid within 30 days, at which time the line of credit is closed. Amounts outstanding under short-term lines of credit amounted to $44,682 as of December 31, 2006. No amounts were outstanding as of June 30, 2007. These borrowings bear interest at floating rates as defined in the respective agreements. There are no fees associated with these lines of credit.

        During the six months ended June 30, 2007, the Company entered into a financing arrangement with a major financial institution with respect to $350 million of its $700 million convertible notes investment in Sun Microsystems, Inc. ("Sun").

        The financing was structured through the use of total return swaps. Pursuant to the terms of the financing arrangement, $350 million of the Sun convertibles notes are directly held by the Company and have been pledged to the financial institution as collateral (the "Pledged Notes") and the remaining

$350 million of the Sun convertible notes are directly held by the financial institution (the "Other Notes"). Pursuant to the security agreements with respect to the Pledged Notes, the Company has the right to vote the Pledged Notes and the financial institution is obligated to follow the instructions of the Company, subject to certain exceptions, so long as default does not exist under the security agreements or the underlying swap agreements. The Company is also restricted from transferring the Pledged Notes without the consent of the financial institution.

        At settlement, the Company will be entitled to receive payment equal to any appreciation on the value of the Other Notes and the Company will be obligated to pay to the financial institution any depreciation on the value of the Other Notes. In addition, the financial institution is obligated to pay the Company any interest that would be paid to a holder of the Other Notes when payment would be received by the financial institution. The per annum rate of interest payable by the Company for the financing is equivalent to three-month LIBOR plus 0.90%, which accrues during the term of the financing and is payable at settlement. The financing provides for early settlement upon the occurrence of certain events, including an event based on the value of the collateral and other events of default. As of June 30, 2007, interest payable related to the financing of the Sun investment was $9.4 million.

        The Company believes the carrying value of this debt approximates fair value as of June 30, 2007.

6. INCOME TAXES

        The Company has provided for New York City unincorporated business tax for certain entities based on a statutory rate of 4%. Certain consolidated entities of the Company are subject to income tax of the foreign countries in which they conduct business. The Company's effective income tax rate was approximately 0.57% and 0.29% for the six months ended June 30, 2007 and 2006, respectively.

	Six Months Ended,
	June 30, 2007	June 30, 2006
Current
Foreign Income Tax	$2,931	$1,211
State and Local Income Tax	640	251

Subtotal	3,571	1,462
Deferred
Foreign Income Tax	235	92

Subtotal	235	92

Total Income Taxes	$3,806	$1,554

        Income taxes are provided at the applicable statutory rates. The Company's deferred tax assets and liabilities did not change materially from December 31, 2006.

7. RELATED PARTY TRANSACTIONS

        As of June 30, 2007 and December 31, 2006, Due from Affiliates was comprised of the following:

	June 30, 2007	December 31, 2006
Due from Portfolio Companies	$18,917	$47,442
Due from Unconsolidated Funds	16,040	14,259
Due from Related Entities	14,903	13,790
Due from Principals	5,431	34,969
Loans to Principals	5,421	5,101

	$60,712	$115,561

        As of June 30, 2007 and December 31, 2006, Due to Affiliates was comprised of the following:

	June 30, 2007	December 31, 2006
Due to Unconsolidated Funds	$54,786	$—

Discretionary Investments

        Certain of the Company's investment professionals, including its Principals and other qualifying employees, are permitted to invest and have invested their own capital in side-by-side investments with its Traditional Private Equity Funds. Side-by-side investments are investments in Portfolio Companies that are made on the same terms and conditions as those acquired by the applicable fund, except that the side-by-side investments are not subject to management fees or a carried interest. The cash invested by these individuals aggregated $21,162 and $44,762 for the six months ended June 30, 2007 and 2006, respectively. These investments are not included in the accompanying combined financial statements.

Loans to Principals

        From time-to-time and as conditions warrant, the Company lends amounts to its Principals to fund short-term liquidity needs. These loans earn interest at floating rates that approximate market rates and such interest aggregated $162 and $340 for the six months ended June 30, 2007 and 2006, respectively.

Aircraft and Other Services

        Certain of the Senior Principals own aircraft that the Company uses for business purposes in the ordinary course of its operations. These Senior Principals paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that the Company pays for the use of these aircraft are based on current market rates for chartering private aircraft of the same type. The Company paid $2,455 and $1,603 for the six months ended June 30, 2007 and 2006, respectively.

Facilities

        Certain of the Senior Principals are partners in a real-estate based partnership that maintains an ownership interest in the Company's Menlo Park location. Payments made to this partnership aggregated $1,013 and $896 for the six months ended June 30, 2007 and 2006, respectively.

8. SEGMENT REPORTING

        The Company operates through two reportable business segments. These segments, which are differentiated primarily by their investment focuses and strategies, consist of the following:

  •
  Private Equity—The Company's private equity segment involves sponsoring and managing a group of funds that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. These funds are managed by Kohlberg Kravis Roberts & Co. L.P. and currently consist of a number of Traditional Private Equity Funds and KPE.

  •
  Credit—The Company's credit segment involves sponsoring and managing a group of private and publicly traded Credit Strategy Funds. These funds are managed by subsidiaries of KKR Financial LLC, specifically KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., and currently consist of KFN and the SCF, which is comprised of three side-by-side private credit strategy funds. Two of the three side-by-side funds in the SCF have been consolidated in the accompanying combined financial statements of the Company.

        Economic Net Income ("ENI") and Fee Related Earnings ("FRE") are key performance measures used by management. ENI is a measure of profitability for the Company's reportable segments and represents income before taxes. FRE represents income before taxes adjusted to: (i) exclude the expenses of consolidated funds; (ii) include management fees earned from consolidated funds that were eliminated in consolidation; (iii) exclude investment income; and (iv) exclude non-controlling interests in income of consolidated entities. These measures are used by management for the Company's segments in making resource deployment and other operational decisions.

        Management makes operating decisions and assesses the performance of each of the Company's business segments based on financial and operating metrics and data that is presented excluding the impact of any of the KKR Funds that are consolidated into the combined financial statements. Consequently, all segment data excludes the assets, liabilities and operating results related to the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of and for the six months ended June 30, 2007:

	Six Months Ended June 30, 2007
	Private Equity	Credit Oriented	Total Reportable Segments	Combination adjustments	Combined
Fee Income(a)	$145,182	$56,843	$202,025	$(86,645)	$115,380
Expenses(b)	(132,673)	(18,424)	(151,097)	(4,720)	(155,817)

Fee Related Earnings	12,509	38,419	50,928	(91,365)	(40,437)
Investment Income(c)	633,338	2,614	635,952	2,737,599	3,373,551

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	645,847	41,033	686,880	2,646,234	3,333,114
Non-Controlling Interests in Income of Consolidated Entities	—	(15,678)	(15,678)	(2,646,234)	(2,661,912)

Economic Net Income	645,847	25,355	671,202	—	671,202

Total Assets(d)	$2,154,753	$20,292	$2,175,045	$24,022,677	$26,197,722

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustment primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of and for the six months ended June 30, 2006:

	Six Months Ended June 30, 2006
	Private Equity	Credit Oriented	Total Reportable Segments	Combination adjustments	Combined
Fee Income(a)	$121,637	$30,335	$151,972	$3,115	$155,087
Expenses(b)	(82,616)	(11,357)	(93,973)	(8,396)	(102,369)

Fee Related Earnings	39,021	18,978	57,999	(5,281)	52,718
Investment Income(c)	480,517	738	481,255	1,519,303	2,000,558

	—	—		—
Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	519,538	19,716	539,254	1,514,022	2,053,276
Non-Controlling Interests in Income of Consolidated Entities	—	(8,675)	(8,675)	(1,514,022)	(1,522,697)

Economic Net Income	519,538	11,041	530,579	—	530,579

Total Assets(d)	$2,762,096	$64,952	$2,827,048	$17,337,915	$20,164,963

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustments primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

9. COMMITMENTS AND CONTINGENCIES

Debt Covenants

        Borrowings of the KKR Funds contain various customary loan covenants. These covenants do not, in management's opinion, materially restrict KKR's investment or financing strategy. The Company is in compliance with all of its loan covenants as of June 30, 2007.

Investment Commitments

        As of June 30, 2007 certain of the KKR Funds had committed, in the aggregate, approximately $11.2 billion to eleven private equity investments. Such funds had provided guarantees related to these signed investment commitments which would have required the payment of up to $1.7 billion in the event that such commitments were withdrawn by the Company without cause. Such investments have since closed, and such commitments and guarantees are therefore no longer outstanding.

        The general partners of the Traditional Private Equity Funds had unfunded general partner capital commitments to such funds of approximately $476 million as of June 30, 2007.

Contingent Repayment Guarantee

        Certain Company personnel who have received carried interest distributions with respect to Traditional Private Equity Funds have personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the Traditional Private Equity Funds to repay amounts to fund limited partners pursuant to the general partners' equity clawback obligations, if any. As of June 30, 2007, approximately $1,028.9 million of carried interest has been paid to certain of the general partners of the KKR Funds that is subject to contingent repayment.

Indemnifications

        In the normal course of business, the Company and its subsidiaries enter into contracts that contain a variety of representations and warranties and provide general indemnifications. The Company's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company's that have not yet occurred. However, based on experience, the Company expects the risk of material loss to be remote.

Litigation

        The Company is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management believes the ultimate liability arising from such actions that existed as of June 30, 2007, if any, will not materially affect the Company's results of operations, liquidity or financial position.

        In early 2007, 13 private equity firms, including the Company, were named as defendants in a purported class action complaint by shareholders in public companies recently acquired by private equity firms. The complaint alleged that the defendant firms engaged in certain cooperative behavior during the bidding process in going-private transactions in violation of antitrust laws and that this purported behavior suppressed the price paid by the private equity firms for the plaintiffs' shares in the acquired companies below that which would otherwise have been paid in the absence of such behavior. The complaint sought treble damages of an unspecified amount. In June 2007, this suit was dismissed by the plaintiffs without prejudice.

        In addition, in the ordinary course of business, the Company is and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain investments owned by the KKR Funds. Although the ultimate outcome of actions cannot be ascertained with certainty, the Company believes that the resolution of any such actions will not have a material adverse effect on its financial condition, liquidity or results of operations.

        As of June 30, 2007 and December 31, 2006, no amounts were accrued relating to threatened or pending litigation.

Operating Leases

        The Company leases office space under non-cancelable lease agreements in New York, Menlo Park, London, Paris, Hong Kong, Tokyo and San Francisco. There are no rent holidays, contingent rent, rent concessions or leasehold improvement incentives associated with any of the property leases. The related lease commitments have not changed materially since December 31, 2006.

10. PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

        The Company is contemplating an initial public offering of common units representing limited partner interests of KKR & Co. L.P. In connection with the initial public offering, the Company also plans to consummate a reorganization into a holding partnership structure. As a result of the reorganization the Company's existing Partners' Capital will be reclassified to Non-Controlling Interest. The pro forma consolidated statement of financial condition as of June 30, 2007 gives pro forma effect to this reclassification in the amount of $2,020,880, as if the reorganization had been effected as of June 30, 2007.

        The unaudited pro forma combined statement of financial condition is presented for illustrative purposes only and does not purport to represent the Company's combined financial condition had the reorganization been effected on June 30, 2007 or to project the Company's combined financial condition for any future date.

11. SUBSEQUENT EVENTS

Asian Fund

        In 2007, the Asian Fund was formed to make private equity investments in Asia. The fund closed during the third quarter of 2007 with an aggregate of $4.0 billion of capital commitments from fund investors, including a $100 million commitment from the fund's general partner. The investment period for the fund will commence on the date of the fund's first investment and will remain open for a period of up to six years, unless terminated earlier in accordance with the fund's governance documents.

Investments

        Subsequent to June 30, 2007, the KKR Funds made private equity investments in an aggregate amount of approximately $11.2 billion. Individually, six of these investments exceeded 5% of the net assets of consolidated private equity investments, which included: (i) Alliance Boots plc valued at $2,036.1 million; (ii) Biomet, Inc. valued at $1,317.7 million; (iii) Dollar General Corporation valued at $1,267.3 million; (iv) First Data Corporation valued at $2,526.9 million; (v) Energy Future Holdings valued at $2,041.6 million; and (vi) U.S. Foodservice valued at $1,097.5 million.

Investment Commitments

        Since June 30, 2007, the KKR Funds committed approximately €380 million in one private equity investment.

Restatement

        Subsequent to the issuance of the Company's condensed combined financial statements for the three months ended March 31, 2007, the Company determined that certain corrections should be made with respect to the Company's accounting for management fees earned from the KKR Funds. These adjustments related to the calculation of management fee income recognized and the timing of such recognition. As a result, the Company restated the combined financial statements and related disclosures for the three years ended December 31, 2006. See Note 13 to such financial statements for information related to the December 31, 2006 amounts.

 KKR GROUP

Condensed Combined Statements of Financial Condition (Unaudited)

As of March 31, 2007

(Dollars in Thousands)

March 31, 2007 (Restated)
Assets
Cash and Cash Equivalents	$97,169
Cash and Cash Equivalents Held at Consolidated Entities	1,851,718
Restricted Cash and Cash Equivalents	174,141
Investments, at Fair Value	23,568,572
Due from Affiliates	73,153
Other Assets	112,531

Total Assets	$25,877,284

Liabilities and Partners' Capital
Debt Obligations	$1,685,687
Accounts Payable, Accrued Expenses and Other Liabilities	394,044

Total Liabilities	2,079,731

Commitments and Contingencies
Non-Controlling Interests in Consolidated Entities	22,053,656

Partners' Capital
Partners' Capital	1,736,635
Accumulated Other Comprehensive Income	7,262

Total Partners' Capital	1,743,897

Total Liabilities and Partners' Capital	$25,877,284

See notes to condensed combined financial statements.

 KKR GROUP

Condensed Combined Statements of Income (Unaudited)

For the Three Months Ended March 31, 2007 and 2006

(Dollars in Thousands)

	Three Months Ended March 31,
	2007 (Restated)	2006 (Restated)
Revenues
Fee Income	$68,840	$93,798

Expenses
Employee Compensation and Benefits	27,345	22,601
Occupancy and Related Charges	4,624	6,482
General, Administrative and Other	31,555	15,934
Fund Expenses	15,154	4,778

Total Expenses	78,678	49,795

Investment Income
Net Gains from Investment Activities	1,482,054	933,407
Dividend Income	19,471	51,725
Interest Income	68,269	11,119
Interest Expense	(15,593)	(1,366)

Total Investment Income	1,554,201	994,885

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	1,544,363	1,038,888
Non-Controlling Interests in Income of Consolidated Entities	1,198,716	782,993

Income Before Taxes	345,647	255,895
Income Taxes	627	767

Net Income	$345,020	$255,128

See notes to condensed combined financial statements.

 KKR GROUP

Condensed Combined Statements of Changes in Partners' Capital (Unaudited)

For the Three Months Ended March 31, 2007

(Dollars in Thousands)

	Partners' Capital (Restated)	Accumulated Other Comprehensive Income (Loss)	Total Partners' Capital (Restated)
Balance at January 1, 2007	$1,684,794	$7,626	$1,692,420

Comprehensive Income:
Net Income	345,020		345,020
Other Comprehensive Income— Currency Translation Adjustment		(364)	(364)

Total Comprehensive Income			344,656
Capital Contributions	69,233		69,233
Capital Distributions	(362,412)		(362,412)

Balance at March 31, 2007	$1,736,635	$7,262	$1,743,897

See notes to condensed combined financial statements.

 KKR GROUP

Condensed Combined Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2007 and 2006

(Dollars in Thousands)

	Three Months Ended March 31,
	2007	2006
	(Restated)	(Restated)
Cash Flows from Operating Activities
Net Income	$345,020	$255,128
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided By Operating Activities:
Non-Controlling Interests in Income of Consolidated Entities	1,198,716	782,993
Net Realized Gains on Investments	(417,997)	(1,651,340)
Change in Unrealized (Gains) Losses on Investments Allocable to KKR Group	(219,362)	150,942
Change in Unrealized (Gains) Losses on Investments Allocable to Non-Controlling Interests	(844,695)	566,991
Other Non-Cash Amounts Included in Net Income	(13,471)	(8,308)
Cash Flows Due to Changes in Operating Assets and Liabilities:
Change in Cash and Cash Equivalents Held at Consolidated Entities	447,932	(104,730)
Change in Due from Affiliates	42,408	(5,772)
Change in Other Assets	30,231	(102,186)
Change in Accounts Payable, Accrued Expenses and Other Liabilities	73,930	22,728
Investments Purchased	(3,240,560)	(1,200,438)
Cash Proceeds from Sale of Investments	1,956,565	1,684,574

Net Cash (Used In) Provided By Operating Activities	(641,283)	390,582

Cash Flows from Investing Activities
Change in Restricted Cash and Cash Equivalents	(65,846)	—
Purchase of Furniture, Equipment and Leasehold Improvements	(5,586)	(2,933)

Net Cash Used in Investing Activities	(71,432)	(2,933)

Cash Flows from Financing Activities
Distributions to Non-Controlling Interests in Consolidated Entities	(1,004,782)	(1,552,958)
Contributions from Non-Controlling Interests in Consolidated Entities	1,524,694	1,656,877
Distributions to Partners	(259,136)	(338,278)
Contributions from Partners	69,233	79,210
Proceeds from Debt Obligations	387,766	614
Repayment of Debt Obligations	(882)	(249,439)

Net Cash Provided By (Used in) Financing Activities	716,893	(403,974)

Net Increase (Decrease) in Cash and Cash Equivalents	4,178	(16,325)
Cash and Cash Equivalents, Beginning of Period	92,991	96,293

Cash and Cash Equivalents, End of Period	$97,169	$79,968

Supplemental Disclosures of Cash Flow Information
Payments for Interest	$2,207	$1,762
Payments for Income Taxes	$1,171	$889
Supplemental Non-Cash Financing Activities
Non-Cash Distributions to Partners	103,276	$35,985
Increase in Debt Obligations	$350,000	—
Capital Contributions Received in Advance from Non-Controlling Interest Holders in Consolidated Entities	$15,081	—

See notes to condensed combined financial statements.

 KKR GROUP

Notes to Condensed Combined Financial Statements (Unaudited)

(All Dollars Are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The KKR Group (the "Company") is a global alternative asset manager with principal executive offices in New York and Menlo Park, California. The Company's alternative asset management business involves sponsoring and managing investment funds that make investments worldwide in private equity and debt transactions on behalf of third-party investors and the Company's owners ("Principals"), including its founders. In connection with these activities, the Company also manages substantial investments in public equity. With respect to certain funds that it sponsors, the Company commits to contribute a specified amount of equity as the general partner of the fund (ranging from approximately 2% to 3% of the funds' total capital commitments) to fund a portion of acquisition price for the fund's investments.

        The accompanying combined financial statements of the Company include the results of six of the Company's private equity funds and two of the Company's credit strategy funds (the "KKR Funds") and the general partners and management companies of those funds. The Company operates as a single professional services firm and carries out its investment activities under the "KKR" brand name. The entities comprising the Company are under the common control of its senior Principals (the "Senior Principals"). The Senior Principals are actively involved in the Company's operations and management.

        The accompanying combined financial statements include the accounts of the management companies, specifically Kohlberg Kravis Roberts & Co. L.P. and KKR Financial Advisors LLC and KKR Strategic Capital Management L.L.C., as well as the general partners of the private equity funds (collectively, the "Common Control Entities") and their respective consolidated funds: KKR 1996 Fund, KKR European Fund, KKR Millennium Fund, KKR European Fund II, KKR 2006 Fund, KKR Private Equity Investors, and certain of the KKR Strategic Capital Funds. KKR Private Equity Investors consists of an upper-tier limited partnership, which is referred to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which is referred to as the master fund, of which the feeder fund is the sole limited partner. The accompanying combined financial statements include the general partner of the KKR Private Equity Investors master fund but does not include the general partner of the KKR Private Equity Investors feeder fund.

        KKR Financial Holdings LLC ("KFN") is a publicly traded credit strategy fund whose limited liability company interests are listed on the New York Stock Exchange under the symbol "KFN." KFN is managed by the Company but is not under the common control of the Senior Principals or otherwise consolidated by the Company as control is maintained by third-party investors. KFN was organized in August 2004 and completed its initial public offering on June 24, 2005. As of March 31, 2007, KFN had consolidated assets of $16.7 billion and stockholders' equity of $1.7 billion at March 31, 2007. Shares of KFN held by the Company are accounted for as trading securities (see Note 2, "Summary of Significant Accounting Policies—Management fees received from consolidated and unconsolidated funds") and represented approximately 2.0% of KFN's outstanding shares as of March 31, 2007. If the Company were to exercise all of its outstanding vested and unvested options, the Company's ownership interest in KFN would be approximately 4.3% of KFN's outstanding shares as of March 31, 2007.

        For management reporting purposes, the Company operates through two reportable business segments:

  •
  Private Equity—The Company's private equity segment involves sponsoring and managing a group of funds that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. These funds are managed by Kohlberg Kravis Roberts &

    Co. L.P. and currently consist of a number of private equity funds that have a finite life and investment period ("Traditional Private Equity Funds") and KKR Private Equity Investors, a private equity-oriented permanent capital fund that has a perpetual existence and investment period ("KPE"). KPE consists of an upper-tier limited partnership, which we refer to as the feeder fund, that makes all of its investments through a lower-tier limited partnership, which we refer to as the master fund, of which the feeder fund is the sole limited partner. The Company's reportable segments include the KPE master fund but does not include the KPE feeder fund.

  •
  Credit—The Company's credit segment involves sponsoring and managing a group of private and publicly traded investment funds that invests primarily in corporate debt ("Credit Strategy Funds") and managing four structured finance vehicles which were established to complete secured financing transactions. The Credit Strategy Funds are managed by subsidiaries of KKR Financial LLC, specifically KKR Financial Advisors LLC and KKR Strategic Capital

  Management, L.L.C., and currently consist of KFN and the KKR Strategic Capital Funds (the "SCF"), which are comprised of three side-by-side private credit strategy funds. Two of the three side-by-side funds in the SCF and one of the structured finance vehicles managed by the Company have been consolidated in the accompanying combined financial statements of the Company. The third side-by-side fund is not consolidated by the KKR Group because this fund is owned and controlled by third-party investors and the KKR Group holds no economic or voting interests. The KKR Group receives management fees for managing the assets held by this fund. See note 2 to the combined financial statements for the Company's accounting policy regarding Fee Income. Three of the four structured finance vehicles are not consolidated by the KKR Group as KFN holds the majority of the economic and voting interests. Accordingly, these structured finance vehicles are consolidated by KFN. The KKR Group holds no economic or voting interest in these structured finance vehicles.

        The instruments governing the Traditional Private Equity Funds provide that the funds will continue in existence for a varying term (generally up to 18 years from the date of initial funding), unless the funds are terminated by the Principals or through an event of dissolution, as defined in the applicable governing instruments. The instruments governing KPE and the Credit Strategy Funds generally provide that those funds will continue in existence indefinitely, unless the funds are terminated earlier as provided in the applicable governing instruments.

        The Company has three primary sources of income: (i) fee income (consisting primarily of management, transaction and monitoring fees); (ii) amounts received from the Company's funds in the form of a carried interest or other distribution that entitles the Company to a disproportionate share of the gains generated by the funds; and (iii) investment income generated through the investment of the Company's own capital in its funds and other proprietary investments.

        The KKR Funds are consolidated by the Company pursuant to accounting principles generally accepted in the United States of America ("GAAP") as described in Note 2 "Summary of Significant Accounting Policies," notwithstanding the fact that the Company has only a minority economic interest in those funds. Specifically, the general partners of the KKR Funds consolidate their respective funds and certain of their respective entities in accordance with Emerging Issues Task Force ("EITF") No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." Consequently, the

Company's combined financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of the consolidated KKR Funds on a gross basis, and the majority of the economic interests in those funds, which are held by third-party investors, are reflected as non-controlling interests in consolidated entities in the accompanying combined financial statements. Substantially all of the management fees and certain other amounts earned by the Company from those funds are eliminated in combination. However, because the eliminated amounts are earned from, and funded by, non-controlling interest holders, the Company's allocable share of the net income from those funds is increased by the amounts eliminated. Accordingly, the elimination in combination of such amounts has no net effect on the Company's net income or partners' capital. See Note 2, "Summary of Significant Accounting Policies."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Basis of Accounting—The accompanying combined financial statements are prepared in accordance with GAAP. The condensed combined financial statements and these notes are unaudited and exclude some of the disclosures required in annual financial statements. Management believes it has made all necessary adjustments (consisting of only normal recurring items) so that the condensed combined financial statements are presented fairly and that estimates made in preparing its condensed combined financial statements are reasonable and prudent. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These condensed combined financial statements should be read in conjunction with the annual combined financial statements of the Company included elsewhere in this prospectus.

        Principles of Consolidation—The Company's policy is to consolidate those entities in which it, through the Senior Principals, has control. Hereinafter, all entities that are included in the accompanying combined financial statements are referred to as consolidated entities.

        The consolidated entities are under the common control of the Senior Principals. The accompanying combined financial statements include the accounts of the Company and its consolidated entities, which are comprised of (i) those entities in which the Company, directly or through the Senior Principals, has majority ownership and has control over significant operating, financial and investing decisions, and (ii) the consolidated KKR Funds, which are those entities in which the Company, through the Senior Principals, holds substantive, controlling general partner or managing member interests. With respect to the consolidated KKR Funds, the Company generally has operational discretion and control, and fund investors have no substantive rights to impact ongoing governance and operating activities of the fund.

        The KKR Funds do not consolidate their majority-owned and controlled investments in portfolio companies ("Portfolio Companies"). Rather, those investments are accounted for as investments and carried at fair value as described below.

        The Company also consolidates those entities in which it is the primary beneficiary of a variable interest entity ("VIE"). VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, will absorb a majority of the VIE's expected losses or receive a majority of the expected residual returns as a result of holding variable interests. As of December 31, 2006, the Company held a variable interest in Capstone Consulting LLC ("Capstone") and determined that it was the primary beneficiary as a result of its obligation to absorb the majority of Capstone's losses, if any. Accordingly, Capstone was consolidated as of December 31, 2006. Capstone's statement of financial condition and statements of income are immaterial to the KKR Group. As of January 1, 2007, the Company is no longer obligated to absorb the majority of Capstone's losses. Accordingly, the Company no longer held any variable interests in variable interest entities, including Capstone, and Capstone is no longer included in the Company's combined financial statements.

        Intercompany transactions and balances have been eliminated.

        Non-Controlling Interests in Consolidated Entities—Non-controlling interests in consolidated entities represent the ownership interests in consolidated entities, including consolidated KKR Funds, held by entities or persons other than the Principals. Non-controlling interest holders in the Company have a substantial ownership position in the Company's combined total assets (approximately 85% as of March 31, 2007).

        Allocation of income to non-controlling interests in consolidated KKR Funds is based on the respective funds' governing instruments.

        In the case of the Traditional Private Equity Funds, profits on capital invested on behalf of limited partners are allocated to the limited partners in an amount equal to 80% of the ratio of their capital contributions to the total capital contributed by all partners with respect to each investment. The general partners of the funds receive the remaining portion of the profits in the form of a carried interest. Losses on a fund's investments are first applied to the excess of any prior income over such losses. Any remaining fund losses are applied to the equity accounts of the partners in proportion to their capital contributed with respect to each individual investment, until the partners' equity accounts have been reduced to zero. Any remaining fund losses are allocated to the fund's general partner.

        In the case of KPE, one of the fund's general partners holds an economic interest in the fund that will entitle it to a disproportionate share of the gains generated by the fund's direct investments once the fund's capitalization costs (the "Creditable Amount") have been recouped as described below. This economic interest consists of:

  •
  a carried interest that generally will allocate to the general partner 20% of the gain that is realized on direct private equity investments that are made with fund investors' capital after any realized losses on other direct private equity investments have been recovered; and

  •
  a distribution right that generally will allocate to the general partner 20% of the annual increase in the net asset value of all other direct investments that are made with fund investors' capital above the highest net asset value at which an incentive amount was previously made.

        The general partner is not entitled to a carried interest or incentive distribution right with respect to the fund's indirect investments, which consist of investments made through other funds that the Company sponsors. However, if the fund acquires a partner interest in one of the Company's other funds from a third party, the amount of distributions that the general partner receives pursuant to its distribution right may be adjusted to reflect realized gains or losses relating to the value of the acquired partner interest. As noted above, the general partner of KPE has agreed to forego receiving a carried interest or distribution until the profits on investments with respect to which it would be entitled to receive a carried interest or distribution equal the Creditable Amount. As of March 31, 2007, the Creditable Amount had a remaining balance of $230,358.

        Use of Estimates—The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, expenses and investment income during the reporting periods. Such estimates include but are not limited to the valuation of Portfolio Companies owned by the KKR Funds, financial instruments owned and other matters that affect reported amounts of assets and liabilities. Actual results could differ from those estimates and such differences could be material to the combined financial statements.

Income Statement Measurements

        Fee Income—Fee income is comprised of (i) transaction fees received from Portfolio Companies; (ii) monitoring fees received from Portfolio Companies; (iii) management fees received from unconsolidated funds; and (iv) incentive fees received from unconsolidated funds. Such fees are based upon the contractual terms of fund management and related agreements and are recognized in the period during which the related services are performed and the amounts have been contractually earned.

        For the three months ended March 31, 2007 and 2006, fee income consists of the following:

	Three Months Ended March 31,
	2007	2006
Transaction Fees Received from Portfolio Companies	$26,716	$62,165
Monitoring Fees Received from Portfolio Companies	17,221	18,471
Management Fees Received from Unconsolidated Funds	18,532	12,489
Incentive Fees Received from Unconsolidated Funds	6,371	673

Total Fee Income	$68,840	$93,798

        Management fees received from consolidated and unconsolidated funds—For the Traditional Private Equity Funds, gross management fees generally range from 1% to 1.5% of committed capital during the fund's investment period and approximately 0.75% of invested capital after the expiration of the fund's investment period. Typically, an investment period is defined as a period of up to six years. The actual length of the period may be shorter based on the timing and use of committed capital.

        For KPE, management fees are determined quarterly based on 25% of the sum of (i) that fund's equity up to and including $3 billion multiplied by 1.25% plus (ii) that fund's equity in excess of $3 billion multiplied by 1%. For purposes of calculating the management fee, equity is an amount defined in the management agreement. Until the Creditable Amount is reached, the Company has generally agreed to reduce the amount of management fees payable by the fund in any period by any carried interest or incentive distributions that the Company or its affiliates receive during the period pursuant to a carried interest in a private equity fund in which KPE invests.

        Management fees received from consolidated KKR Funds are eliminated in consolidation. However, because these amounts are funded by, and earned from, non-controlling interest holders, the Company's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have a net effect on the Company's net income or partners' capital.

        The Company's management agreement with KFN provides, among other things, that KFN is responsible for paying to the Company certain fees and reimbursements, consisting of a base management fee, an incentive fee and reimbursement for out-of-pocket and certain other costs and expenses incurred by the Company on behalf of KFN. The Company earns an annual base management fee, computed monthly in arrears, in an amount equal to adjusted equity multiplied by 1.75%. For purposes of calculating the base management fee, adjusted equity is an amount defined in the management agreement.

        The Company's management agreement with KFN will automatically be renewed for successive one-year terms following December 31, 2007 unless the agreement is terminated in accordance with its terms. The management agreement provides that the fund may terminate the agreement only if:

  •
  the termination is approved at least 180 days prior to the expiration date by at least two-thirds of the fund's independent directors or by the holders of a majority of the outstanding shares of the fund's common stock and the termination is based upon (i) a determination that the Company's performance has been unsatisfactory and materially detrimental to the fund or (ii) a determination that the management and incentive fees payable to the Company are not fair (subject to the Company's right to prevent a termination by reaching an agreement to reduce the Company's management and incentive fees), in which case a termination fee is payable to the Company; or

  •
  the Company subsidiary that manages the fund experiences a "change of control" or the Company materially breach the provisions of the agreement, engage in certain acts of willful misconduct or gross negligence, become bankrupt or insolvent or are dissolved, in which case a termination fee is not payable to the Company.

        The Company has received restricted common stock and common stock options from KFN as a component of compensation for management services to that fund. The restricted common stock and stock options vest ratably over applicable vesting periods and are initially recorded as deferred revenue at their estimated fair values at the date of grant. Subsequently, the Company re-measures the restricted common stock and stock options to the extent that they are unvested, with a corresponding adjustment to deferred revenue. Income from restricted common stock and common stock options is recognized ratably over the vesting period as a component of fee income and amounted to $8,053 and $5,251 for the three months ended March 31, 2007 and 2006, respectively.

        The Company has entered into management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds pursuant to which it has agreed to provide them with management and other services. Under the management agreement and, in some cases, other documents governing the individual funds, the Company is entitled to receive:

  •
  with respect to investors who have agreed to a 25 month lock-up period, a monthly management fee that is equal to 0.1667% (or 2.0% annualized) of the net asset value of the individual fund that is allocable to those investors; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, a monthly management fee that is equal to 0.1250% (or 1.5% annualized) of the net asset value of the primary fund that is allocable to those investors.

        Vested common stock that is received as a component of compensation for management services is carried as trading securities, because the Company generally intends to distribute the common stock subsequent to vesting. Vested common stock is recorded at estimated fair value with changes in fair value recognized in Net Gains from Investment Activities.

        Vested stock options received as a component of compensation for management services meet the characteristics of derivative investments. Subsequent to vesting, these options continue to be measured at estimated fair value with changes in fair value recognized in current income as an unrealized gain or loss. Both vested and unvested common stock options are valued using a Black-Scholes pricing model as of the end of each period.

        Incentive fees received from KFN—The Company's management agreement with KFN provides that KFN is responsible for paying a quarterly incentive fee when the return on assets under management exceeds certain benchmark returns or other performance targets. This incentive fee is accrued quarterly, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement. Once earned, there are no clawbacks of incentive fees received from KFN.

        Incentive fees received from KKR Strategic Capital Funds—As part of the Company's management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds, certain of which are consolidated, the Company is entitled to receive incentive fees as follows:

  •
  with respect to investors who have agreed to a 25 month lock-up period, an annual incentive fee equal to 20% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, an annual incentive fee equal to 15% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received.

        These incentive fees are accrued annually, after all contingencies have been removed, based on performance to date versus the performance benchmark stated in the management agreement. Since performance can fluctuate during interim periods, no incentive fees are recognized on a quarterly basis. Once earned, there are no clawbacks of incentive fees received from the side-by-side funds comprising the KKR Strategic Capital Funds. Incentive fees received from consolidated KKR Strategic Capital Funds have been eliminated.

        Transaction fees received from Portfolio Companies—Transaction fees are earned by the Company primarily in connection with successful acquisitions of Portfolio Companies by private equity funds and with respect to certain other negotiated investments. Transaction fees are recorded in fee income upon closing of the transaction. Fees are typically paid by Portfolio Companies on or around the closing date and generally approximate 1% of the total transaction value to which the Company is entitled to its proportionate share. Transaction-related expenses associated with successful Portfolio Company investments are deferred and recorded in Other Assets until the transaction is consummated. See description under "—Reimbursement of Transaction-Related Expenses" below. Transaction-related expenses associated with investigating Portfolio Company investments that are not consummated are recorded in fund expenses when facts and circumstances indicate that the transactions are unlikely to be consummated.

        Monitoring fees received from Portfolio Companies—Monitoring fees are earned by the Company for services provided to Portfolio Companies. These fees are paid based on a fixed periodic schedule by the Portfolio Companies either in advance or in arrears and are separately negotiated for each Portfolio Company.

        Reimbursement of Transaction-Related Expenses—In connection with pursuing successful Portfolio Company investments the Company receives reimbursement for certain transaction-related expenses. Transaction-related expenses, which are billable to third parties, are deferred until the transaction is consummated and are recorded in other assets on the date the expense is incurred. Upon reimbursement from a third party, the cash receipt is recorded and the deferred amounts are relieved. No fee income or expense is recorded for these reimbursements.

        Reimbursement of Monitoring Costs—In connection with the monitoring of Portfolio Companies, KFN and the KKR Strategic Capital Funds, the Company receives reimbursement for certain expenses incurred on behalf of these entities. Billable monitoring expenses are recognized as revenue in accordance with EITF 01-14, "Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred." Monitoring costs are classified as fund expenses and the reimbursements of such costs are classified as monitoring fee income. These reimbursements amounted to $3,303 and $3,795 for the three months ended March 31, 2007 and 2006, respectively.

        Investment Income—Investment income consists primarily of unrealized and realized gains and losses on private equity investments as well as dividends and interest received primarily from the Portfolio Companies, after giving effect to interest expense incurred primarily by the Company's Credit Strategy Funds and foreign exchange gains and losses relating to mark-to-market activity on foreign exchange forward contracts. The amount of investment income retained in net income, after allocation to non-controlling interests in consolidated entities, represents investment income allocable to the Company resulting from earnings on its investments and its carried interest and similar distribution rights. Carried interests and similar distribution rights generally entitle the Company to a percentage of the profits generated by a fund as described below. Unrealized gains or losses result from changes in fair value of investments during the period, and are included in Net Gains from Investment Activities. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a realized gain or loss is recognized. Net Gains from Investment Activities earned by the consolidated KKR Funds amounted to $1,442,137 and $932,336 for the three months ended March 31, 2007 and 2006, respectively.

        Carried interests entitle the general partner of a fund to a greater allocable share of these fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduce non-controlling interests' allocable share of those earnings. Amounts earned pursuant to carried interests in Traditional Private Equity Funds are included in investment income under net gains from investment activities and are earned by the general partner of those funds to the extent that investment returns are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interest will be reduced and reflected as investment losses. Recognized carried interest amounted to approximately $255 million and $188 million for the three months ended March 31, 2007 and 2006, respectively. In the case of a Traditional Private Equity Fund, a carried interest is calculated as a percentage of the gains of the fund, subject to the achievement by the fund of positive investment returns, which, if not achieved, subjects previously distributed carried interest to a contingent repayment. A carried interest that is subject to contingent repayment may be paid to a fund's general partner as particular investments made by the fund are sold or otherwise realized. However, if upon liquidation of the fund, the aggregate amount paid to the general partner pursuant to a carried interest exceeds the amount actually due to the general partner based upon the aggregate performance of the applicable fund, the excess is required to be repaid by the general partner (a "clawback") to the fund. Carried interest subject to contingent repayment is recognized as earned based on the contractual formula set forth in the instruments governing the fund as if the fund was terminated at that date with the then estimated fair values of the investments realized. Due to the extended durations of the Traditional Private Equity Funds, management believes that this approach results in income recognition that best reflects the periodic performance of the Company in the management of those funds. As of March 31, 2007, approximately $1,027.7 million of carried interest has been paid to certain of the general partners of the KKR Funds that is subject to contingent repayment. See Note 9, "Commitments and Contingencies".

        Dividend income is recognized by the Company on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. For the three months ended March 31, 2007 and 2006, all dividends were earned by consolidated KKR Funds.

        Interest income is recognized as earned. Interest income earned by the consolidated KKR Funds amounted to $65,618 and $8,964 for the three months ended March 31, 2007 and 2006, respectively.

        Profit Sharing—The Company has various profit sharing arrangements which provide for a sharing of the income earned on its investments and carried interests in the KKR Funds. Amounts payable under such arrangements are charged to compensation expense or professional fees expense when payment is probable and amounts owed are reasonably estimable. See Note 11, "Benefit Plans" in the notes to the Company's annual combined financial statements.

Statement of Financial Condition Measurements

        Cash and Cash Equivalents—The Company considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

        Cash and Cash Equivalents Held at Consolidated Entities—Cash and cash equivalents held at consolidated entities represents cash that, although not legally restricted, is not available to fund general liquidity needs of the Company as the use of such funds is generally limited to the investment activities of the KKR Funds.

        Restricted Cash and Cash Equivalents—Restricted cash and cash equivalents represent amounts that are held by third parties under certain of the Company's financing and derivative transactions.

        Investments, at Fair Value—The Company's investments consist primarily of private equity investments, debt investments and other investments. See Note 3, "Investments," for information relating to the Company's investments.

        Private Equity Investments—Private equity investments consist of investments in Portfolio Companies of consolidated KKR Funds that are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide—"Investment Companies." The KKR Funds reflect investments at their estimated fair values, with unrealized gains or losses resulting from changes in fair value reflected as a component of Net Gains from Investment Activities in the combined statements of income. Fair value is the amount at which the investments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Company has retained the specialized accounting of these investments pursuant to EITF No. 85-12, "Retention of Specialized Accounting for Investments in Consolidation."

        Private equity investments that have readily observable market prices (such as those traded on a securities exchange) are stated at the last reported sales price on the statement of financial condition date.

        As of March 31, 2007, approximately 67% of the Company's private equity investments have been valued by the Company in the absence of readily observable market prices. The determination of fair value may differ materially from the values that would have resulted if a ready market had existed. For these investments, fair value is determined after giving consideration to a range of factors, including the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities and financing transactions subsequent to the acquisition of the investment, if available. Additionally, the Company evaluates fair value with internal models utilizing current and projected operating performance and cash flows.

        Investments denominated in currencies other than the U.S. dollar are valued based on the spot rate of the respective currency at the end of the respective reporting period with changes related to exchange rate movements reflected as a component of Net Gains from Investment Activities.

        Corporate Securities—Corporate securities consist of fixed income securities and are carried as available-for-sale as the Company may sell them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income.

        Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis. Substantially all unrealized gains and losses associated with available-for-sale securities are reflected in non-controlling interests in consolidated entities in the accompanying statement of financial condition.

        The Company monitors its available-for-sale securities portfolio for impairments. A loss is recognized when it is determined that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, and external credit ratings and changes therein.

        Fixed Income Securities—Fixed income securities of Portfolio Companies that are listed on a securities exchange are classified as trading securities and are valued at their last quoted sales price. Securities that are not listed on an exchange and traded over the counter are valued at the mean of bid and ask quotations. Investments in corporate debt, including syndicated bank loans, high yield securities and other fixed income securities, are valued at the mean of the "bid" and "asked" prices obtained from third-party pricing services. In the event that third-party pricing service quotations are unavailable, values are obtained from dealers or market makers. Investments where third-party values are not available are valued by the Company and the Company may engage a third-party valuation firm to assist in such valuations.

        Corporate Loans—The Company invests in corporate loans held for investment and the Company initially records such loans at their purchase prices. The Company subsequently accounts for corporate loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums (amortized cost). In certain instances, where the credit fundamentals underlying a particular corporate loan have materially changed in such a manner that the Company's expected return may decrease, the Company may elect to sell a corporate loan held for investment. If the Company determines that it will no longer hold the corporate loan for investment, the Company accounts for the corporate loan at the lower of amortized cost or estimated fair value. All of the Company's corporate loans are unsecuritized.

        Interest income on corporate loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Unamortized premiums and discounts are recognized in interest income over the contractual life of the loans, adjusted for actual prepayments, using the effective interest method.

        The Company's investments in corporate loans are not homogeneous and the Company individually reviews each corporate loan for impairment using relevant information in its analysis, including current estimated fair values, current valuation multiples, estimated fair values and quality of collateral, projected operating cash flow and projected liquidation cash flows. The Company considers a corporate loan to be impaired when, based on current information and events, the Company believes it is probable that it will be unable to collect all amounts due based on the contractual terms of the loan. When a corporate loan is impaired, an allowance for loan losses is created in an amount equal to the excess of the loan's amortized cost basis over its estimated fair value. Increases in the allowance for loan losses are recognized currently in the Company's results of operations. When the Company makes a determination that some or all of a corporate loan is uncollectible, the Company charges-off or writes-down the loan through a reduction in the allowance for loan losses. As of March 31, 2007 there were no corporate loans requiring an allowance for loan losses.

        An impaired corporate loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status when: (i) management believes that scheduled debt service payments may not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below the Company's carrying value of such loan. While on non-accrual status, previously recognized accrued interest is reversed and interest income is recognized only upon actual receipt. As of March 31, 2007 there were no corporate loans on non-accrual status.

        Derivatives—The Company invests in derivative financial instruments, including total rate of return swaps and credit default swaps. In a total rate of return swap, the Company receives the sum of all interest, fees and any positive economic change in fair value amounts from a reference asset with a specified notional amount and pays interest on the referenced notional amount plus any negative change in fair value amounts from such asset. Credit default swaps, when purchasing protection, involve the payment of a fixed rate premium for protection against the loss in value of an underlying debt instrument in the event of a defined credit event, such as payment default or bankruptcy. Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if a credit event occurs. Derivative contracts, including total rate of return swap contracts and credit default swap contracts, are recorded at estimated fair value with changes in fair value recorded as unrealized gains or losses in Net Gains from Investment Activities in the accompanying combined statements of income.

        Time Deposits—The Company maintained a $350 million time deposit at March 31, 2007, which related to a short-term deposit with an original maturity of greater than 90 days. This investment is carried at fair market value and interest was earned at a rate of 5.4% in connection with the time deposit as of March 31, 2007.

        Opportunistic Investments in Publicly Traded Securities—The Company's opportunistic investments in publicly traded securities represent equity securities, which are classified as trading securities and carried at fair market value. Changes in the fair market value of trading securities are reported within Net Gains from Investment Activities. These investments represent investments by KPE identified by the Company in the ordinary course of business other than debt, investments in governmental bonds and other similar investments.

        Due from and Due to Affiliates—For purposes of classifying amounts, the Company considers its Principals, employees, non-consolidated funds and the Portfolio Companies of its funds to be affiliates. Receivables from and payables to affiliates are recorded at their current settlement amount.

        Foreign Exchange Derivatives and Hedging Activities—The Company enters into derivative financial instruments primarily to manage foreign exchange risk arising from certain assets and liabilities. All derivatives are recognized as either assets or liabilities in the combined statements of financial condition and measured at fair value with changes in fair value recorded in Net Gains from Investment Activities in the accompanying combined statements of income. The Company does not apply "hedge accounting" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes this risk by limiting its counterparties to major financial institutions with strong credit ratings.

        Fixed Assets, Depreciation and Amortization—Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, and computer hardware and software. Such amounts are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets' estimated useful lives, which are the life of the related lease for leasehold improvements, and three to seven years for other fixed assets.

        Repurchase Agreements and Warehouse Facilities—The majority of the Company's debt obligations consist of borrowing arrangements entered into by the Credit Strategy Funds in order to finance the acquisition of investments, primarily through the use of secured borrowings in the form of repurchase agreements and warehouse facilities. The Company recognizes interest expense on all borrowings on an accrual basis.

        Capital Distributions—Capital distributions to Principals are generally in proportion to their equity interests and take the form of cash distributions and, in certain cases, non-cash distributions. Non-cash distributions consist primarily of shares in Portfolio Companies which have been exited as well as vested common stock and common stock options of KFN. Payment for services rendered by the Principals, which as a result of the Company operating as a partnership, historically has been accounted for as distributions from partner's capital rather than as compensation and benefits expense. As a result, the Company's net income historically has not reflected payments for services rendered by its Principals.

        Comprehensive Income—Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from contributions and distributions to owners. For the Company's purposes, comprehensive income represents Net Income, as presented in the accompanying combined statements of income, net foreign currency translation adjustments, and unrealized gains and losses on securities available for sale.

        Foreign Currency—Foreign currency denominated assets, liabilities and operations are primarily held through the KKR Funds. Assets and liabilities relating to foreign investments are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the three months ended March 31, 2007 and 2006.

        Income Taxes—No federal income taxes have been provided for by the Company in the accompanying combined financial statements as each existing partner is individually responsible for reporting income or loss based upon their respective share of an entity's income and expenses as reported for income tax purposes. However, certain consolidated entities of the Company are subject to either New York City unincorporated business tax on their trade and business activities conducted in New York City or other foreign, state or local income taxes.

        Recent Accounting Pronouncements—In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," ("SFAS 155"). Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133, thereby narrowing such exception; (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a qualifying special purpose entity holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. SFAS 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on the Company's combined financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 157 on the combined financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. SFAS 159 applies to reporting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on the combined financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is "more likely than not" to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's combined financial statements.

        In June 2007, the AICPA issued Statement of Position No. 07-1, "Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies" ("SOP 07-1"). SOP 07-1 addresses whether the accounting principles of the AICPA Audit and Accounting Guide Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Generally, in order for an entity to retain investment company accounting for a subsidiary or equity method investee; (i) the subsidiary or equity method investee should meet the definition of an investment company pursuant to the guidance in SOP 07-1; (ii) the entity should follow established policies that effectively distinguish the nature and type of investments made by the investment company from the nature and type of investments made by other entities within the consolidated group that are not investment companies; and (iii) the entity (through the investment company) should be investing for current income, capital appreciation, or both, rather than for strategic operating purposes. On October 17, 2007, the FASB voted to defer indefinitely the adoption of SOP 07-1.

3. INVESTMENTS

        Investments, at fair value consist of the following:

Fair Value
March 31, 2007
Private Equity Investments	$20,030,415
Debt Investments	1,723,076
Other Investments	1,815,081

$23,568,572

        Investments, at fair value held by the consolidated KKR Funds amounted to $23,340,827 as of March 31, 2007.

Private Equity Investments

        The following table presents information concerning private equity investments held by the consolidated KKR Funds:

	Fair Value	Fair Value as a Percentage of Total
	March 31, 2007	March 31, 2007
Private Equity Investments, at Fair Value
North America
Health Care	$1,882,563	9.4%
Consumer Products	1,491,076	7.4%
Media	1,194,914	6.0%
Chemicals	1,034,541	5.2%
Financial Services	974,400	4.9%
Technology	563,890	2.8%
Manufacturing	539,737	2.7%
Hotels/Leisure	96,719	0.5%
Telecom	36,636	0.2%
Energy	2,282	0.0%

North America Total (Cost: March 31, 2007, $6,500,878)	7,816,758	39.1%

Europe
Manufacturing	4,855,904	24.2%
Media	2,354,598	11.8%
Technology	1,320,141	6.6%
Telecom	866,592	4.3%
Retail	730,123	3.6%
Recycling	215,761	1.1%

Europe Total (Cost: March 31, 2007, $6,971,225)	10,343,119	51.6%

Australia, Bermuda, Singapore and Other Locations
Technology	942,400	4.7%
Media	538,744	2.7%
Recycling	262,592	1.3%
Financial Services	126,802	0.6%

Australia, Bermuda, Singapore and Other Locations, Total (Cost: March 31, 2007, $1,821,350)	1,870,538	9.3%

Private Equity Investments, at Fair Value	$20,030,415	100.0%

        As of March 31, 2007, investments which represented greater than 5% of the net assets of consolidated private equity funds included; (i) Legrand S.A. valued at $2,600,059; (ii) NXP valued at $1,320,141; (iii) HCA Inc. valued at $1,165,750; and (iv) Rockwood Holdings, Inc. valued at $1,034,541.

        Substantially all of the securities underlying the Company's private equity investments represent equity securities. As of March 31, 2007, the aggregate amount of investments that were other than equity securities was less than 5% of the net assets of consolidated private equity funds.

        All Portfolio Companies included in private equity investments are deemed affiliates due to the nature of the ownership interests and the Company's ability to control, direct or substantially influence management and the operations of such Portfolio Companies.

        Net Gains from Investment Activities on the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' investments (including foreign exchange gains and losses attributable to foreign-denominated investments). The following table presents the Company's realized and net change in unrealized gains relating to its private equity investments.

	Three Months Ended March 31,
	2007	2006
Realized Gains	$417,362	$1,650,177
Net Change in Unrealized Gains (Losses)	1,067,226	(718,028)

	$1,484,588	$932,149

Debt Investments

        The following table presents the Company's debt investments held by the consolidated KKR Funds.

March 31, 2007
Debt Investments, carried at fair value:
Corporate Securities of Portfolio Companies	$296,411
Fixed Income Securities of Portfolio Companies(a)	154,784
Restricted Stock(a)	45,203
Derivatives	11,368
Vested Options	9,429
Unvested Options	2,235

Total	519,430
Corporate Loans	1,203,646

Total Credit Investments (Cost: March 31, 2007 $1,614,580)	$1,723,076

(a)
Net trading gains relating to the investments amounted to $1,903 for the three months ended March 31, 2007. There were no trading gains and losses relating to these investments for the three months ended March 31, 2006.

        Investments in corporate securities are held primarily by consolidated Credit Strategy Funds and are classified as available for sale. The following table summarizes the Company's corporate securities as of March 31, 2007, which are carried at estimated fair value:

Description	Principal	Net Unaccreted Discount	Net Unrealized Gains		Estimated Fair Value
Corporate securities	$282,000	$(3,210)	$17,621	(a)	$296,411

    (a)
    $17,621 of the Net Unrealized Gains is allocable to Non-Controlling Interests in Consolidated Entities.

        All of these securities have maturities between five and ten years. The weighted average coupon of the securities as of March 31, 2007 is 9.07%. There were no sales or transfers of corporate securities during the three months ended March 31, 2007.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' debt investments. The following table presents the Company's realized and net change in unrealized gains relating to its debt investments.

	Three Months Ended March 31,
	2007	2006
Realized Gains	$652	$—
Net Change in Unrealized Gains (Losses)	6,817	(643)

	$7,469	$(643)

Other Investments

        The following table presents the Company's other investments at fair value:

Fair Value
March 31, 2007
Convertible Senior Notes	$732,374
Opportunistic Investments in Publicly Traded Securities(b)	540,300
Time Deposits(a)	350,000
Bonds and Other Debt Instruments held at Private Equity Funds	66,117
Government and Government Agency Bonds	63,251
Municipal Bonds	15,503
Other	47,536

Total (Cost: March 31, 2007, $1,783,217)	$1,815,081

    (a)
    Represents a short-term deposit with an original maturity of greater than 90 days which earned interest at an annual rate of approximately 5.4% for the three months ended March 31, 2007.

    (b)
    Net trading losses relating to the investments amounted to $6,060 for the three months ended March 31, 2007. There were no trading gains and losses relating to these investments for the three months ended March 31, 2006.

        Net Gains from Investment Activities in the combined statements of income include net realized gains from sales of investments and the net change in unrealized gains resulting from changes in fair value of the KKR Funds' debt investments. The following table presents the Company's realized and net change in unrealized gains relating to its debt investments.

	Three Months Ended March 31,
	2007	2006
Realized Gains	$(17)	$1,163
Net Change in Unrealized Gains (Losses)	862	(92)

	$845	$1,071

4. OTHER ASSETS AND OTHER LIABILITIES

        Other assets consist of the following:

March 31, 2007
Furniture and Fixtures	$28,632
Leasehold Improvements	25,058
Interest Receivable	21,482
Deferred Transaction Related Expenses	12,832
Foreign Currency Options	6,440
Prepaid Expenses	1,831
Other Assets	16,256

$112,531

    (a)
    Net of accumulated depreciation and amortization of $31,489 for the period ended March 31, 2007. Depreciation and amortization expense totaled $938 and $542 for the three months ended March 31, 2007 and 2006, respectively.

        Accounts Payable, Accrued Expenses and Other Liabilities consist of the following:

March 31, 2007
Unrealized Losses on Foreign Exchange Forward Contracts(a)	$201,151
Accrued Benefits and Compensation	47,107
Accounts Payable	42,887
Deferred Revenue	29,212
Interest Payable	26,591
Other Liabilities	47,096

$394,044

    (a)
    Represents derivative financial instruments used to manage foreign exchange risk arising from certain assets and liabilities. Such instruments are measured at fair value with changes in fair value recorded in Net Gains from Investment Activities in the accompanying combined statements of income. The net change in fair value associated with these instruments was a net unrealized loss of $10,848 and an unrealized gain of $830 for the three months ended March 31, 2007 and 2006, respectively. See Note 2, "Summary of Significant Accounting Policies."

5. DEBT OBLIGATIONS

        Debt obligations consist of the following:

March 31, 2007
Warehouse Facilities	$1,263,005
Repurchase Agreements	42,682
Short-term Lines of Credit	30,000
Other Financing Arrangements	350,000

$1,685,687

        The Company's Credit Strategy Funds leverage their portfolios of securities and loans through the use of short-term borrowings in the form of warehouse facilities and repurchase agreements. Each of the borrowings used by the Company bears interest at floating rates based on a spread above the London Interbank Offered Rate ("LIBOR").

        The following table presents summarized information with respect to borrowings in the Company's Consolidated Credit Strategy Funds as of March 31, 2007:

	Outstanding Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (in days)	Estimated Fair Value of Collateral(1)
Warehouse Facilities	$1,263,005	5.82%	4	$1,511,626
Repurchase Agreements	42,682	5.53%	11	50,075

Total	$1,305,687			$1,561,701

(1)
Collateral for borrowings consists of fixed income securities, corporate securities and corporate loans (see Note 3, "Investments").

        The three special purpose entities formed by the Company during 2006 to complete secured financing transactions are KKR Financial CLO 2007-1, Ltd. ("CLO 2007-1"), KKR Financial CLO 2007-2, Ltd. ("CLO 2007-2"), and KKR Financial CLO 2007-3 ("CLO 2007-3). During August 2006, CLO 2007-1, CLO 2007-2 and CLO 2007-3 each entered into separate warehouse facilities, with a maximum commitment amount of $600.0 million, $500.0 million and $600.0 million, respectively. Each of these facilities bears interest at a rate of one-month LIBOR plus 0.50%. The aggregate amount of borrowings outstanding under these facilities is $1.3 billion as of March 31, 2007.

        The Company maintains a $25 million line of credit (the "Line") with a major financial institution that expires in 2008. The Line is available for general corporate purposes and the Company may re-borrow amounts repaid under the Line from time to time prior to its expiration or earlier termination. Outstanding amounts under the Line bear interest at the "prime rate" as defined in the agreement. There are no fees associated with the Line. As of March 31, 2007, no amounts were outstanding under the Line.

        From time to time, the Company may borrow amounts to satisfy general short-term needs of the business by opening short-term lines of credit with established financial institutions. These amounts may be incremental to, or in lieu of, borrowings made under the Line, and are generally repaid within 30 days, at which time the line of credit is closed. Amounts outstanding under short-term lines of credit amounted to $30,000 as of March 31, 2007. These borrowings bear interest at floating rates as defined in the respective agreements. There are no fees associated with these lines of credit.

        During the three months ended March 31, 2007, the Company entered into a financing arrangement with a major financial institution with respect to $350 million of its $700 million convertible notes investment in Sun Microsystems, Inc. ("Sun").

        The financing was structured through the use of total return swaps. Pursuant to the terms of the financing arrangement, $350 million of the Sun convertibles notes are directly held by the Company and have been pledged to the financial institution as collateral (the "Pledged Notes") and the remaining $350 million of the Sun convertible notes are directly held by the financial institution (the "Other Notes"). Pursuant to the security agreements with respect to the Pledged Notes, the Company has the right to vote the Pledged Notes and the financial institution is obligated to follow the instructions of the Company, subject to certain exceptions, so long as default does not exist under the security agreements or the underlying swap agreements. The Company is also restricted from transferring the Pledged Notes without the consent of the financial institution.

        At settlement, the Company will be entitled to receive payment equal to any appreciation on the value of the Other Notes and the Company will be obligated to pay to the financial institution any depreciation on the value of the Other Notes. In addition, the financial institution is obligated to pay the Company any interest that would be paid to a holder of the Other Notes when payment would be received by the financial institution. The per annum rate of interest payable by the Company for the financing is equivalent to three-month LIBOR plus 0.90%, which accrues during the term of the financing and is payable at settlement. The financing provides for early settlement upon the occurrence of certain events, including an event based on the value of the collateral and other events of default.

        The Company believes the carrying value of this debt approximates fair value as of March 31. 2007.

6. INCOME TAXES

        The Company has provided for New York City unincorporated business tax for certain entities based on a statutory rate of 4%. Certain consolidated entities of the Company are subject to income tax of the foreign countries in which they conduct business. The Company's effective income tax rate was approximately 0.18% and 0.30% for the three months ended March 31, 2007 and 2006, respectively.

	Three Months Ended March 31,
	2007	2006
Current
Foreign Income Tax	$483	$591
State and Local Income Tax	105	129

Subtotal	588	720
Deferred
Foreign Income Tax	39	47

Total Income Taxes	$627	$767

        Income taxes are provided at the applicable statutory rates. The Company's deferred tax assets and liabilities did not change materially from December 31, 2006.

7. RELATED PARTY TRANSACTIONS

        As of March 31, 2007 Due from Affiliates was comprised of the following:

March 31, 2007
Due from Portfolio Companies	$30,891
Due from Principals	19,115
Due from Unconsolidated Funds	11,898
Due from Related Entities	6,148
Loans to Principals	5,101

$73,153

Discretionary Investments

        Certain of the Company's investment professionals, including its Principals and other qualifying employees, are permitted to invest and have invested their own capital in side-by-side investments with its Traditional Private Equity Funds. Side-by-side investments are investments in Portfolio Companies that are made on the same terms and conditions as those acquired by the applicable fund, except that the side-by-side investments are not subject to management fees or a carried interest. The cash invested by these individuals aggregated $18.9 million and $29.4 million for the three months ended March 31, 2007 and 2006, respectively. These investments are not included in the accompanying combined financial statements.

Loans to Principals

        From time-to-time and as conditions warrant, the Company lends amounts to its Principals to fund short-term liquidity needs. These loans earn interest at floating rates that approximate market rates and such interest aggregated $81 and $170, for the three months ended March 31, 2007 and 2006, respectively.

Aircraft and Other Services

        Certain of the Senior Principals own aircraft that the Company uses for business purposes in the ordinary course of its operations. These Senior Principals paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that the Company pays for the use of these aircraft are based on current market rates for chartering private aircraft of the same type. The Company paid $568 and $310 for the use of these aircraft during the three months ended March 31, 2007 and 2006, respectively.

Facilities

        Certain of the Senior Principals are partners in a real-estate based partnership that maintains an ownership interest in the Company's Menlo Park location. Payments made to this partnership aggregated $481 and $455, for the three months ended March 31, 2007 and 2006, respectively.

8. SEGMENT REPORTING

        The Company operates through two reportable business segments. These segments, which are differentiated primarily by their investment focuses and strategies, consist of the following:

  •
  Private Equity—The Company's private equity segment involves sponsoring and managing a group of funds that make primarily control-oriented investments in connection with leveraged buyouts and other similar investment opportunities. These funds are managed by Kohlberg Kravis Roberts & Co. L.P. and currently consist of a number of Traditional Private Equity Funds and KPE.

  •
  Credit—The Company's credit segment involves sponsoring and managing a group of private and publicly traded Credit Strategy Funds. These funds are managed by subsidiaries of KKR Financial LLC, specifically KKR Financial Advisors LLC and KKR Strategic Capital Management, L.L.C., and currently consist of KFN and the SCF, which is comprised of three side-by-side private credit strategy funds. Two of the three side-by-side funds in the SCF and one of the structured finance vehicles managed by the Company have been consolidated in the accompanying combined financial statements of the Company.

        Economic Net Income ("ENI") and Fee Related Earnings ("FRE") are key performance measures used by management. ENI is a measure of profitability for the Company's reportable segments and represents income before taxes. FRE represents income before taxes adjusted to: (i) exclude the expenses of consolidated funds; (ii) include management fees earned from consolidated funds that were eliminated in consolidation; (iii) exclude investment income; and (iv) exclude non-controlling interests in income of consolidated entities. These measures are used by management for the Company's segments in making resource deployment and other operational decisions.

        Management makes operating decisions and assesses the performance of each of the Company's business segments based on financial and operating metrics and data that is presented excluding the impact of any of the KKR Funds that are consolidated into the combined financial statements. Consequently, all segment data excludes the assets, liabilities and operating results related to the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of March 31, 2007 and for the three months then ended:

	Three Months Ended March 31, 2007
	Private Equity	Credit Oriented	Total Reportable Segments	Combination Adjustments	Combined
Fee Income(a)	$86,997	$27,121	$114,118	$(45,278)	$68,840
Expenses(b)	(64,549)	(9,181)	(73,730)	(4,948)	(78,678)

Fee Related Earnings	22,448	17,940	40,388	(50,226)	(9,838)
Investment Income(c)	310,625	2,490	313,115	1,241,086	1,554,201

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	333,073	20,430	353,503	1,190,860	1,544,363
Non-Controlling Interests in Income of Consolidated Entities	—	(7,856)	(7,856)	(1,190,860)	(1,198,716)

Economic Net Income	$333,073	$12,574	$345,647	$—	$345,647

Total Assets(d)	$1,848,669	$70,660	$1,919,329	$23,957,955	$25,877,284

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustment primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

        The following table presents the financial data for the Company's reportable segments and the reconciliation to the combined financial statements as of March 31, 2006 and for the three months then ended:

	Three Months Ended March 31, 2006
	Private Equity	Credit Oriented	Total Reportable Segments	Combination Adjustments	Combined
Fee Income(a)	$64,922	$15,469	$80,391	$13,407	$93,798
Expenses(b)	(40,734)	(5,810)	(46,544)	(3,251)	(49,795)

Fee Related Earnings	24,188	9,659	33,847	10,156	44,003
Investment Income(c)	226,032	456	226,488	768,397	994,885

Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	250,220	10,115	260,335	778,553	1,038,888
Non-Controlling Interests in Income of Consolidated Entities	—	(4,440)	(4,440)	(778,553)	(782,993)

Economic Net Income	$250,220	$5,675	$255,895	$—	$255,895

Total Assets(d)	$1,453,649	$72,479	$1,526,128	$12,473,005	$13,999,133

(a)
The Fee Income adjustment represents the elimination of intercompany transactions upon consolidation of the KKR Funds and other adjustments necessary to reconcile from segment reporting measures to consolidated financial results. In periods where the amount of fee income attributable to our consolidated funds exceeds the amount of management fees earned from our consolidated funds, a positive adjustment will be required to eliminate this intercompany transaction and reconcile to our combined fee income.

(b)
The Expenses adjustment primarily represents the inclusion of certain operating expenses upon consolidation of the KKR Funds.

(c)
The Investment Income adjustment primarily represents the inclusion of investment income allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

(d)
The Total Assets adjustments primarily represents the inclusion of private equity and credit investments that are allocable to non-controlling interests in consolidated entities upon consolidation of the KKR Funds.

9. COMMITMENTS AND CONTINGENCIES

Debt Covenants

        Borrowings of the KKR Funds contain various customary loan covenants. These covenants do not, in management's opinion, materially restrict KKR's investment or financing strategy. The Company is in compliance with all of its loan covenants as of March 31, 2007.

Investment Commitments

        As of March 31, 2007, certain of the KKR Funds had committed, in the aggregate, approximately $5.1 billion to five private equity investments. Such funds had provided guarantees related to these signed investment commitments which would have required the payment of up to $705 million in the event that such commitments were withdrawn by the Company without cause. Such investments have since closed, and such commitments and guarantees are no longer outstanding.

        The general partners of the Traditional Private Equity Funds had unfunded general partner capital commitments to such funds of approximately $390 million as of March 31, 2007.

Contingent Repayment Guarantee

        Certain Company personnel who have received carried interest distributions with respect to Traditional Private Equity Funds have personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the Traditional Private Equity Funds to repay amounts to fund limited partners pursuant to the general partners' equity clawback obligations, if any. As of March 31, 2007, approximately $1,027.7 million of carried interest has been paid to certain of the general partners of the KKR Funds that is subject to contingent repayment.

Indemnifications

        In the normal course of business, the Company and its subsidiaries enter into contracts that contain a variety of representations and warranties and provide general indemnifications. The Company's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company's that have not yet occurred. However, based on experience, the Company expects the risk of material loss to be remote.

Litigation

        The Company is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management believes the ultimate liability arising from such actions that existed as of March 31, 2007, if any, will not materially affect the Company's results of operations, liquidity or financial position.

        In early 2007, 13 private equity firms, including the Company, were named as defendants in a purported class action complaint by shareholders in public companies recently acquired by private equity firms. The complaint alleged that the defendant firms engaged in certain cooperative behavior during the bidding process in going-private transactions in violation of antitrust laws and that this purported behavior suppressed the price paid by the private equity firms for the plaintiffs' shares in the acquired companies below that which would otherwise have been paid in the absence of such behavior. The complaint sought treble damages of an unspecified amount. In June 2007, this suit was dismissed by the plaintiffs without prejudice.

        In addition, in the ordinary course of business, the Company is and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain investments owned by the KKR Funds. Although the ultimate outcome of actions cannot be ascertained with certainty, the Company believes that the resolution of any such actions will not have a material adverse effect on its financial condition, liquidity or results of operations.

        As of March 31, 2007, no amounts were accrued relating to threatened or pending litigation.

Operating Leases

        The Company leases office space under non-cancelable lease agreements in New York, Menlo Park, London, Paris, Hong Kong, Tokyo and San Francisco. There are no rent holidays, contingent rent, rent concessions or leasehold improvement incentives associated with any of the Company's property leases. The related lease commitments have not changed materially since December 31, 2006.

10. SUBSEQUENT EVENTS

Asian Fund

        In 2007, the Asian Fund was formed to make private equity investments in Asia. The fund is expected to hold its final closing in the third quarter of 2007 with an aggregate of $4.0 billion of capital commitments from fund investors, including a $100 million commitment from the fund's general partner. The investment period for the fund will commence on the date of the fund's first investment and will remain open for a period of up to six years, unless terminated earlier in accordance with the fund's governance documents.

Investments

        Subsequent to March 31, 2007, the KKR Funds made private equity investments in an aggregate amount of approximately $11.7 billion. Individually, six of these investments exceeded 5% of the net assets of consolidated private equity investments, which included: (i) Alliance Boots plc valued at $2,530.1 million; (ii) Biomet, Inc. valued at $1,317.7 million; (iii) Dollar General Corporation valued at $1,267.3 million; (iv) First Data Corporation valued at $2,526.9 million; (v) Energy Future Holdings valued at $2,041.6 million; and (vi) U.S. Foodservice valued at $1,097.5 million.

Investment Commitments

        Since March 31, 2007, the KKR Funds committed to approximately $6.6 billion in six private equity investments. Such funds had provided guarantees related to signed investment commitments which would have required the payment of up to $977 million in the event that such commitments were withdrawn by the Company without cause. Such investments have since closed and such commitments and guarantees are therefore no longer outstanding.

        Subsequent to March 31, 2007, the KKR Funds committed approximately €380 million in one private equity investment.

Secured Financing Transaction

        During May 2007, a subsidiary of the Company was dissolved and its underlying net assets were redeemed at fair value and transferred to a special-purpose entity. KFN is the primary beneficiary of this special-purpose entity and, accordingly, will consolidate its assets and liabilities. These assets and liabilities were previously consolidated by the Company. As of March 31, 2007 these assets were $1.5 billion and borrowings under warehouse facilities as of March 31, 2007 were $1.3 billion.

11. RESTATEMENT

        Subsequent to the issuance of the Company's condensed combined financial statements for the three month period ended March 31, 2007, the Company determined that certain corrections should be made with respect to the Company's accounting for management fees earned from the KKR Funds. These adjustments relate to the calculation of management fee income recognized and the timing of such recognition. Additionally, the Company determined that corrections should be made to the presentation of certain non-cash distributions in the March 31, 2007 condensed combined statement of cash flows. These non-cash distributions were previously presented as cash distributions and included within Distributions to Partners and as an offset to Investments Purchased. As a result, the Company restated the accompanying combined financial statements and related disclosures for the three months ended March 31, 2007 and 2006. Also, since certain amounts related to the calculation of management fee income impacted annual periods prior to January 1, 2007, opening partners' capital has been adjusted to reflect the cumulative impact through January 1, 2007.

        Effects of the restatement by line item are as follows:

	At March 31,
	2007
	As previously reported	As restated
Statement of Financial Condition
Due from Affiliates	$78,163	$73,153
Other Assets	117,541	112,531
Total Assets	25,887,304	25,877,284
Non-Controlling Interests in Consolidated Entities	21,907,784	22,053,656
Partners' Capital	1,892,527	1,736,635
Total Partners' Capital	1,899,789	1,743,897
Total Liabilities and Partners' Capital	25,887,304	25,877,284
	For the three month period ended March 31,
	2007		2006
	As previously reported	As restated	As previously reported	As restated
Statements of Income
Fund Expenses	$16,810	$15,154
Total Expenses	80,334	78,678
Income before Non-Controlling Interests in Income of Consolidated Entities and Income Taxes	1,542,707	1,544,363
Non-Controlling Interests in Income of Consolidated Entities	1,161,162	1,198,716	$777,505	$782,993
Income Before Taxes	381,545	345,647	261,383	255,895
Net Income	380,918	345,020	260,616	255,128

	For the three month period ended March 31,
	2007
	As previously reported	As restated
Statement of Changes in Partners' Capital
Balance at January 1	$1,809,312	$1,692,420
Net Income	380,918	345,020
Total Comprehensive Income	380,554	344,656
Capital Distributions	(359,310)	(362,412)
Total Partners' Capital at March 31	1,899,789	1,743,897
	For the three month period ended March 31,
	2007		2006
	As previously reported	As restated	As previously reported	As restated
Statements of Cash Flows
Net Income	$380,918	$345,020	$260,616	$255,128
Non-Controlling Interests in Income of Consolidated Entities	1,161,162	1,198,716	777,505	782,993
Change in Due from Affiliates	37,398	42,408
Change in Other Assets	25,221	30,231
Investments Purchased	(3,177,768)	(3,240,560)
Cash Proceeds from Sale of Investments	1,953,463	1,956,565
Net Cash (Used In) Provided By Operating Activities	(593,269)	(641,283)
Contributions from Non-Controlling Interests in Consolidated Entities	1,536,370	1,524,694
Distributions to Partners	(318,826)	(259,136)
Net Cash Provided By (Used In) Financing Activities	668,879	716,893

APPENDIX A
FORM OF AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

A-1

        Through and including                , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

       Common Units
Representing Limited Partner Interests

PRELIMINARY PROSPECTUS

Morgan Stanley

Citi

                , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common units being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the New York Stock Exchange and the Financial Industry Regulatory Authority.

Filing Fee—Securities and Exchange Commission		$38,375
Listing Fee—New York Stock Exchange		250,000
Fee—Financial Industry Regulatory Authority		75,500
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*
To be provided by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subject to any terms, conditions or restrictions set forth in the applicable partnership agreement, Section 17-108 of the Delaware Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "Description of Our Partnership Agreement—Indemnification" discloses that we will generally indemnify our Managing Partner and the officers, directors and affiliates of our Managing Partner, to the fullest extent permitted by law, against all losses, claims, damages or similar events and is incorporated by reference herein.

        We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

        Reference is also made to the Underwriting Agreement to be filed as an exhibit to this registration statement pursuant to which we and our Managing Partner will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of such liabilities and pursuant to which the underwriters will agree to indemnify the officers, directors and controlling persons of our Managing Partner against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of such liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Exhibit Index

1.1	Underwriting Agreement*
3.1	Certificate of Limited Partnership of the Registrant**
3.2	Form of Amended and Restated Limited Partnership Agreement of the Registrant*
3.3	Certificate of Formation of the Managing Partner of the Registrant**
3.4	Form of Amended and Restated Limited Liability Company Agreement of the Managing Partner of the Registrant*
5.1	Opinion of Simpson Thacher & Bartlett LLP*
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters*
10.1	Form of Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P.*
10.2	Form of Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P.*
10.3	Form of Tax Receivable Agreement*
10.4	Form of Exchange Agreement*
10.5	Form of Registration Rights Agreement*
10.6	Form of 2007 Equity Incentive Plan*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*
24.1	Power of Attorney**
99.1	Consent of Duff & Phelps, LLC*

*
To be filed by amendment.

**
Previously filed.

ITEM 17.    UNDERTAKINGS

  (a)
  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (b)
  The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 9th day of November, 2007.

KKR & Co. L.P.
By:	KKR Management LLC Its General Partner
By:	/s/ WILLIAM J. JANETSCHEK
Name:	William J. Janetschek
Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of November, 2007.

Signature	Title

* Henry R. Kravis	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
* George R. Roberts	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
/s/ WILLIAM J. JANETSCHEK William J. Janetschek	Chief Financial Officer (principal financial and accounting officer) of KKR Management LLC
*By:	/s/ WILLIAM J. JANETSCHEK
Name: William J. Janetschek
Title: Attorney-in-fact

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TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
SUMMARY
Our Company
Our Investment Approach
Private Equity
Credit
New Business Initiatives
Our Values
Our Strengths
Our Growth Strategy
Investment Risks
Cautionary Note Regarding Historical Fund Performance
Our Common Units Are Not Intended for Investors with a Short-Term Focus
Organizational Structure
Reorganization Transactions
Distributions to Existing Owners and Unitholders
Exchange Agreement
Tax Receivable Agreement
About KKR Holdings
The Offering
Summary Historical Financial Data
Summary Pro Forma Financial Data
RISK FACTORS
USE OF PROCEEDS
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
ORGANIZATIONAL STRUCTURE
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Statement of Financial Condition As of June 30, 2007
Unaudited Pro Forma Condensed Consolidated Statement of Income Year Ended December 31, 2006
Unaudited Pro Forma Condensed Consolidated Statement of Income Six Months Ended June 30, 2007
Notes to Unaudited Pro Forma Condensed Financial Information
SELECTED HISTORICAL FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PRIVATE EQUITY VALUATIONS AND RELATED DATA
INDUSTRY
Private Equity and Public Market Returns As of December 31, 2006
BUSINESS
Our Strengths
Our Growth Strategy
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
DESCRIPTION OF OUR COMMON UNITS
DESCRIPTION OF OUR LIMITED PARTNERSHIP AGREEMENT
COMMON UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
KKR & CO. L.P. Statement of Financial Condition as of June 29, 2007
Notes to Statement of Financial Condition
Report of Independent Registered Public Accounting Firm
KKR MANAGEMENT LLC Statement of Financial Condition as of June 29, 2007
Notes to Statement of Financial Condition
Report of Independent Registered Public Accounting Firm
KKR GROUP Combined Statements of Financial Condition As of December 31, 2006 and 2005 (Dollars in Thousands)
KKR GROUP Combined Statements of Income For the Years Ended December 31, 2006, 2005 and 2004 (Dollars in Thousands)
KKR GROUP Combined Statements of Changes in Partners' Capital For the Years Ended December 31, 2006, 2005 and 2004 (Dollars in Thousands)
KKR GROUP Combined Statements of Cash Flows For the Years Ended December 31, 2006, 2005 and 2004 (Dollars in Thousands)
KKR GROUP Notes to Combined Financial Statements (All Dollars Are in Thousands Except Where Otherwise Noted)
KKR GROUP Condensed Combined Statements of Financial Condition (Unaudited) As of June 30, 2007 and December 31, 2006 (Dollars in Thousands)
KKR GROUP Condensed Combined Statements of Income (Unaudited) For the Six Months Ended June 30, 2007 and 2006 (Dollars in Thousands)
KKR GROUP Condensed Combined Statements of Changes in Partners' Capital (Unaudited) For the Six Months Ended June 30, 2007 (Dollars in Thousands)
KKR GROUP Condensed Combined Statements of Cash Flows (Unaudited) For the Six Months Ended June 30, 2007 and 2006 (Dollars in Thousands)
KKR GROUP Notes to Condensed Combined Financial Statements (Unaudited) (All Dollars Are in Thousands Except Where Otherwise Noted)
KKR GROUP Condensed Combined Statements of Financial Condition (Unaudited) As of March 31, 2007 (Dollars in Thousands)
KKR GROUP Condensed Combined Statements of Income (Unaudited) For the Three Months Ended March 31, 2007 and 2006 (Dollars in Thousands)
KKR GROUP Condensed Combined Statements of Changes in Partners' Capital (Unaudited) For the Three Months Ended March 31, 2007 (Dollars in Thousands)
KKR GROUP Condensed Combined Statements of Cash Flows (Unaudited) For the Three Months Ended March 31, 2007 and 2006 (Dollars in Thousands)
KKR GROUP Notes to Condensed Combined Financial Statements (Unaudited) (All Dollars Are in Thousands Except Where Otherwise Noted)
APPENDIX A FORM OF AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES